   As filed with the Securities and Exchange Commission on February 9, 2001
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ---------------
                                  ARIBA, INC.
            (Exact Name of Registrant as Specified in its Charter)

     Delaware                   7372                        77-0439730
 (State or Other
 Jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or
  Organization)     Classification Code Number)       Identification Number)

             1565 Charleston Road, Mountain View, California 94043
                                (650) 930-6200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Keith J. Krach
                     Chairman and Chief Executive Officer
                                  Ariba, Inc.
             1565 Charleston Road, Mountain View, California 94043
                                (650) 930-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

       Christopher D. Dillon                        Gregory M. Gallo
           Brooks Stough                           Bruce E. Schaeffer
Gunderson Dettmer Stough Villeneuve         Gray Cary Ware & Freidenrich LLP
     Franklin & Hachigian, LLP                    400 Hamilton Avenue
      155 Constitution Drive                  Palo Alto, California 94301
   Menlo Park, California 94025                      (650) 833-2000
          (650) 321-2400

                               ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to the closing of the merger of a wholly owned subsidiary of the Registrant with and into Agile Software Corporation.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                          Amount     Proposed Maximum Proposed Maximum     Amount of
        Title of Each Class of             to be      Offering Price      Aggregate      Registration
     Securities to be Registered       Registered(1)   Per Unit(2)    Offering Price(2)       Fee
-----------------------------------------------------------------------------------------------------
Common Stock, $0.002 par value per
 share................................  66,652,272         N/A        $2,616,101,658.34   $654,025.41
-----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Based upon the maximum number of shares of the Registrant's common stock expected to be issued in connection with the merger, calculated as the product of (a) 49,372,053, the aggregate number of shares of Agile common stock outstanding on January 29, 2001 and shares issuable pursuant to outstanding vested options and warrants prior to the date the merger is expected to be consummated and (b) an exchange ratio of 1.35 per share of the Registrant's common stock for each share of Agile common stock.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act calculated as the average of the high and low per share sale prices of the Agile common stock as reported by The Nasdaq National Market for February 7, 2001, multiplied by the total number of shares of Agile common stock expected to be exchanged for the shares of the Registrant's common stock registered hereunder.

                               ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               [ARIBA, INC. LOGO]

                                  ARIBA, INC.
                              1565 Charleston Road
                        Mountain View, California 94043

                                        , 2001

Dear Ariba Stockholders:

   I am pleased to forward the enclosed notice and joint proxy statement/prospectus for the special meeting of the stockholders of Ariba, Inc.
(Ariba) to be held at            on       , 2001 at    a.m., local time.

   This is a very important special meeting that affects your investment in Ariba.

   At the meeting you will be asked to consider and vote upon a proposal to approve the issuance of shares of Ariba common stock to the stockholders of Agile Software Corporation (Agile) pursuant to a merger of Ariba and Agile. In the merger, Agile and Silver Merger Corporation, a wholly owned subsidiary of Ariba, will merge and Agile will become a wholly owned subsidiary of Ariba.

   Based on the capitalization of Ariba as of the date of this letter, after the merger, Agile's stockholders, option holders and warrant holders will own
approximately     % of Ariba's outstanding common stock, options and warrants, computed on a fully-diluted basis.

   After careful consideration, your board of directors unanimously approved this transaction and concluded that it is in the best interests of Ariba and its stockholders. Your board of directors unanimously recommends that you vote for the issuance of the Ariba stock pursuant to the merger agreement.

   Attached is a notice of special meeting of stockholders and a joint proxy statement/prospectus relating to the merger. This document describes Agile, Ariba and the merger in detail. We encourage you to read it carefully.

   The merger involves risks. You should carefully consider the discussion in the section entitled "Risk Factors" on page 13 of the enclosed joint proxy statement/prospectus.

   Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. We encourage you to attend the special meeting. Your vote is very important regardless of the number of shares you own.

                                          Sincerely,

                                          Keith J. Krach
                                          Chairman of the Board and Chief
                                           Executive Officer

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF ARIBA TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DISTRIBUTE ARIBA COMMON STOCK TO AGILE STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT UNTIL THIS REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CONTAINING THIS JOINT PROXY STATEMENT/PROSPECTUS IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL ARIBA'S COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY ARIBA'S COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

   The accompanying joint proxy statement/prospectus is dated         , 2001,
and is first being mailed to Ariba stockholders on or about         , 2001.

                      REFERENCE TO ADDITIONAL INFORMATION

   The accompanying joint proxy statement/prospectus incorporates important business and financial information about Ariba and Agile from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone from Ariba or Agile, as the case may be, at the following addresses and telephone numbers:

     Ariba, Inc.                       Agile Software Corporation
     Investor Relations                Investor Relations
     1565 Charleston Road              One Almaden Boulevard, 12th Floor
     Mountain View, California 94043   San Jose, California 95113
     (650) 930-6200                    (408) 975-3900

   IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY       , 2001 IN
ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

   In addition, see "Where You Can Find More Information" on page 103.

   Stockholders, banks and brokerage houses with questions regarding voting of shares should contact:

     Corporate Investor Communications
     111 Commerce Road
     Carlstadt, New Jersey 07072
     (888) 353-5798

                                  ARIBA, INC.
                              1565 Charleston Road
                        Mountain View, California 94043

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2001

To Our Stockholders:

   You are cordially invited to attend a special meeting of stockholders of
Ariba, Inc. (Ariba) that will be held at     a.m., local time, on       , 2001
at           . The special meeting is being held for the following purposes:

     1. To approve the issuance of shares of Ariba common stock, including shares subject to options and warrants to purchase Ariba shares, pursuant to a merger agreement among Ariba, Silver Merger Corporation, a wholly owned subsidiary of Ariba, and Agile Software Corporation (Agile). In the merger, Agile and Silver Merger Corporation will merge, and Agile will become a wholly owned subsidiary of Ariba. Each stockholder of Agile will receive Ariba common stock and each holder of an option or a warrant to acquire Agile common or preferred stock will receive an option or a warrant, as appropriate, to acquire Ariba common stock.

     2. To grant our board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the share issuance.

     3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

   These proposals are more fully described in the joint proxy statement/prospectus that accompanies this notice. We encourage you to read the joint proxy statement/prospectus carefully.

   YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE ISSUANCE OF ARIBA COMMON STOCK IN THE MERGER.

   Only Ariba stockholders of record at the close of business on          ,
2001 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

   YOUR VOTE IS IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. WE ENCOURAGE YOU TO DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IT MAY BE POSSIBLE FOR YOU TO VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY. PLEASE REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS FOR MORE INFORMATION.

                                        By Order of the Board of Directors,

                                        Craig M. Schmitz
                                        Secretary

                               [AGILE, INC. LOGO]

                           AGILE SOFTWARE CORPORATION
                       One Almaden Boulevard, 12th Floor
                           San Jose, California 95113

                                        , 2001

Dear Agile Software Stockholders:

   I am writing to you today to ask for your vote on our proposed merger with Ariba, Inc. (Ariba) at a special meeting of the stockholders to be held on
      , 2001 at    a.m., local time, at            , San Jose, California
95113. As part of the merger, Agile and Silver Merger Corporation, a wholly owned subsidiary of Ariba, will merge and Agile will become a wholly owned subsidiary of Ariba.

   The vote of a majority of the outstanding shares of Agile common stock is required to adopt the merger agreement and approve the merger. Only stockholders who held shares of Agile common stock at the close of business on
      , 2001 are entitled to vote at the special meeting.

   In the merger, each share of your Agile common stock will be exchanged for
1.35 shares of Ariba common stock, and all options to acquire Agile common stock will be assumed by Ariba and become options to acquire 1.35 shares of Ariba common stock. Ariba common stock is traded on The Nasdaq National Market under the trading symbol "ARBA." The merger is described more fully in the accompanying joint proxy statement/prospectus.

   Your board of directors has determined that the merger is fair to stockholders and is in your best interests. Your board of directors therefore unanimously recommends that stockholders vote to adopt the merger agreement and approve the merger.

   The accompanying joint proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain other information about Ariba and Agile from documents filed with the Securities and Exchange Commission. For a discussion of certain significant matters that should be considered before voting on the merger agreement and the merger at the special meeting, see "Risk Factors" beginning on page 13.

   YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Whether or not you plan to attend the special meeting, if you are a holder of Agile common stock please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and for approval of the merger. If you fail to return your card, the effect will be a vote against adoption of the merger agreement and against approval of the merger.

   On behalf of the board of directors of Agile, we urge you to vote "FOR" the adoption of the merger agreement and approval of the merger.

                                            Sincerely,

                                            Bryan D. Stolle
                                            Chairman of the Board, President
                                             and Chief Executive Officer

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF ARIBA TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DISTRIBUTE ARIBA COMMON STOCK TO AGILE STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT UNTIL THIS REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CONTAINING THIS JOINT PROXY STATEMENT/PROSPECTUS IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL ARIBA'S COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY ARIBA'S COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

   The accompanying joint proxy statement/prospectus is dated       , 2001 and
is first being mailed to Agile stockholders on or about       , 2001.

                      REFERENCE TO ADDITIONAL INFORMATION

   The accompanying joint proxy statement/prospectus incorporates important business and financial information about Ariba and Agile from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone from Ariba or Agile, as the case may be, at the following addresses and telephone numbers:

     Ariba, Inc.                          Agile Software Corporation
     Investor Relations                   Investor Relations
     1565 Charleston Road                 One Almaden Boulevard, 12th Floor
     Mountain View, California 94043      San Jose, California 95113
     (650) 930-6200                       (408) 975-3900

   IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY       , 2001 IN
ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

   In addition, see "Where You Can Find More Information" on page 103.

   Stockholders, banks and brokerage houses with questions regarding voting of shares should contact:

     Corporate Investor Communications
     111 Commerce Road
     Carlstadt, New Jersey 07072
     (888) 353-5798

                           AGILE SOFTWARE CORPORATION
                       One Almaden Boulevard, 12th Floor
                           San Jose, California 95113

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2001

To Our Stockholders:

   You are cordially invited to attend a special meeting of stockholders of
Agile Software Corporation (Agile) that will be held at    a.m., local time, on
      , 2001 at           . The special meeting is being held for the following
purposes:

     1. To approve the adoption of the merger agreement among Ariba, Inc. (Ariba), Silver Merger Corporation, a wholly owned subsidiary of Ariba, and Agile, under which Agile and Silver Merger Corporation will merge, and Agile will become a wholly owned subsidiary of Ariba, and to approve the merger. In the merger, each outstanding share of Agile common stock will be converted into 1.35 shares of Ariba common stock and each holder of an option to acquire Agile common stock will receive an option to acquire 1.35 shares of Ariba common stock.

     2. To grant our board of directors discretionary authority to adjourn the special meeting to solicit additional votes for adoption of the merger agreement and approval of the merger.

     3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

   These proposals are more fully described in the joint proxy statement/prospectus that accompanies this notice. We encourage you to read the joint proxy statement/prospectus carefully.

   YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

   Only Agile stockholders of record at the close of business on       , 2001
are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

   YOUR VOTE IS IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. WE ENCOURAGE YOU TO DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IT MAY BE POSSIBLE FOR YOU TO VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY. PLEASE REVIEW THE JOINT PROXY STATEMENT/ PROSPECTUS FOR MORE INFORMATION.

                                          By Order of the Board of Directors,

                                          Thomas P. Shanahan
                                          Secretary

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.................................... iii
SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS..........................   1
RISK FACTORS..............................................................  13
FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS.......  38
THE SPECIAL MEETINGS......................................................  39
  General.................................................................  39
  Date, Time and Place....................................................  39
  Matters to be Considered at the Special Meetings........................  39
  Board of Directors' Recommendations.....................................  39
  Record Date and Voting..................................................  39
  Voting of Proxies.......................................................  41
  No Appraisal Rights.....................................................  42
  Solicitation of Proxies and Expenses....................................  42
THE MERGER................................................................  43
  Background of the Merger................................................  43
  Reasons for the Merger; Recommendations of Boards of Directors..........  45
  Opinions of Financial Advisors..........................................  49
  Interests of Certain Persons in the Merger..............................  61
  Applicable Waiting Periods and Regulatory Approvals.....................  62
  Accounting Treatment of the Merger......................................  62
  Material United States Federal Income Tax Consequences of the Merger....  63
  Delisting and Deregistration of Agile's Common Stock Following the
   Merger.................................................................  65
  Listing of Ariba Common Stock to be Issued in the Merger................  66
  Restrictions on Sales of Shares By Affiliates of Agile..................  66
  Operations Following the Merger.........................................  66
THE MERGER AGREEMENT AND RELATED AGREEMENTS...............................  67
  The Merger..............................................................  67
  Effective Time..........................................................  67
  Directors and Officers of Agile After the Merger........................  67
  Conversion of Agile Shares in the Merger................................  67
  No Fractional Shares....................................................  67
  Lost, Stolen or Destroyed Certificates..................................  67
  Stock Transfer Books....................................................  68
  Agile Stock Option and Stock Incentive Plans............................  68
  Agile Warrants..........................................................  68
  Agile Employee Stock Purchase Plan......................................  68
  The Exchange Agent......................................................  69
  Exchange of Agile Stock Certificates for Ariba Stock Certificates.......  69
  Distributions with Respect to Unexchanged Shares........................  69
  Representations and Warranties..........................................  69
  Agile's Conduct of Business Prior to the Completion of the Merger.......  71
  Ariba's Conduct of Business Prior to the Completion of the Merger.......  73
  No Solicitation of Transactions.........................................  74
  Director and Officer Indemnification and Insurance......................  75
  Affiliates Agreements...................................................  75
  Governmental Filings....................................................  75
  Plan of Reorganization..................................................  76
  Public Announcements....................................................  76
  Listing.................................................................  76

                                                                           Page
                                                                           ----
  Employee Benefits.......................................................  76
  Conditions to the Merger................................................  76
  Termination of the Merger Agreement.....................................  78
  Termination Fee.........................................................  78
  Payment of Fees and Expenses............................................  79
  Extension, Waiver and Amendment of the Merger Agreement.................  79
  Related Agreements......................................................  79
PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF ARIBA,
 INC. AND AGILE SOFTWARE CORPORATION......................................  86
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
 STATEMENTS OF ARIBA, INC. AND AGILE SOFTWARE CORPORATION.................  90
COMPARISON OF RIGHTS OF HOLDERS OF AGILE COMMON STOCK AND ARIBA COMMON
 STOCK....................................................................  98
  Classified Board of Directors...........................................  98
  Number of Directors.....................................................  98
  Removal of Directors....................................................  98
  Filling Vacancies on the Board of Directors.............................  98
  Ability to Call Special Meetings........................................  99
  Advance Notice Provisions for Stockholder Nominations and Proposals.....  99
  Amendment of Certificate of Incorporation............................... 100
  Amendment of Bylaws..................................................... 101
EXPERTS................................................................... 102
LEGAL MATTERS............................................................. 103
WHERE YOU CAN FIND MORE INFORMATION....................................... 103
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 105
INDEX TO FINANCIAL STATEMENTS............................................. F-1

APPENDICES

A -- Agreement and Plan of Merger and Reorganization...................... A-1
B -- Parent Voting Agreement.............................................. B-1
C -- Company Voting Agreement............................................. C-1
D -- Affiliate Agreement.................................................. D-1
E -- Stock Option Agreement............................................... E-1
F -- Opinion of Thomas Weisel Partners LLC, financial advisor to Ariba.... F-1
G -- Opinion of Morgan Stanley & Co. Incorporated, financial advisor to
  Agile................................................................... G-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL AGILE STOCKHOLDERS RECEIVE IN THE MERGER?

A. If the merger is completed, Agile stockholders will receive 1.35 shares of Ariba common stock for each share of Agile common stock they own. Ariba will not issue fractional shares of common stock. Instead of fractional shares, Agile stockholders will receive cash based on an average trading price for Ariba common stock.

Q: WILL ARIBA STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A. No. Ariba stockholders will continue to hold the Ariba shares they currently own.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A. We are working to complete the merger by          , 2001. Because the merger
   is subject to satisfaction of a number of conditions, we cannot predict the exact timing.

Q: HOW WILL THE MERGER BE STRUCTURED?

A: To combine the companies, Agile will merge with Silver Merger Corporation, a wholly owned subsidiary of Ariba. After the merger is completed, Silver Merger Corporation will cease to exist, and Agile will survive and become a wholly owned subsidiary of Ariba. After the merger is completed, the stockholders of Ariba will own approximately 80% of Ariba's common stock and the former stockholders of Agile will own approximately 20% of Ariba's common stock, assuming the full exercise of all outstanding Ariba and Agile options and warrants.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After we complete the merger, Ariba or its exchange agent will send instructions to Agile stockholders explaining how to exchange their Agile stock certificates for Ariba stock certificates. Ariba stockholders will keep their existing stock certificates.

Q: HOW DO I VOTE?

A. As soon as possible after you carefully read this document, mail your signed proxy card in the enclosed return envelope so that your shares may be represented at your stockholders' meeting. You may also attend your company's meeting in person instead of submitting a proxy.

Q: WILL I RECOGNIZE INCOME TAX GAIN OR LOSS ON THE MERGER?

A: We expect that the merger will generally be tax-free to you for United
   States federal income tax purposes, other than with respect to cash that Agile stockholders may receive instead of fractional shares.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A. No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on any of the actions proposed in this joint proxy statement/prospectus. If you are an Ariba stockholder and do not give voting instructions to your broker, your broker may not vote your shares on the proposal without instructions from you, and you will not be counted as voting for the proposal unless you appear in person at the Ariba meeting with a legal, valid proxy from the record holder. If you are an Agile stockholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you make arrangements to vote, and do vote, the shares personally. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at your company's stockholder meeting. You can do this in one of three ways:

  . timely delivery of a valid, later-dated proxy;

  . written notice to your company's secretary before the meeting that you have revoked your proxy; or

  . voting by ballot at either the Ariba special meeting or the Agile special meeting.

  If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q: WHOM CAN I CALL WITH QUESTIONS ABOUT THE MERGER?

A. If you are an Agile stockholder with questions about the merger, please call Agile Investor Relations at (408) 975-3900.

  If you are an Ariba stockholder with questions about the merger, please call Ariba Investor Relations at (650) 930-6200.

Q: WHOM CAN I CALL WITH QUESTIONS REGARDING VOTING OF SHARES?

A. Stockholders, banks and brokerage houses with questions regarding voting of shares should contact Corporate Investor Communications at (888) 353-5798.

                SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS

   The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the appendices and the other documents to which we refer for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about Ariba and Agile into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 103.

THE COMPANIES

ARIBA, INC.
1565 Charleston Road
Mountain View, CA 94043
(650) 930-6200

   Ariba is a leading business-to-business electronic commerce software and network services platform provider. Ariba provides software, network access and commerce services that enable corporations to electronically automate and optimize business with their buyers and suppliers. Customers can do this by both automating their existing relationships with their buyers and suppliers and by building a marketplace that brings buyers and suppliers together to buy and sell electronically. In addition, the company offers commerce services such as content management, electronic payment, electronic sourcing and electronic logistics, among others.

AGILE SOFTWARE CORPORATION
One Almaden Blvd., 12th Floor
San Jose, CA 95113-2253
(408) 975-3900

   Agile is a leading supplier of business-to-business collaborative manufacturing commerce solutions that speed the "build" and "buy" process across the virtual manufacturing network. Agile products enable supply chain partners to communicate and collaborate over the Internet about new or changing product content, and then source and procure the required components. Agile believes that its products improve time to volume, customer responsiveness and decrease cost of goods sold. Agile's solutions manage product content and critical communication, collaboration and commerce transactions among original equipment manufacturers, electronic manufacturing services providers, customers and suppliers.

RECORD DATE AND VOTING (SEE PAGE 39)

   Ariba Stockholders. The holders of a majority of the shares of Ariba common stock present or represented by proxy and entitled to vote at the Ariba stockholders' meeting must approve the issuance of Ariba common stock in the merger. Ariba stockholders are entitled to cast one vote per share of Ariba
common stock owned at the close of business on        , 2001. Pursuant to
voting agreements in the form attached to this joint proxy statement/prospectus as Appendix B, Ariba executive officers and directors owning beneficially approximately 11.6% of Ariba's common stock outstanding as of January 29, 2001 have agreed to vote all of their shares for approval of the issuance of Ariba common stock in the merger.

   Agile Stockholders. The holders of a majority of the outstanding shares of Agile common stock must adopt the merger agreement and approve the merger. Agile stockholders are entitled to cast one vote per share of Agile common
stock owned at the close of business on         , 2001. Pursuant to voting
agreements in the form attached to this joint proxy statement/prospectus as Appendix C, Agile's executive officers, directors and certain major stockholders of Agile and their affiliates owning beneficially approximately 16.3% of Agile's common stock outstanding as of January 29, 2001 have agreed to vote all of their shares of Agile common stock for adoption of the merger agreement and approval of the merger.

THE MERGER (SEE PAGE 43)

   Ariba and Agile have entered into a merger agreement that provides for the merger of Agile and a newly-formed subsidiary of Ariba. As a result, Agile will become a wholly owned subsidiary of Ariba. Stockholders of Agile will become stockholders of Ariba following the merger, and each share of Agile common stock will be exchanged for 1.35 shares of Ariba common stock. We urge you to read carefully the entire merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.

BOARD OF DIRECTORS' RECOMMENDATIONS (SEE PAGE 39)

   The Ariba and Agile boards of directors have unanimously approved the merger agreement. The Ariba board unanimously recommends that Ariba stockholders vote FOR issuing the shares of Ariba common stock in the merger, and the Agile board unanimously recommends that Agile stockholders vote FOR adoption of the merger agreement and approval of the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 49)

   In deciding to approve the merger, each of the Ariba and Agile boards of directors considered opinions from their respective financial advisors.

   On January 28, 2001, Thomas Weisel Partners LLC (Thomas Weisel Partners), Ariba's financial advisor, delivered its oral opinion to the board of directors of Ariba that, as of such date, the exchange ratio pursuant to the merger agreement was fair to Ariba from a financial point of view. Thomas Weisel Partners subsequently confirmed its oral opinion by delivery of its written opinion dated January 29, 2001. The full text of the written opinion of Thomas Weisel Partners, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix F. YOU SHOULD READ THIS OPINION IN ITS ENTIRETY. THOMAS WEISEL PARTNERS' OPINION IS DIRECTED TO ARIBA'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO ARIBA AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF ARIBA COMMON STOCK SHOULD VOTE ON ANY MATTER RELATING TO THE MERGER.

   On January 28, 2001, Morgan Stanley & Co. Incorporated (Morgan Stanley), Agile's financial advisor, delivered its oral opinion to the board of directors of Agile that, as of such date, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Agile common stock. Morgan Stanley subsequently confirmed its oral opinion by delivery of its written opinion dated January 29, 2001. The full text of Morgan Stanley's written opinion is attached to this joint proxy statement/prospectus as Appendix G. YOU SHOULD READ THIS OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO AGILE'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO IN THE MERGER FROM A FINANCIAL POINT OF VIEW TO AGILE'S STOCKHOLDERS AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE ON ANY MATTER RELATING TO THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 61)

   When considering the recommendation of the Agile board, you should be aware that some directors and officers of Agile have interests in the merger that are different from, or in addition to, other Agile stockholders.

APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS (SEE PAGE 62)

   The merger is subject to certain filing requirements and applicable waiting periods under United States antitrust laws. We have made the required filings with the Department of Justice and Federal Trade Commission. The Department of Justice and the Federal Trade Commission, as well as a state antitrust authority or a private person, may challenge the merger at any time before or after it is completed.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE
63)

   The merger has been structured so as to qualify as a reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization, Agile stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash they receive instead of fractional shares. It is a condition to completion of the merger that Ariba and Agile receive legal opinions from their respective outside counsel that the merger constitutes a reorganization within the meaning of the Internal Revenue Code.

NO APPRAISAL RIGHTS (SEE PAGE 42)

   Under Delaware law, stockholders of Agile and Ariba are not entitled to dissenters' or appraisal rights in connection with the merger.

RESTRICTIONS ON THE ABILITY OF AGILE AFFILIATES TO SELL ARIBA STOCK (SEE
PAGE 66)

   All shares of Ariba common stock that Agile stockholders receive in connection with the merger that are not otherwise subject to repurchase or other contractual restrictions on transfer will be freely transferable unless the holder is considered an "affiliate" of Agile for purposes of the federal securities laws. Shares of Ariba common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act of 1933.

NO SOLICITATION OF TRANSACTIONS (SEE PAGE 74)

   The merger agreement prohibits Agile from soliciting third parties, participating in discussions with third parties or taking other actions related to alternative transactions to the merger, except as discussed under "No Solicitation of Transactions."

CONDITIONS TO THE MERGER (SEE PAGE 76)

   The respective obligations of the parties to complete the merger are subject to the prior satisfaction or waiver of conditions specified in the merger agreement that are discussed under "Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 78)

   The merger agreement may be terminated under circumstances that are described under "Termination of the Merger Agreement."

TERMINATION FEE (SEE PAGE 78)

   Agile has agreed to pay Ariba a termination fee of $100 million and all of Ariba's expenses up to $10 million in cash if the merger agreement terminates under circumstances that are described under "Termination Fee."

   Each of Agile and Ariba will pay its own legal, accounting and investment banking fees and other expenses related to the merger, except that expenses relating to printing, filing and mailing this joint proxy statement/prospectus and all Securities and Exchange Commission and other regulatory filings will be shared equally.

STOCK OPTION AGREEMENT (SEE PAGE 83)

   As a condition to Ariba's willingness to enter into the merger agreement, Agile granted to Ariba an irrevocable option to acquire up to 9,396,941 shares of Agile common stock at an exercise price per share of $54.00. This option becomes exercisable upon the termination of the merger agreement under circumstances that are described under "The Merger Agreement and Related Agreements--Stock Option Agreement."

TRADEMARKS

   Ariba and the Ariba logo are registered trademarks of Ariba. This document contains trademarks of Agile and may contain other trademarks of Ariba and trademarks of others.

             ARIBA SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following table should be read in conjunction with Ariba's consolidated financial statements and related notes and Ariba's "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in Ariba's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. Historical results are not necessarily indicative of the results to be expected in the future.

  Set forth below is a summary of certain consolidated financial information with respect to Ariba as of the dates and for the periods indicated. The consolidated statement of operations and other data set forth below for the fiscal years ended September 30, 2000, 1999 and 1998, and the consolidated balance sheet data as of September 30, 2000 and 1999, have been derived from Ariba's consolidated financial statements which are included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data and other data set forth below for the fiscal year ended September 30, 1997 and the consolidated balance sheet data as of September 30, 1998 and 1997 have been derived from Ariba's consolidated financial statements which are not included in this joint proxy statement/prospectus. Activity for the period from September 17, 1996 (inception) to September 30, 1996 consisted of the sale of common stock and preferred stock for approximately $6.0 million and earned interest of approximately $1,000 on this amount.

                                          For the Years Ended September 30,
                                         --------------------------------------
                                          2000(1)     1999      1998     1997
                                         ---------  --------  --------  -------
                                           (in thousands, except per share
                                                        data)
Consolidated Statement of Operations
 Data:
Revenues:
  License..............................  $ 198,790  $ 26,768  $  6,040  $   630
  Maintenance and service..............     80,249    18,604     2,323      130
                                         ---------  --------  --------  -------
   Total revenues......................    279,039    45,372     8,363      760
Cost of revenues:
  License..............................     12,572       724       165       13
  Maintenance and service..............     34,947     8,089     1,373      927
                                         ---------  --------  --------  -------
   Total cost of revenues..............     47,519     8,813     1,538      940
                                         ---------  --------  --------  -------
  Gross profit.........................    231,520    36,559     6,825     (180)
                                         ---------  --------  --------  -------
Operating expenses:
  Sales and marketing..................    207,234    33,859    10,311    2,235
  Research and development.............     39,017    11,620     4,499    1,899
  General and administrative...........     29,172     7,917     2,580      588
  Amortization of goodwill and other
   intangible assets...................    688,588        --        --       --
  In-process research and development..     27,350        --        --       --
  Business partner warrants............     29,251        --        --       --
  Amortization of stock-based
   compensation........................     18,051    14,584       956       50
                                         ---------  --------  --------  -------
   Total operating expenses............  1,038,663    67,980    18,346    4,772
                                         ---------  --------  --------  -------
Loss from operations...................   (807,143)  (31,421)  (11,521)  (4,952)
Other income, net......................     16,331     2,219       568      273
                                         ---------  --------  --------  -------
Net loss before taxes..................   (790,812)  (29,202)  (10,953)  (4,679)
Provision for income taxes.............     (1,963)      (98)       --       --
                                         ---------  --------  --------  -------
Net loss...............................  $(792,775) $(29,300) $(10,953) $(4,679)
                                         =========  ========  ========  =======
Net loss per share -- basic and
 diluted...............................    $(4.10)   $(0.42)   $(0.48)  $(1.83)
                                         =========  ========  ========  =======
Weighted average shares used in
 computing basic and diluted net loss
 per share.............................    193,417    70,064    23,048    2,558
                                         =========  ========  ========  =======

                                              As of September 30,
                                      ---------------------------------------
                                       2000(1)      1999      1998     1997
                                      ----------  --------  --------  -------
                                                 (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and
 investments......................... $  364,691  $152,440  $ 13,932  $15,471
Working capital......................    139,847    58,988     6,127   13,685
Total assets.........................  3,815,878   170,021    18,771   16,800
Long-term debt.......................        402       781       647      140
Accumulated deficit..................   (837,707)  (44,932)  (15,632)  (4,679)
Total stockholders' equity........... $3,498,192  $122,183  $  9,959  $14,517

(1) The consolidated statement of operations data, other data and the consolidated balance sheet as of and for the year ended September 30, 2000 reflect the following:

  . On January 20, 2000, Ariba acquired TradingDynamics, Inc. This acquisition was accounted for using the purchase method of accounting. The consolidated statement of operations and other data for the year ended September 30, 2000 includes the results of operations of TradingDynamics subsequent to January 20, 2000 and the consolidated balance sheet data as of September 30, 2000 includes the financial position of TradingDynamics.

  . On March 8, 2000, Ariba acquired Tradex, Inc. This acquisition was accounted for using the purchase method of accounting. The consolidated statements of operations and other data for the year ended September 30, 2000 includes the results of operations of Tradex subsequent to March 8, 2000 and the consolidated balance sheet data as of September 30, 2000 includes the financial position of Tradex.

  . On August 28, 2000, Ariba acquired SupplierMarket.com, Inc. This acquisition was accounted for using the purchase method of accounting. The consolidated statements of operations and other data for the year ended September 30, 2000 includes the results of operations of SupplierMarket.com subsequent to August 28, 2000 and the consolidated balance sheet data as of September 30, 2000 includes the financial position of SupplierMarket.com.

   The above information has been restated to reflect two-for-one stock splits effected in the form of stock dividends to each Ariba stockholder on November 16, 1999 and March 2, 2000.

             AGILE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following table should be read in conjunction with Agile's consolidated financial statements and related notes and Agile's "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in Agile's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. Historical results are not necessarily indicative of the results to be expected in the future.

  Set forth below is a summary of certain consolidated financial information with respect to Agile as of the dates and for the periods indicated. The consolidated statement of operations data set forth below for the fiscal years ended April 30, 2000, 1999 and 1998 and the consolidated balance sheet data as of April 30, 2000 and 1999 have been derived from Agile's audited consolidated financial statements which are included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data set forth below for the fiscal years ended April 30, 1997 and 1996 and the consolidated balance sheet data as of April 30, 1998, 1997 and 1996 have been derived from Agile's consolidated financial statements which are not included in this joint proxy statement/prospectus. The selected historical financial data of Agile as of and for the six month periods ended October 31, 2000 and 1999 has been derived from Agile's unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus and includes, in the opinion of Agile's management, all adjustments, consisting of normal recurring adjustments, which Agile considers necessary to present fairly the results of operations and financial position of such interim periods.

                         Six Months Ended
                           October 31,            Fiscal Years Ended April 30,
                         =================  =============================================
                           2000     1999    2000(1)     1999     1998     1997    1996(2)
                         --------  -------  --------  --------  -------  -------  -------
                           (unaudited)        (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues:
 License................ $ 26,696  $ 8,339  $ 21,463  $ 10,859  $ 6,102  $ 1,143  $    24
 Professional services..    4,265    2,165     4,787     3,665    1,385      187       14
 Maintenance............    5,053    2,321     5,948     2,283      516       22       --
                         --------  -------  --------  --------  -------  -------  -------
  Total revenues........   36,014   12,825    32,198    16,807    8,003    1,352       38
                         --------  -------  --------  --------  -------  -------  -------
Cost of revenues:
 License................    1,522      528     1,451       819      543      113        2
 Professional services..    3,205    1,726     3,718     3,823    1,347       88        4
 Maintenance............    1,945      924     2,510     1,343      278       65       --
                         --------  -------  --------  --------  -------  -------  -------
  Total cost of
   revenues.............    6,672    3,178     7,679     5,985    2,168      266        6
                         --------  -------  --------  --------  -------  -------  -------
Gross profit............   29,342    9,647    24,519    10,822    5,835    1,086       32
                         --------  -------  --------  --------  -------  -------  -------
Operating expenses:
 Sales and marketing....   28,317   10,013    26,657    13,495    8,070    2,149      198
 Research and
  development...........   10,387    3,194     9,411     4,742    3,788    2,510      852
 General and
  administrative........    2,841    1,505     3,411     1,938    1,995    1,333      381
 Amortization of stock
  compensation..........    8,570    3,658    11,845     2,253      856       --       --
 Amortization of
  intangible assets.....   18,066       --    14,911        --       --       --       --
 Acquired in-process
  technology............       --       --     1,300        --       --       --       --
                         --------  -------  --------  --------  -------  -------  -------
  Total operating
   expenses.............   68,181   18,370    67,535    22,428   14,709    5,992    1,431
                         --------  -------  --------  --------  -------  -------  -------
Loss from operations....  (38,839)  (8,723)  (43,016)  (11,606)  (8,874)  (4,906)  (1,399)
Interest income
 (expense), net.........    9,828      364     7,823       178      (68)      70       72
                         --------  -------  --------  --------  -------  -------  -------
Net loss................ $(29,011) $(8,359) $(35,193) $(11,428) $(8,942) $(4,836) $(1,327)
                         ========  =======  ========  ========  =======  =======  =======
Net loss per share:
 Basic and diluted(3)... $  (0.64) $ (0.45) $  (1.14) $  (1.94) $ (2.10) $ (1.86) $ (0.97)
                         ========  =======  ========  ========  =======  =======  =======
 Weighted average
  shares(3).............   45,188   18,528    30,967     5,904    4,258    2,600    1,368
                         ========  =======  ========  ========  =======  =======  =======

                         As of October 31,             As of April 30,
                         ----------------- -------------------------------------------
                               2000        2000(1)    1999     1998     1997   1996(2)
                         ----------------- --------  -------  -------  ------  -------
                            (unaudited)
Consolidated Balance
 Sheet Data:
Cash, cash equivalents
 and short-term
 investments............     $301,065      $299,875  $10,003  $ 2,160  $3,292  $3,829
Working capital
 (deficit)..............      296,601       294,251    4,174     (930)  2,617   3,747
Total assets............      424,909       430,801   17,948    7,531   5,366   4,219
Long-term obligations...          534         1,015    3,224      782     626     152
Accumulated deficit.....      (90,738)      (61,726) (26,533) (15,105) (6,163) (1,327)
Total stockholders'
 equity.................     $398,397      $412,646  $ 3,291  $   177  $3,154  $3,867

-------

(1) The consolidated statement of operations data, other data and the consolidated balance sheet data as of and for the year ended April 30, 2000 include the effects of the November 23, 1999 purchase of Digital Market, Inc. which was accounted for using the purchase method of accounting. The consolidated statement of operations for the year ended April 30, 2000 includes the results of operations of Digital Market subsequent to November 23, 1999 and the consolidated balance sheet data as of April 30, 2000 includes the financial position of Digital Market.

(2) Period from March 13, 1995 (inception) to April 30, 1996.

(3) Reflects the two-for-one stock split effected in the form of a stock dividend to each Agile stockholder on March 17, 2000.

                                ARIBA AND AGILE

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                          CONSOLIDATED FINANCIAL DATA

   The selected unaudited pro forma condensed combined consolidated financial data set forth below gives effect to Ariba's acquisitions of TradingDynamics, Tradex and SupplierMarket.com and its proposed acquisition of Agile, and to Agile's acquisition of Digital Market, as if the acquisitions had been completed on October 1, 1999, and is derived from the unaudited pro forma condensed combined consolidated financial information included elsewhere in this joint proxy statement/prospectus. This pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined consolidated financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus, the separate historical financial statements and related notes of Ariba and Agile which are included in this document, and the historical financial statements of TradingDynamics, Tradex, SupplierMarket.com and Digital Market which are incorporated into this joint proxy statement/prospectus by reference. For pro forma purposes, Ariba's and Agile's historical statements of operations for the year ended September 30, 2000 and for the twelve months ended October 31, 2000, respectively, have been combined to give effect to the acquisitions as if they had occurred on October 1, 1999. The unaudited pro forma condensed combined consolidated balance sheet data assumes that the acquisition of Agile took place on September 30, 2000. The total estimated purchase price of the acquisition of Agile has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management's best estimates of their fair value with the excess cost over the net tangible and intangible assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material. The unaudited pro forma condensed combined consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of Ariba.

                                ARIBA AND AGILE

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                          CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    As of and
                                                                     for the
                                                                   Year Ended
                                                                  September 30,
                                                                      2000
                                                                  -------------
Consolidated Statements of Operations Data:
  Net revenues...................................................  $   346,428
  Amortization of goodwill and other intangible assets...........    2,020,331
  Loss from operations...........................................   (2,317,204)
  Net loss.......................................................  $(2,283,820)

Net loss per share:
  Basic and diluted..............................................  $     (7.64)

Weighted average shares used in per share calculations:
  Basic and diluted..............................................      298,940

Consolidated Balance Sheet Data:
  Working capital................................................  $   423,483
  Total assets...................................................    6,641,135
  Long-term obligations..........................................          936
  Total stockholders' equity.....................................    6,283,972
  Book value per common share....................................  $     20.17

                 UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

   The following table presents certain historical per share data of Ariba and Agile and certain unaudited pro forma per share data that reflect the combination of Ariba and Agile using the purchase method of accounting. This data should be read in conjunction with the audited consolidated financial statements of Ariba and Agile that are included elsewhere in this joint proxy statement/prospectus, the Ariba and Agile unaudited pro forma financial statements, respectively and the Ariba unaudited pro forma condensed combined consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The Ariba and Agile pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the combination of Ariba and Agile actually occurred at the beginning of the periods presented nor do they indicate future results of operations or financial position.

                                       As of and for the Year Ended September
                                                      30, 2000
                                       ----------------------------------------
                                                      Pro forma
                                       ----------------------------------------
                                                        Ariba and     Agile
                                       Ariba   Agile(1) Agile(2)  equivalent(3)
                                       ------  -------- --------- -------------
Pro forma net loss per share
  Basic and diluted..................  $(5.91)  $(1.26)  $(7.64)     $(5.66)
Book value per common share at period
 end.................................  $14.12   $ 8.48   $20.17      $14.94

--------
(1) Because of different year ends, pro forma financial information relating to Agile's twelve months ended October 31, 2000 has been combined with pro forma financial information of Ariba for the fiscal year ended September 30, 2000.
(2) The unaudited pro forma comparative per share data for the year ended September 30, 2000 is based on the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Ariba (combining TradingDynamics, Tradex and SupplierMarket.com) included elsewhere in this joint proxy statement/prospectus and the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Agile (combining Digital Market) for the comparable twelve months ended October 31, 2000 after giving effect to the merger with Agile as described in the footnotes accompanying the pro forma financial statements of Ariba and Agile. For purposes of computing pro forma book values per shares as of September 30, 2000, the pro forma book value of $6.3 billion was divided by pro forma common shares of 311,565,000.
(3) The Agile pro forma equivalent per share amounts are computed by dividing the Ariba and Agile pro forma combined per share amounts by the exchange ratio of 1.35 shares of Ariba common stock for each share of Agile common stock.

                            MARKET PRICE INFORMATION

                            ARIBA MARKET PRICE DATA

   Ariba's common stock has traded on The Nasdaq National Market under the symbol "ARBA" since June 23, 1999. The following table sets forth the range of high and low closing prices reported on The Nasdaq National Market for Ariba common stock for the periods indicated.

                                                                  High    Low
                                                                 ------- ------
   Fiscal 1999:
     Quarter Ended June 30, 1999................................ $ 24.31 $18.25
     Quarter Ended September 30, 1999........................... $ 44.25 $18.00
   Fiscal 2000:
     Quarter Ended December 31, 1999............................ $ 91.50 $36.88
     Quarter Ended March 31, 2000............................... $165.50 $75.06
     Quarter Ended June 30, 2000................................ $105.38 $50.00
     Quarter Ended September 30, 2000........................... $168.75 $91.13
   Fiscal 2001:
     Quarter Ended December 31, 2000............................ $136.69 $47.25
     Month Ended January 31, 2001............................... $ 42.11 $37.31

                            AGILE MARKET PRICE DATA

   Agile's common stock has traded on The Nasdaq National Market under the symbol "AGIL" since August 20, 1999. The following table sets forth the range of high and low closing prices reported on The Nasdaq National Market for Agile common stock for the periods indicated.

                                                                  High    Low
                                                                 ------- ------
   Fiscal 2000:
     Quarter Ended October 31, 1999............................. $ 49.00 $18.53
     Quarter Ended January 31, 2000............................. $108.62 $52.13
     Quarter Ended April 30, 2000............................... $ 89.50 $20.69
   Fiscal 2001:
     Quarter Ended July 31, 2000................................ $ 75.00 $35.25
     Quarter Ended October 31, 2000............................. $ 92.00 $50.50
     Quarter Ended January 31, 2001............................. $ 84.13 $29.00

   All information in the charts above has been restated to reflect all stock splits occurring during the time periods reflected.

Recent Closing Prices

   On January 26, 2001, the last trading day before announcement of the proposed merger, the actual closing prices on The Nasdaq National Market were $40.00 per share of Ariba common stock and $42.81 per share of Agile common stock. On February 7, 2001, the closing prices on The Nasdaq National Market were $29.00 per share of Ariba common stock and $38.19 per share of Agile common stock.

   Because the market price of Ariba common stock is subject to fluctuation, the market value of the shares of Ariba common stock that holders of Agile common stock will receive in the merger may increase or decrease prior to and following the merger. WE URGE STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR ARIBA COMMON STOCK AND AGILE COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR ARIBA COMMON STOCK OR AGILE COMMON STOCK.

   Neither Ariba nor Agile has ever paid cash dividends on its stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

                                  RISK FACTORS

   By voting in favor of the merger agreement, Agile stockholders will be choosing to invest in Ariba common stock. An investment in Ariba common stock involves a high degree of risk. By voting in favor of the issuance of Ariba common stock in connection with the merger, Ariba stockholders will be voting to acquire Agile. The acquisition of Agile involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of any proposal relating to the merger. If any of the following risks actually occurs, the business and prospects of Agile or Ariba may be seriously harmed. In such case, the trading price of Ariba common stock would decline, and you may lose all or part of your investment.

                          RISKS RELATED TO THE MERGER

The Shares of Ariba Common Stock to be Received by Agile Stockholders in Exchange for Their Shares of Agile Common Stock May Not Maintain Their Value.

   At the closing of the merger, each share of Agile common stock will be exchanged for 1.35 shares of Ariba common stock, and there will be no adjustment in the number of shares for changes in the market price of either Agile common stock or Ariba common stock. Accordingly, the specific dollar value of Ariba common stock that Agile stockholders will receive upon the merger's completion will depend entirely upon the market value of Ariba common stock at the time the merger is completed, and this value may substantially decrease from the date you submit your proxy. In addition, neither Agile nor Ariba may terminate the merger agreement, "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of Ariba common stock or Agile common stock. The share prices of Ariba common stock and Agile common stock are by nature subject to the general price fluctuations in the market for publicly-traded equity securities and prices of both have experienced significant volatility in the past. We urge you to obtain recent market quotations for Ariba common stock and Agile common stock. Neither Ariba nor Agile can predict or give any assurances as to the market price of their common stock at any time before or after the completion of the merger.

If Ariba and Agile Fail to Successfully Integrate Their Operations, the Combined Business Would Be Harmed.

   Ariba and Agile both expect the merger to result in significant benefits for the combined company. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events. Key events include:

  . integrating the operations and personnel of the two companies;

  . offering the existing products and services of each company to the other company's customers; and

  . developing new products and services that utilize the assets of both companies.

   The successful execution of these post-merger events will involve considerable risk and may not be successful. We will need to overcome significant issues to realize any benefits or synergies from the merger, including the following:

   Operations and Personnel. In order for the merger to be successful, Agile's operations and personnel must be successfully integrated with Ariba's operations and personnel. Ariba provides business-to-business electronic commerce solutions that help enterprises optimize business processes both internally and among trading partners. Agile develops and markets collaborative manufacturing commerce solutions that enable companies that change their product specifications frequently to better plan for the changes and work with suppliers across the Internet. In addition, Ariba's principal offices are located in Mountain View, California, while Agile's principal offices are located in San Jose, California. Ariba plans to relocate all headquarter operations to its new facility later this year. The failure of Ariba to complete the integration successfully could result in the loss of key personnel, customers and potential benefits of the merger. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important tasks, and could seriously harm the combined company.

   Cross-Marketing Efforts. Each company initially intends to offer its respective products and services to the customers of the other company. There can be no assurance that either company's customers will have any interest in the other company's products and services. The failure of such cross-marketing efforts would diminish the synergies expected to be realized by the merger, particularly if Ariba is unable to accelerate larger enterprise-wide sales of Agile's products and services.

   Customer Confusion. Ariba and Agile may experience a loss of revenues and business opportunities as a result of initial confusion in the marketplace for Ariba's and Agile's products and services following the announcement of the merger. If customer confusion does result, Ariba's and Agile's competitors may be able to use this confusion to their advantage.

   New Products and Services. In addition, Ariba intends after the merger to develop new products and services that combine the assets of both the Ariba and Agile businesses. To date, the companies have not thoroughly investigated the technological, market-driven or other obstacles to developing and marketing these new products and services in a timely and efficient way. Ariba may not be able to overcome these obstacles to develop new products and services, and there may not be a market for the new products or services developed by Ariba after the merger.

The Merger Could Adversely Affect the Combined Company's Financial Results.

   If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Ariba's stockholders resulting from the issuance of shares in connection with the merger, Ariba's financial results, including earnings per share, could be adversely affected. Ariba expects to incur an in-process research and development charge of approximately $71.2 million related to the merger and an annual amortization during 2001, 2002 and 2003 of approximately $800.0 million related to goodwill and intangible assets.

The Market Price of Ariba Common Stock May Decline as a Result of the Merger.

   The market price of Ariba common stock may decline as a result of the merger if:

  . the integration of Ariba and Agile is unsuccessful;

  . Ariba does not achieve the anticipated benefits of the merger as rapidly or to the extent expected by financial or industry analysts; or

  . the effect of the merger on Ariba's financial results is not consistent with the expectations of financial or industry analysts.

Potential Conflicts of Interest of Agile's Officers and Directors May Influence them to Support or Approve the Merger.

   Agile's directors and officers participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that may be different from, or in addition to, other Agile stockholders. For example, 29 Agile officers have entered into employment offer letters with Ariba providing, among other things, that unvested Agile stock options held by them and assumed by Ariba in the merger will vest on an accelerated basis. In addition, Ariba has agreed to indemnify each present and former Agile officer and director against liabilities arising out of such person's services as an Agile officer or director. Furthermore, Ariba will cause Agile, as the surviving corporation in the merger, to maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

   Agile stockholders should consider whether these interests may have influenced Agile's directors and officers to support or recommend the merger.

If Ariba and Agile Fail to Complete the Merger, Agile's Stock Price and Future Business Operations Could Be Harmed.

   If the merger is not completed for any reason, the current price of Agile's common stock could decline, particularly to the extent that it reflects a market assumption that the merger will close. In addition, Agile would be required to pay substantial fees related to the merger, including legal and accounting fees, and the expenses and fairness opinion fee of Agile's financial advisor that must be paid even if the merger is not completed. Agile may be required under some circumstances to pay Ariba a termination fee up to $110 million for failing to complete the merger as outlined in the merger agreement. The substantial cost of these fees could harm Agile's business and results of operations.

   In addition, Agile customers may, in response to the announcement of the merger, delay or defer decisions concerning purchasing Agile's products. Any delay or deferral in those decisions by Agile customers or suppliers could have a material adverse effect on Agile's business, regardless of whether the merger is ultimately completed. Similarly, current and prospective Agile employees may experience uncertainty about their future roles with Ariba until Ariba's strategies with regard to Agile are announced or executed. This may adversely affect Agile's ability to attract and retain key management, sales, marketing and technical personnel.

   Further, if the merger is terminated and Agile's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, Agile is prohibited from soliciting, initiating or taking any other action with respect to competing transactions, such as a merger, sale of assets or other business combination, with any party other than Ariba except as discussed on page 74 under "No Solicitation of Transactions."

Ariba Must Manage the Integration of Acquired Companies Successfully in Order to Achieve Desired Results.

   As a part of its business strategy, Ariba may enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

  . the difficulty of assimilating the operations and personnel of the acquired companies;

  . the potential disruption of the ongoing businesses and distraction of management of Ariba and the acquired companies;

  . the difficulty of incorporating acquired technology and rights into Ariba's products and services;

  . unanticipated expenses related to technology integration;

  . difficulties in maintaining uniform standards, controls, procedures and policies;

  . the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

  . potential unknown liabilities associated with acquired businesses.

   The combined company may not succeed in addressing these risks or any other problems encountered in connection with any future business combinations and acquisitions.

The Merger May Not Be Completed if Either the Department of Justice or the Federal Trade Commission Challenges the Merger on Antitrust Grounds.

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act). The HSR Act prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal

Trade Commission and the appropriate waiting periods are terminated or expire. We have made the required filings with the Department of Justice and the Federal Trade Commission. Consummation of the merger is subject to the expiration or termination of all applicable waiting periods under the HSR Act and foreign antitrust laws.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons, including private persons, could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state could take action under its antitrust laws. A challenge to the merger could be made, and, if a challenge is made, we may not prevail.

   None of the parties is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate laws of the State of Delaware.

                             RISKS RELATED TO ARIBA

   In addition to the risks relating to the merger, as discussed above, Ariba is subject to its own specific risks relating to its business model, strategy, markets and legal and regulatory environment, including those set forth below.

Ariba is an Early-Stage Company Whose Operating History Makes it Difficult to Evaluate its Future Prospects.

   Ariba was founded in September 1996 and has a limited operating history. Ariba's limited operating history makes an evaluation of its future prospects very difficult. Ariba began shipping its first product, Ariba Buyer, in June 1997 and began to operate the Ariba Commerce Services Network in April 1999. Ariba began shipping Ariba Dynamic Trade in February 2000, following its acquisition of TradingDynamics, and Ariba Marketplace in March 2000, following its acquisition of Tradex. Ariba will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, including risks associated with its recent acquisitions. Many of these risks are described in more detail in this "Risk Factors" section. Ariba may not successfully address any of these risks. If Ariba does not successfully address these risks, its business would be seriously harmed.

The Market for Ariba's Solutions is at an Early Stage. Ariba Needs a Critical Mass of Large Buying Organizations and Their Suppliers to Implement Its Solutions.

   The market for Internet-based electronic commerce applications and services is at an early stage of development. Ariba's success depends on a significant number of large buying organizations, marketplaces and exchanges implementing its products and services. The implementation of its products by these organizations is complex, time consuming and expensive. In many cases, these organizations must change established business practices and conduct business in new ways. Ariba's ability to attract additional customers for its products and services will depend on using its existing customers as reference accounts. Unless a critical mass of large buying organizations, their suppliers, marketplaces and exchanges join the Ariba Commerce Services Network, Ariba's solutions may not achieve widespread market acceptance and its business would be seriously harmed.

Ariba Has a History of Losses and Expects to Incur Significant Additional Losses in the Future.

   Ariba incurred net losses of $11.0 million in fiscal 1998, $29.3 million in fiscal 1999 and $792.8 million in fiscal 2000, including $735.9 million in non-cash costs for amortization of goodwill and intangible assets resulting from acquisitions, business partner warrant expense and stock-based compensation expense. Ariba expects to derive substantially all of its revenues for the foreseeable future from licensing its products and from transaction-based revenue. Although its licensing revenues have grown significantly in recent quarters, Ariba does not believe that its prior growth rates are sustainable or indicative of future operating results. In fact, Ariba may not have any revenue growth, and its revenues could decline. Over the longer term, Ariba expects to derive more of its revenues from revenues related to network access, network services and independent Internet marketplaces, which are based on unproven business models. Moreover, Ariba expects to incur significant sales and marketing, research and development, and general and administrative expenses. In the future, Ariba will continue to incur substantial non-cash costs relating to the amortization of deferred compensation, amortization of its goodwill and other intangible assets, including non-cash costs resulting from the merger as described above, and Ariba may incur significant non-cash costs related to the issuance of warrants to purchase its common stock. As of September 30, 2000, Ariba had an aggregate of $130.0 million of deferred compensation and $3.3 billion of goodwill and other intangible assets to be amortized. As a result, Ariba expects to incur significant losses for the foreseeable future.

Ariba's Quarterly Operating Results Are Volatile and Difficult to Predict. If Ariba Fails to Meet the Expectations of Public Market Analysts or Investors, the Market Price of Its Common Stock May Decrease Significantly.

   Ariba's quarterly operating results have varied significantly in the past and will likely vary significantly in the future. Ariba believes that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon as indicators of future performance. Ariba's operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Ariba's failure to meet these expectations would likely adversely affect the market price of its common stock.

   Ariba's quarterly operating results may vary depending on a number of factors, including:

  . demand for its products and services;

  . actions taken by its competitors, including new product introductions and enhancements;

  . ability to scale its network and operations to support large numbers of customers, suppliers and transactions;

  . ability to develop, introduce and market new products and enhancements to its existing products on a timely basis;

  . changes in its pricing policies and business model or those of its competitors;

  . integration of its recent acquisitions and any future acquisitions;

  . ability to expand its sales and marketing operations, including hiring additional sales personnel;

  . size and timing of sales of its products and services, including the realization of a significant portion of its sales at the end of the quarter;

  . success in maintaining and enhancing existing relationships and developing new relationships with strategic partners, including systems integrators and other implementation partners;

  . compensation policies that compensate sales personnel based on achieving annual quotas;

  . ability to control costs;

  . technological changes in its markets;

  . deferrals of customer orders in anticipation of product enhancements or new products;

  . customer budget cycles and changes in these budget cycles; and

  . general economic factors, including an economic slowdown or recession.

   Ariba's quarterly revenues are especially subject to fluctuation because they depend on the sale of relatively large orders for its products and related services. As a result, its quarterly operating results may fluctuate significantly if Ariba is unable to complete one or more substantial sales in any given quarter. In some cases, Ariba recognizes revenues from product sales on a percentage of completion basis. Accordingly, its ability to recognize these revenues is subject to delays associated with its customers' ability to complete the implementation of Ariba products in a timely manner. In some cases, Ariba recognizes revenues on a subscription basis over the life of the subscriptions specified in the contract, which is typically 12 to 36 months. Therefore, if Ariba does not book a sufficient number of large orders in a particular quarter, its revenues in future periods could be lower than expected. As its business model evolves, the potential for fluctuations in its quarterly results could increase and its revenues could be lower than expected. Furthermore, its quarterly revenues may be affected significantly by other revenue recognition policies and procedures. These policies and procedures may evolve or change over time based on applicable accounting standards and how these standards are interpreted.

   Ariba plans to increase its operating expenses to expand its sales and marketing operations, fund greater levels of research and development, develop new partnerships, make tenant improvements to its new facilities, increase its professional services and support capabilities and improve its operational and financial systems. Also, Ariba's amortization of stock-based compensation and amortization of goodwill and other intangible assets will fluctuate based on its acquisition activity. Moreover, any non-cash expenses related to the issuance of warrants to purchase its common stock could fluctuate significantly as a result of fluctuations in the fair market value of its common stock. If Ariba's revenues do not increase along with these expenses or if it experiences significant fluctuations in non-cash expenses related to these warrants, its business, operating results and financial condition could be seriously harmed and net losses in a given quarter could be even larger than expected.

   In addition, because Ariba's expense levels are relatively fixed in the near term and are based in part on expectations of its future revenues, any decline in its revenues to a level that is below its expectations would have a disproportionately adverse impact on its operating results.

Implementation of Ariba Products by Large Customers Is Complex, Time Consuming and Expensive. Ariba Frequently Experiences Long Sales and Implementation Cycles.

   Ariba Buyer and Ariba Marketplace are enterprise-wide solutions that must be deployed with many users within a buying organization. Implementation of these solutions by buying organizations is complex, time consuming and expensive. In many cases, Ariba's customers must change established business practices and conduct business in new ways. In addition, they must generally consider a wide range of other issues before committing to purchase its products, including product benefits, ease of installation, ability to work with existing computer systems, ability to support a larger user base, functionality and reliability. Furthermore, because Ariba is one of the first companies to offer an Internet-based operating resource management system and other business-to-business electronic commerce solutions, many customers will be addressing these issues for the first time in the context of implementing these solutions. As a result, Ariba must educate potential customers on the use and benefits of its products and services. In addition, Ariba believes that the purchase of its products is often discretionary and generally involves a significant commitment of capital and other resources by a customer. It frequently takes several months to finalize a sale and requires approval at a number of management levels within the customer organization. The implementation and deployment of Ariba's products requires a significant commitment of resources by its customers and third-party and/or professional services organizations. Because Ariba targets different sized customers, its sales cycles typically average approximately five to nine months for its different product offerings.

Business-to-Business Electronic Commerce Purchasing Networks, Including the Ariba Commerce Services Network, Are at an Early Stage of Development and Market Acceptance.

   Ariba began operating the Ariba Commerce Services Network in April 1999. Broad and timely acceptance of the Ariba Commerce Services Network, which is important to its future success, is subject to a number of significant risks. These risks include:

  . operating resource management and procurement on the Internet is a new market;

  . the ability of the Ariba Commerce Service Network to support large numbers of buyers and suppliers is unproven;

  . Ariba's need to enhance the interface between its Ariba Buyer, Ariba
    Marketplace and Ariba Dynamic Trade products and the Ariba Commerce Services Network;

  . Ariba's need to significantly enhance the features and services of the Ariba Commerce Services Network to achieve widespread commercial acceptance of its network; and

  . Ariba's need to significantly expand its internal resources to support planned growth of the Ariba Commerce Services Network.

   Although Ariba expects to derive a significant portion of its long-term future revenue from the Ariba Commerce Services Network, Ariba has not yet fully evolved its revenue model for services associated with these networks. The associated revenues may be a combination of transaction and/or annual subscription fees. Examples of such services might include electronic payment, bid/quote and sourcing, among others. However, Ariba cannot predict whether these services and other functionality will be commercially successful or whether they will adversely impact revenues from its Ariba Buyer products and services. Ariba would be seriously harmed if the Ariba Commerce Services Network and other electronic trading networks are not commercially successful, or if Ariba experiences a decline in the growth or growth rate of revenues from its Ariba Buyer solution.

Ariba Relies on Third Parties to Expand, Manage and Maintain the Computer and Communications Equipment and Software Needed for the Day-to-Day Operations of the Ariba Commerce Services Network.

   Ariba relies on several third parties to provide hardware, software and services required to expand, manage and maintain the computer and communications equipment and software needed for the day-to-day operations of the Ariba Commerce Services Network. Services provided by these parties include managing the Ariba Commerce Services Network Web server, maintaining communications lines and managing network data centers, which are the locations on its network where data is stored. Ariba may not successfully obtain these services on a timely and cost effective basis. Since the installation of the computer and communications equipment and software needed for the day-to-day operations of the Ariba Commerce Services Network to a significant extent will be managed by third parties, Ariba will be dependent on those parties to the extent that they manage, maintain and provide security for such equipment and software.

Ariba Depends on Strategic Relationships with Its Partners.

   Ariba has established strategic reselling, ASP and hosting relationships with some outside companies. These companies are entitled to resell and/or host its products to their customers. These relationships are new and this strategy is unproven. Ariba cannot be assured that any of these resellers, ASP partners or hosts, or those Ariba may contract with in the future, will be able to resell its products to an adequate number of customers. If its current or future strategic partners are not able to successfully resell its products, Ariba's business could be seriously harmed. Ariba has formed strategic alliance relationships with IBM and i2 Technologies to integrate its technologies and work together to market and sell targeted solutions. Ariba also has strategic relationships with Softbank as a minority shareholder of its Japanese subsidiary Nihon Ariba K.K., and with Telefonica in Europe and Latin America. Ariba plans to expand its strategic relationships both domestically and internationally. As part of these agreements, Ariba will be deploying critical employee resources to help promote these alliances. There is no guarantee that these alliances will be successful in creating a larger market for its product offerings. If these alliances are not successful, its business, operating results and financial position could be seriously harmed.

The Business-to-Business Electronic Commerce Industry is Very Competitive, and Ariba Faces Intense Competition From Many Participants in This Industry. If Ariba is Unable to Compete Successfully, Its Business Will Be Seriously Harmed.

   The market for Ariba's solutions is intensely competitive, evolving and subject to rapid technological change. The intensity of competition has increased and is expected to further increase in the future. This increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm its business. Competitors vary in size and in the scope and breadth of the products and services offered. Ariba also increasingly encounters competition with respect to different aspects of its solution from companies such as Captura Software, Clarus, Commerce One, Concur Technologies, Extensity, GE Information Services, Intelisys, Netscape Communications, a subsidiary of America Online and VerticalNet. Ariba also encounters significant competition from several major enterprise software developers, such as Oracle, PeopleSoft and SAP. In addition, because there are relatively low barriers to entry in the business-to-business exchange market, Ariba expects additional competition from other established and emerging companies, particularly if they acquire one of its competitors. For example, third parties that currently help implement Ariba Buyer and its other products could begin to market products and services that compete with Ariba's. Ariba could also face competition from new companies who introduce an Internet-based management solution.

   Many of Ariba's current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than Ariba. In addition, many of its competitors have well-established relationships with its current and potential customers and have extensive knowledge of its industry. In the past, Ariba has lost potential customers to competitors for various reasons, including lower prices and incentives not matched by Ariba. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Ariba also expects that competition will increase as a result of industry consolidations.

   Ariba may not be able to compete successfully against its current and future competitors.

If Ariba Fails to Develop Its Products and Services in a Timely and Cost-Effective Basis, or If Its Products and Services Do Not Achieve Market Acceptance, Its Business Would Be Seriously Harmed.

   Ariba may fail to introduce or deliver new releases or new potential offerings on a timely and cost-effective basis or at all, particularly given the expansion of its product offering as a result of its recent acquisitions. The life cycles of its products are difficult to predict because the market for its products is new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products employing new technologies and emerging industry standards could render its existing products or services obsolete and unmarketable. In addition, Ariba has experienced delays in the commencement of commercial shipments of its new releases in the past. If new releases or potential new products are delayed or do not achieve market acceptance, Ariba could experience a delay or loss of revenues and customer dissatisfaction.

   For Ariba to be successful, its products and services must keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of its customers and achieve market acceptance. In developing new products and services, Ariba may:

  . fail to develop and market products that respond to technological changes or evolving industry standards in a timely or cost-effective manner;

  . encounter products, capabilities or technologies developed by others that render its products and services obsolete or noncompetitive or that shorten the life cycles of its existing products and services;

  . experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and services;

  . experience deferrals in orders in anticipation of new products or releases; or

  . fail to develop new products and services that adequately meet the requirements of the marketplace or achieve market acceptance.

   As a result of the foregoing factors, Ariba could experience a delay or loss of revenues and customer dissatisfaction when introducing new and enhanced products and services.

Ariba Expects to Depend on Ariba Buyer for a Substantial Portion of its Revenues for the Foreseeable Future. These Revenues Could Be Concentrated in a Relatively Small Number of Customers.

   Ariba anticipates that revenues from Ariba Buyer and related products and services will continue to constitute a substantial portion of its revenues for the foreseeable future. Consequently, a decline in the price of, or demand for, its Ariba Buyer solution, or its failure to achieve broad market acceptance, would seriously harm its business. Although no customer accounted for more than 10% of its total revenues in fiscal 2000, Ariba may in the future derive a significant portion of its revenues from a relatively small number of customers.

Ariba Relies on Third Parties to Implement Its Products.

   Ariba relies, and expects to rely increasingly, on a number of third parties to implement Ariba Buyer, Ariba Marketplace and its other products at customer sites. If Ariba is unable to establish and maintain effective, long-term relationships with its implementation providers, or if these providers do not meet the needs or expectations of its customers, its business would be seriously harmed. This strategy will also require that Ariba develop new relationships with additional third-party implementation providers to provide these services if the number of Ariba Buyer, Ariba Marketplace and other product implementations continues to increase. Its current implementation partners are not contractually required to continue to help implement Ariba Buyer, Ariba Marketplace and its other products. As a result of the limited resources and capacities of many third-party implementation providers, Ariba may be unable to establish or maintain relationships with third parties having sufficient resources to provide the necessary implementation services to support its needs. If these resources are unavailable, Ariba will be required to provide these services internally, which would significantly limit its ability to meet its customers' implementation needs. A number of its competitors, including Oracle, SAP and PeopleSoft, have significantly more well-established relationships with these third parties and, as a result, these third parties may be more likely to recommend competitors' products and services rather than its own. In addition, Ariba cannot control the level and quality of service provided by its current and future implementation partners.

Ariba Depends on Suppliers for the Success of the Ariba Commerce Services
Network.

   Ariba depends on suppliers joining the Ariba Commerce Services Network. Any failure of suppliers to join the Ariba Commerce Services Network in sufficient and increasing numbers would make its network less attractive to buyers and consequently other suppliers. In order to provide buyers on the Ariba Commerce Services Network an organized method for accessing goods and services, Ariba relies on suppliers to maintain

Web-based catalogs, indexing services and other content aggregation tools. Ariba's inability to access and index these catalogs and services would result in its customers having fewer products and services available to them through its solution, which would adversely affect the perceived usefulness of the Ariba Commerce Services Network.

New Versions and Releases of Ariba's Products May Contain Errors or Defects.

   Ariba Buyer, Ariba Marketplace and Ariba's other products are complex and, accordingly, may contain undetected errors or failures when first introduced or as new versions are released. This may result in loss of, or delay in, market acceptance of Ariba's products. Ariba has in the past discovered software errors in its new releases and new products after their introduction. For example, in the past Ariba discovered problems with respect to the ability of software written in Java to scale to allow for large numbers of concurrent users of Ariba Buyer. Ariba has experienced delays in release, lost revenues and customer frustration during the periods required to correct these errors. Ariba may in the future discover errors and additional scalability limitations in new releases or new products after the commencement of commercial shipments. In addition, a delay in the commercial release of the next version of Ariba Buyer, Ariba Marketplace or its other products could also slow the growth of the Ariba Commerce Services Network.

Ariba Could Be Subject to Potential Product Liability Claims and Third Party Liability Claims Related to Products and Services Purchased Through the Ariba Commerce Services Network.

   Ariba's customers use its products and services to manage their goods and services procurement and other business processes. Any errors, defects or other performance problems could result in financial or other damages to its customers. A product liability claim brought against Ariba, even if not successful, would likely be time consuming and costly and could seriously harm its business. Although its customer license agreements typically contain provisions designed to limit its exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions.

   The Ariba Commerce Services Network provides its customers with indices of products that can be purchased from suppliers participating in the Ariba Commerce Services Network. The law relating to the liability of providers of listings of products and services sold over the Internet for errors, defects or other performance problems with respect to those products and services is currently unsettled. Ariba will not pre-screen the types of products and services that may be purchased through the Ariba Commerce Services Network. Some of these products and services could contain performance or other problems. Similar issues may arise for business-to-business marketplaces and exchanges that use its Ariba Marketplace and Ariba Dynamic Trade applications. Ariba may not successfully avoid civil or criminal liability for problems related to the products and services sold through the Ariba Commerce Services Network or other electronic networks using its market maker applications. Any claims or litigation could still require expenditures in terms of management time and other resources to defend itself. Liability of this sort could require Ariba to implement measures to reduce its exposure to this liability, which may require Ariba, among other things, to expend substantial resources or to discontinue certain product or service offerings or to take precautions to ensure that certain products and services are not available through the Ariba Commerce Services Network or other electronic networks using its market maker applications.

Ariba's Success Depends on Retaining Its Current Key Personnel and Attracting Additional Key Personnel, Particularly in the Areas of Direct Sales and Research and Development.

   Ariba's future performance depends on the continued service of its senior management, product development and sales personnel, in particular Keith Krach, its Chairman and Chief Executive Officer and Larry Mueller, its President and Chief Operating Officer. None of these persons, including Messrs. Krach and Mueller, is bound by an employment agreement, and Ariba does not carry key person life insurance. The loss of the services of one or more of its key personnel could seriously harm its business. Its future success also depends on its continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. Ariba is particularly dependent on hiring additional personnel to increase its direct sales and research and development organizations. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Competition for qualified personnel is intense, and Ariba may fail to retain its key employees or to attract or retain other highly qualified personnel.

If the Protection of Ariba's Intellectual Property Is Inadequate, Its Competitors May Gain Access to Its Technology, and Ariba May Lose Customers.

   Ariba depends on its ability to develop and maintain the proprietary aspects of its technology. To protect its proprietary technology, Ariba relies primarily on a combination of contractual provisions, confidentiality procedures, and patent, copyright, trademark and trade secret laws.

   Ariba licenses rather than sells Ariba Buyer, Ariba Marketplace, Ariba Dynamic Trade and its other products and requires its customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, Ariba seeks to avoid disclosure of its trade secrets through a number of means, including but not limited to, requiring those persons with access to its proprietary information to execute confidentiality agreements with Ariba and restricting access to its source code. Ariba seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Ariba cannot assure you that any of its proprietary rights with respect to the Ariba Commerce Services Network will be viable or of value in the future because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

   Ariba has no patents, and none may be issued from its existing patent applications. Its future patents, if any, may be successfully challenged or may not provide Ariba with any competitive advantages. Ariba may not develop proprietary products or technologies that are patentable.

   In the quarter ended March 31, 2000, Ariba entered into an intellectual property agreement with an independent third party as part of an alliance. This intellectual property agreement protects Ariba's products against any claims of infringement regarding patents of this outside party that are currently issued, pending and are to be issued over the three year period subsequent to the date of the agreement.

   Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Ariba's products or to obtain and use information that Ariba regards as proprietary. Policing unauthorized use of products is difficult, and while Ariba is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect its proprietary rights to as great an extent as do the laws of the United States. Its means of protecting its proprietary rights may not be adequate and its competitors may independently develop similar technology, duplicate its products or design around patents issued to Ariba or its other intellectual property.

   There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that Ariba or its current or potential future products infringe their intellectual property. Ariba expects that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Ariba to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to Ariba or at all, which could seriously harm its business.

   Ariba must now, and may in the future have to, license or otherwise obtain access to intellectual property of third parties. For example, Ariba is currently dependent on developers' licenses from enterprise resource planning, database, human resource and other system software vendors in order to ensure compliance of its products with their management systems. Ariba may not be able to obtain any required third party intellectual property in the future.

In Order to Manage Its Growth and Expansion, Ariba Will Need to Improve and Implement New Systems, Procedures and Controls.

   Ariba has recently experienced a period of significant expansion of its operations that has placed a significant strain upon its management systems and resources. If Ariba is unable to manage its growth and expansion, its business will be seriously harmed. In addition, Ariba has recently hired a significant number of employees and plans to further increase its total headcount. Ariba also plans to expand the geographic scope of its customer base and operations. This expansion has resulted and will continue to result in substantial demands on its management resources. Its ability to compete effectively and to manage future expansion of its operations, if any, will require Ariba to continue to improve its financial and management controls, reporting systems and procedures on a timely basis, and expand, train and manage its employee work force. Ariba has implemented new systems to manage its financial and human resources infrastructure. Ariba may find that these systems, its personnel, procedures and controls may be inadequate to support its future operations.

As Ariba Expands Its International Sales and Marketing Activities, Its Business Will Be Susceptible to Numerous Risks Associated with International Operations.

   To be successful, Ariba believes it must continue to expand its international operations and hire additional international personnel. Therefore, Ariba has committed and expects to continue to commit significant resources to expand its international sales and marketing activities. If successful, Ariba will be subject to a number of risks associated with international business activities. These risks generally include:

  . currency exchange rate fluctuations;

  . seasonal fluctuations in purchasing patterns;

  . unexpected changes in regulatory requirements;

  . tariffs, export controls and other trade barriers;

  . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  . difficulties in managing and staffing international operations;

  . potentially adverse foreign tax consequences, including withholding in connection with the repatriation of earnings;

  . the burdens of complying with a wide variety of foreign laws;

  . the risks related to the recent global economic turbulence and adverse economic circumstances in Asia; and

  . political instability.

Ariba Must Integrate Recent Acquisitions, and May Need to Make Additional Future Acquisitions to Remain Competitive. Its Business Could Be Adversely Affected as a Result of These Acquisitions.

   In the quarter ended March 31, 2000, Ariba completed its acquisitions of TradingDynamics, a leading provider of business-to-business Internet trading applications, and Tradex, a leading provider of solutions for net markets. In the quarter ended September 30, 2000, Ariba completed its acquisition of SupplierMarket.com, a leading provider of online collaborative sourcing technologies. Ariba may find it necessary or desirable to acquire additional businesses, products or technologies. If Ariba identifies an appropriate acquisition candidate, Ariba may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products or technologies into its existing business and operations. If Ariba's efforts are not successful, its business could seriously be harmed.

   Completing any potential future acquisitions, and integrating its existing acquisitions will cause significant diversions of management time and resources. In particular, the acquisition of Tradex requires the integration of two large, geographically distant organizations. If Ariba consummates one or more significant future acquisitions in which the consideration consists of stock or other securities, its equity could be significantly diluted. If Ariba were to proceed with one or more significant future acquisitions in which the consideration included cash, Ariba could be required to use a substantial portion of its available cash, to consummate any acquisition. Financing for future acquisitions may not be available on favorable terms, or at all. In addition, in connection with its recent, pending and possibly with future acquisitions Ariba will or may be required to amortize significant amounts of goodwill and other intangible assets, which will negatively effect the operating income of its business. As of September 30, 2000, Ariba had an aggregate of $3.3 billion of goodwill and other intangible assets remaining to be amortized of which a majority relates to its acquisitions. The amortization of the remaining goodwill and other intangible assets will result in additional charges to operations through the quarter ending September 30, 2003.

In the Future Ariba May Need to Raise Additional Capital in Order to Remain Competitive in the Business-to-Business Electronic Commerce Industry. This Capital May Not Be Available on Acceptable Terms, If at All.

   Ariba believes that its existing cash and cash equivalents and its anticipated cash flow from operations will be sufficient to meet its working capital and operating resource expenditure requirements for at least the next year. After that, Ariba may need to raise additional funds and Ariba cannot be certain that Ariba will be able to obtain additional financing on favorable terms, if at all. If Ariba cannot raise funds on acceptable terms, if and when needed, Ariba may not be able to develop or enhance its products and services, take advantage of future opportunities, grow its business or respond to competitive pressures or unanticipated requirements, which could seriously harm its business.

Ariba's Stock Price Is Highly Volatile.

   Ariba's stock price has fluctuated dramatically. The market price of the common stock may decrease significantly in the future in response to the following factors, some of which are beyond its control:

  . variations in its quarterly operating results;

  . announcements that its revenue or income are below analysts' expectations;

  . changes in analysts' estimates of its performance or industry performance;

  . changes in market valuations of similar companies;

  . sales of large blocks of its common stock;

  . announcements by Ariba or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . loss of a major customer or failure to complete significant license transactions;

  . additions or departures of key personnel; and

  . fluctuations in stock market price and volume, which are particularly common among highly volatile securities of software and Internet-based companies.

Ariba is at Risk of Securities Class Action Litigation Due to Its Stock Price Volatility.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Ariba may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm its business.

Ariba has Implemented Certain Anti-Takeover Provisions That Could Make it More Difficult for a Third Party to Acquire it.

   Provisions of Ariba's amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire Ariba, even if doing so would be beneficial to Ariba's stockholders.

Ariba Depends on Increasing Use of the Internet and on the Growth of Electronic Commerce. If the Use of the Internet and Electronic Commerce Do Not Grow as Anticipated, Its Business Will Be Seriously Harmed.

   Ariba's business depends on the increased acceptance and use of the Internet as a medium of commerce. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

   Ariba's business would be seriously harmed if:

  . use of the Internet and other online services does not continue to increase or increases more slowly than expected;

  . the technology underlying the Internet and other online services does not effectively support any expansion that may occur; or

  . the Internet and other online services do not create a viable commercial marketplace, inhibiting the development of electronic commerce and reducing the need for its products and services.

Ariba Depends on the Acceptance of the Internet as a Commercial Marketplace and This Acceptance May Not Occur on a Timely Basis.

   The Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons. These reasons include:

  . potentially inadequate development of the necessary communication and computer network technology, particularly if rapid growth of the Internet continues;

  . delayed development of enabling technologies and performance improvements;

  . delays in the development or adoption of new standards and protocols; and

  . increased governmental regulation.

  Since Ariba's business depends on the increased acceptance and use of the Internet as a medium of commerce, if the Internet is not accepted as a viable medium of commerce or if that acceptance takes place at a rate that is slower than anticipated, Ariba's business would be harmed.

Security Risks and Concerns May Deter the Use of the Internet for Conducting Electronic Commerce.

   A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of its security systems or those of other Web sites to protect proprietary information. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the use of the Web for commerce and communications. Anyone who circumvents its security measures could misappropriate proprietary information or cause interruptions in its services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into Ariba's systems or those of its customers or suppliers, which could disrupt the Ariba Commerce Services Network or make it inaccessible to customers or suppliers. Ariba may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that Ariba's activities may involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose Ariba to a risk of loss or litigation and possible liability. Ariba's security measures may be inadequate to prevent security breaches, and Ariba's business would be harmed if it does not prevent them.

The Ariba Commerce Services Network May Experience Performance Problems or Delays as a Result of High Volumes of Traffic.

   If the volume of traffic on the website for the Ariba Commerce Services Network increases, the Ariba Commerce Services Network may in the future experience slower response times or other problems. In addition, users will depend on Internet service providers, telecommunications companies and the efficient operation of their computer networks and other computer equipment for access to the Ariba Commerce Services Network. Each of these has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to its systems. Any delays in response time or performance problems could cause users of the Ariba Commerce Services Network to perceive this service as not functioning properly and therefore cause them to use other methods to procure their goods and services.

Increasing Government Regulation Could Limit the Market for, or Impose Sales and Other Taxes on the Sale of, Its Products and Services or on Products and Services Purchased Through the Ariba Commerce Services Network.

   As Internet commerce evolves, Ariba expects that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for its products and services.

   Ariba does not collect sales or other similar taxes in respect of goods and services purchased through the Ariba Commerce Services Network. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies like us that engage in or facilitate electronic commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services over the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect its opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that Ariba should collect sales or other taxes on the exchange of goods and services through the Ariba Commerce Services Network could seriously harm its business.

   Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by the U.S. Congress. This legislation is presently set to expire on October 21, 2001. Failure to enact or renew this legislation could allow various states to impose taxes on electronic commerce, and the imposition of these taxes could seriously harm Ariba's business.

                             RISKS RELATED TO AGILE

   Agile operates in a rapidly changing environment that involves a number of risks, some of which are beyond Agile's control. The following discussion highlights some of these risks. These risks should be read in conjunction with the "Risk Factors" section included in Agile's Form 10-Q for the fiscal quarter ended October 31, 2000.

Because Agile has a Limited Operating History, It Is Difficult to Evaluate Agile's Business and Prospects.

   Agile is still in the early stages of its development, so evaluating its business operations and prospects is difficult. Agile was incorporated in 1995 and began shipping its first product in June 1996. The revenues and income potential of its business and market are unproven. Agile will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. These risks include the following:

  . until its acquisition of Digital Market, Agile has had only one product suite, and will need to successfully introduce new products such as Agile Buyer, released as a result of its acquisition of Digital Market, and enhance existing products to this suite;

  . Agile needs to successfully market the Agile Buyer product which has only been sold to a limited number of customers;

  . Agile needs to increase sales to achieve profitability, requiring it to sell additional licenses and software products to existing customers and expand its customer base outside of the electronics and medical device industries;

  . Agile needs to expand its sales and marketing, customer support and professional services organizations, build strategic relationships and expand its international operations in order to increase sales; and

  . Agile needs to effectively manage its anticipated growth which could lead to management distractions and increased operating expenses, and will require Agile to attract and retain key personnel.

   Agile's business strategy may not be successful and Agile may not be able to successfully address these risks. In addition, because of its limited operating history, Agile has limited insight into trends that may emerge and affect its business.

Agile has a History of Losses, Expects to Incur Losses in the Future and May Not Achieve or Maintain Profitability.

   As of October 31, 2000, Agile had an accumulated deficit of approximately $90.7 million. Agile expects to continue to incur significant sales and marketing, research and development and general and administrative expenses. Agile has incurred and expects to continue to incur substantial non-cash costs relating to the amortization of intangible assets and stock compensation which will contribute to its net losses. Agile expects to incur losses for the foreseeable future. Agile will need to generate significant increases in revenues to achieve and maintain profitability, and Agile may not be able to do so. Even if Agile does achieve profitability, Agile may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

Agile's Quarterly Operating Results Fluctuate and Are Difficult to Predict, and if Its Future Results Are Below the Expectations of Public Market Analysts or Investors, the Price of Its Common Stock May Decline.

   Agile's quarterly operating results have varied significantly in the past and are likely to vary significantly in the future, which makes it difficult for Agile to predict its future operating results. This quarter-to-quarter fluctuation is due to a number of factors, including the following:

  . Agile's success with the Agile Buyer product;

  . fluctuations in demand for Internet collaborative manufacturing commerce software;

  . size and timing of sales and installations of Agile's products;

  . entry of new competitors into Agile's market, or the announcement of new products or product enhancements by competitors;

  . Agile's ability to successfully expand its direct sales force and international sales organization;

  . changes in Agile's sales force incentives;

  . unexpected delays in developing or introducing new and enhanced products;

  . unexpected decline in purchases by Agile's existing customers, including purchases of additional licenses and maintenance contracts;

  . delays in Agile's customers' orders due to their priorities;

  . variability in the mix of license and professional services revenues;

  . Agile's ability to accurately price fixed-priced professional services projects;

  . variability in the mix of professional services that Agile performs versus those performed for its customers by others; and

  . Agile's ability to establish and maintain relationships with third-party implementation partners.

   Furthermore, customers may defer or reconsider purchasing products if they experience a downturn in their business or if there is a downturn in the general economy. Agile will continue to determine its investment and expense levels based on expected future revenues. Significant portions of its expenses are not variable in the short term, and Agile cannot reduce them quickly to respond to decreases in revenues. Therefore, if revenues are below expectations, this shortfall is likely to adversely and disproportionately affect Agile's operating results.

   License revenues in any quarter can be difficult to forecast because they depend on orders shipped or installed in that quarter. A high percentage of Agile's operating expenses are essentially fixed in the short term and Agile may be unable to adjust spending to compensate for an unexpected shortfall in revenues. In addition, Agile expects its operating expenses to increase as it expands its engineering and sales and marketing operations, broadens its customer support capabilities, develops new distribution channels and strategic alliances, funds increased levels of research and development and builds its operational infrastructure. As a result, if Agile experiences delays in recognizing revenue, or if revenues do not grow faster than the increase in these expenses, Agile could experience significant variations in operating results from quarter to quarter.

   If, in response to market pressures or other demands, Agile introduces new pricing structures for existing products, Agile could experience customer dissatisfaction and loss of sales. In addition, Agile could introduce products that are sold in a manner different from how Agile currently markets its products or that require it to recognize revenue differently than under its current accounting policies. Depending on the manner in which Agile sells existing or future products, this could have the effect of extending the length of time over which Agile recognizes revenues. Furthermore, Agile's quarterly revenues could be significantly affected based on how applicable accounting standards are amended or interpreted over time.

   In addition, Agile has accounted for options to purchase common stock granted to consultants under variable plan accounting. The expense associated with these options may fluctuate significantly from quarter to quarter through fiscal 2005 if the price of Agile's stock fluctuates and could cause operating results to vary significantly from quarter to quarter.

   Due to these and other factors, Agile believes that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon as indicators of its future performance. It is possible that in some future periods its results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of Agile's common stock may decline.

Agile May Not Achieve Anticipated Revenues if the Introduction and Customer Acceptance of Agile Anywhere, Agile Buyer or Any Upgrades or Enhancements to Its Products Is Unsuccessful.

   Agile's future financial performance will depend on customer acceptance of Agile Anywhere and Agile Buyer products and any upgrades or enhancements that Agile may make to its products in the future. Agile has generated substantially all of its revenues from licenses and services related to current and prior versions of its product suite. Agile believes that revenues from Agile Anywhere, together with revenues from maintenance and support contracts from Agile Anywhere and prior versions of its suite, will account for a substantial portion of its revenues for the foreseeable future. If Agile is unable to ship or implement any upgrades or enhancements when planned, or if the introduction of upgrades or enhancements causes customers to defer orders for existing products, Agile may not achieve anticipated revenues.

Implementation of Agile's Products By Large Customers May Be Complex and Customers Could Become Dissatisfied if Implementation Proves Difficult, Costly or Time-Consuming.

   Agile's products must integrate with many existing computer systems and software programs used by its customers. Integrating with many other computer systems and software programs can be complex, time consuming and expensive and cause delays in the deployment of products. Because Agile is one of the first companies to offer products designed for collaborative manufacturing commerce solutions, many customers will be facing these integration issues for the first time in the context of collaborating with supply chain partners. Customers could become dissatisfied with Agile's products if implementations prove to be difficult, costly or time-consuming.

Agile Currently Performs Most of Its Implementations on a Fixed-Price Basis, Which Could Cause Agile to Incur More Costs Than Expected.

   When Agile installs products or when Agile has a third party install them, Agile typically charges customers a fixed fee for these services. At the time of a product sale and prior to agreeing to an installation price, Agile estimates the amount of work involved for a particular installation project. Agile has at times in the past underestimated and may in the future underestimate the amount of time or resources required to install its products. If Agile does not correctly estimate the amount of time or resources required for a large number of installations, its gross margins could decline.

If Agile Does Not Sell Additional Licenses or Enhanced Versions or Upgrades of Its Products to Existing Customers, Agile May Not Achieve Revenue Growth.

   The size of a new customer's initial order is relatively small and may include a limited number of user licenses. In later orders, customers often add user licenses or additional products designed for specific functions, such as the AML Server targeted at manufacturers. In order to grow revenues, Agile depends on sales of additional user licenses to existing customers as well as sales of new licenses to new customers. Therefore, it is important that Agile's customers are satisfied with their initial product implementations and that they believe that expanded use of the product they purchased will provide them with additional benefits. Customers could choose not to purchase any new products or expand the use of Agile's products. If Agile does not increase sales to existing customers, it may not be able to achieve revenue growth.

If Agile Does Not Establish and Maintain Relationships With Key Partners, Agile May Encounter Difficulty in Providing Implementation and Customer Support of Its Products.

   Agile relies heavily on its relationships with consulting and integration partners to implement its software, provide customer support services and endorse its products during the evaluation stage of the sales cycle. Currently, a limited number of companies provide implementation services for Agile's products. Agile expects to increasingly rely on these types of partners in the future. These companies are not contractually obligated to continue to provide implementation services for Agile or to otherwise promote its products. Although Agile seeks to develop and maintain relationships with these types of service providers, they may have similar or more established relationships with Agile's competitors. If these service providers do not increase this segment of their business, or reduce or discontinue their relationships with Agile or their support of its products, Agile's business could be harmed. Agile will need to develop new third party relationships if sales of its products increase and current partners cannot fulfill the need for implementation and customer support services. Without these third parties, Agile would have to expand its services organization to increase the consulting and professional services that Agile provides to customers and divert resources from other areas of its business. If Agile is required to expand professional services capabilities, Agile may not be able to do so on a timely basis.

   Agile is beginning to implement larger deployments of its products together with third parties such as Accenture (formerly known as Andersen Consulting) and Siemens. If Agile is not successful with these joint deployments, Agile may incur increased costs and customer dissatisfaction and may not achieve increased sales and market acceptance of products.

   To meet customer demand, Agile might have to outsource services to more costly independent contractors and other third parties. In addition, if implementation partners do not adequately perform implementation services, Agile's customers could become dissatisfied with its products. In order to avoid dissatisfaction, Agile may need to provide supplemental implementation services at no additional cost to customers. Although Agile could experience an increase in services revenues if its service partners are not successful, services revenues have lower gross margins than license revenues. Agile could also experience delays in revenue recognition if customer implementation projects fall behind schedule.

Agile May Experience Customer Dissatisfaction and Lost Sales If Its Products Do Not Scale to Accommodate Substantial Increases in the Number of Concurrent Users.

   Agile's strategy requires that its software be highly scalable, or able to accommodate substantial increases in the number of users concurrently using the product. To date, however, only a limited number of Agile's customers have deployed its software to manage the manufacturing process across their entire organization. While Agile has performed product testing on the scalability of its products, these products have not been tested in the context of a customer implementation. If Agile's customers cannot successfully implement large-scale deployments, or if they determine that Agile's products cannot accommodate large- scale deployments, Agile could experience customer dissatisfaction and find it more difficult to obtain new customers or to sell additional products to existing customers.

Agile May Not Be Able to Increase Sales of Its Products if It Does Not Expand Its Direct Sales Organization.

   Agile sells products primarily through its direct sales force. Agile's ability to increase sales will depend on its ability to recruit, train and retain top quality sales people with the advanced sales skills and technical knowledge it needs. There is a shortage of the sales personnel needed by Agile, and competition for qualified personnel is intense in its industry. In addition, it takes time for new sales personnel to become productive, particularly senior sales and services personnel, who could take up to nine months to become fully productive. If Agile is unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity more slowly than anticipated, it would be more difficult for Agile to sell its products, and it may experience a shortfall in revenues.

Agile's Variable Sales Cycle Makes it Difficult to Predict When or If Sales Will Be Made.

   Agile's products have an unpredictable sales cycle that contributes to the uncertainty of its future operating results. Agile's collaborative manufacturing commerce software is a new category of products, and customers often view the purchase of Agile's products as a significant and strategic decision. As a result, customers may take time to evaluate Agile's products. The sale of Agile's products may be subject to delays due to the lengthy internal budgeting, approval and evaluation processes of its customers. Agile may expend significant sales and marketing expenses during this evaluation period before the customer places an order. Customers may initially purchase a smaller number of user licenses before expanding the order to allow a greater number of users to benefit from the application. Larger customers may purchase products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in product sales. If sales forecasted from a specific customer for a particular quarter are not realized, Agile may experience an unplanned shortfall in revenues. As a result, Agile has only a limited ability to forecast the timing and size of sales of its products.

The Success of Agile's Business Depends on Its Key Personnel, Whose Knowledge of Its Business and Technical Expertise Would Be Difficult to Replace.

   Agile's success depends largely on the continued contributions of key senior management, particularly Bryan D. Stolle, its Chief Executive Officer, who is not bound by an employment agreement, as well as of key engineering and sales and marketing personnel. Agile does not have key-man life insurance on Mr. Stolle. If one or more members of Agile's senior management or any of its key employees were to resign, the loss of personnel could result in delays to product development, loss of sales, and diversion of management resources.

Because of Competition For Additional Qualified Personnel, Agile May Not Be Able to Recruit or Retain Necessary Personnel, Which Could Impact Development or Sales of Its Products.

   Agile's success depends on its ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, sales and marketing personnel in its industry. The volatility and current market price of Agile's common stock may make it more difficult to recruit, hire and retain qualified personnel, or cause Agile to incur higher salary costs. In addition, there is currently a very low unemployment rate, particularly for technical personnel, in the Silicon Valley where Agile is located, increasing the difficulty in hiring and retaining personnel. If Agile is unable to retain existing key personnel, or attract and retain additional qualified personnel, it may from time to time experience inadequate levels of staffing to perform services for customers. As a result, Agile's growth could be limited due to its lack of capacity to develop and market products to its customers, or it could experience deterioration in service levels or decreased customer satisfaction.

Agile's Efforts to Expand Sales of Products to Other Industries May Not
Succeed.

   Agile has historically sold products primarily to companies in the electronics and medical device manufacturing industries. Agile intends to market products to customers in additional industries. Although Agile has targeted enterprises in other markets as potential customers, these potential customers may not be as willing to purchase products like Agile's as have the electronics and medical device industries.

The Market for Agile's Products is Newly Emerging and Customers May Not Accept Its Products.

   The market for software products that allow companies to collaborate with suppliers on product information and change is newly emerging. Companies have not traditionally automated collaborative manufacturing commerce solutions like those offered by Agile throughout the supply chain. Agile cannot be certain that this market will continue to develop and grow or that companies will elect to utilize Agile's products rather than attempt to develop applications internally or through other sources. In addition, the use of the Internet, as well as corporate intranets, has not been widely adopted for sharing product information as well as for collaboration among supply chain participants. Companies that have already invested substantial resources in other methods of sharing product information during the manufacturing and supply process may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems or methods. Agile expects that it will continue to need to pursue intensive marketing and sales efforts to educate prospective customers about the uses and benefits of its products. Therefore, demand for and market acceptance of its products will be subject to a high level of uncertainty.

Competition Among Providers of Software Enabling Collaboration in a Manufacturing Supply Chain May Increase, Which Could Cause Agile to Reduce Prices, Resulting in Reduced Gross Margins or Loss of Market Share.

   The market for products that enable companies to interactively manage and share information relating to the manufacture and supply of products is new, highly fragmented, rapidly changing and increasingly competitive. Agile expects competition to intensify, which could result in price reductions for products, reduced gross margins and loss of market share. Competitors vary in size and in the scope and breadth of the products and services offered. Agile faces potential competition from in-house development efforts by potential customers or partners, vendors of software designed for management of engineering information, and developers of general purpose groupware software addressing only limited technology components involved in managing data generated by changes to the engineering process. Agile also faces potential competition from providers of enterprise resource planning software and supply-chain software.

   Many of Agile's actual or potential competitors have a number of significant advantages, including:

  . longer operating histories;

  . significantly greater financial, technical, marketing and other resources;

  . significantly greater name recognition and a larger installed base of customers; and

  . well-established relationships with actual and potential customers as well as with systems integrators and other vendors and service providers.

   These competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. Some of Agile's actual or potential competitors may also bundle their products in a manner that may discourage potential customers from purchasing Agile's products. Accordingly, Agile may not be able to maintain or expand sales if competition increases and it is unable to respond effectively.

Agile May Experience Difficulties in Introducing New Products and Upgrades Which Could Result in Negative Publicity, Loss of Sales, Delay in Market Acceptance or Customer Dissatisfaction.

   Agile's future financial performance depends on its successful and timely development, introduction and market acceptance of new and enhanced products. The life cycles of Agile's products are difficult to predict because the market for its products is new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products or computer systems employing new technologies and emerging industry standards could render existing products obsolete and unmarketable. For example, portions of Agile's software are written in the Java computer programming language. If a new software language becomes standard in the industry or is considered more robust, Agile may need to rewrite portions of its products in another computer language in order to remain competitive. The introduction of enhancements to its suite of products may also cause customers to defer orders for Agile's existing products. Agile may experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products in the future. In addition, those products may not meet the requirements of the marketplace and achieve market acceptance.

   Agile expects to add new products to its supply chain applications by acquisition or internal development and by developing enhancements to its existing products. Agile has in the past experienced delays in the planned release dates of its software products and upgrades, and it has discovered software defects in new products after their introduction. New products or upgrades may not be released according to schedule, or may contain defects when released. Either situation could result in negative publicity, loss of sales, delay in market acceptance of products or customer claims against Agile.

Agile's Products Might Not Be Compatible With All Platforms, Which Could Inhibit Sales.

   Agile must continually modify and enhance its products to keep pace with changes in computer hardware and software and database technology, as well as emerging technical standards in the software industry. For example, Agile has designed its products to work with databases such as Oracle. Any changes to these platforms could require Agile to modify its products, and could cause it to delay releasing a product until the updated version of that platform has been released.

   Furthermore, adapters that integrate Agile's products with others rely on third parties to update the adapters to reflect changes to Agile's products as well as to the targeted platform in order to maintain the functionality provided by Agile's products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, back-office applications and browsers and other Internet-related applications could hurt its business, as customers may not be certain as to how Agile's products will operate with their existing systems.

   In addition, portions of Agile's products are based upon a programming language that does not offer all of the features available in Windows. Accordingly, certain features available to products that run on Windows may not be available in the non-Windows version of Agile's products, and this could result in reduced customer demand. Furthermore, some of Agile's products do not run on certain types of popular server computers, such as those that utilize the UNIX operating system. If another platform becomes more widely used or offers greater scalability, Agile could be required to convert, or "port," its product to that platform. Agile may not succeed in these efforts. As Agile extends the functionality of its products to run on additional platforms, it may incur increased development costs.

If Agile Is Unable to Timely Expand Its International Operations, It May Not Achieve Anticipated Revenue Growth.

   Agile believes that expansion of its international operations will be necessary for its future success, and a key aspect to its business strategy has been and is to expand its sales and support organizations internationally. Therefore, Agile believes that it will need to commit additional significant resources to expand its international operations. Agile employs sales professionals in Europe and the Asia-Pacific market. If Agile is unable to successfully expand further in these international markets on a timely basis, it may not be able to achieve anticipated revenue growth. This expansion may be more difficult or take longer than it anticipates, and Agile may not be able to successfully market, sell, deliver and support its products internationally.

   Agile's international expansion will subject it to a number of risks associated with international business activities. These risks include:

  . difficulty in providing customer support for its software in multiple time zones;

  . need to develop its software in multiple foreign languages;

  . longer sales cycles associated with educating foreign customers on the benefits of using its products;

  . greater difficulty and longer time in collecting accounts receivable from customers located abroad;

  . political and economic instability, particularly in Asia;

  . difficulties in enforcing agreements through foreign legal systems; or

  . unexpected changes in regulatory requirements that may limit its ability to export its software or sell into particular jurisdictions or impose multiple conflicting tax laws and regulations.

   To date, most of Agile's revenues have been denominated in United States dollars. If Agile experiences an increase in the portion of its revenues denominated in foreign currencies, it may incur greater risks in currency fluctuations, particularly since Agile translates its foreign currency revenues once at the end of each quarter. In the future, its international revenues could be denominated in the Euro, the currency of the European Union.

The Euro is an untested currency and may be subject to economic risks that are not currently contemplated. Agile currently does not engage in foreign exchange hedging activities, and therefore its international revenues, expenses and cash flows are currently subject to the risks of foreign currency fluctuations.

Agile Depends on Licensed Technology and the Loss or Inability to Maintain These Technology Licenses Could Result in Increased Cost or Delays in Sales of Its Products.

   Agile licenses technology on a non-exclusive basis from several businesses for use with products, including licenses from RSA Data Security, Inc. for security and encryption technology software, Actuate Corporation for reporting capability and from Cimmetry Systems Inc. for its viewers. Agile anticipates that it will continue to license technology from third parties in the future. Some of the software Agile licenses from third parties would be difficult to replace. This software may not continue to be available on commercially reasonable terms, if at all. The loss or inability to maintain any of these technology licenses could result in delays in the licensing of products until equivalent technology, if available, is identified, licensed and integrated. In addition, the effective implementation of products depends upon the successful operation of third-party licensed products in conjunction with Agile's products, and therefore any undetected errors in these licensed products may prevent the implementation or impair the functionality of products, delay new product introductions and/or injure Agile's reputation. The increased use of third-party software could require Agile to enter into license agreements with third parties, which could result in higher royalty payments and a loss of product differentiation.

Defects in Agile's Software Products Could Diminish Demand For Its Products.

   Agile's software products are complex and may contain errors that may be detected at any point in the life of the product. Agile has in the past discovered software errors in certain of its products and as a result has experienced delays in shipment of products during the period required to correct these errors. Agile cannot be sure that, despite testing by Agile, its implementation partners and current and potential customers, errors will not be found in new products or releases after shipment, resulting in loss of revenue, delay in market acceptance and sales, diversion of development resources, injury to reputation or increased service and warranty costs.

   Further, Agile's products are generally used in systems with other vendors' products, and as a result, its products must integrate successfully with these existing systems. System errors, whether caused by Agile's products or those of another vendor, could adversely affect the market acceptance of Agile's products, and any necessary revisions could cause Agile to incur significant expenses.

If Agile Becomes Subject to Product Liability Litigation, It Could Be Time-Consuming and Costly to Defend.

   Since Agile's products are used for mission-critical applications in the supply chain, errors, defects or other performance problems could result in financial or other damages to customers. For example, Agile's products are designed to communicate information relating to changes in product specifications during the manufacturing process. If a supplier or other participant receives inaccurate or erroneous data, it is possible that it could claim it incurred damages based on its reliance on that data. Although Agile's license agreements generally contain provisions designed to limit its exposure to product liability litigation, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions. Product liability litigation, even if unsuccessful, would be time-consuming and costly to defend and could harm its business.

In Order to Manage Its Growth and Expansion, Agile Will Need to Improve and Implement New Systems, Procedures and Controls.

   Agile has recently experienced a period of rapid growth and expansion that has placed a significant strain on its management information systems and its administrative, operational and financial resources. For example, Agile has grown from 170 employees at October 31, 1999 to 436 employees at January 31, 2001.

If Agile is unable to manage its growth and expansion in an efficient or timely manner, its business will be seriously harmed. In addition, Agile has recently hired a significant number of employees and plans to further increase its total headcount. Agile also plans to expand the geographic scope of its operations. This expansion has resulted and will continue to result in substantial demands on management resources. To accommodate continued anticipated growth and expansion, Agile will be required to:

  . improve existing and implement new operational and financial systems, procedures and controls;

  . hire, train, manage, retain and motivate qualified personnel; and

  . enter into relationships with strategic partners.

  These measures may place additional burdens on management and internal resources.

If Agile Is Unable to Protect Its Intellectual Property, Agile May Lose a Valuable Asset, Experience Reduced Market Share or Incur Costly Litigation to Protect Its Rights.

   Agile's success and ability to compete depends upon its proprietary technology, including its brand and logo and the technology underlying its products. Agile relies on patent, trademark, trade secret and copyright laws to protect its intellectual property. Despite its efforts to protect its intellectual property, a third party could copy or otherwise obtain Agile's software or other proprietary information without authorization, or could develop software competitive to Agile's. Agile's means of protecting its proprietary rights may not be adequate and its competitors may independently develop similar technology, duplicate its products or design around patents that may be issued to Agile or its other intellectual property. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and Agile expects that it will become more difficult to monitor the use of its products if Agile increases its international presence.

   Agile may have to resort to litigation to enforce its intellectual property rights, to protect its patents, trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending its proprietary technology is expensive, could cause the diversion of its resources, and may not prove successful. Agile's protective measures may prove inadequate to protect its proprietary rights, and any failure to enforce or protect its rights could cause Agile to lose a valuable asset.

Agile May Be Subject to Intellectual Property Infringement Claims That, With or Without Merit, Could Be Costly to Defend or Settle.

   Agile may from time to time be subject to claims of infringement of other parties' proprietary rights or claims that its own intellectual property rights are invalid. There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that, in the future, third parties may claim that Agile or its current or potential future products infringe their intellectual property. Agile expects that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in industry segments overlaps. Any infringement claims made against Agile, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or negative publicity. In addition, if Agile's products were found to infringe a third party's proprietary rights, Agile could be required to enter into royalty or licensing agreements in order to continue to be able to sell its products. Royalty or licensing agreements, if required, may not be available on terms acceptable to Agile or at all.

Agile Will Rely on Third Parties to Manage System and Network Environments for Hosted Customers.

   Agile will rely on third parties to manage system and network environments running the Agile Anywhere and Agile Buyer solutions and related solutions for customers requiring hosting. Services provided by these third parties will include managing the hosted servers, maintaining communications lines and managing network data centers, which are the locations where the Agile solutions reside. Since the hosting of the Agile solutions for certain customers will depend on these third parties, it is possible that these third parties may not be able to meet Agile's and its customer's service level requirements. In the event that Agile chooses to use alternative hosting sources, this may result in a temporary degradation of the service level for hosting services that may be unacceptable to customers.

Agile Is Subject to Employer Payroll Taxes When Its Employees Exercise Their Stock Options That Could Adversely Affect Its Results of Operations.

   Employer payroll taxes are assessed on each employee's gain, which is the difference between the price of Agile's common stock on the date of exercise and the exercise price. During a particular period, these payroll taxes could be material. These employer payroll taxes would be recorded as an expense and are assessed at tax rates that vary depending upon the employee's taxing jurisdiction in the period such options are exercised based on actual gains realized by employees. However, because Agile is unable to predict how many stock options will be exercised, at what price and in which country during any particular period, Agile cannot predict, the amount, if any, of employer payroll expense will be recorded in a future period or the impact on future financial results.

If Use of the Internet Does Not Continue to Develop and Reliably Support the Demands Placed on It by Electronic Commerce, Agile May Experience Loss of Sales.

   Agile's success depends upon continued growth in the use of the Internet as a medium of collaboration and commerce. Although the Internet is experiencing rapid growth in the number of users, this growth is a recent phenomenon and may not continue. Furthermore, despite this growth in usage, the use of the Internet for commerce is relatively new. As a result, a sufficiently broad base of companies and their supply chain partners may not adopt or continue to use the Internet as a medium for collaboration for product content information. Agile's business would be seriously harmed if:

  . use of the Internet does not continue to increase or increases more slowly than expected;

  . the infrastructure for the Internet does not effectively support enterprises and their supply chain partners;

  . the Internet does not create a viable commercial marketplace, inhibiting the development of electronic collaborative manufacturing commerce and reducing the demand for Agile's products;

  . concerns over the secure transmission of confidential information over public networks inhibit the growth of the Internet as a means of conducting commercial transactions; or

  . third parties use the Internet to create interference with the use of Agile's products over the Internet.

Capacity Restraints May Restrict the Use of the Internet as a Commercial Marketplace, Resulting in Decreased Demand For Agile's Products.

   The Internet infrastructure may not be able to support the demands placed on it by increased usage or the limited capacity of networks to transmit large amounts of data. Other risks associated with commercial use of the Internet could slow its growth, including:

  . outages and other delays resulting from the inadequate reliability of the network infrastructure;

  . slow development of enabling technologies and complementary products; and

  . limited availability of cost-effective, high-speed access.

   Delays in the development or adoption of new equipment standards or protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a means of communication between manufacturers and their supply chain partners. If these or any other factors cause use of the Internet for commerce to slow or decline, the Internet may not prove viable as a commercial marketplace, resulting in decreased demand for Agile's products.

Increasing Governmental Regulation of the Internet Could Limit the Market for Agile's Products.

   As Internet commerce continues to evolve, Agile expects that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, taxation or other increased costs, any of which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for Agile's products.

      FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

   This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements under the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 with respect to Ariba's and Agile's financial condition, results of operations and businesses and the expected impact of the merger on Ariba. These statements are based upon current expectations that involve risks and uncertainties. Any statements contained in this joint proxy statement/prospectus that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Although Ariba and Agile believe that the respective forward-looking statements made in this joint proxy statement/prospectus are reasonable, they are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the immediately preceding section entitled "Risk Factors." These factors and other cautionary statements made in this joint proxy statement/prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this joint proxy statement/prospectus. Neither Ariba nor Agile undertake any obligation to update any forward-looking statements.

                              THE SPECIAL MEETINGS

General

   Ariba. We are furnishing this joint proxy statement/prospectus to holders of Ariba common stock in connection with the solicitation of proxies by the Ariba board of directors for use at the special meeting of stockholders of Ariba to
be held on           , 2001, and any adjournment or postponement thereof.

   This joint proxy statement/prospectus is first being mailed to Ariba
stockholders on or about           , 2001.

   Agile. We are furnishing this joint proxy statement/prospectus to holders of Agile common stock in connection with the solicitation of proxies by the Agile board of directors for use at the special meeting of stockholders of Agile to
be held on            , 2001, and any adjournment or postponement thereof.

   This joint proxy statement/prospectus is first being mailed to stockholders
of Agile on or about           , 2001. This joint proxy statement/prospectus is
also furnished to Agile stockholders as a prospectus in connection with the issuance by Ariba of shares of Ariba common stock as contemplated by the merger agreement.

Date, Time and Place

   Ariba. The Ariba special meeting will be held on           , 2001 at
a.m., local time, at                              .

   Agile. The Agile special meeting will be held on           , 2001 at
a.m., local time, at                              .

Matters to be Considered at the Special Meetings

   Ariba. At the Ariba special meeting and any adjournment or postponement of the special meeting, Ariba stockholders will be asked to consider and vote upon a proposal to approve the issuance of up to an estimated maximum of shares of Ariba common stock to the stockholders of Agile.

   Agile. At the Agile special meeting and any adjournment or postponement of the special meeting, Agile stockholders will be asked to consider and vote upon the adoption of the merger agreement and approval of the merger.

Board of Directors' Recommendations

   Ariba. The Ariba board of directors, after careful consideration, has unanimously approved the merger and the merger agreement and the proposed issuance of Ariba common stock in connection with the merger. The Ariba board believes that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the proposed issuance of Ariba common stock in connection with the merger.

   Agile. The Agile board of directors, after careful consideration, has unanimously approved the merger agreement and the merger and has determined that the merger and the merger agreement are advisable and in the best interests of Agile and its stockholders. The Agile board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and the approval of the merger.

Record Date and Voting

   Ariba. The committee of the Ariba board empowered to fix the record date, meeting date and location for the Ariba special meeting has fixed the close of
business on           , 2001, as the record date for the determination of Ariba
stockholders entitled to notice of and to vote at the Ariba special meeting.

   On the record date, there were outstanding         shares of Ariba common
stock, each of which will be entitled to one vote. Pursuant to Ariba's bylaws, the holders of a majority of the shares of Ariba common stock entitled to vote must be present in person or represented by proxy at the Ariba special meeting to constitute a quorum.

   Shares of Ariba common stock present in person or represented by proxy at the Ariba special meeting and entitled to vote will be counted for the purposes of determining whether a quorum is present. Abstentions and broker "non-votes" will be counted as present or represented and entitled to vote at the Ariba special meeting for purposes of determining whether a quorum is present. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal. Abstentions will be included in the number of shares present or represented and voting on each matter. Broker "non-votes" will not be considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Accordingly, Ariba stockholders are urged to vote their shares by returning the enclosed proxy card marked to indicate their vote.

   As of the record date, directors and executive officers of Ariba, and their
affiliates, collectively beneficially own approximately    % of Ariba common
stock. Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Appendix B, these directors and executive officers of Ariba, and their affiliates, have agreed to vote their shares in favor of the issuance of Ariba common stock in connection with the merger.

   Agile. Agile's board has fixed the close of business on           , 2001, as
the record date for the determination of Agile stockholders entitled to notice of and to vote at the Agile special meeting.

   On the record date, there were outstanding         shares of Agile common
stock, each of which will be entitled to one vote. Pursuant to Agile's bylaws, the holders of a majority of the shares of Agile common stock entitled to vote must be present in person or represented by proxy at the Agile special meeting to constitute a quorum.

   The adoption of the merger agreement and approval of the merger will require the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Agile common stock.

   Shares of Agile common stock present in person or represented by proxy at the Agile special meeting and entitled to vote will be counted for the purposes of determining whether a quorum is present. Abstentions and broker "non-votes" will be counted as present or represented and entitled to vote at the Agile special meeting for purposes of determining whether a quorum is present. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal. Abstentions will be included in the number of shares present or represented and voting on each matter. Broker "non-votes" will not be considered voted for the particular matter and will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Accordingly, Agile stockholders are urged to return the enclosed proxy card marked to indicate their vote.

   As of the record date, directors, executive officers and certain major stockholders of Agile, and their affiliates, collectively beneficially own
approximately    % of Agile common stock. Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Appendix C, such directors, executive officers and major stockholders of Agile, and their affiliates, have agreed to vote their shares in favor of the adoption of the merger agreement and approval of the merger. See "The Merger--Interests of Certain Persons in the Merger."

Voting of Proxies

   Ariba. We request that Ariba stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Ariba. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions to the stockholder on how to instruct the broker to vote the shares. All properly executed proxies that Ariba receives prior to the vote at the Ariba special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, (1) to approve the issuance of shares of Ariba common stock as contemplated by the merger agreement and (2) in favor of granting the named proxies discretionary authority to act on other matters as may properly come before the Ariba special meeting or any adjournment or postponement of the meeting. Ariba's board does not currently intend to bring any other business before the special meeting and, so far as Ariba's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

   How to Revoke Your Proxy. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

  . delivering to the secretary of Ariba by any means, including facsimile, a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and delivering a proxy relating to the same shares and bearing a date later than the date of the proxy prior to the vote at the meeting; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date.

   Agile. We request that stockholders of Agile complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Agile. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that Agile receives prior to the vote at the Agile special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, (1) to adopt the merger agreement and approve the merger and (2) in favor of granting the named proxies discretionary authority to act on other matters as may properly come before the Agile special meeting or any adjournment or postponement of the meeting. Agile's board does not currently intend to bring any other business before the special meeting and, so far as Agile's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

   How to Revoke Your Proxy. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

  . delivering to the secretary of Agile by any means, including facsimile, a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and delivering a proxy relating to the same shares and bearing a date later than the date of the proxy prior to the vote at the meeting; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.
   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date.

No Appraisal Rights

   Ariba and Agile are Delaware corporations. Appraisal rights are not available under Delaware law to stockholders of a corporation, such as Ariba or Agile, whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or NASD. Because each of Ariba's and Agile's common stock is traded on such a system, The Nasdaq National Market, stockholders of Ariba and stockholders of Agile will not have appraisal rights with respect to the merger.

Solicitation of Proxies and Expenses

   Ariba and Agile have retained the services of Corporate Investor Communications to assist in the solicitation of proxies from both Ariba's and Agile's stockholders. The fee to be paid to such firm for such services by Ariba and Agile is not expected to exceed $16,000, plus reasonable out-of-pocket expenses.

   In addition to solicitation by mail, the directors, officers and employees of Ariba and Agile may solicit proxies from their respective stockholders by telephone, facsimile, e-mail or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

                                   THE MERGER

   This section of the joint proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Ariba stockholders and Agile stockholders. Stockholders should read the entire merger agreement, and the other documents to which we refer, carefully and in their entirety for a more complete understanding of the merger.

Background of the Merger

   In December 1999, SupplierMarket.com, Inc. and Agile initiated discussions regarding a possible strategic relationship. In late January 2000, the parties entered into a letter of intent regarding, and publicly announced, a strategic relationship. SupplierMarket.com agreed to be acquired by Ariba on June 21, 2000. Throughout the summer of 2000, representatives of Agile and Ariba met to discuss forming a deeper strategic partnership.

   At various times in 2000, Ariba's management and board of directors discussed their desire to extend Ariba's leadership position in business-to-business electronic commerce to other market segments, including the collaborative commerce market.

   On October 24, 2000, Larry Mueller, president and chief operating officer of Ariba, and other representatives of Ariba met with Bryan Stolle, chairman of the board and chief executive officer of Agile, and other representatives of Agile, to discuss Agile's business and a possible strategic relationship between Ariba and Agile. After the meeting, representatives of Ariba and Agile decided to commence preliminary discussions to explore possible strategic initiatives between the two companies, including a business combination.

   In late October and early November 2000, representatives of Ariba and Agile reviewed joint product demonstrations and conducted other business due diligence. On November 3, 2000, Mr. Mueller met with Mr. Stolle to discuss the progress of discussions between the parties, Agile's potential relationship with Ariba as part of its collaborative commerce solution and the next steps in pursuing a strategic relationship. Following the meeting, additional discussions occurred between representatives of Ariba and Agile.

   On November 6, 2000, Agile management met with representatives of Morgan Stanley to discuss the merits of a strategic combination of Agile with Ariba including a comparison of the merits of possible strategic combinations with other companies.

   On November 7, 2000 Agile retained Morgan Stanley to serve as Agile's financial advisor with respect to possible strategic combinations. On November 15, 2000 Ariba retained Thomas Weisel Partners to serve as Ariba's financial advisor with respect to a possible strategic relationship, including a combination, with Agile.

   On November 15, 2000, Agile's board of directors met, together with its legal advisors and Morgan Stanley, to discuss pursuing a possible strategic initiative with Ariba, including a business combination. Members of management provided information concerning a possible combination with Ariba.

   On November 17, 2000, Keith Krach, chairman of the board and chief executive officer of Ariba, other representatives of Ariba, Thomas Weisel Partners and representatives of Ariba's legal advisors met with Mr. Stolle, Tom Shanahan, chief financial officer of Agile, other representatives of Agile and Morgan Stanley, to conduct business due diligence and explore the possible terms of a combination of Ariba and Agile. After this meeting, Kenneth Coulter, vice president of worldwide sales for Agile, met with members of Ariba's sales staff to discuss synergies between the two organizations.

   On November 21, 2000, Mr. Krach and representatives of Thomas Weisel Partners met with Mr. Stolle to inform Mr. Stolle that Ariba desired to postpone further discussions regarding a possible combination until 2001. On January 10, 2001, Messrs. Krach and Mueller met with Mr. Stolle to discuss the continuation of discussions between Ariba and Agile.

   At a special meeting of Ariba's board of directors on January 18, 2001, Ariba's management and representatives of Thomas Weisel Partners advisors discussed several strategic alternatives for Ariba, including a possible combination with Agile. Following a discussion of, among other things, the potential benefits and risks of the combination, the board authorized Ariba's management to continue exploratory discussions with Agile regarding a possible merger. In the evening following the meeting, Mr. Krach met with Mr. Stolle and informed Mr. Stolle that Ariba was interested in resuming discussions regarding a combination with Agile.

   On January 20, 2001, Robert Calderoni, executive vice president and chief financial officer of Ariba, other representatives of Ariba, and representatives of Thomas Weisel Partners and legal counsel for Ariba met with Mr. Shanahan, other representatives of Agile, and representatives of Morgan Stanley and Agile's legal advisors, to discuss broadly possible terms and conditions of the proposed combination and the logistics for completing the merger.

   At a special meeting of Agile's board of directors on January 22, 2001, Agile's management and financial advisor discussed a possible combination with Ariba. Following a discussion of, among other things, the potential benefits and risks of the combination, Agile's board of directors authorized Agile's management to continue discussions with Ariba regarding a possible merger and authorized Agile to enter into an exclusivity agreement restricting Agile's ability to negotiate with other acquirors.

   Representatives of Ariba and Agile conducted additional business, legal, accounting and financial due diligence investigations between January 20 and 28, 2001. During this period, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies. Also, from January 20 until January 28, 2001, representatives of Ariba and Agile, together with their legal and financial advisors, held numerous meetings and telephone conversations to discuss and negotiate the terms and conditions of the merger agreement and related agreements.

   On January 23, 2001, Ariba's legal advisor delivered a draft merger agreement to Agile and its financial and legal advisors, and on the evening of January 25, 2001, representatives of Ariba and its financial and legal advisors met with representatives of Agile and its financial and legal advisors to negotiate key issues in the draft merger agreement and related agreements.

   On January 26, 2001, Agile's board of directors, together with representatives of Agile's legal advisors and Morgan Stanley, reviewed and discussed the material terms of the draft merger agreement, and representatives of Morgan Stanley presented certain financial analysis regarding the proposed combination. Management reported on the reasons for the merger, including industry considerations as well as the risks associated with the merger, including key issues relating to employee retention, among others. Strategic alternatives to the merger were discussed.

   The Ariba board of directors held a special meeting on the evening of January 27, 2001. Ariba's management and its financial and legal advisors reported on the results of their due diligence investigations of Agile. Ariba's financial and legal advisors also outlined in detail the financial and legal terms and conditions of the proposed combination.

   The Agile board of directors held special meetings by telephone conference on January 28, 2001, with representatives of Morgan Stanley and Agile's legal advisors to discuss further due diligence findings and review in detail the financial and legal terms and conditions of the proposed combination.

   Also on January 27 and 28, 2001, representatives of Ariba and Agile, together with their legal and financial advisors, continued discussions and negotiations regarding the merger agreement and related agreements.

   The Ariba board of directors held a special meeting on the evening of Sunday, January 28, 2001. Ariba's management and its legal and financial advisors reported on the results of the discussions and negotiations over the weekend regarding the merger agreement and related agreements as well as on the results of additional due diligence investigations. Ariba's legal advisor reviewed changes in the principal terms of the merger agreement and related agreements. Thomas Weisel Partners, after reviewing its financial analyses, then rendered its oral opinion to the Ariba board, subsequently confirmed by delivery of a written opinion dated January 29, 2001, to the effect that, based on the assumptions made, matters considered and limits of such review, as set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair to Ariba from a financial point of view as of the respective dates of those opinions. Following the discussion, the Ariba board unanimously approved the merger agreement and related agreements and the issuance of Ariba common stock in the merger. The Ariba board also determined to recommend to Ariba stockholders approval of the issuance of shares of Ariba common stock in the merger.

   Agile's board of directors held a special meeting by telephone conference on the evening of January 28, 2001, together with representatives of Agile's financial and legal advisors. Agile's legal advisors reviewed the principal terms of the merger and summarized the material provisions of the final draft merger agreement. In addition, Morgan Stanley presented its financial analysis and rendered its oral opinion to the board of directors, later confirmed in writing, to the effect that, as of January 28, 2001, from a financial point of view the exchange ratio pursuant to the merger agreement was fair to holders of shares of Agile common stock. In light of the prior discussions among members of the Agile board of directors, the prior meetings of the Agile board of directors and the presentations and discussions at the current meeting, on January 28, 2001, the Agile board of directors, by unanimous written consent, approved the merger agreement and the merger, and determined to recommend that Agile's stockholders vote to adopt the merger agreement and approve the merger.

   The merger agreement and related transaction documents were signed by the parties early in the morning on January 29, 2001. Ariba and Agile jointly announced the merger on the morning of January 29, 2001.

Reasons for the Merger; Recommendations of Boards of Directors

   Ariba's Reasons for the Merger. The Ariba board unanimously approved the merger agreement and determined to recommend that Ariba stockholders approve the issuance of Ariba common stock in the merger. The decision by Ariba's board was based on several potential benefits of the merger that it believes will contribute to the future success of the combined company. These potential benefits include:

  . expanding Ariba's product offering, by including Agile's collaborative manufacturing solution, and thereby extending Ariba's business-to-business electronic commerce platform into the collaborative commerce market;

  . increasing the market for Ariba's products and services, by offering an expanded and integrated set of products, that combines electronic commerce and collaborative commerce solutions;

  . capitalizing on Agile's domain expertise in developing and deploying collaborative product content products;

  . capitalizing on complimentary customer bases with limited overlap, to cross-sell Ariba's products and services to Agile's core vertical markets and to cross-sell Agile's products and services to Ariba's core vertical markets;

  . utilizing Ariba's sales, implementation and support infrastructure and international presence to accelerate larger, enterprise-wide sales of Agile's products;

  . enhancing Ariba's technology base, by integrating Agile's product content management; and

  . achieving potential cost savings, through consolidation of redundant facilities and overhead.

   Ariba's board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

  . historical information concerning Ariba's and Agile's respective businesses, financial performance and condition, operations, technology and management;

  . Ariba's management's view of the financial condition, results of operations, businesses and future prospects of Ariba and Agile before and after giving effect to the merger and the Ariba board's determination of the merger's effect on stockholder value;

  . current financial market conditions and historical market prices, volatility and trading information;

  . the determination of Agile senior management personnel to enter into new employment and non-competition agreements;

  . the consideration Agile stockholders will receive in the merger in light of comparable merger transactions;

  . the opinion of Thomas Weisel Partners that, as of the date of its opinion, and subject to the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, the exchange ratio pursuant to the merger agreement is fair to Ariba from a financial point of view;

  . the terms and conditions of the merger agreement and related agreements;

  . the belief that the terms of the merger agreement and related agreements are reasonable;

  . the anticipated impact of the merger on Ariba's customers and employees;
    and

  . the results of the due diligence investigation as to Agile conducted by Ariba's management, and its financial and legal advisors.

   The Ariba board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

  . the risk that the potential benefits and synergies of the merger may not be realized;

  . the possibility that the merger may not be consummated, even if approved by Ariba's and Agile's stockholders;

  . the potential loss of revenues and business opportunities for Ariba as a result of initial confusion in the marketplace for Ariba's and Agile's products following the announcement of the merger, and the possible exploitation of such confusion by Ariba's and Agile's competitors;

  . the negative impact on Ariba's earnings as a result of accounting charges to amortize the intangible assets purchased in the merger, and uncertainty of the perception of the reduced earnings in the financial community, including among investors and stockholders;

  . the risk of management and employee disruption associated with merging two large organizations, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company, especially given the competition for quality personnel in the industry, particularly in Ariba's and Agile's geographical location; and

  . other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

   Recommendation of Ariba's Board of Directors. Ariba's board concluded that certain of these risks were unlikely to occur, while others could be avoided or mitigated by the combined company, and that, on balance, the merger's potential benefits to Ariba and its stockholders outweighed the potential risks. The discussion of the information and factors considered by Ariba's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Ariba's board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

FOR THE REASONS DISCUSSED ABOVE, ARIBA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF ARIBA COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.

   Agile's Reasons for the Merger. Agile's management has considered a number of alternatives for enhancing its competitive position. The Agile board of directors believes that the combined strength and potential of Agile and Ariba presents a significant opportunity for its stockholders, customers and employees, particularly given the complementary nature of the two companies' products and the alignment of their strategic and operational plans. The Agile board of directors identified several potential benefits for the Agile stockholders, employees and customers that it believes would result from the merger. These potential benefits include:

  . providing Agile stockholders with shares of Ariba common stock in a tax-free exchange, which at the time the parties signed the merger agreement represented a premium over the market price for Agile common stock;

  . the ability of the combined company to enhance Agile's ability to grow its revenue and achieve profitability, by utilizing Ariba's sales and marketing strength to expand worldwide sales into the global 2000;

  . the ability of the combined company to offer complementary product lines, which presents the opportunity to increase the breadth of products offered and expand the customer base, including the acceleration of vertical sales, solutions and delivery strategies;

  . the ability of the two companies to combine their technological resources to develop new products with increased functionality and bring them to market faster; and

  . the presence of complimentary customers with strong cross-selling opportunities that may be enhanced by the availability to the combined company of greater resources for product marketing and distribution.

   In the course of its deliberations regarding the merger, the Agile board of directors reviewed with Agile's management and outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for Agile and interests of certain Agile officers and directors in the merger that differ from those of Agile stockholders generally. The Agile board of directors also considered the following potentially positive factors, among others, in connection with its review and analysis of the merger. The conclusions of the Agile board of directors with respect to each of these factors supported its determination that the merger is fair to, and in the best interests of, Agile's stockholders:

  . historical information concerning Ariba's and Agile's respective businesses, financial performance and condition, operations, technology, management and competitive position;

  . current stock market conditions and historical market prices, volatility and trading information with respect to Ariba common stock and Agile common stock, which supported a favorable view of Ariba's stock market presence and positive reputation with investors;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

  . the financial analysis and opinion of Morgan Stanley dated January 29, 2001 to the Agile board of directors to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio pursuant to the merger was fair, from a financial point of view, to the holders of shares of Agile common stock;

  . the impact of the merger on Agile's customers and employees; and

  . the results of the due diligence review as to Ariba conducted by Agile's management and its financial and legal advisors.

   The Agile board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the Agile board of directors included:

  . the risk that because the exchange ratio will not be adjusted for changes in the market price of either Ariba common stock or Agile common stock, the per share value of the consideration to be received by Agile stockholders might be less than the price per share implied by the exchange ratio immediately before the announcement of the merger due to fluctuations in the market value of Ariba common stock;

  . the risk that the merger might not be completed in a timely manner or at all;

  . the potential negative impact of any customer or supplier confusion after announcement of the proposed merger;

  . the challenges relating to the integration of the two companies;

  . the possibility of management and employee disruption associated with the proposed merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of Agile might not continue with the combined company;

  . certain terms of the merger agreement, the stock option agreement and related agreements that prohibit Agile and its representatives from soliciting third party bids and from accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms would reduce the likelihood that a third party would make a bid for Agile;

  . the fact that the execution of voting agreements by the executive officers and directors of Agile might reduce the likelihood that a third party would make a bid for Agile;

  . the fact that the execution of a stock option agreement by Ariba and Agile might reduce the likelihood that a third party would make a bid for Agile;

  . the risks relating to Ariba's business and how they would affect the operations of the combined company; and

  . the other risks described above under "Risk Factors."

   Recommendation of Agile's Board of Directors. The foregoing discussion of information and factors considered by the Agile board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Agile board of directors. In view of the wide variety of factors considered by the Agile board of directors, the Agile board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Agile board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Agile board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Agile board of directors unanimously agreed that the merger is fair to, and in the best interests of, Agile's stockholders and that Agile should proceed with the merger.

FOR THE REASONS DISCUSSED ABOVE, AGILE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AGILE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT AGILE STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

   In considering the recommendation of Agile's board with respect to the merger agreement, Agile stockholders should be aware that certain directors and officers of Agile have interests in the merger that are different from, or are in addition to, the interests of Agile stockholders generally. Please see "The Merger--Interests of Certain Persons in the Merger."

Opinions of Financial Advisors

   Opinion of Ariba's Financial Advisor. Thomas Weisel Partners has acted as financial advisor to Ariba in connection with the merger. On January 28, 2001, Thomas Weisel Partners delivered to the board of directors its oral opinion that, as of that date, the exchange ratio pursuant to the merger agreement was fair to Ariba from a financial point of view. Thomas Weisel Partners later delivered its written opinion, dated January 29, 2001, confirming its oral opinion. Ariba did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion.

   The full text of the Thomas Weisel Partners opinion is attached as Appendix F to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Stockholders of Ariba are urged to, and should, read this opinion carefully and in its entirety. We have, however, included the following summary of the Thomas Weisel Partners opinion.

   Thomas Weisel Partners has directed its opinion to the board of directors of Ariba. The opinion does not constitute a recommendation to you as to how you should vote with respect to the transaction. The opinion addresses only the financial fairness of the exchange ratio to Ariba from a financial point of view. It does not address the relative merits of the merger or any alternatives to the merger. Further, it does not address Ariba's underlying decision to proceed with or effect the merger. In furnishing its opinion, Thomas Weisel Partners did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act of 1933. The Thomas Weisel Partners opinion includes statements to this effect.

   In connection with its opinion, Thomas Weisel Partners:

  . reviewed certain publicly available financial and other data with respect to Ariba and Agile, including the consolidated financial statements for recent years and interim periods to October 31, 2000 with respect to Agile and to September 30, 2000 with respect to Ariba and certain other relevant financial and operating data relating to Ariba and Agile made available to Thomas Weisel Partners from published sources and from the internal records of both companies;

  . reviewed the financial terms and conditions of the merger agreement, the stock option agreement and the voting agreements;

  . reviewed certain publicly available information concerning the trading of, and the trading market for, Ariba's and Agile's common stock;

  . compared Ariba and Agile from a financial point of view with other companies in the software industry which Thomas Weisel Partners deemed to be relevant;

  . considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

  . reviewed and discussed with representatives of the management of Ariba and Agile certain information of a business and financial nature regarding Ariba and Agile, furnished to Thomas Weisel Partners by them, including financial forecasts and related assumptions for Agile including assumptions relating to the benefits of the combination provided by management of Ariba based on discussions with Agile;

  . made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Ariba's counsel; and

  . performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

   In preparing its opinion, Thomas Weisel Partners did not assume any obligation to independently verify the information referred to above. Instead, with Ariba's consent, Thomas Weisel Partners relied on the information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions, in each case with Ariba's consent:

  . with respect to the financial forecasts for Agile described above, Thomas
    Weisel Partners assumed for purposes of its opinion, upon the advice of management of Ariba, that (a) these forecasts including assumptions relating to the benefits of the combination have been reasonably prepared on bases reflecting the best available estimates and judgments of management of Ariba at the time of preparation as to the future financial performance of Agile, and (b) these forecasts provide a reasonable basis upon which Thomas Weisel Partners could form its opinion;

  . that there have been no material changes in Ariba's or Agile's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners;

  . that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules and regulations; and

  . that the transaction will be consummated in accordance with the terms described in the merger agreement, without any further amendment thereto, and without any waiver by Ariba of any of the conditions to any party's obligations thereunder.

   In addition, for purposes of their opinion:

  . Thomas Weisel Partners relied on advice of Ariba's independent accountants as to all financial reporting matters with respect to Ariba, and Ariba's independent counsel with respect to legal matters relating to the merger and the merger agreement;

  . Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Agile or Ariba, nor was Thomas Weisel Partners furnished with any such appraisals;

  . Ariba informed Thomas Weisel Partners, and Thomas Weisel Partners assumed, that the transaction would be recorded as a purchase transaction under GAAP; and

  . the Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

   The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the board of directors of Ariba. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

   Comparable Company Valuation Analysis. Based on public and other available information, Thomas Weisel Partners calculated aggregate value, which Thomas Weisel Partners defined as equity value plus debt less cash, as a multiple of estimated revenue for companies in the software industry for calendar years 2000 through 2001. Thomas Weisel Partners believes that the 13 companies listed below have operations similar to some of the operations of Agile, but noted that none of these companies has the same management, composition, size or combination of businesses as Agile:

  . Ariba, Inc.

  . Art Technology Group, Inc.

  . BEA Systems, Inc.

  . Blue Martini Software, Inc.

  . Broadvision, Inc.

  . Click Commerce, Inc.

  . Commerce One, Inc.

  . i2 Technologies, Inc.

  . Interwoven, Inc.

  . Manugistics Group, Inc.

  . MatrixOne, Inc.

  . TIBCO Software, Inc.

  . WebMethods, Inc.

   The following table sets forth the multiples indicated by this analysis:

                                              Range of multiples Average Median
                                              ------------------ ------- ------
   Aggregate Value to:
     CY 2000 Actual/Estimated Revenues.......   8.5x to 40.2x     22.5x  24.6x
     CY 2001E Revenues.......................   4.7x to 24.2x     12.5x  12.0x

   Utilizing this information, Thomas Weisel Partners developed a range of aggregate value as a multiple of estimated 2000 revenues and estimated 2001 revenues of 16.0x to 40.0x and 10.0x to 25.0x, respectively. Thomas Weisel Partners compared these ranges for the above group of publicly-traded software companies with financial and operating information and ratios for Agile. For the purposes of these analyses, Thomas Weisel Partners used for Agile financial information (1) estimates and financial forecasts based on Morgan Stanley research, referred to in this summary as the Agile Street Case, and (2) Agile estimates and financial forecasts as provided by management of Ariba, referred to in this summary as the Agile Combined Case. Applying the appropriate multiple range to the 2000 Agile Street Case revenue estimate, the 2001 Agile Street Case revenue estimate and the 2001 Agile Combined Case revenue estimate implied per share valuation ranges of $27.69 to $57.35, $27.34 to $56.51 and $41.44 to $89.34, respectively. Thomas Weisel Partners noted that the price per share of Agile common stock implied by the consideration to be paid by Ariba in the merger based on the closing sales price of Ariba on January 26, 2001 was $54.00.

   While the comparable company analysis compared Agile to 13 companies in the software industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

   Comparable Transactions Analysis. Based on public and other available information, Thomas Weisel Partners calculated aggregate value as a multiple of revenue for the trailing twelve months, or TTM, and for the next twelve months, or NTM, in 28 comparable acquisitions of software companies that have been announced since June 6, 1996:

   Announcement Date         Name of Acquiror              Name of Target
   -----------------         ----------------              --------------
   12/21/00..........  Microsoft Corporation         Great Plains Software, Inc.
   11/27/00..........  Rational Software Corporation Catapulse, Inc.
   9/11/00...........  Siebel Systems, Inc.          Janna Systems, Inc.
   6/26/00...........  Ariba, Inc.                   SupplierMarket.com, Inc.
   6/20/00...........  Brokat Infosystems AG         Blaze Software, Inc.
   5/22/00...........  WebMethods, Inc.              Active Software, Inc.
   5/22/00...........  Vignette Corporation          OnDisplay, Inc.
   4/18/00...........  Siebel Systems, Inc.          OpenSite, Inc.
   4/5/00............  Peregrine Systems, Inc.       Harbinger Corporation
   3/15/00...........  E.piphany, Inc.               Octane Software, Inc.
   3/13/00...........  i2 Technologies, Inc.         Aspect Development, Inc.
   3/12/00...........  i2 Technologies, Inc.         SupplyBase
   3/8/00............  VerticalNet, Inc.             Tradeum, Inc.
   2/25/00...........  Quintus Corp.                 Mustang.com, Inc.
   2/7/00............  Kana Communications, Inc.     Silknet Software, Inc.
   1/4/00............  Commerce One, Inc.            Mergent Systems, Inc.
   12/21/99..........  Checkfree Corporation         Bluegill Technologies
   12/20/99..........  VeriSign, Inc.                Signio, Inc.
   12/16/99..........  Ariba, Inc.                   TRADEX Technologies
   11/15/99..........  Ariba, Inc.                   TradingDynamics, Inc.
   1/11/99...........  Lucent Technologies, Inc.     Kenan Systems Corporation
   11/5/99...........  Commerce One, Inc.            CommerceBid.com
   8/20/98...........  Autodesk, Inc.                Discreet Logic, Inc.
   2/23/98...........  Siebe plc                     Wonderware Corporation
   6/24/97...........  Dassault Systemes S.A.        SolidWorks Corporation
   4/6/97............  Rational Software Corporation Pure Atria Corporation
   11/13/96..........  Rational Software Corporation SQA, Inc.
   6/6/96............  Pure Software, Inc.           Atria Software, Inc.

   The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed merger:

                                               Range of multiples Average Median
                                               ------------------ ------- ------
   Aggregate Value to:
     TTM Revenues.............................   3.3x to 280.4x    59.9x  31.1x
     NTM Revenues.............................   2.9x to 161.8x    31.2x  15.2x

   Utilizing this information, Thomas Weisel Partners developed a range of aggregate value as a multiple of TTM revenues and estimated NTM revenues of 30.0x to 70.0x and 10.0x to 40.0x, respectively. Thomas Weisel Partners compared these ranges for the above group of acquisitions of software companies with the corresponding financial and operating information and ratios for the proposed merger. Applying the appropriate multiple range to Agile's LTM revenues, the NTM Agile Street Case revenue estimate and the NTM Agile Combined Case revenue estimate implied per share valuation ranges of $38.02 to $76.67, $25.65 to $77.94 and $34.77 to $111.18, respectively. Thomas Weisel Partners again noted that the price per share of Agile common stock implied by the consideration to be paid by Ariba in the merger based on the closing sales price of Ariba on January 26, 2001 was $54.00.

   No company or transaction used in the comparable company or comparable transactions analyses is identical to Ariba, Agile or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Ariba, Agile and the transaction are being compared.

   Premiums Paid Analysis. Thomas Weisel Partners reviewed the consideration paid in comparable U.S. acquisitions, in the technology industry, involving an aggregate value of more than $250 million, announced between January 1, 2000 and January 25, 2001. Thomas Weisel Partners calculated the premiums paid in these transactions over the average share price and average exchange ratio of the acquired company as of one day and for the periods one week and one month prior to the announcement of the acquisition offer.

   The following table shows the premiums paid over the specified share price and exchange ratio and the average share prices and average exchange ratios with respect to these technology transactions:

                            Premium One Day prior          Premium to          Premium to
                               to Announcement          One Week Average    One Month Average
                            ------------------------  -------------------- --------------------
                                          Exchange                Exchange             Exchange
                            Share Price     Ratio     Share Price  Ratio   Share Price  Ratio
                            ------------  ----------  ----------- -------- ----------- --------
   3rd Quartile............       49.76%       49.52%   53.89%     55.03%    64.29%     61.80%
   Median..................       34.88%       35.74%   38.88%     36.24%    45.23%     39.56%
   Mean....................       35.31%       35.49%   40.08%     39.88%    46.32%     45.47%
   1st Quartile............       16.93%       16.92%   21.21%     20.73%    30.29%     25.78%

   By applying the premiums paid as derived from 1st and 3rd quartiles in the above analyses over the appropriate average share price or average exchange ratio, Thomas Weisel Partners calculated a range of implied per share valuations of $50.06 to $64.12, $51.35 to $65.19, $53.68 to $67.69, $50.06 to
$64.12, $51.88 to $66.62, and $51.33 to $66.03, for the share price one day prior to announcement, the one week prior average share price, the one month prior average share price, the exchange ratio one day prior to announcement, the one week prior average exchange ratio and the one month prior average exchange ratio, respectively. Thomas Weisel Partners again noted that the price per share of Agile common stock implied by the consideration to be paid by Ariba in the merger based on the closing sales price of Ariba on January 26, 2001 was $54.00.

   Contribution Analysis. Based on public and other available information, Thomas Weisel Partners reviewed the estimated contribution of each company to estimated revenue, gross profit, earnings before interest and taxes, or EBIT, and net income, in each case for fiscal years 2001 through 2002 for the combined company. Thomas Weisel Partners then calculated the implied per share value of Agile based on the estimated contribution of Agile and the current market value of Ariba.

   The following table shows the percentage contributions of Ariba and Agile to revenue, gross profit, EBIT and net income for such periods based on the Agile Street Case:

                                                                  Agile
                                                                 Software Ariba
                                                                 -------- -----
   Revenue
   2001 Projected...............................................   11.9%  88.1%
   2002 Projected...............................................    9.8%  90.2%
   Gross Profit
   Projected 2001...............................................   11.3%  88.7%
   2002 Projected...............................................   10.0%  90.0%
   EBIT
   2001 Projected...............................................   N.M.   N.M.
   2002 Projected...............................................   N.M.   N.M.
   Net Income
   2001 Projected...............................................    3.0%  97.0%
   2002 Projected...............................................    9.1%  90.9%

   The following table shows the percentage contributions of Ariba and Agile to revenue, gross profit, EBIT and net income for such periods based on the Agile Combined Case:

                                                                  Agile
                                                                 Software Ariba
                                                                 -------- -----
   Revenue
   2001 Projected...............................................   15.8%  84.2%
   2002 Projected...............................................   18.4%  81.6%

   Gross Profit
   2001 Projected...............................................   17.7%  82.3%
   2002 Projected...............................................   20.3%  79.7%

   EBIT
   2001 Projected...............................................   N.M.   N.M.
   2002 Projected...............................................   21.3%  78.7%

   Net Income
   2001 Projected...............................................   12.8%  87.2%
   2002 Projected...............................................   23.2%  76.8%

   Thomas Weisel Partners noted that the range of implied per share values for Agile based on the estimated range of Agile's percentage contribution to the combined company was $7.21 to $63.01. Thomas Weisel Partners again noted that the price per share of Agile common stock implied by the consideration to be paid by Ariba in the merger based on the closing sales price of Ariba on January 26, 2001 was $54.00.

   The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of Ariba. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Agile.

   In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ariba. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the exchange ratio pursuant to the merger agreement, and were provided to the board of directors of Ariba in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

   As described above, Thomas Weisel Partners's opinion and presentation were among the many factors that the board of directors of Ariba took into consideration in making its determination to approve, and to recommend that its stockholders approve, the issuance of shares of Ariba common stock in the merger.

   Ariba has agreed to pay Thomas Weisel Partners a fee with respect to the merger with Agile, a significant portion of which is contingent on the completion of the transaction. Ariba was aware of this fee structure and took it into account in considering the Thomas Weisel Partners opinion and in approving the transaction.

Further, Ariba has agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

   In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Ariba and Agile for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

   Opinion of Agile's Financial Advisor. Under an engagement letter dated November 7, 2000, Agile retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. Agile's board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Agile. At the meeting of the Agile board of directors on January 28, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of January 28, 2001, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of Agile common stock.

   The full text of the written opinion of Morgan Stanley, dated as of January 29, 2001, is attached as Appendix G to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We urge you to read the entire opinion carefully.

   Morgan Stanley's opinion is directed to Agile's board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to holders of shares of Agile common stock as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Agile common stock as to how to vote at the Agile special meeting. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

   In connection with rendering its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other information of Agile and Ariba, respectively;

  . reviewed certain internal financial statements and other financial and operating data concerning Agile and Ariba, prepared by the managements of Agile and Ariba, respectively;

  . discussed the past and current operations and financial condition and the prospects of Agile and Ariba, including a review of publicly available projections from equity research analyst estimates and information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Agile and Ariba, respectively;

  . reviewed the pro forma impact of the merger on certain financial metrics for the combined company;

  . reviewed certain publicly available financial projections from equity research analysts' reports of Agile and Ariba;

  . reviewed the reported prices and trading activity for the Agile common stock and Ariba common stock;

  . compared the financial performance of Agile and Ariba and the prices and trading activity of the Agile common stock and Ariba common stock with that of certain other publicly-traded companies comparable to Agile and Ariba, respectively, and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

  . reviewed and discussed with the senior managements of Agile and Ariba their strategic rationales for the merger;

  . participated in discussions and negotiations among representatives of Agile, Ariba and their financial and legal advisors;

  . reviewed the draft merger agreement and certain related documents; and

  . performed such other analyses and considered such other factors as Morgan
    Stanley deemed appropriate.

   Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and information relating to the strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Agile and Ariba, respectively. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement and will be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986.

   Morgan Stanley relied upon the assessment made by the managements of Agile and Ariba of their ability to retain key employees of Agile and Ariba, respectively. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Agile and Ariba of: (i) the strategic, financial and other benefits expected to result from the merger;
(ii) the timing and risks associated with the integration of Agile and Ariba; and (iii) the validity of, and risks associated with, Agile's and Ariba's existing and future technologies, services or business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of Agile and Ariba, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of the date of this opinion.

   The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Exchange Ratio Premium Analysis. Morgan Stanley reviewed the ratios of the closing prices of Agile common stock divided by the corresponding closing prices of Ariba common stock over various periods ending on January 26, 2001. These ratios are referred to as period average exchange ratios. Morgan Stanley examined the premiums represented by the exchange ratio set forth in the merger agreement over these period average exchange ratios, and found them to be as follows:

                                                                   Transaction
                                                                    Premium to
                                                   Period Average Period Average
     Period Ending January 26, 2001                Exchange Ratio Exchange Ratio
     ------------------------------                -------------- --------------
     Last 120 days................................     0.684x         97.4%
     Last 90 days.................................     0.761x         77.4%
     Last 60 days.................................     0.854x         58.1%
     Last 30 days.................................     0.969x         39.3%
     Last 20 days.................................     1.020x         32.3%
     Last 10 days.................................     1.162x         16.1%
     Last 5 days..................................     1.074x         25.7%
     January 26, 2001.............................     1.070x         26.1%

   Morgan Stanley noted that the transaction exchange ratio of 1.35x was higher than the period average exchange ratios for all periods reviewed.

   Comparative Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of Agile common stock and compared it with the performance of Ariba common stock, a stock price index comprising a group of comparable companies, referred to as the e-commerce enablers index (the "E-Commerce Enablers Index"), a stock price index comprising a group of comparable companies, referred to as the supply chain application leaders index (the "Supply Chain Application Leaders Index") and the NASDAQ Index.

   The E-Commerce Enablers Index included:

  . Ariba, Inc.

  . Art Technology Group, Inc.

  . BroadVision, Inc.

  . Commerce One, Inc.

  . FreeMarkets, Inc.

  . Vignette Corporation

  . VerticalNet, Inc.

   The Supply Chain Application Leaders Index included:

  . i2 Technologies, Inc.

  . Oracle Corporation

  . Manugistics Group, Inc.

  . MatrixOne, Inc.

  . SAP AG

   Morgan Stanley observed the following percentage changes in the price of Agile common stock, the price of Ariba common stock, the E-Commerce Enablers Index, the Supply Chain Application Leaders Index and the NASDAQ Index, as of January 26, 2001:

        Percentage Price Increase / (Decrease) (as of January 26, 2001)

                                                                       Since
                                                                   September 29,
                                                                       2000
                                                                   -------------
     Agile .......................................................     (52.4)%
     Ariba........................................................     (72.1)%
     E-Commerce Enablers Index....................................     (60.4)%
     Supply Chain Application Leaders Index.......................     (15.0)%
     NASDAQ Index.................................................     (24.3)%

   Morgan Stanley noted that Agile's share price had decreased less than the price of Ariba's common stock and the E-Commerce Enablers Index and more than the Supply Chain Application Leaders Index and NASDAQ Index on a relative basis from September 29, 2000 to January 26, 2001.

   Comparable Company Analysis. Morgan Stanley compared selected financial information for Agile with publicly available information for the companies included in the E-Commerce Enablers Index and the Supply Chain Application Leaders Index described above. Based on estimates from research analysts and I/B/E/S estimates and using the closing price of Agile common stock as of January 26, 2001 of $42.31 per share, Morgan Stanley calculated for each of these companies an aggregate value to revenue multiple for calendar year 2001, a price to earnings multiple ("PE" multiple) for calendar year 2002, and a price to earnings to five year growth rate estimate ratio ("PEG" ratio) for calendar year 2002. The following table shows the results of these calculations:

                                                                   Price to
                                                                  Earnings to
                                        Aggregate   Price to    I/B/E/S 5 year
                                        Value to    Earnings    Growth Estimate
                                         Revenue  (PE Multiple)   (PEG Ratio)
                                        --------- ------------- ---------------
                                         CY2001E     CY2002E        CY2002E
                                        --------- ------------- ---------------
Agile..................................   18.4x       107.0x          2.1x
Ariba..................................   12.4         69.2           1.1

E-Commerce Enablers Index
Art Technology Group, Inc..............    8.6x        42.1x          0.8x
BroadVision, Inc.......................    6.0         45.4           0.9
Commerce One, Inc......................    8.1         76.7           1.2
FreeMarkets, Inc.......................   10.6        111.3           1.5
Vignette Corporation...................    3.1         41.6           0.8
VerticalNet, Inc.......................    1.2         33.2           0.7
                                          ----        -----           ---
  Mean(/1/)............................    7.1         59.9           1.0
  Median(/1/)..........................    8.1         45.4           0.9

Supply Chain Application Leaders Index
i2 Technologies, Inc...................   15.5x       110.1x          2.5x
Oracle Corporation.....................   13.1         45.6           1.8
Manugistics Group, Inc.................   13.6         84.7           2.4
MatrixOne, Inc.........................    8.9         70.6           1.0
SAP AG.................................    7.1         45.6           1.8
                                          ----        -----           ---
  Mean.................................   11.7         71.3           1.9
  Median...............................   13.1         70.6           1.8

--------
(/1/) Note: Includes Ariba

   Morgan Stanley noted that Agile's aggregate value to revenue multiple for calendar year 2001, the PE multiple for calendar year 2002 and the PEG ratio for calendar year 2002 were at or near the high-end of the range of multiples for the comparable companies. Morgan Stanley further noted that Ariba's aggregate value to revenue multiple for calendar year 2001, the PE multiple for calendar year 2002 and the PEG ratio for calendar year 2002 were within the range of multiples for the comparable companies. Based on the implied transaction aggregate value and the implied transaction price, Morgan Stanley further noted that the implied aggregate value to revenue multiple of 24.3x for calendar year 2001, the implied PE multiple of 135.0x for calendar year 2002 and the implied PEG ratio of 2.7x for calendar year 2002 were each above the high end of the range of multiples for the comparable companies.

   No company included in the comparable company analysis is identical to either Agile or Ariba. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Agile and Ariba, such as the impact of competition on the businesses of Agile and Ariba and their industries in general, industry growth and the absence of any material adverse changes in the financial condition and prospects of Agile, Ariba, the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable group data.

   Analysis of Selected Precedent Transactions. Morgan Stanley compared publicly available information for selected transactions greater than $1 billion in value since 1999 in the enterprise software sector to the relevant financial statistics for Agile. Morgan Stanley analyzed the premiums paid relative to the preceding 30-day average exchange ratios and 60-day average exchange ratios. The following table lists the selected precedent transactions reviewed by Morgan Stanley:

       Name of Acquiror                               Name of Target
       ----------------                               --------------
       NetIQ Corporation                              WebTrends Corporation
       Commerce One, Inc.                             AppNet, Inc.
       webMethods, Inc.                               Active Software, Inc.
       Vignette Corporation                           OnDisplay, Inc.
       Peregrine Systems, Inc.                        Harbinger Corporation
       i2 Technologies, Inc.                          Aspect Development, Inc.
       Computer Associates International, Inc.        Sterling Software, Inc.
       Akamai Technologies, Inc.                      InterVU Inc.
       Kana Communications, Inc.                      Silknet Software, Inc.

   Morgan Stanley noted that the range of premiums paid relative to the preceding 30-day average exchange ratios were 21% to 62% and the range of premiums paid relative to the preceding 60-day average exchange ratios were 23% to 70%. Morgan Stanley further noted that the implied transaction premium paid to the 30-day average exchange ratio and the 60-day average exchange ratio for Agile and Ariba were 39% and 58%, respectively, and that these premiums paid were within the respective ranges.

   No company or transaction utilized in the analysis of selected precedent transactions is identical to Agile, Ariba or the merger. In evaluating the precedent acquisition transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Agile and Ariba, such as the impact of competition on the business of Agile, Ariba, or the industry generally, industry growth and the absence of any adverse material change in financial condition and prospects of Agile, Ariba or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

   Relative Contribution Analysis. Morgan Stanley compared Agile and Ariba stockholders' respective percentage ownership of the combined company to Agile's and Ariba's respective percentage contribution (and the implied ownership based on such contribution) to the combined company using revenues, gross profit and net income based on Morgan Stanley's publicly-available equity research analyst estimates. Morgan Stanley observed the following:

                                                            Implied Pro Forma
                                                               Ownership by
                                                           --------------------
                                                           Agile Software Ariba
                                                           -------------- -----
   Revenue
   CY2000E................................................      14.7%     85.3%
   CY2001E................................................      12.6      87.4

   Gross Profit
   CY2000E................................................      14.5      85.5
   CY2001E................................................      12.7      87.3

   Net Income
   CY2001E................................................       6.7      93.3
   CY2002E................................................      11.4      88.6

Morgan Stanley noted that Agile shareholders' implied pro forma ownership of the combined company of 20.5% using the transaction exchange ratio of 1.35x was higher than Agile's contribution to the combined company based on revenues, gross profit and net income for all periods reviewed.

   Equity Research Analysts' Price Targets. Morgan Stanley reviewed publicly-available equity research analyst estimates for Agile's and Ariba's common stock price targets published during the period November 17, 2000 to January 18, 2001. The common stock price targets reflect each research analyst's estimate of the future public market trading price of Agile and Ariba common stock generally at the end of the twelve month period beginning the date of each of the respective research reports. Morgan Stanley compared the transaction exchange ratio of 1.35x to the implied exchange ratios using the low, average and high price targets published by such research analysts for Agile and Ariba.

                                                              Price Target
                                                          ---------------------
                                                           Low   Average  High
                                                          ------ ------- ------
   Agile common stock.................................... $   60 $   77  $   90
   Ariba common stock.................................... $   50 $   66  $   80
   Implied exchange ratio................................ 1.200x 1.164x  1.125x

Morgan Stanley noted that the transaction exchange ratio of 1.35x was higher than the implied exchange ratio based on the relative low, average and high price targets.

   Morgan Stanley noted that the public market trading price targets published by research analysts do not necessarily reflect current market trading prices for Agile and Ariba common stock and these estimates are subject to uncertainties, including the future financial performance of Agile and Ariba and future financial market conditions.

   In connection with the review of the merger by Agile's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Agile or Ariba. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Agile or Ariba. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

   Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to holders of shares of Agile's common stock and in connection with the delivery of its opinion to Agile's board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Agile or Ariba might actually trade.

   The exchange ratio pursuant to the merger was determined through arm's length negotiations between Agile and Ariba and was approved by Agile's board of directors. Morgan Stanley provided advice to Agile during these negotiations. Morgan Stanley did not; however, recommend any specific exchange ratio to Agile or that any given exchange ratio constituted the only appropriate exchange ratio for the merger.

   In addition, Morgan Stanley's opinion and its presentation to Agile's board of directors was one of many factors taken into consideration by Agile's board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Agile's board of directors with respect to the exchange ratio or of whether Agile's board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Agile.

   Agile's board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Agile and Ariba and have received fees for the rendering of these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Agile, Ariba or any other parties involved in the merger.

   Under the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Agile agreed to pay Morgan Stanley a customary fee for its services. Agile has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Agile has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

Interests of Certain Persons in the Merger

   In considering the recommendation of the Agile board, Agile stockholders should be aware that certain officers and directors of Agile have interests in the merger that differ from, or are in addition to, those of Agile stockholders. The Agile board was aware of these potential conflicts and considered them.

   Stock Option Acceleration. As of January 29, 2001, Bryan D. Stolle, a director and chairman and chief executive officer, Tom Shanahan, a director and chief financial officer, Kenneth Coulter, senior vice president, worldwide field operations, David Hartzband, chief technology officer, William Jamaca, vice president, customer services, Gregory G. Schott, vice president, business development and Carol B. Schrader, vice president, marketing, held options to purchase a total of 1,774,100 shares of Agile common stock at exercise prices ranging from $0.7250 to $64 per share and unvested options to purchase and shares subject to repurchase totaling 1,605,753 shares of Agile common stock at exercise prices ranging from $0.7250 to $64 per share. These options to purchase Agile common stock will be assumed by Ariba at the effective time of the merger. As a result, these Agile options will become options to purchase 2,167,766 shares of Ariba common stock at exercise prices ranging from $0.537 to $47.41 per share. Upon completion of the merger, the unvested options to purchase shares of Ariba common stock held by these directors and executive officers, with the exception of Mr. Shanahan and Sam Laub, general counsel of Agile, together with the options to purchase an aggregate of 2,489,409 shares held by those additional Agile key employees named in the Section entitled "Employment and Non-Competition Agreements" on page 80 of this joint proxy statement/prospectus, will automatically vest on an accelerated basis as follows, subject to continued employment:

  . 10% shall vest immediately following the effective time of the merger;

  . 10% of the unvested portion of the options held 6 months after the effective date of the merger shall vest on the date six months after the effective date of the merger; and

  . 10% of the unvested portion of the options held on the first anniversary of the effective time of the merger shall vest on the first anniversary of the effective time of the merger.

All of the unvested options to purchase Ariba common stock and shares subject to repurchase held by Mr. Shanahan and Mr. Laub will vest 90 days after the closing of the merger subject to their continued employment by Ariba at that time. In addition, all of the unvested options to purchase Ariba common stock held by the above-referenced officers and key employees will immediately accelerate if the officer or employee is terminated without cause or is constructively terminated within eighteen months following the completion of the merger. Mr. Coulter will also be issued an option to purchase 100,000 shares of Ariba common stock following the merger, which will vest monthly over 48 months.

   Employment and Non-Competition Agreements. Ariba has entered into employment offer letters, non-competition agreements and employee agreements with the above-named executive officers and directors of Agile and with 22 other key employees of Agile. See "The Merger and Related Agreements--Employment and Non-Competition Agreements".

   Indemnification and Insurance. The merger agreement provides that, from and after the effective time of the merger, Ariba will, and Ariba will cause Agile to, indemnify each person who is or was a director or officer of Agile or any of its subsidiaries at or at any time prior to the effective time of the merger against losses incurred as a result of actions or omissions (or alleged actions or omissions) occurring prior to the effective time of the merger. In addition, the merger agreement provides that for a period of six years after the effective time, Ariba will maintain Agile's current directors' and officers' liability insurance policies (or may substitute policies of at least the same coverage containing terms and conditions, taken as a whole, that are no less advantageous) with respect to claims arising from facts or events that occurred prior to the effective time of the merger. In no event, however, shall Ariba be required to expend more than an amount per year equal to 150% of the annual premiums paid by Agile for directors' and officers' insurance. See "The Merger Agreement and Related Agreements--Director and Officer Indemnification and Insurance."

Applicable Waiting Periods and Regulatory Approvals

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), which prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods are terminated or expire. We have made the required filings with the Department of Justice and the Federal Trade Commission. The Department of Justice and the Federal Trade Commission, as well as state antitrust authorities or private persons, may challenge the merger at any time before or after it is completed.

   Consummation of the merger is subject to the expiration or termination of all applicable waiting periods under the HSR Act and foreign antitrust laws.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state could take action under its antitrust laws. A challenge to the merger could be made, and, if a challenge is made, we may not prevail.

   None of the parties is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate laws of the State of Delaware.

Accounting Treatment of the Merger

   We intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the completion of the merger, the results of operations of Agile will be included in the consolidated financial statements of Ariba. The purchase price will be allocated to

Agile's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of Agile acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. We anticipate the amount of goodwill and other intangible assets to be significant, and it will therefore have a significant negative impact on our operating results.

Material United States Federal Income Tax Consequences of the Merger

   In the opinions of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Ariba, and Gray Cary Ware & Freidenrich LLP, counsel to Agile, the following discussion addresses the material federal income tax considerations relevant to the merger that may be applicable to Agile stockholders. These opinions and the following discussion are based on currently existing provisions of the Internal Revenue Code of 1986, as amended (Internal Revenue Code), existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Ariba, Agile or Agile stockholders.

   Agile stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Agile stockholders that are subject to special rules or that may be important in light of such stockholders' individual circumstances, such as stockholders who:

  . are dealers in securities or foreign currency;

  . are subject to the alternative minimum tax provisions of the Internal
    Revenue Code;

  . are foreign persons or entities;

  . are financial institutions or insurance companies;

  . do not hold their Agile shares as capital assets;

  . acquired their shares in connection with the stock option or stock purchase plans of Agile or in other compensatory transactions; or

  . hold Agile capital stock as part of an integrated investment (including a "straddle," pledge against currency risk, "constructive" sale or "conversion" transaction) comprised of shares of Agile capital stock and one or more other positions.

   In addition, the following discussion does not address:

  . tax consequences of the merger under foreign, state or local tax laws;

  . tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger) including any transaction in which Agile shares are acquired or Ariba shares are disposed of; or

  . tax consequences to holders of options, warrants or similar rights to acquire Agile capital stock, including the assumption by Ariba of outstanding options and subscriptions to acquire Agile capital stock.

   Accordingly, Agile stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

   Completion of the merger is conditioned on receipt of tax opinions by Ariba and Agile from their respective counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Gray Cary Ware & Freidenrich LLP to the effect that the merger will be treated as a "reorganization" qualifying under the provisions of Section 368(a) of the Internal Revenue Code and that each of Ariba, Agile and Silver Merger Corporation will be a party to the "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code. The tax opinions will be based on representations of Ariba, Agile and Silver Merger Corporation, and, as explained more fully below, are subject to certain assumptions, limitations and qualifications. In the event that this opinion requirement is waived as a result of a material change in the tax consequences of the merger from those expressed in this tax consequences section, a revised tax consequences section will be prepared and distributed to Agile stockholders as part of a revised joint proxy statement/prospectus for the merger.

   The following material federal income tax consequences will generally result from the merger constituting a reorganization within the meaning of the Internal Revenue Code:

  . Agile stockholders should not recognize any gain or loss solely upon receipt in the merger of Ariba common stock in exchange for Agile capital stock, except to the extent of cash received in lieu of fractional shares of Ariba common stock;

  . the aggregate tax basis of the Ariba common stock received by an Agile stockholder in the merger, including any fractional shares of Ariba common stock not actually received, should be the same as the aggregate tax basis of the surrendered Agile capital stock;

  . the holding period of the Ariba common stock received by an Agile stockholder in the merger should include the period for which the surrendered Agile capital stock was considered to be held, provided that the Agile capital stock so surrendered is held as a capital asset at the time of the merger;

  . cash payments received by an Agile stockholder in lieu of fractional shares of Ariba common stock should be treated as if fractional shares of Ariba common stock had been issued in the merger and then redeemed by Ariba. An Agile stockholder receiving cash in lieu of a fractional share will generally recognize capital gain or loss with respect to such payment measured by the difference (if any) between the amount of cash received and the basis in the fractional share; and

  . neither Ariba, Silver Merger Corporation nor Agile should recognize gain or loss solely as a result of the merger.

   Although Ariba and Agile will receive tax opinions of counsel to Ariba and counsel to Agile that will provide that the merger will constitute a reorganization, a recipient of shares of Ariba common stock could recognize gain to the extent that those shares were considered to be received in exchange for services or property other than solely Agile capital stock. All or a portion of that gain may be taxable as ordinary income. An Agile stockholder could also have to recognize gain to the extent that stockholder was treated as receiving (directly or indirectly) consideration other than Ariba common stock in exchange for Agile capital stock.

   Ariba and Agile will not request a ruling from the Internal Revenue Service
(IRS) in connection with the merger, and the tax opinions of counsel to Ariba and counsel to Agile will not be binding upon the IRS. The IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the tax opinions will be subject to certain assumptions, limitations and qualifications, including the assumptions that:

  . original documents (including signatures) are authentic, documents submitted to counsel as copies conform to the original documents, and there has been (or will be by the effective time of the merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of such documents;

  . all statements, covenants, representations and warranties in the merger agreement, in the representations received from Ariba, Silver Merger Corporation and Agile to support the opinions, and in other documents related to Ariba, Silver Merger Corporation and Agile and relied upon by counsel to support the opinions are, in each case, true and accurate. Any such representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification and all such statements and representations, whether or not qualified, will remain true through the effective time of the merger. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

  . the merger will be consummated pursuant to the merger agreement and will be effective under the laws of the state of Delaware;

  . no Agile stockholder has guaranteed or will guarantee any Agile indebtedness outstanding during the period immediately prior to the merger, and at all relevant times, including as of the effective time of the merger, (i) no outstanding indebtedness of Agile, Ariba or Silver Merger Corporation has or will represent equity for tax purposes, (ii) no outstanding equity of Ariba, Agile or Silver Merger Corporation has or will represent indebtedness for tax purposes and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Agile stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of the Internal Revenue Code;

  . after the merger, Agile will hold "substantially all" of its and Silver
    Merger Corporation's properties and will continue its historic business or use a significant portion of its historic assets in a business;

  . Ariba, Agile and Silver Merger Corporation will report the merger on their respective U.S. federal income tax returns in a manner consistent with the qualification of the merger as a reorganization; and

  . representations made by Ariba, Silver Merger Corporation and Agile in certain certificates to be delivered to counsel by the respective managements of Ariba, Silver Merger Corporation and Agile will be true and accurate.

   A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in Agile stockholders recognizing taxable capital gain or loss with respect to their shares of Agile capital stock surrendered equal to the difference between their bases in such shares and the fair market value, as of the date the merger is completed, of the Ariba common stock received in exchange therefor, provided that the Agile capital stock so surrendered is held as a capital asset at the time of the merger. In such event, a stockholder's aggregate basis in the Ariba common stock so received would equal its fair market value as of the date the merger is completed, and the stockholder's holding period for such stock would begin the day after the merger.

   Reporting Requirements. Each Agile stockholder who receives Ariba common stock in the merger will be required to file a statement with his or her federal income tax return providing his or her basis in the Agile stock surrendered and the fair market value of the Ariba common stock and any cash received in the merger, and to retain permanent records of this information relating to the merger.

   Backup Withholding. Certain non-corporate Agile stockholders may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of Ariba common stock. Backup withholding will not apply, however, to an Agile stockholder who (i) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Agile stockholders following the date of the merger, (ii) provides a certification of foreign status on the appropriate form or (iii) is otherwise exempt from backup withholding.

Delisting and Deregistration of Agile's Common Stock Following the Merger

   If the merger is completed, Agile's common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Listing of Ariba Common Stock to be Issued in the Merger

   It is a condition to the completion of the merger that the shares of Ariba common stock to be issued in the merger and the shares of Ariba common stock to be reserved for issuance in connection with the assumption of outstanding Agile stock options and warrants at the effective time of the merger must have been approved for listing on The Nasdaq National Market.

Restrictions on Sales of Shares by Affiliates of Agile

   The shares of Ariba common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except for shares of Ariba common stock issued to any person who is deemed to be an "affiliate" of Agile under the Securities Act. Persons who may be deemed to be "affiliates" include individuals or entities that control, are controlled by or are under common control with Agile and may include some of the officers, directors or principal stockholders of Agile. Affiliates may not sell their shares of Ariba common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

  . another applicable exemption under the Securities Act of 1933.

   Ariba's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Ariba common stock to be received by affiliates of Agile in the merger.

Operations Following the Merger

   Following the merger, Agile will operate as a wholly owned subsidiary of Ariba. Upon completion of the merger, the sole director of Agile will be Robert
M. Calderoni. The stockholders of Agile will become stockholders of Ariba, and their rights as stockholders will be governed by Ariba's restated certificate of incorporation, Ariba's bylaws and the corporate laws of the State of Delaware.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

   The following description is a brief summary of the material provisions of the merger agreement and related agreements, copies of which are attached as appendices to this joint proxy statement/prospectus and are incorporated herein by reference. The provisions of the merger agreement are complicated and not easily summarized. We urge you to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement or related agreements and the following summary, the merger agreement and related agreements will control.

The Merger

   Agile will merge with Silver Merger Corporation, a wholly owned subsidiary of Ariba, following:

  . the adoption of the merger agreement and approval of the merger by the Agile stockholders;

  . the approval of the issuance of Ariba common stock in the merger by the Ariba stockholders;

  . the adoption of the merger agreement and approval of the merger by Ariba as the sole stockholder of Silver Merger Corporation; and

  . the satisfaction or waiver of the other conditions to the merger described below.

   Agile will continue as the surviving corporation and become a wholly owned subsidiary of Ariba at the effective time of the merger.

Effective Time

   At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware. Ariba and Agile are working toward completing the merger as
soon as possible and hope to complete the merger by         , 2001.

Directors and Officers of Agile After the Merger

   The directors and officers of Silver Merger Corporation will become the directors and officers, respectively, of Agile at the effective time.

Conversion of Agile Shares in the Merger

   At the effective time, each outstanding share of Agile common stock will automatically be converted into 1.35 shares of Ariba common stock. The number of shares of Ariba common stock issuable in the merger will be proportionately adjusted as appropriate for any stock split, stock dividend or similar event with respect to Agile common stock or Ariba common stock effected between the date of this joint proxy statement/prospectus and the completion of the merger.

No Fractional Shares

   No fractional shares of Ariba common stock will be issued in connection with the merger. Instead, Agile stockholders will receive an amount of cash, in lieu of a fraction of a share of Ariba common stock, equal to the product of that fraction multiplied by the average of the last reported sales prices for a share of Ariba common stock on The Nasdaq National Market on each of the ten most recent days Ariba shares have traded ending on, and including, the trading day immediately prior to the effective time of the merger.

Lost, Stolen or Destroyed Certificates

   If an Agile stockholder's stock certificate shall have been lost, stolen or destroyed, that stockholder may be required to make an affidavit of the fact that the stock certificate is lost, stolen or destroyed, and, if required by the surviving corporation or the exchange agent, post a bond, in such reasonable amount as the surviving corporation or the exchange agent may direct, as indemnity against any claim that may be made against it with respect to that stock certificate and the payment of any fee charged by the exchange agent for its service. The exchange agent will issue in exchange for the lost, stolen or destroyed stock certificate the Ariba common stock, any cash in lieu of fractional shares and any dividends or other distributions to which the stockholder is entitled.

Stock Transfer Books

   At the effective time of the merger, the stock transfer books of Agile shall be closed and there shall be no further registration or transfers of Agile stock thereafter on Agile's records.

Agile Stock Option and Stock Incentive Plans

   At the effective time of the merger, each outstanding option to purchase shares of Agile common stock issued under Agile's stock option plans will be assumed by Ariba regardless of whether the options are exercisable or vested. Each Agile stock option assumed by Ariba will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time, except that:

  . each Agile stock option will be exercisable for shares of Ariba common stock, and the number of shares of Ariba common stock issuable upon exercise of any assumed option will be determined by multiplying 1.35 by the number of shares of Agile common stock underlying that option, rounded down to the nearest whole share; and

  . the per share exercise price of any assumed option will be determined by dividing the exercise price of that option in effect immediately prior to the effective time by 1.35, rounded up to the nearest full cent.

   The parties intend for the Agile stock options assumed by Ariba to qualify as incentive stock options to the extent the stock options qualified as incentive stock options prior to the effective time of the merger. As soon as practicable after the effective time of the merger, but in no event later than 20 business days after the effective time of the merger, Ariba shall file a registration statement on Form S-8 that will register the Ariba common stock subject to the assumed Agile stock options.

Agile Warrants

   At the effective time of the merger, each warrant to acquire Agile common stock that does not terminate by its terms at or prior to the effective time of the merger will be converted into a warrant to acquire Ariba common stock. Each warrant converted in connection with the merger will continue to have, and be subject to, the same terms and conditions of that warrant immediately prior to the effective time of the merger, except that:

  . each warrant will be exercisable for that number of whole shares of Ariba common stock, rounded down to the nearest whole share, equal to the number of shares of Agile common stock that were issuable upon exercise of that warrant prior to the effective time of the merger multiplied by 1.35; and

  . the exercise price per share of Ariba common stock issuable upon exercise of each assumed warrant will be equal to the exercise price per share at which that warrant was exercisable immediately prior to the effective time of the merger divided by 1.35, rounded upward to the nearest whole cent.

Agile Employee Stock Purchase Plan

   Outstanding purchase rights under Agile's employee stock purchase plan must be exercised upon the earlier of the next scheduled purchase date under the employee stock purchase plan or immediately prior to the effective time of the merger. Each participant in the employee stock purchase plan will accordingly be issued shares of Agile common stock pursuant to the terms of the employee stock purchase plan. Each share of Agile common stock so issued will be converted into the right to receive Ariba common stock, and cash in lieu of fractional shares, in the merger. The Agile employee stock purchase plan will be terminated as of the effective time of the merger.

The Exchange Agent

   As of the effective time of the merger, Ariba will be required to deposit with a bank or trust company certificates representing the shares of Ariba common stock to be exchanged for shares of Agile common stock and cash to pay for fractional shares and any dividends or distributions that holders of Agile common stock may be entitled to receive under the merger agreement.

Exchange of Agile Stock Certificates for Ariba Stock Certificates

   As promptly as practicable after the effective time of the merger, the exchange agent will mail to Agile stockholders a letter of transmittal and instructions for surrendering Agile stock certificates in exchange for Ariba stock certificates and cash in lieu of fractional shares. AGILE STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

Distributions with Respect to Unexchanged Shares

   Agile stockholders will not be entitled to receive any dividends or other distributions on Ariba common stock with a record date after the merger is completed until they have surrendered their Agile stock certificates in exchange for Ariba stock certificates. No cash payment in lieu of fractional shares will be made to a holder of unsurrendered Agile stock certificates.

   If there is any dividend or other distribution on Ariba common stock with a record date after the completion of the merger, former Agile stockholders will receive, following surrender of their Agile stock certificates to the exchange agent, the dividend or other distribution payable with respect to the shares of Ariba common stock issued in exchange for their Agile common stock.

Representations and Warranties

   Ariba and Agile each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to complete the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

   Agile made representations about the following topics:

  . Agile's organization, qualification to do business and good standing;

  . Agile's subsidiaries;

  . Agile's certificate of incorporation and bylaws;

  . Agile's capitalization;

  . Agile's authority relative to the merger and the merger agreement;

  . consents, approvals and government filings required to be obtained or made by Agile in connection with the merger agreement and the transactions contemplated by the merger agreement;

  . possession of and compliance with permits required to conduct Agile's business;

  . Agile's Securities and Exchange Commission filings and financial statements;

  . the absence of undisclosed liabilities;

  . the absence of certain changes in Agile's business and the absence of a material adverse effect on Agile since April 30, 2000;

  . the absence of litigation involving Agile;

  . Agile's employee benefit plans and labor matters;

  . Agile's material contracts and obligations;

  . environmental laws that apply to Agile;

  . title to Agile's properties and absence of liens and encumbrances on such properties;

  . intellectual property used to conduct Agile's business;

  . taxes;

  . Agile's actions to maintain the merger as a tax-free reorganization;

  . Agile's transactions with its affiliates;

  . Agile's insurance coverage;

  . Agile's board of directors' approval and the vote required of Agile stockholders;

  . the nonapplicability of relevant state takeover statutes;

  . the opinion of Agile's financial advisor;

  . brokers or finders' fees in connection with the merger;

  . Agile's customers and suppliers; and

  . absence of restrictions on business activities.

   Ariba and Silver Merger Corporation made representations about the following topics:

  . Ariba's and Silver Merger Corporation's organization, qualification to do business and good standing;

  . Ariba's subsidiaries;

  . Ariba's and Silver Merger Corporation's respective certificates of incorporation and bylaws;

  . Ariba's and Silver Merger Corporation's capitalization;

  . Ariba's and Silver Merger Corporation's authority relative to the merger and the merger agreement;

  . consents, approvals and governmental filings required to be obtained or made by Ariba and Silver Merger Corporation in connection with the merger agreement and the transactions contemplated by the merger agreement;

  . Ariba's Securities and Exchange Commission filings and financial statements;

  . Ariba's and Silver Merger Corporation's actions to maintain the merger as a tax-free reorganization;

  . operations of Silver Merger Corporation;

  . brokers or finders' fees in connection with the merger;

  . Ariba and Silver Merger Corporation board of directors' approvals and votes required of stockholders of Ariba and Silver Merger Corporation;

  . the absence of undisclosed liabilities;

  . the absence of a material adverse effect on Ariba since September 30, 2000;

  . the absence of litigation;

  . intellectual property used to conduct Ariba's business;

  . the opinion of Ariba's financial advisor; and

  . taxes.

   The representations and warranties in the merger agreement are lengthy and detailed and not easily summarized. We urge stockholders to read carefully
Article III in the merger agreement entitled "Representations and Warranties of The Company" and Article IV in the merger agreement entitled "Representations and Warranties of Parent and Merger Sub."

   As it is used in the merger agreement, "material adverse effect" means any changes in or effects on the business of Agile or Ariba or their subsidiaries that, individually or in the aggregate, are or are substantially likely to be materially adverse to the business, financial condition, assets, liabilities, or results of operations of Agile or Ariba or their subsidiaries, taken as a whole, except for any changes or effects principally resulting from or principally arising in connection with:

  . any changes affecting the respective industries in which Agile or Ariba or their subsidiaries operate that do not have a disproportionate impact on Agile or Ariba or their subsidiaries, taken as a whole;

  . any changes in general economic conditions that do not disproportionately impact Agile or Ariba or their subsidiaries, taken as a whole;

  . in and of itself, any change in the trading prices of Ariba or Agile common shares;

  . in and of itself, a failure by Ariba or Agile to meet the revenue or earnings predictions of equity analysts for any period ending on or after January 29, 2001 and prior to the closing date of the merger (or for which earnings are released);

  . the taking of any action expressly required by the terms of the merger agreement; or

  . any adverse change, effect, event, occurrence, state of facts or development to the extent primarily attributable to the announcement or pendency of the merger.

Agile's Conduct of Business Prior to the Completion of the Merger

   Agile has agreed, unless Ariba consents in writing, to do the following until the completion of the merger:

  . conduct Agile's and its subsidiaries' businesses in the ordinary course of business and in a manner consistent with past practice;

  . preserve substantially intact the business organization of Agile and its subsidiaries;

  . keep available the services of their current officers, employees and contractors; and

  . preserve the current relationships of Agile and its subsidiaries with their customers, suppliers, licensors, licensees, alliance partners and other persons with which they have business relations.

   Agile has also agreed that, unless Ariba consents in writing, Agile and its subsidiaries will not do any of the following until the completion of the merger:

  . issue, deliver or sell any shares of capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than as specifically permitted under the merger agreement;

  . amend the certificate of incorporation or bylaws of Agile or any of its subsidiaries;

  . dispose of or grant an encumbrance on any material asset of Agile or its subsidiaries, including intellectual property, except in the ordinary course of business and in a manner consistent with past practice;

  . authorize, declare or pay dividends or other distributions on the capital stock of Agile or any of its subsidiaries;

  . reclassify, combine, split, subdivide, redeem, purchase or acquire, directly or indirectly, any of the capital stock of Agile or any of its subsidiaries;

  . aquire any interest in any corporation, partnership, other business organization or any division or any assets, other than acquisitions of assets for consideration which is not, in the aggregate, in excess of $5,000,000;

  . incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances other than in the ordinary course of business and consistent with past practice and for other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $250,000;

  . enter into contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $100,000, or modify, amend or terminate any such existing contracts or agreements, except, in each case, for contracts or agreements relating to the sale of products entered into in the ordinary course of business;

  . make or authorize any capital expenditures individually in excess of $100,000 and in the aggregate in excess of $500,000, other than capital expenditures reflected in the capital expenditure budget for the fiscal year ending April 30, 2001;

  . waive any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, or reprice options granted under Agile's stock option plans or authorize cash payments in exchange for any options granted under any of these stock option plans;

  . increase, or agree to increase, the compensation payable to Agile's officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Agile or any of its subsidiaries who are not officers of Agile, or grant any rights to severance or termination pay to, or enter into any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of Agile or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; other than any amendments to employee benefits plans described in section 3(3) of the Employee Retirement Security Act of 1974, as amended (ERISA) that may be required by law;

  . take any action to make or change any material tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Agile or any of its subsidiaries, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Agile or any of its subsidiaries, or take any other action or omit to take any action that would have the effect of increasing the tax liability of Agile or any of its subsidiaries or Ariba;

  . take any action, other than as required by generally accepted accounting principals or by the Securities and Exchange Commission, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

  . initiate or settle any legal proceeding;

  . accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or options granted under any option plan, employee stock plan or agreements or authorize cash payments in exchange for any Agile stock options, except as specifically required by the terms of these plans or any related agreements in effect as of the date of the execution of the merger agreement;

  . cause, or fail to take any action to prevent, the accelerated vesting and exercisability of any of Agile's stock options or warrants;

  . sell, assign, lease, terminate, abandon, transfer, encumber or otherwise dispose of or grant any security interest in and to any item of Agile's intellectual property, in whole or in part, grant any license with respect to any intellectual property, other than licenses of Agile's software to its customers or to any of Agile's subsidiaries to whom Agile or any of its subsidiaries license such software in the ordinary course of business, develop, create or invent any intellectual property jointly with any third party, or disclose, or authorize for disclosure, any confidential intellectual property, unless such intellectual property is subject to a confidentiality or non-disclosure covenant protecting against its disclosure;

  . take any action, or intentionally fail to take any action, that would cause Agile's representations and warranties contained in the merger agreement to be untrue in any respect; or

  . agree to take any of the actions described above.

Ariba's Conduct of Business Prior to the Completion of the Merger

   Ariba has agreed that, unless Agile consents in writing, Ariba and its subsidiaries will not do any of the following until the completion of the merger:

  . intentionally take any action, or fail to take any action, that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code, whether or not otherwise permitted by the provisions of the merger agreement;

  . declare, set aside or pay any dividends on or make any other distributions in cash in respect of any Ariba capital stock;

  . cause, permit or propose any amendments to Ariba's certificate of incorporation or bylaws (or similar governing instruments of any of its subsidiaries), except as contemplated by the merger agreement, that would have an adverse effect on the rights of the holders of Ariba's capital stock;

  . intentionally take any action, or intentionally fail to take any action, to cause Ariba's representations and warranties in the merger agreement to be untrue in any material respect; or

  . agree to take any of the actions described above.

   Each of Agile and Ariba has also agreed to give the other prompt notice of:

  . the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect or any covenant, condition or agreement contained in the merger agreement not to be complied with or satisfied in any material respect; or

  . any failure or inability of Ariba or Agile, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by under the merger agreement.

   The agreements related to the conduct of Ariba's and Agile's respective businesses contained in the merger agreement are complicated and not easily summarized. We urge stockholders to carefully read Article V of the merger agreement entitled "Conduct of Business Pending the Merger."

No Solicitation of Transactions

   Until the merger is completed or the merger agreement is terminated, Agile has agreed not to take any of the following actions, directly or indirectly:

  . solicit, initiate, encourage or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below); or

  . enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of any inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its representatives to take any similar action.

   Agile must immediately notify Ariba upon receipt of any proposal or offer or any inquiry or contact with any person with respect to any proposal or offer regarding a Competing Transaction is made, and promptly deliver or cause to be delivered to Ariba a copy of the proposal, offer, inquiry or contact and any other written material relating thereto that contains the principal terms of the proposal or offer.

   The Agile board of directors is not prohibited, however, from furnishing information to and entering into discussions and negotiations with a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction if the Agile board of directors has:

  . reasonably concluded after consultation with its financial advisor that the proposal or offer constitutes a Superior Proposal (as defined below);

  . reasonably concluded, after consultation with its outside legal counsel, that, in light of the Superior Proposal, furnishing the information or entering into discussions is required to comply with its fiduciary obligations to Agile and Agile's stockholders under applicable law;

  . provided written notice to Ariba of its intent to furnish information or enter into discussions with the person making the Superior Proposal at least three business days prior to furnishing information or entering into discussions; and

  . obtained from the person making the Superior Proposal an executed confidentiality agreement on terms no less favorable to Agile than those contained in the non-disclosure agreement between Agile and Ariba.

   Prior to the approval of the merger agreement and the merger by the requisite vote of the stockholders of Agile, nothing in the merger agreement prevents Agile's board of directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the merger if:

  . a Superior Proposal is made to Agile and is not withdrawn;

  . Agile has, as promptly as practicable, provided written notice to Ariba advising Ariba that Agile has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal in reasonable detail and identifying the person or entity making the Superior Proposal;

  . Ariba has not, within three business days of Ariba's receipt of notice of the Superior Proposal, made an offer that Agile's board of directors by a majority vote determines in its good faith judgment (after consultation with Agile's financial advisor) to be at least as favorable to Agile and Agile's stockholders as the Superior Proposal;

  . Agile's board of directors concludes in good faith after consultation with Agile's outside legal counsel, that, in light of the Superior Proposal, the withholding, withdrawal, amendment, modification or change of the recommendation in favor of the merger is required in order for the Agile board of directors to comply with its fiduciary obligations to Agile and Agile's stockholders under applicable law; and

  . Agile has not violated any of the non-solicitation restrictions in the merger agreement.

   Agile will provide Ariba with at least two business days' notice of any meeting of Agile's board of directors at which Agile's board of directors is reasonably expected to consider any Competing Transaction.

   A "Competing Transaction" means any of the following involving Agile (other than the merger and the other transactions contemplated by the merger agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Agile and its subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or an offer to purchase directly from Agile, 15% or more of the outstanding voting securities of Agile; or (iv) any solicitation in opposition to adoption by Agile's stockholders of the merger agreement.

   A "Superior Proposal" means an unsolicited written bona fide offer or proposal made by a third party to consummate an "Acquisition Transaction" (as defined below) (i) that is not attributable to a material breach by Agile of its non-solicitation obligations contained in the merger agreement and (ii) that is on terms (including conditions to consummation of the contemplated transaction) that the board of directors of Agile determines, in its good faith reasonable judgment (after consultation with Agile's financial advisor), to be more favorable to the Agile stockholders from a financial point of view than the terms of the merger with Ariba and with any financing required to consummate the transaction contemplated by the offer committed or likely, in the reasonable good faith judgment of Agile's board of directors (after consultation with Agile's financial advisor), to be obtained by the third party on a timely basis.

   An "Acquisition Transaction" means a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving Agile pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of Agile (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Agile and its subsidiaries taken as a whole.

Director and Officer Indemnification and Insurance

   The merger agreement provides that after the effective time of the merger, Ariba will, and Ariba will cause Agile or the surviving corporation to, indemnify each person who is or was a director or officer of Agile or any of its subsidiaries at or at any time prior to the effective time of the merger against any losses incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring prior to the effective time of the merger. In addition, for six years after the completion of the merger, Ariba will maintain in effect directors' and officers' liability insurance with coverage and terms at least as favorable to the directors and officers as the Agile directors' and officers' liability insurance policy in effect on the date of the merger agreement. However, Ariba is not required to pay annual premiums in excess of approximately 150% of current annual premiums of $750,000 for such insurance.

Affiliates Agreements

   Agile must deliver to Ariba a list of names and addresses of those persons who were affiliates of Agile within the meaning of Rule 145 of the Securities Act of 1933. Each person identified as an affiliate must execute an affiliate agreement 30 days prior to the effective time of the merger. See "The Merger Agreement and Related Agreements--Affiliate Agreements."

Governmental Filings

   Ariba and Agile have filed notifications under the HSR Act and have agreed to respond as promptly as practicable to all reasonable inquiries or reasonable requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all reasonable inquiries and reasonable requests from any State Attorney

General or other governmental entity in connection with antitrust matters. Ariba and Agile will cooperate with each other in connection with making all the filings or responses. Ariba will not, however, be required to agree to:

  . the divestiture by Ariba, any Ariba subsidiary, Agile or any Agile subsidiary of any of their respective businesses, product lines or assets; or

  . the imposition of any material limitation on the ability of Ariba, Ariba's subsidiaries, Agile or Agile's subsidiaries to conduct their business or to own or exercise control of their assets, properties and stock.

Plan of Reorganization

   The merger agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Internal Revenue Code.

   From and after the date of the merger agreement and until the effective time of the merger, Ariba, Agile and Silver Merger Corporation shall each use its commercially reasonable efforts to cause the merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the merger from qualifying as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

   Following the effective time of the merger, neither the surviving corporation, Ariba nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the merger to fail to qualify as a reorganization under Section 386(a) of the Internal Revenue Code.

Public Announcements

   Each of Ariba and Agile shall use commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement unless otherwise required under applicable law or the requirements of The Nasdaq National Market.

Listing

   Prior to the effective time of the merger, to the extent required under the applicable listing agreement, Ariba will file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Ariba common stock to be issued in the merger.

Employee Benefits

   Following the effective time of the merger, all employees of Agile and its subsidiaries shall continue in their existing benefit plans until such time as, in Ariba's sole discretion, an orderly transition can be accomplished and the employees may be transferred to employee benefit plans and programs maintained by Ariba. Pending this transition, Ariba shall maintain the effectiveness of Agile's and its subsidiaries' benefit plans. Each employee of Agile will be given credit for his or her period of service with Agile credited under Agile's benefit plans prior to the completion of the merger.

Conditions to the Merger

   Neither Ariba nor Agile must complete the merger unless all of the following conditions are satisfied:

  . the registration statement relating to the issuance of shares of Ariba common stock has been declared effective by the Securities and Exchange Commission and no stop order or proceedings seeking a stop order have been commenced;

  . the merger agreement and the transactions contemplated by the merger agreement must be adopted and the merger approved by the requisite affirmative vote of the Agile stockholders, and the issuance of Ariba common stock in connection with the merger must be approved by the requisite number of Ariba stockholders;

  . no governmental entity or court will have enacted or enforced any law that would have the effect of making the merger illegal or otherwise prohibit the completion of the merger;

  . any waiting period under U.S. and foreign antitrust laws must have expired or been terminated; and

  . the shares of Ariba common stock to be issued in connection with the merger must be approved for quotation on The Nasdaq National Market.

   Ariba and Silver Merger Corporation do not have to complete the merger unless all of the following conditions are satisfied:

  . Agile's representations and warranties must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except for changes contemplated by the merger agreement and except where failure to be true and correct, individually or in the aggregate, has not had and will not result in a material adverse effect on Agile. However, certain representations and warranties of Agile, including those with respect to capitalization, board of directors' and stockholder approval, state anti-takeover statutes, the opinion of Agile's financial advisor and brokers' or finders' fees, must be true in all material respects;

  . Agile must have performed and complied in all material respects with all agreements and covenants required by the merger agreement;

  . all consents, approvals and authorizations required to be obtained to complete the merger must have been obtained;

  . Ariba must have received the opinion of its counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  . employment agreements between Ariba, Agile and certain Agile employees must be in full force and effect;

  . Agile's Stock Option Agreement, which is attached to this joint proxy statement/prospectus as Appendix E, must be in full force and effect; and

  . Agile must not have experienced any material adverse effect since the date of the merger agreement.

   Agile does not have to complete the merger unless all of the following conditions are satisfied:

  . Ariba's representations and warranties must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except for changes contemplated by the merger agreement and except where failure to be true and correct, individually or in the aggregate, has not had and will not result in a material adverse effect on Ariba. However, certain representations and warranties of Ariba, including those with respect to capitalization, brokers' or finders' fees, board of directors' and stockholder approvals and the opinion of Ariba's financial advisor, must be true in all material respects;

  . Ariba must have performed and complied in all material respects with all agreements and covenants required by the merger agreement;

  . Agile must have received the opinion of its counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  . Ariba shall not have experienced any material adverse effect since the date of the merger agreement.

Termination of the Merger Agreement

   The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below:

  . by Ariba if (i) Agile's board of directors withdraws or changes its unanimous recommendation or approval of the merger; (ii) Agile's board of directors recommends to its stockholders to enter into a Competing Transaction; (iii) Agile's board of directors fails to reject a Competing Transaction within 10 business days after receipt of the proposal; (iv) Agile fails to include in this joint proxy statement/prospectus the unanimous recommendation of its board in favor of the merger; (v) Agile's board of directors fails to reaffirm its unanimous recommendation in favor of the merger if requested by Ariba; (vi) Agile materially breaches its obligations with regard to the solicitation of a Competing Transaction; or (vii) a tender offer or exchange offer for 5% or more of the outstanding shares of Agile is commenced and Agile's board of directors fails to recommend against the acceptance of the tender offer or exchange offer;

  . by Ariba if Agile breaches any representation, warranty, covenant or agreement set forth in the merger agreement and such breach is not cured within 30 days of the occurrence of the breach; or

  . by Agile if Ariba breaches any representation, warranty, covenant or agreement set forth in the merger agreement and such breach is not cured within 30 days of the occurrence of the breach.

   In addition, the merger agreement may be terminated by either Ariba or Agile under any of the following circumstances:

  . by mutual written consent;

  . if the merger is not completed, without the fault of the terminating party, by July 31, 2001;

  . if a final court order prohibiting the merger is issued and is not appealable;

  . if the merger agreement and the transactions contemplated thereunder fail to receive the requisite vote for approval by Agile's stockholders; or

  . if the merger agreement and the transactions contemplated thereunder fail to receive the requisite vote for approval by Ariba's stockholders.

Termination Fee

   Agile has agreed to pay Ariba a cash termination fee of $100 million and all of Ariba's expenses up to $10 million if Ariba terminates the merger agreement because:

  . Agile's board of directors withdraws or changes its unanimous recommendation of adoption of the merger agreement or approval of the merger;

  . Agile's board of directors recommends to its stockholders to enter into a Competing Transaction;

  . Agile's board of directors fails to reject a Competing Transaction within 10 business days of the receipt of the proposal;

  . Agile fails to include in this joint proxy statement/prospectus the unanimous recommendation of its board in favor of approval of the merger agreement and the merger;

  . Agile's board of directors fails to reaffirm its unanimous recommendation in favor of the merger if requested by Ariba;

  . Agile materially breaches it obligations with regard to the solicitation of a Competing Transaction; or

  . a tender offer or exchange offer for 5% or more of the outstanding shares of Agile is commenced and Agile's board of directors fails to recommend against the acceptance of the tender offer or exchange offer.

   Agile has also agreed to pay the same cash termination fee if Ariba or Agile terminates the merger agreement because Agile's stockholders fail to approve the merger agreement and:

  . at or prior to the termination, a Competing Transaction exists or has been publicly proposed or widely known; and

  . within 12 months of the date of the termination of the merger agreement, a Competing Transaction has been consummated or Agile has entered into an agreement, letter of intent or similar arrangement relating to a Competing Transaction.

Payment of Fees and Expenses

   Subject to Agile's obligations to Ariba under "Termination Fee" above, whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses, except that the expenses incurred relating to the printing, filing and mailing of the registration statement and all Securities and Exchange Commission and other regulatory filing fees shall be shared equally by the parties.

Extension, Waiver and Amendment of the Merger Agreement

   The merger agreement may be amended by Ariba and Agile by action taken by or on behalf of their respective boards of directors at any time prior to the effective time; provided, however, that, after the approval of the merger and adoption of the merger agreement by the stockholders of Agile, no amendment may be made that would reduce the amount or change the type of consideration into which each Agile share shall be converted upon consummation of the merger.

   Either Ariba or Agile may, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Related Agreements

   Ariba Voting Agreements. In connection with the merger, executive officers and directors of Ariba, including Keith J. Krach, Larry Mueller, Eileen Basho,
K. Charly Kleissner, Paul Hegarty, John B. Mumford, Hatim A. Tyabji, Robert E. Knowling, Jr. and Robert C. Kagle have entered into voting agreements with Agile and have given irrevocable proxies to Agile. The terms of the voting agreements and irrevocable proxies provide that these stockholders will vote all outstanding shares of common stock beneficially owned by them, or any new shares of stock they may acquire:

  . in favor of approval of the issuance of shares of Ariba common stock pursuant to the merger; and

  . in favor of any other matter relating to the consummation of the transactions contemplated by the merger agreement.

   As of             , 2001, the record date for the Ariba stockholders'
meeting, the Ariba stockholders who entered into the voting agreements with
Agile collectively held approximately            outstanding shares of Ariba
common stock which represented approximately    % of the outstanding shares of
Ariba common stock. None of the stockholders who are parties to the voting agreements with Agile was paid additional consideration in connection with entering into a voting agreement. The voting agreements and irrevocable proxies terminate on the earlier to occur of the date and time that the merger becomes effective in accordance with the terms and provisions of the merger agreement or the date of termination of the merger agreement. The forms of the voting agreements and irrevocable proxies entered into by the above-named Ariba stockholders are attached to this joint proxy statement/prospectus as Appendix B.

   Agile Voting Agreements. In connection with the merger, the executive officers, directors and certain stockholders of Agile, including Bryan D. Stolle, Thomas P. Shanahan, Klaus-Dieter Laidig, James L. Patterson, Nancy J. Schoendorf, Kenneth Coulter, Scott R. Hammond, Gregory G. Schott, Carol B. Schrader, and entities affiliated with Mohr Davidow Ventures have entered into voting agreements with Ariba and have given irrevocable proxies to Ariba. The terms of the voting agreements and irrevocable proxies with Ariba provide that these stockholders will vote all shares of Agile common stock beneficially owned by them, or any new shares of Agile stock they may acquire:

  . in favor of adoption of the merger agreement and approval of the merger, and in favor of the other transactions contemplated by the merger agreement;

  . against any merger, consolidation, sale of assets, recapitalization or other business combination involving Agile (other than the merger with Ariba) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Agile under the merger agreement or which would result in any of the conditions to Agile's obligations under the merger agreement not being fulfilled; and

  . in favor of any other matter relating to consummation of the transactions contemplated by the merger agreement.

   As of          , 2001, the record date for the Agile stockholders' meeting, the Agile stockholders who entered into the voting agreements with Ariba
collectively held approximately            outstanding shares of Agile common
stock which represented approximately   % of the outstanding Agile common
stock. None of the stockholders who are parties to the voting agreements with Ariba was paid additional consideration in connection with entering into a voting agreement. The voting agreements and irrevocable proxies terminate on the earlier to occur of the date and time that the merger becomes effective in accordance with the terms and provisions of the merger agreement or the date of termination of the merger agreement. Entities affiliated with Mohr, Davidow Ventures may distribute or transfer up to an aggregate of one-third of the shares of Agile common stock owned by them prior to the Agile special meeting, reducing the number of shares of Agile common stock that they are obligated to vote under the Voting Agreement. The form of the voting agreements and irrevocable proxies entered into by certain Agile stockholders are attached to this joint proxy statement/prospectus as Appendix C.

   Affiliate Agreements. Prior to the closing of the merger, Ariba will enter into affiliate agreements with those directors, officers and stockholders of Agile who are "affiliates" of Agile within the meaning of the Securities Act of 1933. Pursuant to these affiliate agreements, each Agile affiliate will agree not to dispose of his, her or its shares of Ariba common stock received in the merger unless the disposition is permitted under the rules and regulations of the federal securities laws. The form of affiliate agreement is attached to this joint proxy statement/prospectus as Appendix D.

   Employment and Non-Competition Agreements. Concurrently with the execution of the merger agreement, Ariba entered into an employment offer letter, non-competition agreement and an employee agreement with each of Bryan Stolle, David Kenneth Coulter, Thomas P. Shanahan, Gregory G. Schott, Carol B. Schrader, David Hartzband, William Jamaca, Kristi Roesner, Eiichi Majima, Joseph Chao, Robert Godfrey, Richard Nieset, Joseph Hage, Jonelle Kreiner, Randy Fodero, Serge Buzyn, S. Wynne Davis, Michele Heiberg, Richard J. Browne, Mark Irvine, Rakesh Sharma, Sam Laub, Eric Schrader, Luc Daime, Oliver Digel, Carol Shaffer, Vivek Handa, Daniel Keefe and Craig Macy.

   Offer Letters. The employment offer letters are contingent upon the successful completion of the merger. Each offer sets forth the employee's position, compensation and eligibility to participate in the Ariba benefit plans. Under the terms of these offer letters, each of the above-named employees is an at-will employee.

   Each of the above-named employees holds certain Agile stock options or Agile restricted shares under the terms of stock option agreements issued under Agile stock option plans. Each employee has agreed that the definition of "Involuntary Termination" in any stock option agreement will be amended as of the effective date of the merger to mean:

  . an employee's involuntary dismissal or discharge by Ariba for reasons other than misconduct; or

  . an employee's voluntary resignation following (i) a change in the employee's title, as a result of which the employee no longer holds at least the title of vice president of Agile or of the division for collaborative commerce solutions of Ariba, (ii) a reduction in the employee's level of base salary by more than 15%, (iii) a reduction in the employee's level of participation in any corporate-performance based bonus or incentive programs (not including sales compensation or sales incentive programs) by more than 15% or (iv) a relocation of the employee's place of employment by more than 50 miles; provided and only if the change, reduction or relocation is effected by Ariba without the employee's consent.

   This amendment will have the effect of modifying the circumstances under which an employee's options are accelerated.

   Except for shares held by Thomas Shanahan and Sam Laub, unvested Agile stock options held by the above-named employees that are assumed in the merger will vest on an accelerated basis as follows, subject to continued employment:

  . 10% of the portion of each Agile stock option that is unvested as of the effective date of the merger shall vest immediately following the effective time of the merger;

  . 10% of the portion of each Agile stock option that is unvested on the date six months after the effective date of the merger shall vest on the date six months after the effective time of the merger; and

  . 10% of the portion of each Agile stock option that is unvested on the first anniversary of the effective date of the merger shall vest on the first anniversary of the effective time of the merger.

   Following each accelerated vesting date, the number of Agile option shares that vest each month shall be reduced. The reduced number of each Agile stock option shall be calculated by dividing the remaining number of unvested option shares under the Agile stock option by the remaining number of months in the original vesting period of the Agile stock option.

   All of the unvested Agile stock options held by Messrs. Shanahan and Laub that are assumed in the merger will vest in full on the date 90 days following the effective time of the merger, subject to continued employment. Mr. Coulter will also be issued an option to purchase 100,000 shares of Ariba common stock following the merger, which will vest monthly over 48 months.

   During employment with Ariba and for one year after employment with Ariba terminates for any reason, the above-named employees also agree not to solicit or encourage any Ariba employee or consultant to leave Ariba for any reason (except for the bona fide termination of Ariba personnel within the scope of their employment duties).

   The terms of the offer letter signed by Bryan D. Stolle, in addition to the terms described above, provide that 25% of all shares of Ariba's common stock that Mr. Stolle owns immediately after the effective date of the merger are subject to a lock-up agreement until the earliest of (a) the first anniversary of the effective date of the merger, (b) the date when Ariba is subject to a change in control, (c) the earliest date when neither Ariba's current chief executive officer nor current chief operating officer serves as an executive officer or chairman of the board of directors of Ariba, (d) the date of his death, (e) the date when his service with Ariba terminates due to his total and permanent disability, (f) the effective date of the involuntary termination of his service with Ariba for any reason other than the commission of a felony that has a material and adverse effect on Ariba, or (g) the effective date of his resignation from all positions with Ariba, if such resignation occurs within three months of being told that he no longer reports to Ariba's chief executive officer or chief operating officer.

During this lock-up period, Mr. Stolle has agreed not to directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer any of the locked-up shares without the prior approval of Ariba's chief executive officer.

   Non-competition Agreements. In connection with the merger, each of the above-named employees entered into a non-competition agreement with Ariba acknowledging that it would be detrimental to Ariba and Agile if the employee were to compete with Ariba in any part of the Agile business. These non-competition agreements require each employee:

  . during the time the employee is employed by Ariba, not to engage in any other employment or business activity without Ariba's prior written approval. Ariba's written approval will not be unreasonably withheld if the outside employment or business activity would not in any way be competitive with the business or proposed business of Ariba or otherwise conflict with or adversely affect in any way the employee's performance of his employment obligation to Ariba; and

  . for a period equal to 18 months following the effective time of the merger, to not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly (i) participate in any manner with any person, firm, association, corporation or other entity that competes with, or has been formed to pursue a business that would compete with Agile's business or any business in which Agile has commenced development efforts as of the date immediately before the effective time of the merger in North America, South America, Europe, Asia, Africa and Australia; (ii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in this business in these regions; or (iii) solicit customers or business patronage which results in competition with Ariba or any of their respective affiliates in this business anywhere in these regions.

   However, the employee may be employed by a corporation that competes with Agile's business if (i) the employee is employed in a discrete subsidiary, division or other segment of the corporation that does not compete with Agile's business, (ii) the corporation has implemented safeguards to ensure that the employee will not be asked to communicate Ariba's proprietary information to employees of the corporation and will not do so, (iii) the safeguards have been described in written guidelines approved by the employee's supervisor and (iv) Ariba's chief executive officer has approved the employee's employment with the corporation in writing.

   The employee may own up to 5% of any class of publicly-traded securities and up to 5% of any class of private securities or own an interest in an investment fund with respect to which the employee does not make any investment decisions.

   The employee shall not be prohibited from competing with Ariba, if Ariba and any of its successors do not or cease to carry on a business like Agile's, but only to the extent of the geographic area that Ariba and any of its successors ceases to do business therein.

   Employee Agreements. Each of the above-named employees entered into an employee agreement with Ariba with the following terms:

  . employment with Ariba is at will and the employee has the right to resign and Ariba has the right to terminate the employee's employment with Ariba at any time, for any reason, with or without cause;

  . the employee agrees to perform for Ariba duties as they are designated by Ariba and, during the time of the employee's employment, the employee will devote his best efforts to the interests of Ariba and will not engage in any employment or other business relationship with any Ariba competitor, customer or supplier without the prior written consent of Ariba, and will not accept a position with or render services to any other company or individual if it will impair in any way the employee's ability to fulfill his obligations to Ariba;

  . the employee agrees to assign to Ariba or Ariba's designee, the employee's entire right, title and interest in and to all Inventions (as defined below) made or conceived or reduced to practice by the employee during the term of the employee's employment unless the Invention was developed entirely on the employee's own time without the use of Ariba's equipment, supplies, facilities or trade secret information; and (i) the Invention does not relate at the time of conception or reduction to practice to Ariba's business, and (ii) the invention does not result from any work performed by the employee for Ariba. However, no rights are conveyed in Inventions made by the employee prior to the employee's employment with Ariba which are identified on the list of prior inventions attached to the employment agreement. The employee acknowledges that all original works of authorship which are made by the employee within the scope of the employee's employment and which are protectable by copyright are "works made for hire" as that term is defined in the United States Copyright Act as in effect as of the date of the employment agreement. For the purpose of the employment agreement "Inventions" means designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions (whether or not patentable), improvements, ideas, original works of authorship or copyrightable works, including all rights to obtain, register, perfect and enforce the proprietary rights;

  . the employee agrees to perform, during and after the employee's employment, all acts deemed necessary by Ariba to permit and assist Ariba in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world to the Inventions assigned to Ariba;

  . the employee agrees to hold in confidence and not directly or indirectly use or disclose, either during or after termination of employment, any confidential information obtained during the period of the employee's employment with Ariba, including an agreement not to make copies of any confidential information except as authorized by Ariba; and

  . during the employee's employment and for a period of 12 months following termination of the employee's relationship with Ariba, the employee shall not either directly or indirectly solicit, induce, recruit or encourage any of Ariba's employees to leave their employment with Ariba.

   Stock Option Agreement. As a condition to Ariba's willingness to enter into the merger agreement, Agile granted to Ariba an irrevocable option to acquire up to 9,396,941 shares of Agile common stock. The exercise price payable for these shares is $54.00 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. The form of option agreement is attached to this proxy statement/prospectus as Appendix E.

   The option is intended to increase the likelihood that the merger will be completed. Some of the aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Agile or its assets before the completion of the merger.

       Exercise Events. Ariba may exercise the option, in whole or part, at any time or from time to time, if Ariba terminates the merger agreement because of any of the following events:

      . Agile's board of directors withdraws or changes its unanimous recommendation or approval of the merger;

      . Agile's board of directors recommends to its stockholders to enter into a Competing Transaction;

      . Agile's board of directors fails to reject a Competing
        Transaction;

      . Agile fails to include in this joint proxy statement/prospectus the unanimous recommendation of its board of directors in favor of the merger;

      . Agile's board of directors fails to reaffirm its unanimous recommendation in favor of the merger if requested by Ariba;

      . Agile materially breaches it obligations with regard to the solicitation of a Competing Transaction; or

      . a tender offer or exchange offer for 5% or more of the outstanding shares of Agile is commenced and Agile's board of directors fails to recommend against the acceptance of such tender offer or exchange offer.

    In addition, Ariba may exercise the option, in whole or part, at any time or from time to time, if Ariba or Agile terminate the merger agreement because Agile's stockholders fail to approve the merger agreement, and:

      . at or prior to the termination, a Competing Transaction exists or has been publicly proposed or widely known; and

      . within 12 months of the date of the termination of the merger agreement, a Competing Transaction shall have been completed or Agile shall have entered into an agreement, letter of intent or similar arrangement relating to a Competing Transaction.

       Cash Exercise. At any time after the option becomes exercisable, Ariba may, in lieu of exercising the option for shares of Agile common stock, elect to receive an amount in cash equal to the difference between the exercise price per share of the option and the higher of
    (i) the highest price per share paid to Agile stockholders in connection with a Competing Transaction and (ii) the closing trading price of Agile common stock on the day prior to the cash exercise, multiplied by the number of shares for which Ariba is cash exercising the option.

       Termination. The option will terminate and cease to be exercisable upon the earliest of any of the following:

      . the completion of the merger;

      . 12 months after the occurrence of an exercise event; and

      . 12 months after termination of the merger agreement other than as a result of a termination that gives rise to an exercise event.

       Repurchase Fee. Ariba may at its election require Agile to repurchase any shares issued to Ariba upon exercise of the option at an aggregate price equal to the aggregate exercise price paid by Ariba to exercise the option plus the difference between (i) the highest price per share paid to Agile stockholders in connection with a Competing Transaction and (ii) the closing trading price of Agile common stock on the day prior to the day of delivery by Ariba to Agile of the repurchase notice multiplied by the number of shares subject to the repurchase.

       Repurchase at the Election of Agile. During the six-month period immediately following the period that Ariba has the right to require Agile to repurchase the option shares, Agile has the right to repurchase from Ariba all, and not less than all, of the option shares at a price per share equal to the greater of (i) 110% of the current market price of an option share or (ii) the sum of the exercise price per share plus interest accrued on the exercise price.

       Profit Cap. Notwithstanding the provisions of the option agreement, Agile shall not be required to pay to Ariba in the aggregate, an amount in excess of (i) the sum of $115,000,000 plus the aggregate exercise price paid by Ariba in exercising the option minus (ii) the sum of any amounts paid to Ariba as a termination fee pursuant to the merger agreement plus any amounts paid to Ariba in connection with Ariba's right to cause Agile to repurchase the option shares or Agile's exercise of its right to repurchase the option shares.

       Agile's Right of First Refusal. At any time after the occurrence of an exercise event and prior to 24 months after the date of the first exercise of the option by Ariba, if Ariba desires to sell, assign or otherwise transfer any of the option shares, Ariba shall give Agile written notice of the proposed transaction. Agile will then have the right to elect within five business days to purchase the option shares on the terms set forth in the notice. This right of first refusal is not applicable to (i) dispositions to a transferee that could beneficially own not more than 5% of the outstanding voting power of Agile, (ii) any sales by means of a public offering registered pursuant to the Securities Act of 1933, (iii) transfers to wholly owned subsidiaries and (iv) transfers to an assignee of the option with the consent of Agile.

       Registration Rights. Following the exercise of the option, Ariba has the right to request that Agile register the option shares under the Securities Act of 1933 pursuant to a bona fide firm commitment underwritten public offering, provided, however, that Ariba and the underwriters of the offering will use commercially reasonable efforts to prevent any person or group of affiliated persons from acquiring more than 5% of Agile's outstanding common stock on a fully diluted basis. Upon such request, Agile shall have the right to purchase all of the shares that Ariba requests be included in the registration at a price equal to the fair market value of the shares.

       If Agile elects not to purchase the shares, Agile shall use its best efforts to effect the registration of the shares, provided, however, that (i) Ariba shall be entitled to request no more than two effective registrations, (ii) Agile is not obligated to effect a registration if Agile is required under the Securities Act of 1933 to include audited financial statements in the registration statement and the audited financial statements are not available for inclusion and (iii) Agile is not obligated to effect a registration if Agile determines in its reasonable judgment that a registration would interfere with a financing, acquisition or other material transaction. Agile shall be entitled to include additional shares of its common stock in the registration only if and to the extent the underwriters of the offering determine that the inclusion of the Agile shares will not adversely affect the offering.

       Ariba also has the right to include the option shares in a registration undertaken by Agile, subject to a limitation on the number of option shares to be so included if the underwriters of the offering believe it is necessary in light of market conditions.

       Ariba shall only be entitled to include option shares in a registration undertaken by Agile two times, and this right shall expire upon the earlier of such time as Ariba can sell all of the option shares in any three-month period pursuant to Rule 144 of the Securities Act or five years following the date of the first exercise of the option by Ariba.

       PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF
                   ARIBA, INC. AND AGILE SOFTWARE CORPORATION

   On January 29, 2001, Ariba, Inc., ("Ariba") signed a definitive agreement to acquire Agile Software Corporation, ("Agile"), the leading provider of collaborative commerce solutions. The acquisition, which is subject to the approval of Ariba's and Agile's stockholders, will be accounted for using the purchase method of accounting and accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date.

   The total estimated purchase price of approximately $3.0 billion will consist of approximately $2.5 billion of Ariba's common stock, assumed stock options with a fair value of $466.0 million based upon the average of the closing market prices of Ariba's common stock for the two days prior to, the day of and the two days after the announcement of the proposed transaction ($38.83) and other estimated acquisition related expenses of approximately $21.0 million, consisting primarily of payments to financial advisors and other professional fees. Of the total estimated purchase price, approximately $332.2 million will be allocated to net tangible assets, $83.6 million will be allocated to deferred compensation and the remainder will be allocated to intangible assets, including in-process technology totaling $71.2 million, core technology totaling $37.7 million, customer base totaling $19.7 million, assembled workforce totaling $13.9 million, existing technology totaling $7.1 million, trademark totaling $5.0 million, and goodwill totaling $2.4 billion. The acquired in-process technology will be expensed in the period the transaction is consummated. The other intangible assets of core technology, customer base, assembled workforce, existing technology, trademark and goodwill will be amortized over their estimated useful lives of three years.

   Agile is currently developing new products that qualify as in-process research and development in product areas. For the purposes of determining which projects qualified as in-process research and development, technological feasibility is defined as being equivalent to completion of design verification testing, when the design is finalized and ready for pilot testing.

   As of the date of this joint proxy statement/prospectus, Agile's in-process research and development efforts consisted of three projects for which the estimated state of completion is 25%, 14% and 73%, respectively. The applications from these in-process projects will be integrated into Ariba's products over the next several quarters. The efforts required to complete these projects include the completion of all planning, designing and testing activities that are necessary to establish that the product can be produced to meet its design requirements, including functions, features and technical performance requirements.

   The estimated value of the acquired in-process technology was computed using a discounted cash flow analysis rate of 40% on the anticipated income stream of the related product revenues based on methodology recommended by the American Institute of Certified Public Accountants (AICPA) in its draft white paper entitled "Assets Acquired in Purchase Business Combinations to be used in Research and Development Activities." The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from Agile. The value of in-process technology has been further reduced by the estimated value of core technology and will be expensed in the period the transaction is consummated. The calculation of value will be adjusted to reflect only the value creation efforts of Agile prior to the closing of the acquisition.

   The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Ariba's assumptions may be incomplete and inaccurate, and Ariba cannot be sure that unanticipated events and circumstances will not occur that affect the values of in-process research and development efforts. Accordingly, actual results may vary from projected results. Any such variances may result in a material adverse effect on Ariba's financial condition and results of operations.

   The accompanying Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet of Ariba and Agile gives effect to this acquisition as if it had occurred on September 30, 2000, by combining the balance sheet of Agile as of October 31, 2000 with the balance sheet of Ariba at September 30, 2000. Ariba's acquisitions of TradingDynamics, Tradex and SupplierMarket.com were consummated by Ariba prior to September 30, 2000, and therefore, the Ariba historical consolidated balance sheet at September 30, 2000 includes the allocated purchase price for these consummated acquisitions. Similarly, the acquisition of Digital Market by Agile was consummated prior to October 31, 2000, and therefore, the Agile historical consolidated balance sheet at October 31, 2000 includes the allocated purchase price for this consummated acquisition.

   The accompanying Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Ariba and Agile gives effect to this acquisition as if it had occurred on October 1, 1999, and reflects the unaudited pro forma results of operations of Agile for the twelve months ended October 31, 2000 combined with the unaudited pro forma results of operations of Ariba for the year ended September 30, 2000.

   The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

   The purchase price assumed for the Agile acquisition is an estimate and could change primarily as a result of the actual number of shares of Ariba common stock that are ultimately issued to the stockholders of Agile.

   The allocation of the purchase price for the Agile acquisition is based upon a preliminary valuation. This valuation could change when finalized upon closing of the merger, based upon the facts and circumstances at that time. A change in the purchase price or the allocation of the purchase price could have a material adverse effect on actual future results of Ariba.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
          BALANCE SHEET OF ARIBA, INC. AND AGILE SOFTWARE CORPORATION
                                 (IN THOUSANDS)

                                                                          Pro Forma
                             Ariba        Agile        Adjustments        Ariba and
                         September 30, October 31, ---------------------    Agile
                             2000         2000        (A)        (B)       Combined
                         ------------- ----------- ---------  ----------  ----------
         ASSETS

Current assets:
 Cash and cash
  equivalents...........  $  195,241    $135,267   $      --  $       --  $  330,508
 Short-term
  investments...........      84,974     165,798          --          --     250,772
 Restricted cash........       3,500          --          --          --       3,500
 Accounts receivable,
  net...................      61,892      14,922          --          --      76,814
 Prepaid expenses and
  other current assets..      13,067       6,592          --          --      19,659
                          ----------    --------   ---------  ----------  ----------
  Total current assets..     358,674     322,579          --          --     681,253
Property and equipment,
 net....................      56,049      11,139          --          --      67,188
Long-term investments...      84,476       1,515          --          --      85,991
Restricted cash.........      28,537          --          --          --      28,537
Other assets............       1,004      14,683          --          --      15,687
Goodwill and other
 intangible assets,
 net....................   3,287,138      74,993     (74,993)  2,475,341   5,762,479
                          ----------    --------   ---------  ----------  ----------
  Total assets..........  $3,815,878    $424,909   $ (74,993) $2,475,341  $6,641,135
                          ==========    ========   =========  ==========  ==========

    LIABILITIES AND
   STOCKHOLERS' EQUITY

Current liabilities:
 Accounts payable.......  $   11,235    $  2,828   $      --  $       --  $   14,063
 Accrued compensation
  and related
  liabilities...........      54,439          --          --          --      54,439
 Other accrued
  liabilities...........      51,372       8,080          --      21,000      80,452
 Deferred revenue.......     101,245      14,538      (8,035)         --     107,748
 Current portion of
  capital leases........         536         532          --          --       1,068
                          ----------    --------   ---------  ----------  ----------
  Total current
   liabilities..........     218,827      25,978      (8,035)     21,000     257,770
Deferred revenue........      98,457          --          --          --      98,457
Capital leases, net of
 current portion........         402         287          --          --         689
Notes payable, net of
 current portion........          --          39          --          --          39
Other liabilities.......          --         208          --          --         208
                          ----------    --------   ---------  ----------  ----------
  Total liabilities.....     317,686      26,512      (8,035)     21,000     357,163
                          ----------    --------   ---------  ----------  ----------
Commitments
Stockholders' equity:
 Common stock...........         495          47         (47)        128         623
 Additional paid-in
  capital ..............   4,466,325     514,146    (514,146)  2,941,210   7,407,535
 Deferred stock-based
  compensation..........    (130,003)    (24,240)     24,240     (83,585)   (213,588)
 Notes receivable from
  stockholders..........          --        (773)         --          --        (773)
 Accumulated other
  comprehensive loss....        (918)        (45)         45          --        (918)
 Accumulated deficit....    (837,707)    (90,738)     90,738     (71,200)   (908,907)
                          ----------    --------   ---------  ----------  ----------
  Total stockholders'
   equity...............   3,498,192     398,397    (399,170)  2,786,553   6,283,972
                          ----------    --------   ---------  ----------  ----------
  Total liabilities and
   stockholders'
   equity...............  $3,815,878    $424,909   $(407,205) $2,807,553  $6,641,135
                          ==========    ========   =========  ==========  ==========

    See accompanying notes to Ariba and Agile unaudited pro forma condensed combined consolidated financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS OF
                   ARIBA, INC. AND AGILE SOFTWARE CORPORATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         Pro Forma
                         ------------------------------------------
                           Ariba, Inc. (Ariba,      Agile (Agile
                         TradingDynamics, Tradex and Digital Market              Pro Forma
                         and SupplierMarket.com   Combined Twelve                Ariba and
                           Combined Year Ended      Months Ended                   Agile
                           September 30, 2000)   October 31, 2000)  Adjustments  Combined
                         ----------------------- ------------------ ----------- -----------
Revenues:
  License...............       $   204,819            $ 39,865       $      --  $   244,684
  Maintenance and
   services.............            86,153              15,591              --      101,744
                               -----------            --------       ---------  -----------
    Total revenues......           290,972              55,456              --      346,428
Cost of revenues:
  License...............            12,780               2,473              --       15,253
  Maintenance and
   services.............            39,803               8,862              --       48,665
                               -----------            --------       ---------  -----------
    Total cost of
     revenues...........            52,583              11,335              --       63,918
                               -----------            --------       ---------  -----------
  Gross profit..........           238,389              44,121              --      282,510
                               -----------            --------       ---------  -----------
Operating expenses:
  Sales and marketing...           243,638              45,205              --      288,843
  Research and
   development..........            45,603              17,035              --       62,638
  General and
   administrative.......            46,810               4,914              --       51,724
  Amortization of
   goodwill and other
   intangible assets
   (C)..................         1,195,217              34,418         790,696    2,020,331
  Business partner
   warrants.............            29,251                  --              --       29,251
  Amortization of stock-
   based compensation
   (D)..................            84,238              16,757          45,932      146,927
                               -----------            --------       ---------  -----------
    Total operating
     expenses...........         1,644,757             118,329         836,628    2,599,714
  Loss from operations..        (1,406,368)            (74,208)       (836,628)  (2,317,204)
Other income, net.......            18,108              17,239              --       35,347
                               -----------            --------       ---------  -----------
  Net loss before
   taxes................        (1,388,260)            (56,969)       (836,628)  (2,281,857)
Provision for income
 taxes..................             1,963                  --              --        1,963
                               -----------            --------       ---------  -----------
Net loss................        (1,390,223)            (56,969)       (836,628)  (2,283,820)
Pro forma net loss per
 share--basic and
 diluted (E)............       $     (5.91)                                     $     (7.64)
                               ===========                                      ===========
Weighted average
 shares--basic and
 diluted (E)............           235,192                              63,748      298,940
                               ===========                           =========  ===========



    See accompanying notes to Ariba and Agile unaudited pro forma condensed combined consolidated financial statements.

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF ARIBA, INC. AND AGILE SOFTWARE CORPORATION

(A) To adjust deferred revenue to fair value and to eliminate the goodwill and stockholders' equity accounts of Agile.

(B) To allocate the purchase price to reflect the issuance of Ariba common stock, options assumed and to establish the accrual related to acquisition costs assuming the aquisition occurred on September 30, 2000. In-process technology in the amount of $71.2 million for Agile will be expensed in the period the acquisition is consummated. Accordingly, the in-process technology is reflected in the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as an addition to Accumulated Deficit.

(C) To record amortization of goodwill and other intangible assets associated with the acquisition of Agile as follows: core technology totaling $37.7 million, customer base totaling $19.7 million, assembled workforce totaling $13.9 million, existing technology totaling $7.1 million, trademark totaling $5.0 million and goodwill totaling $2.4 billion over the estimated period of benefit of three years. The total purchase price and allocation thereof for this acquisition is as follows (in thousands):

     Total Purchase Price
     Value of stock issued.......................................... $2,475,338
     Value of options assumed.......................................    466,000
     Estimated acquisition costs....................................     21,000
                                                                     ----------
         Total purchase price....................................... $2,962,338
                                                                     ==========
     Allocation of Total Purchase Price
     Net tangible assets............................................ $  332,212
     Deferred Compensation..........................................     83,585
                                                                     ----------
     Intangible assets:
       In-process technology........................................     71,200
       Core technology..............................................     37,700
       Customer base................................................     19,700
       Assembled workforce..........................................     13,900
       Existing technology..........................................      7,100
       Trademark....................................................      5,000
       Goodwill.....................................................  2,391,941
                                                                     ----------
       Total goodwill and intangible assets.........................  2,475,341
                                                                     ----------
       Total purchase price allocation.............................. $2,962,338
                                                                     ==========

(D) In accordance with FASB Interpretation No. 44, ("FIN 44") issued in March 2000, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25," Ariba has determined the amount of stock-based compensation for unvested options assumed in conjunction with the acquisition of Agile and has allocated the purchase price accordingly.

  The adjustment reflects the amortization of stock-based compensation associated with the acquisition of Agile totaling approximately $62.7 million and the elimination of the historical stock-based compensation expense of approximately $16.8 million for Agile.

(E) Pro forma basic net loss per share for the year ended September 30, 2000 is computed by dividing the pro forma net loss for the period by the weighted average number of common shares outstanding. Pro forma diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprised of restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants. The adjustment to historical weighted average shares outstanding results from inclusion of actual shares issued in conjunction with the probable acquisition, as if such shares were outstanding from October 1, 1999.

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF
                                  ARIBA, INC.

   The following unaudited pro forma condensed combined consolidated financial statements give effect to Ariba's acquisitions of TradingDynamics, Tradex and SupplierMarket.com using the purchase method of accounting and include the pro forma adjustments described in the accompanying notes.

   On January 20, 2000, Ariba acquired TradingDynamics, which provided business-to-business Internet trading applications, including business-to-business auction, request for quote, reverse auction, and bid/ask-style exchange mechanisms. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since January 20, 2000, TradingDynamics' results of operations have been included in Ariba's Consolidated Statements of Operations.

   On March 8, 2000, Ariba acquired Tradex, which provided solutions for net markets. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since March 8, 2000, the results of operations of Tradex have been included in Ariba's Consolidated Statements of Operations.

   On August 28, 2000, Ariba acquired SupplierMarket.com, a leading provider of online collaborative sourcing technologies that allowed buyers and suppliers of direct and indirect materials to locate new trading partners, negotiate purchases and collaborate on the Internet. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since August 28, 2000, the results of operations of SupplierMarket have been included in Ariba's Consolidated Statements of Operations.

   The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended September 30, 2000 give effect to these consummated acquisitions as if they had occurred on October 1, 1999 by consolidating the results of operations of :

  . TradingDynamics for the period from October 1, 1999 to January 20, 2000 with the results of operations of Ariba for the year ended September 30, 2000.

  . Tradex for the period from October 1, 1999 to March 8, 2000 with the results of operations of Ariba for the year ended September 30, 2000.

  . SupplierMarket.com for the period from October 1, 1999 to August 28, 2000 with the results of operations of Ariba for the year ended September 30, 2000.

   The unaudited pro forma condensed combined consolidated financial information has been prepared by Ariba's management for illustrative purposes only and is not necessarily indicative of the condensed combined consolidated financial position or results of operations in future periods or the results that actually would have been realized had Ariba, TradingDynamics, Tradex and SupplierMarket.com been a combined company during the specified periods. The unaudited pro forma condensed combined consolidated financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Ariba which are incorporated by reference into this joint proxy statement/prospectus.

 UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS OF
               ARIBA, INC. FOR THE YEAR ENDED SEPTEMBER 30, 2000
                     (in thousands, except per share data)

                                               Historical
                          ------------------------------------------------------
                                       Trading     Tradex
                            Ariba,    Dynamics, Technologies,                                 Pro Forma
                             Inc.       Inc.        Inc.      SupplierMarket.com Adjustments Ariba, Inc.
                          ----------  --------- ------------- ------------------ ----------- -----------
Revenues:
  License...............  $  198,790   $   364    $  5,665         $     --       $      --  $   204,819
  Maintenance and
   services.............      80,249        --       4,652            1,252              --       86,153
                          ----------   -------    --------         --------       ---------  -----------
   Total revenues.......     279,039       364      10,317            1,252              --      290,972
Cost of revenues:
  License...............      12,572        --         208               --              --       12,780
  Maintenance and
   services.............      34,947        --       3,973              883              --       39,803
                          ----------   -------    --------         --------       ---------  -----------
   Total cost of
    revenues............      47,519        --       4,181              883              --       52,583
                          ----------   -------    --------         --------       ---------  -----------
  Gross profit..........     231,520       364       6,136              369              --      238,389
                          ----------   -------    --------         --------       ---------  -----------
Operating expenses:
  Sales and marketing...     207,234     1,955      12,865           21,584              --      243,638
  Research and
   development..........      39,017     1,514       2,436            2,636              --       45,603
  General and
   administrative.......      29,172     1,006       8,011            8,621              --       46,810
  Amortization of
   goodwill & other
   intangibles (A)......     688,588        --          --               --         506,629    1,195,217
  In-process research
   and development (B)..      27,350        --          --               --         (27,350)          --
  Business partner
   warrants.............      29,251        --          --               --              --       29,251
  Amortization of stock-
   based compensation
   (C)..................      18,051     4,334          --           14,619          47,234       84,238
                          ----------   -------    --------         --------       ---------  -----------
   Total operating
    expenses............   1,038,663     8,809      23,312           47,460         526,513    1,644,757
  Loss from operations..    (807,143)   (8,445)    (17,176)         (47,091)       (526,513)  (1,406,368)
Other income, net.......      16,331         1         751            1,025              --       18,108
                          ----------   -------    --------         --------       ---------  -----------
  Net loss before
   taxes................    (790,812)   (8,444)    (16,425)         (46,066)       (526,513)  (1,388,260)
Provision for income
 taxes..................       1,963        --          --               --              --        1,963
                          ----------   -------    --------         --------       ---------  -----------
Net loss................    (792,775)   (8,444)    (16,425)         (46,066)       (526,513)  (1,390,223)
Preferred dividend (D)..          --        --        (701)              --             701           --
                          ----------   -------    --------         --------       ---------  -----------
Net loss applicable to
 common stockholders....  $ (792,775)  $(8,444)   $(17,126)        $(46,066)      $(525,812) $(1,390,223)
                          ==========   =======    ========         ========       =========  ===========
  Pro forma net loss per
   share--basic and
   diluted (E)..........  $    (4.10)                                                        $     (5.91)
                          ==========                                                         ===========
Weighted average
 shares--basic and
 diluted................     193,417                                                 41,775      235,192
                          ==========                                              =========  ===========

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                      FINANCIAL STATEMENTS OF ARIBA, INC.

(A) To record amortization of goodwill and other intangible assets associated with the acquisitions of TradingDynamics, Tradex and SupplierMarket as follows: assembled workforce totaling $13.0 million, covenants not to compete totaling $1.3 million, trademarks totaling $2.0 million, core technology totaling $20.2 million and goodwill totaling $3.1 billion over the estimated period of benefit of three years. The total purchase price and allocation thereof for each of these acquisitions are as follows:

                             TradingDynamics   Tradex   SupplierMarket.com   Total
                             --------------- ---------- ------------------ ----------
                                                  (in thousands)
   Total Purchase Price
   --------------------
   Value of stock issued...     $371,953     $2,055,035      $478,741      $2,905,729
   Value of options
    assumed................       91,711        207,461       108,430         407,602
   Estimated acquisition
    costs..................        1,400         28,785        20,000          50,185
                                --------     ----------      --------      ----------
       Total purchase
        price..............     $465,064     $2,291,281      $607,171      $3,363,516
                                ========     ==========      ========      ==========
   Allocation of Total
    Purchase Price                                                                 --
   -------------------
   Net tangible
    assets/(liabilities)...     $(13,223)    $   79,181      $  7,393      $   73,351
   Deferred compensation...           --             --       124,620         124,620
   Intangible assets:                                                              --
     In-process
      technology...........          950         11,800        14,600          27,350
     Assembled workforce...        1,100          5,400         6,500          13,000
     Covenants not to
      compete..............        1,300             --            --           1,300
     Trademarks............           --          2,000            --           2,000
     Core technology.......        4,400          7,900         7,900          20,200
     Goodwill..............      470,537      2,185,000       446,158       3,101,695
                                --------     ----------      --------      ----------
       Total intangible
        assets.............      477,337      2,200,300       460,558       3,138,195
                                --------     ----------      --------      ----------
       Total purchase price
        allocation.........     $465,064     $2,291,281      $607,171      $3,363,516
                                ========     ==========      ========      ==========

(B) The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations include the elimination of the charges for in-process technology of approximately $27.3 million for the consummated acquisitions.

(C) In accordance with the FASB Interpretation No. 44, ("FIN 44") issued in March 2000, "Accounting for Certain Transactions Involving Stock Compensation -an Interpretation of APB 25," Ariba has determined the stock based compensation effect for unvested options assumed in conjunction with the consummation of the SupplierMarket.com acquisition and has allocated the purchase price accordingly.

  The adjustment reflects the amortization of stock based compensation associated with the acquisition of SupplierMarket.com totaling approximately $66.1 million and the elimination of the historical stock based compensation expense of approximately $4.3 million for TradingDynamics and $14.6 million for SupplierMarket.com, for the year ended September 30, 2000

(D) To reflect the elimination of the preferred dividend payable account of Tradex.

(E) Pro forma basic net loss per share for the year ended September 30, 2000 is computed by dividing the net loss for the period by the weighted average number of common shares outstanding. Pro forma diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise restricted common stock, shares held in escrow and incremental common and preferred shares issuable upon the exercise of the stock options and warrants. The adjustment to historical weighted average shares outstanding result from inclusion of actual shares issued in conjunction with the consummated acquisitions, respectively, as if such shares were outstanding from October 1, 1999. In accordance with the definitive purchase agreements, approximately 775,430 shares of the stock consideration to TradingDynamics, approximately 3,270,278 shares of the stock consideration to Tradex and approximately 604,465 shares of stock consideration to SupplierMarket.com are held in a time-lapsing escrow and have been excluded from the pro forma basic and diluted net loss per share for the year ended September 30, 2000.

 UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS OF
                           AGILE SOFTWARE CORPORATION

   On November 23, 1999, Agile acquired Digital Market in a transaction accounted for as a purchase. Accordingly, the historical statement of operations for Agile for the year ended April 30, 2000, includes the results of operations for Digital Market subsequent to November 23, 1999.

   The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended April 30, 2000 reflects the combination as if it had taken place on May 1, 1999 and combines Agile's historical results of operations for the year ended April 30, 2000, which includes the results of operations of Digital Market subsequent to November 23, 1999, with Digital Market's historical results of operations for the period from May 1, 1999 to November 23, 1999.

   The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the twelve months ended October 31, 2000 reflects the combination as if it had taken place on November 1, 1999 and combines Agile's historical results of operations for the twelve months ended October 31, 2000, which includes the results of operations of Digital Market subsequent to November 23, 1999, with Digital Market's historical results of operations for the period from November 1, 1999 to November 23, 1999.

   The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Agile should be read in conjunction with the historical financial statements of Agile, which are included in this joint proxy statement/prospectus. The pro forma information does not purport to be indicative of the results that would have been reported if the above transactions had been in effect for the period presented or which may result in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS OF
                         AGILE SOFTWARE CORPORATION FOR
   THE YEAR ENDED APRIL 30, 2000 AND THE TWELVE MONTHS ENDED OCTOBER 31, 2000

                      (in thousands except per share data)

                                 Year Ended
                               April 30, 2000
                             -------------------           Pro Forma   Pro Forma
                                    Agile          DMI    Adjustments    Agile
                             ------------------- -------  -----------  ---------
Total revenues..............      $ 32,198       $   484   $     --    $ 32,682
Total cost of revenues......         7,679           938        389 b     9,006
                                  --------       -------   --------    --------
 Gross profit...............        24,519          (454)      (389)     23,676
                                  --------       -------   --------    --------
Operating expenses
 Sales and marketing........        26,657         1,707                 28,364
 Research and development...        10,711         3,015     (1,300)f    12,426
 General and
  administrative............         3,411           967        408 b     4,786
 Amortization of intangible
  assets....................        14,911                   19,681 a    34,592
 Amortization of stock-based
  compensation..............        11,845                               11,845
                                  --------       -------   --------    --------
Total operating expenses....        67,535         5,689     18,789      92,013
                                  --------       -------   --------    --------
Loss from operations........       (43,016)       (6,143)   (19,178)    (68,337)
Interest income/(expense)...         7,823          (333)                 7,490
                                  --------       -------   --------    --------
Net loss....................      $(35,193)      $(6,476)  $(19,178)   $(60,847)
                                  ========       =======   ========    ========
Net loss per share: basic
 and diluted................      $  (1.14)                            $  (1.94)
                                  ========                             ========
Weighted average shares.....        30,967                      476 c    31,443
                                  ========                 ========    ========

                                   For the
                             Twelve Months Ended
                              October 31, 2000
                             -------------------           Pro Forma   Pro Forma
                                    Agile          DMI    Adjustments    Agile
                             ------------------- -------  -----------  ---------
Total revenues..............      $ 55,387       $    69   $     --    $ 55,456
Total cost of revenues......        11,173           134         28 e    11,335
                                  --------       -------   --------    --------
 Gross profit...............        44,214           (65)      (28)      44,121
Operating expenses
 Sales and marketing........        44,961           244         --      45,205
 Research and development...        16,604           431         --      17,035
 General and
  administrative............         4,747           138         29 e     4,914
 Amortization of intangible
  assets....................        32,977            --      1,441 d    34,418
 Acquired in-process
  technology................         1,300            --     (1,300)f        --
 Amortization of stock-based
  compensation..............        16,757            --         --      16,757
                                  --------       -------   --------    --------
Total operating expenses....       117,346           813        171     118,329
Loss from operations........       (73,132)         (878)      (198)    (74,208)
Interest income/(expense)...        17,287           (48)        --      17,239
                                  --------       -------   --------    --------
Net loss....................      $(55,845)      $  (925)  $   (198)   $(56,969)
Net loss per share: basic
 and diluted................      $  (1.26)                            $  (1.26)
                                  ========                             ========
Weighted average shares.....        44,259                      935 g    45,194
                                  ========                 ========    ========

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
                        INFORMATION OF AGILE CORPORATION

1. Basis of Pro Forma Presentation

   On November 23, 1999, Agile acquired Digital Markets, Inc. (DMI) in a transaction accounted for as a purchase business combination. Agile paid $20.0 million in cash and issued 1,202,018 shares of its common stock valued at $75.7 million or $62.95 per share based upon the average price of its common stock two days before, the day of and two days after the transaction measurement date. In addition, Agile also assumed all outstanding stock options granted by DMI. The estimated fair value of the assumed options was $5.6 million, and was included as a component of the purchase price. Agile incurred $1.2 million in acquisition expenses, including financial advisory and legal fees and other direct transaction costs resulting in an adjusted aggregate purchase price of $102.5 million.

   The total acquisition price of $102.5 million was allocated to the assets acquired, including tangible and intangible assets, and liabilities assumed based upon the fair value of such assets and liabilities on the date of the acquisition. The total purchase cost of the acquisition has been allocated to assets and liabilities based on management's estimates of their fair value and an independent appraisal of certain intangible assets, with the excess costs over the net assets acquired allocated to goodwill. The aggregate purchase price was allocated as follows (in thousands):

   Purchase price allocation:
     Net tangible liabilities........................................ $ (6,659)
     In-process technology...........................................    1,300
     Existing technology.............................................    1,850
     Trademark.......................................................      150
     Assembled workforce.............................................    2,100
     Goodwill........................................................  103,776
                                                                      --------
       Total purchase price allocation............................... $102,517
                                                                      ========

   Additional disclosures related to Agile's acquisition of DMI are included in Agile's consolidated financial statements for the year ended April 30, 2000, which are included in this joint proxy statement/prospectus.

2. Pro Forma Adjustments

   The following adjustments were applied to Agile's historical financial statements and those of DMI to arrive at the pro forma combined financial information.

   (a) To record the amortization of goodwill related to the acquisition of DMI as if the transaction occurred on May 1, 1999. Goodwill recorded in relation to the acquisition was approximately $103.8 million and is being amortized on a straight-line basis over three years.

   (b) To record the amortization of identifiable intangible assets related to the acquisition of DMI as if the transaction occurred on May 1, 1999. Identifiable intangible assets recorded in relation to the acquisition were approximately $4.1 million and are being amortized on a straight-line basis over three years and include existing technology, trademarks and workforce-in-place.

   (c) Weighted average shares used to calculate pro forma basic and diluted net loss per share for the period presented is computed using the weighted average number of shares of common stock outstanding for the period presented and the shares to be issued in conjunction with the acquisition of DMI as if such shares, net of those held in escrow, were outstanding from May 1, 1999.

   (d) To record the amortization of goodwill related to the acquisition of DMI as if the transaction occurred on November 1, 1999.

   (e) To record the amortization of identifiable intangible assets related to the acquisition of DMI as if the transaction occurred on November 1, 1999.

   (f) To eliminate the charge for acquired in-process research and development.

   (g) Weighted average shares used to calculate pro forma basic and diluted net loss per share for the period presented and the shares to be issued in conjunction with the acquisition of DMI as if such shares, net of those held in escrow, were outstanding from November 1, 1999.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                             AGILE COMMON STOCK AND
                               ARIBA COMMON STOCK

   This section of the joint proxy statement/prospectus describes certain differences between the rights of holders of Agile common stock and Ariba common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the differences between being a stockholder of Agile and being a stockholder of Ariba.

   The rights of the stockholders of Agile are governed by Agile's certificate of incorporation and Agile's bylaws. After completion of the merger, Agile stockholders will become stockholders of Ariba and their rights will be governed by Ariba's amended and restated certificate of incorporation, as amended, and Ariba's amended and restated bylaws. Both companies are incorporated under the laws of the State of Delaware and, accordingly, Agile stockholders' rights will continue to be governed by the Delaware General Corporation Law after completion of the merger.

Classified Board of Directors

   Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The boards of directors of Ariba and Agile are divided into three classes, with each class being elected annually for a three-year term. Ariba and Agile directors are elected for terms of three years and until their successors are elected and qualified.

Number of Directors

   Presently, the Ariba bylaws provide that the authorized number of directors of Ariba shall be fixed from time to time by the board of directors by a resolution adopted by a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships). Ariba's board currently consists of six members. Agile's certificate of incorporation and bylaws provide that the number of directors be initially set at six and that number can be adjusted from time to time by the board of directors by a resolution adopted by a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships). Currently, Agile's board consists of five directors.

Removal of Directors

   Ariba directors, or the entire Ariba board, may be removed, at any time, for cause by the affirmative vote of the holders of a at least sixty-six and two-thirds percent of the voting power of all of the then-outstanding shares of capital stock of Ariba entitled to vote at an election of directors, voting together as a single class.

   Agile directors, or the entire Agile board, may be removed, at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Filling Vacancies on the Board of Directors

   Ariba's bylaws provide that vacancies occurring on the Ariba board of directors for any reason may be filled by vote of a majority of the remaining members of the Ariba board of directors, although less than a quorum. A person so elected by the Ariba board of directors to fill a vacancy shall hold office until the expiration of the term of office of the director whom such person has replaced.

   Agile's bylaws provide that vacancies occurring on the Agile board of directors may be filled by a majority of the remaining directors, although less than a quorum, except that vacancies caused by the removal of an Agile director may be filled by the stockholders at a special meeting of the stockholders held for that purpose. Directors so chosen shall hold office until the next annual meeting of stockholders.

Ability to Call Special Meetings

   Special meetings of Ariba stockholders may be called by Ariba's:

  . chairman of the board;

  . president; or

  . board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships).

   Stockholders of Ariba do not have the ability to call a special meeting of Ariba's stockholders.

   Special meetings of Agile stockholders may be called by Agile's:

  . board of directors pursuant to a resolution adopted by a majority of the board of directors;

  . president; or

  . stockholders holding at least 10% of the outstanding shares of Agile capital stock.

Advance Notice Provisions for Stockholder Nominations and Proposals

   At an annual meeting of the stockholders of Ariba, only such business will be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting of stockholders of Ariba, business must be:

  . pursuant to Ariba's notice of meeting;

  . otherwise properly brought before the meeting by or at the direction of the board of directors; or

  . otherwise properly brought before the meeting by a stockholder of record who was a stockholder of record at the time of the giving of notice, who is entitled to vote at the meeting and has complied with the proper notice procedures.

   For business to be properly brought before an annual meeting by a stockholder, the stockholder must comply with applicable law, give timely notice in writing to the Secretary of Ariba, provide Ariba with a notice and have delivered a proxy statement and form of proxy to holders of at least the percentage of Ariba's voting shares required under applicable law to carry any proposal in the case of a proposal or voting shares reasonably believed by the stockholder or beneficial holder to be sufficient to elect the nominee proposed to be nominated in the case of a nomination. To be timely, a stockholder's notice must be delivered to the Secretary of Ariba at the principal executive offices of Ariba not less than 45 or more than 75 days prior to the first anniversary of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. However, if either (i) the date of the annual meeting is more than 30 days before or more than 30 days after this anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, notice by the stockholder, to be timely, must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by Ariba.

   A stockholder's notice to the Secretary must set forth:

  . as to nominations for the board of directors, all information regarding each nominee proposed by the stockholder as would be required to be disclosed in solicitations of proxies for the election of the nominees pursuant to the proxy rules of the Securities and Exchange Commission and the nominee's written consent to serve as a director if elected;

  . as to any other business, a brief description of the business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

  . the name and address of the stockholder who intends to make the nominations or propose the business, the class and number of shares owned beneficially and of record and whether the stockholder intends to deliver a proxy statement or form of proxy to holders of at least the percentage of Ariba's voting shares required to carry the proposal or elect the nominee.

   At an annual or special meeting of Agile stockholders, the only business that may be conducted is that which has been properly brought before the meeting. To be properly brought before an annual or special meeting of Agile stockholders, business must be:

  . specified in the notice of meeting, or any supplement, given by or at the direction of Agile's board of directors;

  . properly brought before the meeting by or at the direction of the Agile board;

  . properly brought before an annual meeting by a stockholder; or

  . properly brought before a special meeting by a stockholder, but if, and only if, the notice of a special meeting provides for business to be brought before the meeting of stockholders.

   For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of Agile. To be timely, a stockholder proposal to be presented at an annual meeting must be received at Agile's principal executive offices no less than 120 calendar days in advance of the date that Agile's proxy statement was delivered in connection with the previous year's annual meeting of stockholders. However, if
(i) the date of the annual meeting has been changed more than 30 days from the date contemplated at the time of the previous year's proxy statement, (ii) no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting or (iii) in the event of a special meeting, notice by the stockholder, to be timely, must be delivered not later than the close of business on the tenth day following the day on the notice of the date of the meeting was mailed or which public announcement of the date of the meeting was made by Agile.

   A stockholder's notice to the Secretary of Agile must set forth:

  . a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting this business at the meeting;

  . the name and address, as they appear on Agile's records, of the stockholder who is proposing such business;

  . the class and number of shares of Agile stock that the stockholder beneficially owns; and

  . any material interest of the stockholder in the business proposed.

Amendment of Certificate of Incorporation

   Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   In several matters, the affirmative vote of the holders of shares of stock representing a super majority of the votes cast is required to amend Ariba's certificate of incorporation. Ariba's certificate of incorporation provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the outstanding shares of capital stock of Ariba entitled to vote, are required to alter, change, amend, repeal or adopt any provision of Ariba's certificate of incorporation inconsistent with the provisions of Ariba's certificate of incorporation that deal with the following:

  . the manner in which stockholder action may be effected;

  . matters relating to the board of directors, including the number of members, board classification, vacancies, removal and indemnification; and

  . amendments to Ariba's bylaws and amendments to certain provisions of the certificate of incorporation.

   The board of directors of Ariba has, however, approved an amendment to Ariba's certificate of incorporation to allow for future amendments to Article IV of the certificate of incorporation, which, among other things, authorizes Ariba's capital stock, to be approved by the holders of a majority of the outstanding shares of Ariba's capital stock rather than two-thirds. This amendment remains subject to the approval of Ariba's stockholders at the 2001 Annual Meeting of Stockholders on February 26, 2001.

   In most matters, the affirmative vote of the holders of shares of stock representing a majority of the votes cast is required to amend Agile's certificate of incorporation. Agile's certificate of incorporation provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the outstanding shares of capital stock of Agile entitled to vote, are required to alter, change, amend, repeal or adopt any provision of Agile's certificate of incorporation inconsistent with the provisions of Agile's certificate of incorporation that deal with the following:

  . the manner in which stockholder action may be effected;

  . matters relating to the board of directors, including the number of members, board classification, vacancies, removal and indemnification; and

  . amendments to Agile's bylaws and certificate of incorporation.

Amendment of Bylaws

   Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated this power.

   Ariba's bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the board of directors with the approval of a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships) or the stockholders with the approval of holders of at least sixty-six and two-thirds percent of the voting power of all of the then-outstanding shares of the capital stock of Ariba entitled to vote in the election of directors, voting as a single class.

   Agile's bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the board of directors with the approval of a majority of the total number of authorized directors (whether or not there are any vacancies in authorized directorships) or the stockholders with the approval of holders of at least sixty-six and two-thirds percent of the voting power of all of the then-outstanding shares of the capital stock of Agile entitled to vote in the election of directors, voting as a single class.

                                    EXPERTS

   The consolidated financial statements of Ariba as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, included in this joint proxy statement/prospectus, have been included herein in reliance on the report of KPMG LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

   The consolidated financial statements of Agile Software Corporation as of April 30, 2000 and 1999, and for each of the three years in the period ended April 30, 2000 included in this joint proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Digital Market, Inc. as of March 31, 1999 and for each of the three years in the period ended March 31, 1999, incorporated by reference in this joint proxy statement/prospectus, have been incorporated herein in reliance on the report of KPMG LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing. KPMG LLP's report on these financial statements, contains an explanatory paragraph that states that Digital Market, Inc. has suffered recurring losses from operations since inception and has an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

   The financial statements of TradingDynamics, Inc. (a company in the development stage) as of September 30, 1999 and September 30, 1998, and for the years ended September 30, 1999 and 1998 and for the period from August 27, 1997 (inception) to September 30, 1999, incorporated by reference in this joint proxy statement/prospectus from Ariba Inc.'s Current Report on Form 8-K/A dated April 4, 2000, have been incorporated herein in reliance on the report of KPMG LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

   The financial statements of SupplierMarket.com, Inc. incorporated in this joint proxy statement/prospectus by reference to, have been so incorporated to Ariba, Inc.'s Form 8-K/A filed on November 13, 2000 in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Tradex Technologies, Inc. (formerly TRADE'ex Electronic Commerce Systems, Inc.) as of and for the year ended March 31, 1999 included in Ariba, Inc.'s Current Report on Form 8-K/A dated March 8, 2000 have been audited by Ernst & Young LLP, Independent Certified Public Accountants, as set forth in their report thereon included therein and incorporated in this joint proxy statement/prospectus by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The balance sheet of TRADE'ex Electronic Commerce Systems, Inc. as of March 31, 1998, and the statements of operations, changes in stockholders' equity, and cash flows for the year then ended included in Ariba's Current Report on Form 8-K/A dated May 16, 2000 have been incorporated by reference in this joint proxy statement/prospectus, and incorporated herein in reliance on the report of Pender Newkirk & Company, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of Ariba common stock offered by this joint proxy statement/prospectus and certain federal income tax consequences of the merger will be passed upon for Ariba by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Certain federal income tax consequences of the merger will be passed upon for Agile by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of the date hereof, attorneys at Gray Cary Ware & Freidenrich LLP participating in this matter beneficially own approximately 3,900 shares of Agile Common Stock.

                      WHERE YOU CAN FIND MORE INFORMATION

   Ariba and Agile file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information filed by Ariba or Agile at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Ariba's and Agile's filings with the Securities and Exchange Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

   Ariba has filed a registration statement with the Securities and Exchange Commission to register the Ariba common stock to be issued to Agile stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement and prospectus of Ariba in addition to being a proxy statement of Agile for use at its special meeting.

   As allowed by the Securities and Exchange Commission's rules, this joint proxy statement/prospectus does not contain all of the information relating to Ariba and Agile included in the registration statement or the exhibits to the registration statement. Some of the important business and financial information relating to Ariba and Agile that may be important in deciding how to vote is not included in this joint proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been previously filed by Ariba and Agile with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. See "Incorporation of Certain Documents by Reference."

   Ariba has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Ariba, and Agile has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Agile. Neither Ariba nor Agile shall have any responsibility relating to the accuracy or completeness of information relating to the other.

   Stockholders can obtain any of the documents incorporated by reference through Ariba, Agile or the Securities and Exchange Commission. Documents incorporated by reference are available from Ariba or Agile without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them orally or in writing to the following addresses or by telephone:

     Ariba, Inc.               Agile Software Corporation
     Investor Relations        Investor Relations
     1565 Charleston Road      One Almaden Blvd., 12th Floor
     Mountain View, CA 94043   San Jose, CA 95113-2253
     (650) 930-6200            (408) 975-3900

   If you would like to request documents, please do so by           , 2001 in
order to receive them before the Ariba special meeting or the Agile special meeting.

   ARIBA STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE ISSUANCE OF ARIBA COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT. AGILE STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT. NEITHER ARIBA NOR AGILE HAS AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED        ,
2001. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF ARIBA COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

   Stockholders, banks and brokerage houses with questions regarding voting of shares should contact:

  Corporate Investor Communications
  111 Commerce Road
  Carlstadt, New Jersey 07072
  (888) 353-5798

                             STOCKHOLDER PROPOSALS

   Ariba's Stockholders' Proposals. Stockholders who intend to have a proposal considered for inclusion in Ariba's proxy materials for presentation at Ariba's 2002 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act of 1934 must submit the proposal to Ariba at its offices at 1565 Charleston Road, Mountain View, California 94043, Attn: Craig M. Schmitz, not later than September 30, 2001. Stockholders who intend to present a proposal at this meeting without inclusion of the proposal in Ariba's proxy materials pursuant to Rule 14a-8 under the Exchange Act of 1934 are required to provide advance notice of the proposal to Ariba at the aforementioned address not earlier than November 8, 2001 and not later than December 8, 2001. Ariba reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

   Agile's Stockholders' Proposals. Agile has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to Agile's Secretary. A stockholder proposal to be timely must be received at Agile's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Agile's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

   If the merger is not completed, proposals of stockholders intended to be presented at the next annual meeting of the stockholders of Agile must be received by Agile at its offices at One Almaden Boulevard, San Jose, California 95113, no later than March 29, 2001, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Agile's proxy statement for that meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Ariba and Agile have previously filed with the Securities and Exchange Commission. The documents contain important information about Ariba and Agile and their finances.

   We incorporate the following Ariba documents by reference:

  . Annual report on Form 10-K for the year ended September 30, 2000 excluding the report of independent auditors and consolidated financial statements which are included in this Registration Statement on Form S-4;

  . Definitive Proxy Statement on Form 14A for Ariba's 2001 annual meeting of stockholders;

  . Current reports on Form 8-K filed September 12, 2000 (as amended by Form
    8-K/A filed November 13, 2000), July 20, 2000, March 21, 2000 (as amended by Form 8-K/A filed May 16, 2000) and January 25, 2000 (as amended by Form 8-K/A filed April 4, 2000); and

  . Common stock description contained in Ariba's registration statement on Form 8-A (File No. 0-26299) filed on June 8, 1999 registering the Ariba common stock under Section 12(g) of the Securities Exchange Act of 1934.

   In addition, all of Ariba's filings with the Securities and Exchange Commission after the date of this joint proxy statement/prospectus under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference until the merger becomes effective.

   We also incorporate the following Agile documents by reference:

  . Annual report on Form 10-K for the year ended April 30, 2000 excluding the report of independent accountants and consolidated financial statements which are included in this Registration Statement on Form S-4;

  . Quarterly reports on Form 10-Q for the quarters ended July 31, 2000 and October 31, 2000;

  . Definitive Proxy Statement on Form 14A for Agile's 2000 annual meeting of stockholders;

  . The financial statements and independent auditor's report of Digital
    Market, Inc. as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 contained in Agile's
    Registration Statement on Form S-1/A filed on December 13, 1999;

  . Current report on Form 8-K filed December 8, 1999; and

  . Common stock description contained in Agile's registration statement on Form 8-A (File No. 0-27071) filed on August 17, 1999 registering the Agile common stock under Section 12(g) of the Securities Exchange Act of 1934.

   In addition, all of Agile's filings with the Securities and Exchange Commission after the date of this joint proxy statement/prospectus under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference until the merger becomes effective.

   Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                         Number
                                                                         ------
Ariba, Inc.
Independent Auditors' Report...........................................    F-2

Consolidated Balance Sheets as of September 30, 2000 and 1999..........    F-3

Consolidated Statements of Operations and Comprehensive Loss for the
 years ended September 30, 2000, 1999 and 1998.........................    F-4
Consolidated Statements of Stockholders' Equity for the years ended
 September 30, 2000, 1999 and 1998.....................................    F-5

Consolidated Statements of Cash Flows for the years ended September 30,
 2000, 1999 and 1998...................................................    F-6

Notes to Consolidated Financial Statements.............................    F-7
Agile Software Corporation

Report of Independent Accountants......................................   F-31

Consolidated Balance Sheet as of April 30, 2000 and 1999...............   F-32

Consolidated Statement of Operations for the years ended April 30,
 2000, 1999 and 1998...................................................   F-33

Consolidated Statement of Stockholders' Equity for the years ended
 April 30, 2000, 1999 and 1998.........................................   F-34

Consolidated Statement of Cash Flows for the years ended April 30,
 2000, 1999 and 1998...................................................   F-36

Notes to Consolidated Financial Statements.............................   F-37
Condensed Consolidated Balance Sheet as of October 31, 2000 and 1999
 (Unaudited)...........................................................   F-51
Condensed Consolidated Statement of Operations for the three and six
 month periods ended October 31, 2000 and 1999 (Unaudited).............   F-52
Condensed Consolidated Statement of Cash Flows for the six month
 periods ended October 31, 2000 and 1999 (Unaudited)...................   F-53
Notes to Condensed Consolidated Financial Statements (Unaudited).......   F-54

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and
Stockholders of Ariba, Inc.:

   We have audited the accompanying consolidated balance sheets of Ariba, Inc. and subsidiaries (the Company) as of September 30, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ariba, Inc. and subsidiaries at September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Mountain View, California
October 16, 2000

                          ARIBA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                    September 30, September 30,
                                                        2000          1999
                                                    ------------- -------------
                      ASSETS
                      ------
Current assets:
  Cash and cash equivalents........................  $  195,241     $ 50,284
  Short-term investments...........................      84,974       47,868
  Restricted cash..................................       3,500          800
  Accounts receivable, net of allowance of doubtful
   accounts of $13,791 and $20 in 2000 and 1999,
   respectively....................................      61,892        5,157
  Prepaid expenses and other current assets........      13,067        1,936
                                                     ----------     --------
    Total current assets...........................     358,674      106,045
  Property and equipment, net......................      56,049        9,402
  Long-term investments............................      84,476       54,288
  Restricted cash..................................      28,537          --
  Other assets.....................................       1,004          286
  Goodwill and other intangible assets, net........   3,287,138          --
                                                     ----------     --------
    Total assets...................................  $3,815,878     $170,021
                                                     ==========     ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Current liabilities:
  Accounts payable.................................  $   11,235     $  3,846
  Accrued compensation and related liabilities.....      54,439        6,959
  Other accrued liabilities........................      51,372        4,834
  Deferred revenue.................................     101,245       30,733
  Current portion of capital leases................         536          685
                                                     ----------     --------
    Total current liabilities......................     218,827       47,057
Deferred revenue...................................      98,457          --
Capital leases, net of current portion.............         402          781
                                                     ----------     --------
    Total liabilities..............................     317,686       47,838
                                                     ----------     --------
Commitments
Stockholders' equity:
  Convertible preferred stock, $.002 par value;
   20,000,000 shares authorized; no shares issued
   and outstanding as of September 30, 2000 and
   1999, respectively..............................         --           --
  Common stock, $.002 par value; 600,000,000 shares
   authorized; 247,816,682 and 181,756,264 shares
   issued and outstanding as of September 30, 2000
   and 1999, respectively..........................         495          364
  Additional paid-in capital.......................   4,466,325      191,150
  Deferred stock-based compensation................    (130,003)     (24,178)
  Accumulated other comprehensive loss.............        (918)        (221)
  Accumulated deficit..............................    (837,707)     (44,932)
                                                     ----------     --------
    Total stockholders' equity.....................   3,498,192      122,183
                                                     ----------     --------
    Total liabilities and stockholders' equity.....  $3,815,878     $170,021
                                                     ==========     ========

          See accompanying notes to consolidated financial statements.

                          ARIBA, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (in thousands, except per share amounts)

                                                  Years Ended September 30,
                                                 -----------------------------
                                                   2000       1999      1998
                                                 ---------  --------  --------
Revenues:
  License....................................... $ 198,790  $ 26,768  $  6,040
  Maintenance and service.......................    80,249    18,604     2,323
                                                 ---------  --------  --------
    Total revenues..............................   279,039    45,372     8,363
Cost of revenues:
  License.......................................    12,572       724       165
  Maintenance and service (exclusive of stock-
   based compensation expense of $1,458, $1,084
   and $48 for the years ended September 30,
   2000, 1999 and 1998, respectively)...........    34,947     8,089     1,373
                                                 ---------  --------  --------
    Total cost of revenues......................    47,519     8,813     1,538
                                                 ---------  --------  --------
Gross profit....................................   231,520    36,559     6,825
                                                 ---------  --------  --------
Operating expenses:
  Sales and marketing (exclusive of stock-based
   compensation expense of $7,425, $6,569 and
   $535 for the years ended September 30, 2000,
   1999 and 1998, respectively and exclusive of
   $29,251 of business partner warrant expense
   for the year ended September 30, 2000).......   207,234    33,859    10,311
  Research and development (exclusive of stock-
   based compensation expense of $3,475, $2,998
   and $178 for the years ended September 30,
   2000, 1999 and 1998, respectively)...........    39,017    11,620     4,499
  General and administrative (exclusive of
   stock-based compensation expense of $5,693,
   $3,933 and $195 for the years ended
   September 30, 2000, 1999 and 1998,
   respectively)................................    29,172     7,917     2,580
  Amortization of goodwill and other intangible
   assets.......................................   688,588       --        --
  In-process research and development...........    27,350       --        --
  Business partner warrants.....................    29,251       --        --
  Amortization of stock-based compensation......    18,051    14,584       956
                                                 ---------  --------  --------
    Total operating expenses.................... 1,038,663    67,980    18,346
                                                 ---------  --------  --------
  Loss from operations..........................  (807,143)  (31,421)  (11,521)
Other income, net...............................    16,331     2,219       568
                                                 ---------  --------  --------
  Net loss before taxes.........................  (790,812)  (29,202)  (10,953)
Provision for income taxes......................     1,963        98       --
                                                 ---------  --------  --------
Net loss........................................ $(792,775) $(29,300) $(10,953)
                                                 =========  ========  ========
Other comprehensive loss:
  Unrealized gain (loss) on investments.........      (523)     (283)       61
  Foreign currency translation adjustment.......      (174)        1       --
                                                 ---------  --------  --------
Other comprehensive income (loss)...............      (697)     (282)       61
                                                 ---------  --------  --------
Comprehensive loss.............................. $(793,472) $(29,582) $(10,892)
                                                 =========  ========  ========
Net loss per share--basic and diluted .......... $   (4.10) $  (0.42) $  (0.48)
                                                 =========  ========  ========
Weighted average shares used in computing basic
 and diluted net loss per share ................   193,417    70,064    23,048
                                                 =========  ========  ========

          See accompanying notes to consolidated financial statements.

                         ARIBA, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (in thousands, except share amounts)

                      Convertible
                    Preferred Stock      Common Stock     Additional    Deferred    Accumulated                  Total
                   ------------------ -------------------  Paid-In    Stock-Based  Comprehensive Accumulated Stockholders'
                     Shares    Amount   Shares     Amount  Capital    Compensation Income (Loss)   Deficit      Equity
                   ----------  ------ -----------  ------ ----------  ------------ ------------- ----------- -------------
Balances at
September 30,
1997.............   4,127,900   $ 8    72,909,600   $145  $   19,193   $    (150)      $  --      $  (4,679)  $   14,517
Issuance of
Series B
convertible
preferred stock,
net..............     144,000    --            --     --       1,798          --          --             --        1,798
Issuance of
Series BB
convertible
preferred stock,
net..............     189,394     1            --     --       2,493          --          --             --        2,494
Exercise of stock
options..........          --    --     4,438,560      7         494          --          --             --          501
Repurchase of
common stock.....          --    --      (980,000)    --         (12)         --          --             --          (12)
Deferred stock-
based
compensation.....          --    --            --     --       3,541      (3,541)         --             --           --
Amortization of
stock-based
compensation.....          --    --            --     --          --         956          --             --          956
Issuance of
warrants for
common stock.....          --    --            --     --         504          --          --             --          504
Issuance of
warrants for
preferred stock..          --    --            --     --          93          --          --             --           93
Unrealized
investment
income...........          --    --            --     --          --          --          61             --           61
Net loss.........          --    --            --     --          --          --          --        (10,953)     (10,953)
                   ----------   ---   -----------   ----  ----------   ---------       -----      ---------   ----------
Balances at
September 30,
1998.............   4,461,294   $ 9    76,368,160   $152  $   28,104   $  (2,735)      $  61      $ (15,632)  $    9,959
Exercise of stock
options..........          --    --    13,765,792     28       5,948          --          --             --        5,976
Repurchase of
common stock.....          --    --    (4,798,580)    (8)         (4)         --          --             --          (12)
Deferred stock-
based
compensation.....          --    --            --     --      36,027     (36,027)         --             --           --
Amortization of
stock-based
compensation.....          --    --            --     --          --      14,584          --             --       14,584
Conversion of
preferred stock..  (4,461,294)   (9)   71,380,704    142        (133)         --          --             --           --
Issuance of
Common Stock.....          --    --    23,028,800     46     121,212          --          --             --      121,258
Exercise of
common stock
warrants.........          --    --     2,011,388      4          (4)         --          --             --           --
Unrealized
investment loss..          --    --            --     --          --          --        (283)            --         (283)
Foreign currency
translation
adjustment.......          --    --            --     --          --          --           1             --            1
Net loss.........          --    --            --     --          --          --          --        (29,300)     (29,300)
                   ----------   ---   -----------   ----  ----------   ---------       -----      ---------   ----------
Balances at
September 30,
1999.............          --   $--   181,756,264   $364  $  191,150   $ (24,178)      $(221)     $ (44,932)  $  122,183
Exercise of stock
options..........          --    --    12,715,386     25      19,240          --          --             --       19,265
Issuance of
common stock.....          --    --     6,657,881     13     843,504          --          --             --      843,517
Repurchase of
common stock.....          --    --      (160,950)    --         (77)         --          --             --          (77)
Deferred stock-
based
compensation.....          --    --            --     --        (744)        744          --             --           --
Deferred business
partner warrant..          --    --            --     --      79,850          --          --             --       79,850
Amortization of
stock-based
compensation.....          --    --            --     --          --      18,051          --             --       18,051
Issuance of
common stock
related to
acquisitions.....          --    --    46,583,322     92   3,333,403          --          --             --    3,333,495
Deferred stock-
based
compensation
related to
acquisition......          --    --            --     --          --    (124,620)         --             --     (124,620)
Exercise of
warrants for
common stock.....          --    --       264,779      1          (1)         --          --             --           --
Unrealized
investment loss..          --    --            --     --          --          --        (523)            --         (523)
Foreign currency
translation
adjustment.......          --    --            --     --          --          --        (174)            --         (174)
Net loss.........          --    --            --     --          --          --          --       (792,775)    (792,775)
                   ----------   ---   -----------   ----  ----------   ---------       -----      ---------   ----------
Balances at
September 30,
2000.............          --   $--   247,816,682   $495  $4,466,325   $(130,003)      $(918)     $(837,707)  $3,498,192
                   ==========   ===   ===========   ====  ==========   =========       =====      =========   ==========

         See accompanying notes to consolidated financial statements.

                          ARIBA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                 Years Ended September 30,
                                                ------------------------------
                                                   2000       1999      1998
                                                ----------  --------  --------
Operating activities:
  Net loss..................................... $ (792,775) $(29,300) $(10,953)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
  Provisions for doubtful accounts.............     14,200        20       --
  Depreciation and amortization................    696,283     1,417       644
  Amortization of stock-based compensation.....     18,051    14,584       956
  In-process research and development..........     27,350       --        --
  Non-cash warrant expense.....................     29,278        27       521
  Non-cash investments revenue.................       (563)      --        --
  Loss on disposition of property and
   equipment...................................        --        --          4
  Changes in operating assets and liabilities:
    Accounts receivable........................    (61,092)   (3,048)   (1,907)
    Prepaid expenses and other assets..........    (11,574)   (1,756)     (171)
    Accounts payable...........................      6,321     2,884        66
    Accrued compensation and related
     liabilities...............................     42,965     5,255     1,589
    Other accrued liabilities..................     25,751     3,570       704
    Deferred revenue...........................    146,739    26,795     3,606
                                                ----------  --------  --------
  Net cash provided by (used in) operating
   activities..................................    140,934    20,448    (4,941)
                                                ----------  --------  --------

Investing activities:
  Purchases of property and equipment, net of
   acquisitions................................    (47,186)   (7,581)     (896)
  Proceeds from the sales of investments.......        --     10,069       --
  Purchase of investments......................    (53,276) (106,880)   (5,566)
  Cash acquired from acquisitions..............    104,480       --        --
  Direct merger costs..........................    (43,566)      --        --
  Increase in restricted cash..................    (31,237)     (800)      --
                                                ----------  --------  --------
  Net cash used in investing activities........    (70,785) (105,192)   (6,462)
                                                ----------  --------  --------

Financing activities:
  Principal payments on lease obligations......       (794)     (499)     (544)
  Proceeds from issuance of convertible
   preferred stock, net........................        --        --      4,292
  Proceeds from issuance of common stock.......     75,853   127,234       501
  Repurchase of common stock...................        (77)      (12)      (12)
                                                ----------  --------  --------
  Net cash provided by financing activities....     74,982   126,723     4,237
                                                ----------  --------  --------
Net increase (decrease) in cash and cash
 equivalents...................................    145,131    41,979    (7,166)
Effect of exchange rates on cash and cash
 equivalents...................................       (174)      --        --
Cash and cash equivalents at beginning of
 year..........................................     50,284     8,305    15,471
                                                ----------  --------  --------
Cash and cash equivalents at end of year.......    195,241  $ 50,284  $  8,305
                                                ==========  ========  ========
Supplemental disclosures of cash flow
 information:
  Cash paid during year for interest........... $      194  $    100  $    120
                                                ==========  ========  ========
  Non-cash investing and financing activities:
    Assets recorded under capital leases....... $      --   $  1,021  $  1,108
    Warrants issued for financing commitments.. $      --   $    --   $     93
    Common stock and options issued for
     acquisitions, net of cash acquired........ $3,229,015  $    --   $    --
    Common stock issued for intellectual
     property, net of cash acquired............ $  786,929  $    --   $    --

          See accompanying notes to consolidated financial statements.

                           ARIBA INC. AND SUBSIDIARES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       September 30, 2000, 1999 and 1998

Note 1--Description of Business and Summary of Significant Accounting Policies

 Description of Business

   Ariba, Inc., along with its subsidiaries (collectively referred to herein as the "Company"), provides software, network access and commerce services designed to enable corporations to electronically automate and optimize business with their buyers and suppliers. The Company was founded in September 1996 and from that date through March 1997 was in the development stage, conducting research and developing its initial products. In March 1997, the Company began selling its products and related services and currently markets them in the United States, Canada, Europe, Latin America, Asia and Asia Pacific primarily through its direct sales force and indirect sales channels.

 Acquisitions

   To date, business combinations have been accounted for under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired is included in goodwill and other purchased intangibles in the accompanying consolidated balance sheet. Amounts allocated to in-process research and development are expensed in the period in which the acquisition is consummated.

 Basis of presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Use of estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported results of operations during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents and restricted cash

   The Company considers all highly liquid investments with original maturity dates of 90 days or less at the date of acquisition to be cash equivalents. Cash equivalents consist of money market funds, commercial paper, government/federal notes and bonds, certificates of deposit, and auction rate preferred stock. Restricted cash comprises amounts held in deposits that are required as collateral for a new facilities operating lease agreement.

 Investments

   The Company's marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities will be reported in other income or expense as incurred. The Company uses the cost method to account for certain equity securities in which it has a minority interest and does not exercise significant influence. The Company periodically reviews these investments for other-than-temporary impairment.

                          ARIBA INC. AND SUBSIDIARIES

 Fair value of financial instruments and concentration of credit risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, investments, accounts receivable and long-term debt approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments and trade accounts receivable. Management believes the financial risks associated with these financial instruments are minimal. The Company maintains its cash and cash equivalents and investments with high quality financial institutions. The Company's customer base consists of businesses in North America, Europe, Middle East, Asia, and Latin America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.

   Significant customer information is as follows:

                                                     % of Total     % of Accounts
                                                      Revenues        Receivable
                                                   ---------------  ----------------
                                                   2000 1999  1998  2000  1999  1998
                                                   ---- ----  ----  ----  ----  ----
Customer A........................................  --   --    21%   --    --    --
Customer B........................................  --   --    18%   --    --    15%
Customer C........................................  --   --    13%   --    --    --
Customer D........................................  --   --    13%   --    --    52%
Customer E........................................  --   --    11%   --    --    --
Customer F........................................  --   12%   --    --    --    --
Customer G........................................  --   --    --    --    11%   --
Customer H........................................  --   --    --    --    12%   --
Customer I........................................  --   --    --    12%   --    --

 Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally two to five years, or the lease term, if applicable. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred.

 Internally developed software

   During fiscal 2000, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs for the development of internal use software should be capitalized, including the costs of coding, software configuration, upgrades and enhancements. Approximately, $4.8 million of internal use software was capitalized for the year ended September 30, 2000. There were no amounts capitalized in fiscal 1999 and 1998.

 Goodwill and other intangible assets

   Goodwill represents the excess of the purchase price paid over the fair value of tangible and identifiable intangible net assets acquired in business combinations. Identifiable intangible assets primarily include intellectual property, business partner agreements, assembled workforce, covenants not-to-compete, trademarks, and core technology. The Company uses modeling techniques on new acquisitions and long-range business

                          ARIBA INC. AND SUBSIDIARIES
plans, revised annually, to assess whether a revision of the existing estimated useful lives of intangible assets is necessary. The Company regularly performs reviews to determine if the carrying value of the goodwill and other intangible assets is impaired. The purpose for the review is to identify any facts or circumstances, either internal or external, which indicate that the carrying value of the asset cannot be recovered. No such impairment has been indicated to date. Goodwill and other intangible assets are stated net of accumulated amortization and are amortized on a straight-line basis over their expected useful lives of three years.

 Valuation of long-lived assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically evaluates the carrying value of long-lived assets and certain identifiable intangibles for impairment, when events and circumstances indicate that the book value of an asset may not be recoverable. An impairment loss is recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable. Since September 17, 1996 (inception) through September 30, 2000, no impairment losses have been identified.

 Revenue recognition

   SOP 97-2 Software Revenue Recognition, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on the evidence that is specific to the vendor. License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed. If evidence of fair value does not exist for all elements of a license agreement and PCS is the only undelivered element, then all revenue for the license arrangement is recognized ratably over the term of the agreement as license revenue. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. Revenue from hosted software agreements are recognized ratably over the term of the hosting arrangements.

   If the Company provides other services that are considered essential to the functionality of the software products, both the software product revenue and service revenue are recognized using the percentage of completion method in accordance with the provisions of SOP 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts. Such contracts typically consist of implementation management services and are generally on a time and materials basis with a few fixed fee contracts entered into in fiscal 1998 and 1997. The contracts are not subject to renegotiation and range from 5 to 24 months in duration. Revenues and costs are recognized based on the labor hours incurred to date compared to total estimated labor hours for the contract. Contract costs include all direct material, direct labor and indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. Commencing in fiscal year 2000, third party consultants have managed implementation of the Company's products for its customers.

   Cost of license revenue primarily includes product, delivery and royalty costs. Cost of maintenance and service revenue consists primarily of labor costs for engineers performing implementation services and technical support and training personnel and facilities and equipment costs.

                          ARIBA INC. AND SUBSIDIARIES

   Accounts receivable include amounts due from customers for which revenue has been recognized. Deferred revenue includes amounts received from customers for which revenue has not been recognized.

 Research and development

   In accordance with Statement of Financial Accounting Standards, or SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the Company's software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, no development costs have been capitalized.

 Advertising expense

   Advertising costs are expensed as incurred and totaled $7.6 million, $129,000 and $0 during the years ended September 30, 2000, 1999 and 1998, respectively.

 Stock based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense on fixed stock options is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

 Equity instruments received in conjunction with licensing transactions

   Fully vested equity instruments received in conjunction with licensing transactions are recorded at their estimated fair market value and included in the measurement of the related license revenue. Equity instruments for which vesting is contingent upon future events are recorded at their estimated fair value and included in license revenue at the earlier of (a) the date at which a performance commitment is reached or (b), absent a performance commitment, when vesting occurs.

 Income taxes

   Income taxes are computed using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

                          ARIBA INC. AND SUBSIDIARIES

 Net loss per share

   Net loss per share is calculated in accordance with SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period, excluding shares subject to repurchase and in escrow related to acquisitions. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise restricted common stock, shares held in escrow, and incremental common shares issuable upon the exercise of stock options and warrants.

 Comprehensive income

   The Company reports comprehensive income or loss in accordance with the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income or loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Tax effects of comprehensive income or loss are not considered material for any period.

 Foreign currency translation

   The Company translates the assets and liabilities of international non-U.S. functional currency subsidiaries into dollars at the current rates of exchange in effect during each period. Revenues and expenses are translated using rates that approximate those in effect during the period. Gains and losses from translation adjustments are included in stockholders' equity in the consolidated balance sheet caption "Accumulated other comprehensive loss." Currency transaction gains or losses, derived on monetary assets and liabilities stated in a currency other than the functional currency, are recognized in current operations and have not been significant to the Company's operating results in any period. The effect of foreign currency rate changes on cash and cash equivalents has not been significant in any period.

 Segment and geographic information

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have separately reportable operating segments. The Company operates in one principal business segment across domestic and international markets. Substantially all of the Company's operating results and identifiable assets are in the United States.

 Reclassifications

   Certain reclassifications, none of which affected net income, have been made to prior year amounts to conform to the current year presentation.

 Recent accounting pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards,
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting

                          ARIBA INC. AND SUBSIDIARIES
standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. To date, the Company's investments in derivative instruments has been insignificant and the Company and has not engaged in hedging activities. Accordingly, the Company has evaluated the effects of adopting SFAS No. 133 and determined that it will not have a material impact on its financial position, results of operations or cash flows. The Company adopted SFAS No. 133 in the first quarter of fiscal 2001 in accordance with SFAS No. 137, which delays the required implementation of SFAS No. 133 for one year. In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". FASB 138 addresses certain issues related to the implementation of FAS 133, but does not change the basic model of FAS 133 or further delay the implementation of FAS 133.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 requires companies to report any changes in revenue recognition as cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20, "Accounting Changes." SAB 101 as amended is not required to be implemented until the Company's fourth fiscal quarter of 2001. The Company is currently in the process of evaluating the impact, if any, SAB 101 will have on its financial position or results of operations.

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25,
(b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation became effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. As a result of the Company's adoption of this guidance in July 2000, the Company recorded approximately $124.6 million and $6.2 million of deferred stock- based compensation and stock-based compensation expense, respectively, in conjunction with the SupplierMarket acquisition. Had the Company not adopted this standard an equivalent amount would have been recorded as additional goodwill of which approximately $3.5 million would have been amortized to expense in the current year.

Note 2--Acquisitions

 TradingDynamics, Inc.

   On January 20, 2000, the Company acquired TradingDynamics, Inc. ("TradingDynamics"), which provided business-to-business Internet trading applications, including business-to-business auction, request for quote, reverse auction, and bid/ask-style exchange mechanisms. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since January 20, 2000, TradingDynamics results of operations have been included in the Company's Consolidated Statements of Operations. The fair value of the intangible assets was determined based upon a valuation using a combination of methods, including a cost approach for the assembled workforce, an income approach for the covenants not-to-compete and an income approach for the core technology.

   The purchase price of approximately $465.0 million consisted of an exchange of 7,274,656 shares of the Company's common stock with a fair value of $371.9 million, assumed stock options with a fair value of

                          ARIBA INC. AND SUBSIDIARIES

$91.7 million, and other acquisition related expenses of approximately $1.4 million consisting primarily of payments for financial advisor and other professional fees. Of the total purchase price, $224,000 was allocated to property and equipment, $13.4 million was allocated to net liabilities acquired, excluding property and equipment, and the remainder was allocated to intangible assets, including in-process technology ($950,000), core technology ($4.4 million), covenants not-to-compete ($1.3 million), assembled workforce ($1.1 million) and goodwill ($470.5 million). The applications from the in-process technology project have been integrated into the Company's products. The efforts required to complete the acquired in-process technology included the completion of all planning, designing and testing activities that were necessary to establish that the product can be produced to meet its design requirements, including functions, features and technical performance requirements.

   The value of the acquired in-process technology was computed using a discounted cash flow analysis rate of 25% on the anticipated income stream of the related product revenues. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from TradingDynamics. The calculation of value was then adjusted to reflect only the value creation efforts of TradingDynamics prior to the close of the acquisition. At the time of the acquisition, the product was approximately 90% complete. The majority of the costs to complete the project were incurred in fiscal 2000 and the remaining costs are not material. The resultant value of in-process technology was further reduced by the estimated value of core technology and was expensed in the period the transaction was consummated. The acquired intangible assets are being amortized over their estimated useful lives of three years. Goodwill is being amortized using the straight-line method over three years, resulting in an aggregate quarterly charge of $39.7 million during the amortization period. At September 30, 2000, cumulative amortization of goodwill and other intangible assets associated with this acquisition totaled $111.0 million.

   The following is a summary of the allocation of the purchase price in the acquisition of TradingDynamics (in thousands):

   Property and equipment............................................. $    224
   Net liabilities acquired, excluding property and equipment.........  (13,447)
   Identifiable intangible assets.....................................    6,800
   In-process research and development................................      950
   Goodwill...........................................................  470,537
                                                                       --------
     Total............................................................ $465,064
                                                                       ========

 Tradex Technologies, Inc.

   On March 8, 2000, the Company acquired Tradex Technologies, Inc. ("Tradex"), which provided solutions for net markets. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since March 8, 2000, the results of operations of Tradex have been included in the Company's Consolidated Statements of Operations. The fair value of the intangible assets was determined based upon a valuation using a combination of methods, including an income approach for the core technology, an income approach for the trademarks and a cost approach for the assembled workforce.

   The purchase price of approximately $2.3 billion consisted of an exchange of 34,059,336 shares of the Company's common stock with a fair value of $2.1 billion, assumed stock options with a fair value of approximately $207.5 million, and other acquisition related expenses of approximately $28.8 million consisting primarily of payments for financial advisor and other professional fees. Of the total purchase price, $3.5 million was allocated to property and equipment, $75.6 million was allocated to net assets acquired, excluding property

                          ARIBA INC. AND SUBSIDIARIES
and equipment, and the remainder was allocated to intangible assets, including in-process technology ($11.8 million), core technology ($7.9 million), trademarks ($2.0 million), assembled workforce ($5.4 million) and goodwill ($2.2 billion). There was one project included in in-process technology for Tradex. The applications from this project have been integrated into the Company's products. The efforts required to complete the acquired in-process technology included the completion of all planning, designing and testing activities that are necessary to establish that the product can be produced to meet its design requirements, including functions, features and technical performance requirements.

   The value of the acquired in-process technology was computed using a discounted cash flow analysis rate of 22% on the anticipated income stream of the related product revenues. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from Tradex. The calculation of value was then adjusted to reflect only the value creation efforts of Tradex prior to the close of the acquisition. At the time of the acquisition, the product was approximately 33% complete with approximately $693,000 in estimated costs remaining. The majority of these costs were incurred in fiscal 2000 and the remaining costs are not material. The resultant value of in-process technology was further reduced by the estimated value of core technology. The acquired in-process technology was expensed in the period the transaction was consummated. The acquired intangible assets are being amortized over their estimated useful lives of three years. Goodwill is being amortized using the straight-line method over three years, resulting in an aggregate quarterly charge of $183.3 million during the amortization period. At September 30, 2000, cumulative amortization of goodwill and other intangible assets associated with this acquisition totaled $415.6 million.

   The following is a summary of the allocation of the purchase price in the acquisition of Tradex (in thousands):

   Property and equipment........................................... $    3,502
   Net assets acquired, excluding property and equipment............     75,679
   Identifiable intangible assets...................................     15,300
   In-process research and development..............................     11,800
   Goodwill.........................................................  2,185,000
                                                                     ----------
     Total.......................................................... $2,291,281
                                                                     ==========

 SupplierMarket.com

   On August 28, 2000, the Company acquired SupplierMarket.com ("SupplierMarket"), a leading provider of online collaborative sourcing technologies that allows buyers and suppliers of direct and indirect materials to locate new trading partners, negotiate purchases and collaborate on the Internet. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since August 28, 2000, the results of operations of SupplierMarket have been included in the Company's Consolidated Statements of Operations. The fair value of the intangible assets was determined based upon a valuation using a combination of methods, including an income approach for the in-process and core technology, and a cost approach for the value of the assembled workforce.

   The total purchase price of approximately $607.1 million consisted of an exchange of 5,249,330 shares of the Company's common stock with a fair value of $478.7 million, assumed stock options with a fair value of approximately $108.4 million and other acquisition related expenses of approximately $20.0 million consisting primarily of payments for financial advisor and other professional fees. Of the total purchase price, $3.1 million was allocated to property and equipment, $4.2 million was allocated to net assets acquired, excluding property

                          ARIBA INC. AND SUBSIDIARIES
and equipment, $124.6 million to deferred compensation and the remainder was allocated to intangible assets, including in-process technology ($14.6 million), core technology ($7.9 million), assembled workforce ($6.5 million) and goodwill ($446.1million). There was one project included in in-process technology for SupplierMarket. The applications from this project have been integrated into the Company's products. The efforts required to complete the acquired in-process technology included the completion of all planning, designing and testing activities that are necessary to establish that the product can be produced to meet its design requirements, including functions, features and technical performance requirements.

   The value of the acquired in-process technology was computed using a discounted cash flow analysis rate of 19% on the anticipated income stream of the related product revenues. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from SupplierMarket. The calculation of value was then adjusted to reflect only the value creation efforts of SupplierMarket prior to the close of the acquisition. At the time of the acquisition, the product was approximately 53% complete with approximately $158,000 in estimated costs remaining. The majority of these costs are expected to be incurred by the end of the next fiscal quarter ending December 31, 2000. The resultant value of in-process technology was further reduced by the estimated value of core technology. The acquired in-process technology was expensed in the period the transaction was consummated. The acquired intangible assets are being amortized over their estimated useful lives of three years. Goodwill is being amortized using the straight-line method over three years, resulting in an aggregate quarterly charge of $38.3 million during the amortization period. At September 30, 2000, cumulative amortization of goodwill and other intangible assets associated with this acquisition totaled $12.7 million. The Company recognized stock-based compensation expense associated with unvested stock options issued to employees in conjunction with the acquisition. This amount is included as a component of stockholders' equity and is being amortized by charges to operations over the vesting period of the options, consistent with the method described in Financial Accounting Standards Board Interpretation No. 28. Amortization of stock-based compensation associated with this acquisition totaled $6.2 million for the year ended September 30, 2000.

   The following is a summary of the allocation of the purchase price in the acquisition of SupplierMarket (in thousands):

   Property and equipment............................................. $  3,165
   Net assets acquired, excluding property and equipment..............    4,228
   Deferred compensation..............................................  124,620
   Identifiable intangible assets.....................................   14,400
   In-process research and development................................   14,600
   Goodwill...........................................................  446,158
                                                                       --------
     Total............................................................ $607,171
                                                                       ========

 Pro Forma Results (Unaudited)

   The following unaudited pro forma summary presents the Company's consolidated results of operations for the year ended September 30, 2000 and 1999 as if the preceding three acquisitions had been consummated at the beginning of the earliest period. The pro forma consolidated results of operations include certain pro forma adjustments, including amortization of goodwill and other intangible assets, amortization of deferred compensation, the elimination of the charge for acquired in process research and development and the preferred stock dividend payable for the Tradex acquisition.

                          ARIBA INC. AND SUBSIDIARIES

   Pro forma results for the years ended September 30, are as follows (in thousands, except per share amounts):

                                                         2000         1999
                                                      -----------  -----------
   Revenues.......................................... $   290,972  $    50,621
   Net loss..........................................  (1,390,223)  (1,163,090)
   Net loss per share basic and diluted.............. $     (5.79) $    (10.40)

   The pro forma results are not necessarily indicative of those that would have actually occurred had the acquisitions taken place at the beginning of the periods presented.

Note 3--Accounts Receivable

   Accounts receivable consisted of the following as of September 30 (in thousands):

                                                                 2000     1999
                                                               --------  ------
   Accounts receivable........................................ $ 75,683  $5,177
   Allowance for doubtful accounts............................  (13,791)    (20)
                                                               --------  ------
     Accounts receivable, net................................. $ 61,892  $5,157
                                                               ========  ======

   Bad debt expense was $14.2 million, $0, and $0 in 2000, 1999 and 1998, respectively.

Note 4--Investments

   The following is a summary of available for sale securities (in thousands):

                                                 September 30, 2000
                                      ----------------------------------------
                                                  Gross      Gross
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses    Value
                                      --------- ---------- ---------- --------
Money market funds................... $185,055     $--      $   --    $185,055
Certificate of deposit...............    3,003      --          --       3,003
Commercial paper.....................    9,770      --          --       9,770
Government notes and bonds...........   54,156      122        (137)    54,141
Corporate notes/bonds................   66,600      121        (153)    66,568
Auction rate preferred stock.........   11,690      --          (28)    11,662
Equity investments...................    1,371      316        (985)       702
                                      --------     ----     -------   --------
                                      $331,645     $559     $(1,303)  $330,901
                                      ========     ====     =======   ========
Included in cash and cash
 equivalents......................... $191,932     $ 17     $   --    $191,949
Included in short-term investments...   85,078       33        (137)    84,974
Included in long-term investments....   54,635      509      (1,166)    53,979
                                      --------     ----     -------   --------
                                      $331,645     $559     $(1,303)  $330,901
                                      ========     ====     =======   ========

                          ARIBA INC. AND SUBSIDIARIES

                                                 September 30, 1999
                                      ----------------------------------------
                                                  Gross      Gross
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses    Value
                                      --------- ---------- ---------- --------
Money market funds................... $ 35,601     $ --      $ --     $ 35,601
Certificate of deposit...............    1,031       --        --        1,031
Commercial paper.....................    8,995       --        --        8,995
Government notes and bonds...........   40,953       --        (79)     40,874
Corporate notes/bonds................   63,385       --       (143)     63,242
Auction rate preferred stock.........    2,000       --        --        2,000
                                      --------     ----      -----    --------
                                      $151,965     $ --      $(222)   $151,743
                                      ========     ====      =====    ========
Included in cash and cash
 equivalents......................... $ 49,588     $ --      $  (1)   $ 49,587
Included in short-term investments...   47,938       --        (70)     47,868
Included in long-term investments....   54,439       --       (151)     54,288
                                      --------     ----      -----    --------
                                      $151,965     $ --      $(222)   $151,743
                                      ========     ====      =====    ========

   The following is a summary of contractual maturities of the Company's available for sale securities, excluding equity investments (in thousands):

                                                                September 30,
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
   Due in one year or less................................... $ 84,974 $ 47,868
   Due after one year through 2 years........................   43,957   27,564
   Due after 2 years through 3 years.........................    9,319   26,724
                                                              -------- --------
                                                              $138,250 $102,156
                                                              ======== ========

   Equity investments consist of investments in publicly traded companies for which the company does not have the ability to exercise significant influence are classified as available-for-sale and stated at fair value based on quoted market rates. Adjustments to the fair value of available-for-sale investments are recorded as a component of other comprehensive income.

   At September 30, 2000 and 1999, the Company also held approximately $30.5 million and $0, respectively, of common stock, preferred stock and warrants of various private companies, some of which are business partners. These investments are accounted for using the cost method and are classified as long-term investments. These investments are reviewed each reporting period for impairment and, if appropriate, written down to their estimated fair value. Some of the equity securities vest upon the attainment of certain milestones primarily related to revenue targets for the Company. The shares underlying those milestones for which achievement is considered probable are remeasured at each subsequent reporting date until each revenue target threshold is achieved and the related underlying shares vest, at which time that tranche of the equity investment is determinable and recorded.

                          ARIBA INC. AND SUBSIDIARIES

Note 5--Property and Equipment

   Property and equipment consisted of the following as of September 30 (in thousands):

                                                                2000     1999
                                                               -------  -------
   Computer equipment and purchased software.................. $26,250  $ 5,341
   Office equipment...........................................   4,233      509
   Furniture and fixtures.....................................   3,825      922
   Leasehold improvements.....................................  31,609    4,803
                                                               -------  -------
                                                                65,917   11,575
   Less accumulated depreciation and amortization.............  (9,868)  (2,173)
                                                               -------  -------
                                                               $56,049  $ 9,402
                                                               =======  =======

   During the year ended September 30, 2000, the Company revised the estimated useful lives of software and leasehold improvements from three years to two years and three years to five years, respectively. Software and leasehold improvements will continue to be amortized on a straight line basis. The effect of this change resulted in an increase in the current year depreciation expense of approximately $140,000.

   Certain computer equipment, software and office equipment are recorded under capital leases that aggregated $1.3 million and $2.1 million as of September 30, 2000 and 1999, respectively. Accumulated amortization on the assets recorded under capital leases aggregated $956,000 and $792,000 as of September 30, 2000 and 1999, respectively.

   Depreciation and amortization expense of property and equipment totaled $7.7 million, $1.4 million and $644,000 for the periods ended September 30, 2000, 1999 and 1998, respectively.

Note 6--Goodwill and Other Intangible Assets

   Goodwill and other intangible assets consisted of the following as of September 30, 2000 (in thousands):

Goodwill............................................................ $3,101,697
Assembled workforce.................................................     13,000
Covenants not-to-compete............................................      1,300
Trademarks..........................................................      2,000
Core technology.....................................................     20,200
Intellectual property agreement.....................................    786,929
Business partner agreement..........................................     56,221
                                                                     ----------
                                                                      3,981,347
Less: accumulated amortization......................................   (694,209)
                                                                     ----------
Goodwill and other intangible assets, net........................... $3,287,138
                                                                     ==========

   In March 2000, the Company sold 5,142,858 shares of common stock with a fair market value of $834.4 million to an independent third party in connection with an intellectual property agreement. As part of the sale the Company received intellectual property and $47.5 million in cash. The intellectual property is valued at the difference between the fair market value of the stock being exchanged and the cash received, which is $786.9 million. This amount is classified within other intangible assets and is being amortized over three years based on the terms of the related intellectual property agreement.

   During the year ended September 30, 2000, 468,041 shares of the Company's common stock underlying a warrant were earned upon attainment of certain milestones related to revenue targets. A total of $23.6 million in amortization expense was recorded for the year ended September 30, 2000.

                          ARIBA INC. AND SUBSIDIARIES

   In June 2000, 1,936,000 shares of the Company's common stock, underlying a warrant to a business partner, were earned upon signing of a sales and marketing agreement. The alliance was undertaken to broaden and accelerate adoption of the Company's marketplace products. A total of $56.2 million was recorded as an intangible asset for this sales and marketing alliance based on the fair market value of the warrant. This intangible asset is being amortized over the life of the agreement of five years and resulted in $5.6 million amortization during the year ended September 30, 2000. As of September 30, 2000, an intangible asset of $50.6 million remains to be amortized over the next 18 quarters relating to this warrant.

   The related amortization expense for goodwill and other intangible assets totaled $694.2 million for the year ended September 30, 2000. This amount includes $5.6 million in amortization of business partner warrants which are included as a business partner warrant expense. There was no goodwill and other intangible assets during fiscal 1999 and 1998.

Note 7--Income Taxes

   The Company has provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets. The net increase (decrease) in the total valuation allowance for the years ended September 30, 2000 and 1999, was approximately $330.4 million and $6.3 million, respectively. Included in the valuation allowance is a tax benefit attributable to noncompensatory stock options of $247.4 million which when realized will be a credit to additional paid in capital.

   As of September 30, 2000, the Company had net operating loss carryforwards for federal and state tax purposes of approximately $686.0 million and $214.8 million, respectively. These federal and state carryforwards expire in various years through fiscal year 2020 and 2005, respectively. The Company had research credit carryforwards for federal and state tax purpose of approximately $1.5 million and $913,000, respectively. If not utilized, the federal carryforwards will expire in various years through fiscal year 2020. The state credit will carryforward indefinitely. As a result of ownership changes, the Company also had manufacturer's credit carryforwards for state tax purposes of approximately $81,000, which will expire in various years through fiscal year 2008.

   The Internal Revenue Code, and applicable state tax laws, impose substantial restrictions on the ability of the Company to utilize net operating losses and tax credit carryforwards in the event of an "ownership change," as defined in
Section 382 of the Internal Revenue Code. The Company's federal and state tax losses and tax credit carryover incurred through that date of change are subject to an annual limitation.

   The Company's pretax income (loss) from operations for the fiscal years ended September 30, 2000, 1999 and 1998 consisted of the following components (in thousands):

                                                    2000       1999      1998
                                                  ---------  --------  --------
   Domestic...................................... $(793,090) $(29,510) $(10,953)
   Foreign.......................................     2,278       308       --
                                                  ---------  --------  --------
   Total pretax loss............................. $(790,812) $(29,202) $(10,953)
                                                  =========  ========  ========

                          ARIBA INC. AND SUBSIDIARIES

   Income taxes for the years ended September 30, 2000 and 1999, were comprised of the following (in thousands):

                                                         Current Deferred Total
                                                         ------- -------- ------
   2000:
     Federal............................................ $  --    $ --    $  --
     State..............................................    534     --       534
     Foreign............................................  1,429     --     1,429
                                                         ------   -----   ------
       Total............................................ $1,963   $ --    $1,963
                                                         ======   =====   ======
   1999:
     Federal............................................ $  --    $ --    $  --
     State..............................................    --      --       --
     Foreign............................................     98     --        98
                                                         ------   -----   ------
       Total............................................ $   98   $ --    $   98
                                                         ======   =====   ======

   The reconciliation between the amount computed by applying the U.S. federal statutory tax rate of 35% in 2000 and 34% in 1999 and 1998 to income before income taxes and actual income taxes as of September 30, 2000, 1999 and 1998 follows (in thousands):

                                                    2000      1999     1998
                                                  ---------  -------  -------
   Tax expense/(benefit)......................... $(276,784) $(9,929) $(3,724)
   State taxes, no federal income tax benefit....       534      --       --
   Nondeductible goodwill........................   188,012      --       --
   Nondeductible expenses........................     9,010    5,230      416
   Foreign tax differential......................     1,429       98      --
   Net operating loss and temporary differences
    for which no benefit was realized............    79,762    4,699    3,308
                                                  ---------  -------  -------
     Total....................................... $   1,963  $    98  $   --
                                                  =========  =======  =======

   The tax effects of temporary differences that give rise to significant portions of deferred tax assets as of September 30, 2000 and 1999 are as follows (in thousands):

                                                              2000       1999
                                                            ---------  --------
   Deferred tax assets:
     Accruals and allowances............................... $ 100,830  $  1,224
     Depreciation and amortization.........................       --        258
     Deferred start-up costs...............................       144       225
     Credit carryforwards..................................     2,134     1,130
     Net operating loss carryforwards......................   252,434     9,367
                                                            ---------  --------
       Total gross deferred tax assets.....................   355,542    12,204
                                                            ---------  --------
     Valuation allowance...................................  (342,563)  (12,204)
                                                            ---------  --------
                                                               12,979       --
   Deferred tax liabilities:
     Depreciation and amortization.........................       (90)      --
     Acquired intangibles..................................   (12,889)      --
                                                            ---------  --------
       Net deferred tax assets............................. $     --   $    --
                                                            =========  ========

                          ARIBA INC. AND SUBSIDIARIES

Note 8--Commitments and Contingencies

   The Company leases certain equipment, software and its facilities under various noncancelable operating and capital leases with various expiration dates through 2006. Rental expense was approximately $10.6 million, $3.6 million, and $865,000 for the years ended September 30, 2000, 1999 and 1998, respectively. Estimated future rents receivable from sublease agreements amount to $3.8 million through fiscal 2004.

   Future minimum lease payments under noncancelable, operating and capital leases are as follows as of September 30, 2000 (in thousands):

                                                              Capital  Operating
   Year Ending September 30,                                  Leases    Leases
   -------------------------                                  -------  ---------
   2001...................................................... $  586   $ 26,419
   2002......................................................    315     36,408
   2003......................................................    108     37,485
   2004......................................................    --      37,106
   2005......................................................    --      36,637
   Thereafter................................................    --     254,823
                                                              ------   --------
   Total minimum lease payments..............................  1,009   $428,878
                                                                       ========
   Less: Amount representing imputed interest................    (71)
                                                              ------
   Present value of minimum lease payments...................    938
   Less: Current portion.....................................    536
                                                              ------
   Capital lease obligation, less current portion............ $  402
                                                              ======

   Interest expense is immaterial for all periods presented.

   In November 1997, the Company entered into a lease line arrangement with a lending company in which the Company can obtain financing for up to $2.0 million. The lease term commenced on January 1, 1998 and expires within 42 months.

   In August 1998, the Company entered into an additional lease line arrangement with a lending company in which the Company can obtain financing for up to $1.0 million. The lease term commenced on August 26, 1998 and expires within 42 months.

   In May 1999, the Company entered into a credit agreement with a bank. The credit agreement was collateralized by certain assets of the Company, required the Company to maintain certain financial ratios and levels of net worth and did not permit the payment of dividends to stockholders. The provisions of the credit agreement enabled the Company to borrow up to $7.0 million on a revolving line of credit at the prime rate. In May 2000, the credit agreement expired with no amounts outstanding under the revolving line of credit.

   In October 1999, the Company entered into a new facilities sublease agreement for its former headquarters. The sublease term commences on December 1, 1999 and will end on September 13, 2004. Sublease receipts for the Company will be received on an escalating basis with the total future minimum sublease receipts amounting to approximately $4.5 million over the lease term.

   In March 2000, the Company entered into a new facility lease agreement. The lease term commences upon possession of the facility and has a term of 12 years. The Company currently expects possession of the facility to occur in the quarter ending March 31, 2001. Lease payments will be made on an escalating basis and the total future minimum lease payments amount to $375.9 million over the lease term. The Company will also have to contribute a significant amount towards construction costs of the facility. This amount is currently

                          ARIBA INC. AND SUBSIDIARIES
estimated at approximately $116.0 million, but is subject to change. As part of this agreement the Company is required to hold a certificate of deposit as a form of security totaling $32.0 million which is classified as restricted cash on the balance sheet as of September 30, 2000.

Note 9--Segment Information

   The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in fiscal 1999. SFAS No. 131 supercedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise and establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

   The Company operates in one segment, business-to-business electronic commerce solutions. The Company markets its products in the United States and in foreign countries through its sales personnel and its subsidiaries. The Company's management evaluates resource allocation decisions and the performance of the Company based upon revenue by the geographic regions of the segment and does not receive discrete financial information about asset allocation and expense allocation on a disaggregated basis.

   Information regarding geographic areas for the years ended September 30, are as follows (in thousands):

                                                          2000     1999    1998
                                                       ---------- ------- ------
   Revenues:
     United States.................................... $  217,554 $38,660 $6,591
     International....................................     61,485   6,712  1,772
                                                       ---------- ------- ------
       Total.......................................... $  279,039 $45,372 $8,363
                                                       ========== ======= ======

                                                          2000     1999    1998
                                                       ---------- ------- ------
   Long-Lived Assets:
     United States.................................... $3,341,016 $ 9,497 $2,455
     International....................................      3,175     191    --
                                                       ---------- ------- ------
       Total.......................................... $3,344,191 $ 9,688 $2,455
                                                       ========== ======= ======

   Revenues are attributed to countries based on the location of the customers.

Note 10--Stockholders' Equity

 Incorporation and Authorized Capital

   The Company's Certificate of Incorporation, as amended, authorize the Company to issue 600 million shares of Common Stock $0.002 par value per share, and 20 million shares of Preferred Stock, $0.002 par value per share.

   On November 16, 1999 and March 2, 2000, the Board of Directors authorized a two-for-one stock split of the Company's common stock, in the form of a stock dividend. The financial information included in the accompanying consolidated financial statements has been restated to give effect to these stock splits.

                          ARIBA INC. AND SUBSIDIARIES

 Convertible Preferred Stock

   As of the closing of the Company's initial public offering on June 28, 1999, all convertible preferred stock outstanding was converted into an aggregate of 71,380,704 shares of common stock. Also at the time of the Company's initial public offering, the Board of Directors increased the number of authorized shares of convertible preferred stock to 20 million.

 Warrants

   In November 1997, in connection with a lease line arrangement, the Company issued warrants to purchase 8,000 shares of the Company's Series B convertible preferred stock at a price of $12.50 per share, the fair value on the date of issuance. Upon the Company's initial public offering the warrants were converted into a warrant to purchase 128,000 shares of common stock. The fair value of the warrants of $62,000 was calculated using the Black-Scholes option pricing model and is being amortized to interest expense over the term of the lease, 42 months. In October 1999, the Company issued a net of 125,536 shares of common stock for no proceeds in the cashless exercise of these warrants.

   In August 1998, in connection with an additional lease line arrangement, the Company issued warrants entitling the holder to purchase 58,176 shares of common stock. The warrants are immediately exercisable and expire on the earliest of (i) August 26, 2005 or (ii) three years from the effective date of the Company's initial public offering. The fair value of the warrants of $31,000 was calculated using the Black-Scholes option pricing model and is being amortized to interest expense over the term of the lease, 42 months.

   In January 2000, the Company assumed warrants issued to an outside party in connection with the TradingDyanmics acquisition. Upon consummation of the acquisition, the outside party exercised shares underlying the warrant and received 4,460 shares of the Company's common stock.

   In January 2000, in connection with a sales and marketing alliance agreement with a third party, the Company issued warrants to purchase up to approximately 11,600,000 shares (4.7% of the Company's stock outstanding at September 30, 2000) of the Company's common stock, assuming the exercise of such warrants on a net issuance basis at current market values, at various exercise prices based on future prices of the Company's common stock or on predetermined exercise prices. The warrants vest upon attainment of certain milestones primarily related to revenue targets and other sales related targets. The warrants generally expire either upon the termination of the agreement, five years from their vesting date or on December 31, 2008. The warrants can be earned over approximately a five year period. The Company believes that this agreement could result in the recognition of significant stock-based compensation. This alliance was undertaken to broaden and accelerate adoption of the Company's marketplace products.

   At each reporting date, stock-based compensation is recorded based on the fair value of the shares underlying those milestones for which achievement is considered probable. Such compensation is then remeasured at each reporting date, beginning January 2000, until each revenue target threshold is achieved and the related warrant shares vest, at which time the fair value attributable to that tranche of the warrant is fixed. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, these increases and decreases will be recognized immediately.

   As of September 30, 2000, all of these warrants were outstanding. None of the revenue targets were considered probable and as a result, no stock-based compensation associated with these warrants was recognized. The Company believes that depending on the trading price of the Company's common stock at the end of each quarter, and on whether subsequent revenue targets are considered probable and achieved, the ultimate amount of the stock-based compensation expense recorded could be substantial.

                          ARIBA INC. AND SUBSIDIARIES

   In February 2000, in connection with a sales and marketing alliance agreement with a third party, the Company issued warrants to purchase up to 4,800,000 shares (1.9% of the Company's common stock outstanding at September 30, 2000) of the Company's common stock at various exercise prices based on future prices of the Company's common stock or on predetermined exercise prices. The warrants vest upon attainment of certain milestones related to revenue targets. The warrants generally expire either upon termination of the agreement, when the milestone period expires or one year after the specific milestone is met. The warrants can be earned over approximately a five year period. The Company believes that this agreement could result in the recognition of significant stock-based compensation. This alliance was undertaken to broaden and accelerate adoption of the Company's marketplace products.

   At each reporting date, stock-based compensation is recorded based on the fair value of the shares underlying those milestones for which achievement is considered probable. Such compensation is then remeasured at each reporting date, beginning February 2000, until each revenue target threshold is achieved and the related warrant shares vest, at which time the fair value attributable to that tranche of the warrant is fixed. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, these increases and decreases will be recognized immediately.

   As of September 30, 2000, all of these warrants were outstanding. None of the revenue targets were considered probable and as a result, no stock-based compensation associated with these warrants was recognized. The Company believes that depending on the trading price of the Company's common stock at the end of each quarter, and on whether subsequent revenue targets are considered probable and achieved, the ultimate amount of the stock-based compensation expense recorded could be substantial.

   In March 2000, in connection with a sales and marketing alliance agreement with a third party, the Company issued warrants to purchase up to 3,428,572 shares (1.4% of the Company's common stock outstanding at September 30, 2000) of the Company's common stock at an exercise price of $87.50. The warrants vest upon attainment of certain milestones related to revenue targets. The warrants generally expire either upon termination of the agreement, when the milestone period expires, or eighteen months after the specific milestone is met. The warrants can be earned over approximately a five year period. This alliance was undertaken to broaden and accelerate adoption of the Company's marketplace products.

   At each reporting date, stock-based compensation is recorded based on the fair value of the shares underlying those milestones for which achievement is considered probable. Such compensation is then remeasured at each reporting date, beginning March 2000, until each revenue target threshold is achieved and the related warrant shares vest, at which time the fair value attributable to that tranche of the warrant is fixed. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, these increases and decreases will be recognized immediately. In connection with these warrants, the Company recorded stock-based compensation of $23.6 million, using the Black-Scholes option pricing model and assuming a term of 1.5 years and expected volatility of 103% for the year ended September 30, 2000. As of September 30, 2000, all of these warrants remain outstanding of which 468,041 shares were fully vested.

   The Company believes that depending on the trading price of the Company's common stock at the end of each quarter, and on whether subsequent revenue targets are considered probable and achieved, the ultimate amount of the stock-based compensation expense recorded could be substantial.

   In April 2000, in connection with a sales and marketing alliance agreement with a third party, the Company issued warrants to purchase up to 6,776,000 shares (2.7% of the Company's common stock outstanding at September 30, 2000) of the Company's common stock at an exercise price based on the ten day average of the Company's stock price up to and including the vesting date of when the warrant is earned. The

                          ARIBA INC. AND SUBSIDIARIES
warrants primarily vest upon attainment of certain milestones. The warrants generally expire either upon termination of the agreement, when the milestone period expires, or one year after the specific milestone is met. The warrants can be earned over approximately a five year period. This alliance was undertaken to broaden and accelerate adoption of the Company's marketplace products.

   In conjunction with this sales and marketing alliance agreement, 1,936,000 shares underlying the warrant were vested upon signing of the agreement in the quarter ended June 30, 2000. Using the Black-Scholes option pricing model and assuming a term of one year and expected volatility of 103%, the fair value of the warrants to purchase the 1,936,000 shares of the Company's common stock resulted in a $56.2 million valuation which is recorded as an intangible asset. This intangible asset will be amortized over the life of the agreement, which is five years, using the straight-line method and resulting in a quarterly amortization of $2.8 million. As of September 30, 2000, $5.6 million was amortized as sales and marketing expense. As of September 30, 2000, there were 6,226,000 of these warrants outstanding, of which 1,386,000 were fully vested.

   In the quarter ended September 30, 2000, the third party exercised 550,000 shares underlying the warrant and received a net exercise amount of 134,784 shares of the Company's common stock.

 Common Stock

   In September 1996, 58,150,400 shares of common stock were issued to the Company's founders at $0.000125 per share. Based on management's estimate of the fair value of these shares, the Company recorded $200,000 of stock-based compensation expense. This amount was amortized over the four-year vesting period through September 30, 2000.

   On June 28, 1999 the Company completed an initial public offering in which it sold 23,000,000 shares of Common Stock, including 3,000,000 shares in connection with the exercise of the underwriters' over-allotment option, at $5.75 per share. The Company received $121.2 million in cash, net of underwriting discounts, commissions and other offering costs. Concurrent with the offering the Company also sold 28,800 shares of common stock to its Canadian employees at $5.75 per share.

 1996 Stock Plan

   The Company's 1996 Stock Plan ("1996 Stock Plan"), in effect until the Company's initial public offering, authorized the granting of incentive and nonstatutory common stock options to employees, directors, and consultants at exercise prices no less than 100% and 85%, respectively, of the fair market value of the common stock on the grant date, as determined by the Board of Directors. Stock options generally vest 25% after one year of service and thereafter ratably over 36 months of service and generally have a term of ten years. The 1996 Stock Plan also allowed for exercise of unvested options. Shares of common stock issued to employees upon exercise of unvested options are subject to repurchase by the Company at the original exercise price. The Company's ability to repurchase these shares expires at a rate consistent with the vesting schedule of each option. Any right to repurchase shares upon an employee's termination of service lapses and all shares vest if the Company is subject to a change in control unless the Company's repurchase right is assumed by the acquiring entity. As of September 30, 2000, 9,787,384 shares of common stock were issued upon the exercise of unvested options subject to repurchase under the 1996 Stock Plan. Options that expire under the 1996 Stock Plan will be available for future grants under the 1999 Equity Incentive Plan. As no options could be granted out of the 1996 Stock Plan after the Company's initial public offering, there were no shares available for option grants under the 1996 Stock Plan at September 30, 2000.

                          ARIBA INC. AND SUBSIDIARIES

 1999 Equity Incentive Plan

   The Company's Board of Directors approved the 1999 Equity Incentive Plan ("Incentive Plan") on April 20, 1999 under which 9,600,000 shares were reserved for issuance. In addition, any shares not issued under the 1996 Stock Plan and any shares repurchased pursuant to the 1996 Stock Plan will also be available for grant under the Incentive Plan. The number of shares reserved under the Incentive Plan automatically increases annually on January 1 by the lesser of 8,000,000 shares or 5% of the total number of shares of common stock outstanding on that date. Under the Incentive Plan, eligible employees may be granted stock options, stock appreciation rights, restricted shares, and stock units. The exercise price for incentive stock options and non-qualified options may not be less than 100% and 85%, respectively, of the fair value of common stock at the option grant date. As of September 30, 2000, approximately 21,232,736 shares of common stock have been reserved for issuance and 5,649,892 shares are available for grant under the Incentive Plan, respectively.

 1999 Directors' Stock Option Plan

   The Company's Board of Directors adopted the 1999 Directors' Stock Option Plan ("Directors Plan") on April 20, 1999, as amended May 15, 2000, under which 2,000,000 shares were reserved for issuance. Each non-employee joining the Board of Directors after June 22, 1999 automatically receive options to purchase 25,000 shares of common stock. In addition, each non-employee director automatically receives options to purchase 10,000 shares of common stock at each annual meeting of the Company's stockholders beginning after January 1, 2000. Each option will have an exercise price equal to the fair value of the common stock on the grant date. As of September 30, 2000, there have been 65,000 options granted under the Directors Plan and 1,935,000 shares are available for future issuance.

 Employee Stock Purchase Plan

   The Company's Board of Directors adopted the Employee Stock Purchase Plan ("Purchase Plan") on April 20, 1999 under which 16,000,000 shares were reserved for issuance. The number of shares reserved under the Purchase Plan automatically increases on January 1 of each year by the lesser of 3,000,000 shares or 2% of the total amount of common stock shares outstanding on that date. Under the Purchase Plan, eligible employees may purchase common stock in an amount not to exceed 15% of the employees' cash compensation. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan defined dates. As of September 30, 2000 there have been 1,515,023 shares issued under the Purchase Plan and 17,484,977 shares are available for future issuance.

   The Company has, in connection with the acquisition of various companies, assumed the stock option plans of each acquired company.

 TradingDynamics Stock Plans

   On January 20, 2000, the Company assumed the TradingDynamics 1998 Stock Plan and 1999 Stock Plan ("TradingDynamics Plans"). The TradingDynamics Plans provided for the grant of incentive stock options and non-qualified stock options to employees and consultants at prices from 85% to 110% of the fair market value of the common stock on the date of grant as determined by the Board of Directors. Generally, options granted were immediately exercisable and the resulting shares issued to optionees under the TradingDynamics Plans were subject to certain repurchase rights, also assumed by the Company. As of September 30, 2000, there were 325,809 shares of the Company's common stock issued pursuant to the TradingDynamics Plans that were subject to repurchase by the Company. These repurchase rights generally lapse over a 48-month period, and options generally vest at the rate of 25% of the grant after 12 months of service and 1/48 of the grant per month

                          ARIBA INC. AND SUBSIDIARIES
thereafter. Options expire no later than ten years from the date of grant. A total of 2,155,635 shares of the Company's common stock were reserved for issuance upon the exercise of stock options assumed in connection with the acquisition of TradingDynamics; the TradingDynamics Plans were terminated upon assumption by the Company and no further options will be granted under them.

 Tradex Stock Plans

   On March 8, 2000, the Company assumed the Tradex 1997 Employee Stock Option Plan and 1999 Employee Stock Option/Stock Issuance Plan ("Tradex Plans"). The Tradex Plans provided for the grant of incentive stock options and non-qualified stock options, as well as grants of shares of common stock, to employees and consultants at prices from 85% to 110% of the fair market value of the common stock on the date of grant as determined by the Board of Directors. Generally, options granted were immediately exercisable and the resulting shares issued to optionees under the Tradex Plans were subject to certain repurchase rights, also assumed by the Company. As of September 30, 2000, there were 239,052 shares of the Company's common stock issued pursuant to the Tradex Plans that were subject to repurchase by the Company. These repurchase rights generally lapse over a 48-month period, and options generally vest at the rate of 25% of the grant after 12 months of service and 1/48 of the grant per month thereafter. Options expire no later than ten years from the date of grant. A total of 4,023,974 shares of the Company's common stock were reserved for issuance upon the exercise of stock options assumed in connection with the acquisition of Tradex; the Tradex Plans were terminated upon assumption by the Company, and no further options will be granted under them.

 SupplierMarket.com Stock Plan

   On August 28, 2000, the Company assumed the SupplierMarket.com 1999 Stock Option Plan ("SupplierMarket Plan"). The SupplierMarket Plan provided for the grant of incentive stock options and non-qualified stock options to employees and consultants at prices from 85% to 110% of the fair market value of the common stock on the date of grant as determined by the Board of Directors. Under the SupplierMarket Plan, options generally vest over a 48-month period at the rate of 12.5% of the grant after six months of service and 1/48 of the grant per month thereafter. Options expire no later than ten years from the date of grant. A total of 1,437,272 shares of the Company's common stock were reserved for issuance upon the exercise of stock options assumed in connection with the acquisition of SupplierMarket.com; the SupplierMarket Plan was terminated upon its assumption by Ariba, and no further options will be granted under it.

                          ARIBA INC. AND SUBSIDIARIES

   A summary of the status of the Company's stock option plans as of September 30, 2000, 1999 and 1998 and changes during the periods ending on those dates is presented below:

                                             Years Ended September 30,
                          -------------------------------------------------------------------
                                  2000                   1999                   1998
                          ---------------------- ---------------------- ---------------------
                                       Weighted-              Weighted-             Weighted-
                                        average                average               average
                                       exercise               exercise              exercise
                            Shares       price     Shares       price     Shares      price
                          -----------  --------- -----------  --------- ----------  ---------
Outstanding at beginning
 of year................   41,351,180   $ 3.39    14,275,840   $ 0.19    2,612,800    $0.04
  Granted...............   21,782,681    62.34    41,799,532     3.46   17,089,600     0.19
  Exercised.............  (12,715,386)    1.51   (13,765,792)    0.47   (4,406,560)    0.11
  Forfeited.............   (3,529,012)   37.85      (958,400)    1.39   (1,020,000)    0.11
                          -----------            -----------            ----------
Outstanding at end of
 year...................   46,889,463   $28.91    41,351,180   $ 3.39   14,275,840    $0.19
                          ===========            ===========            ==========
Exercisable at end of
 year...................   30,823,408   $ 3.31    38,613,180   $ 1.32   14,275,840    $0.19
                          ===========            ===========            ==========
Weighted-average fair
 value of options
 granted during the year
 at market..............   14,133,000   $88.80     5,650,000   $18.16    4,136,000    $0.02
Weighted-average fair
 value of options
 granted during the year
 at less than market....    7,638,881   $53.36    36,149,532   $ 1.16   12,953,600    $0.30
Weighted-average fair
 value of options
 granted during the year
 at greater than
 market.................       10,800   $60.39           --       --           --       --


   The following table summarizes information about stock options outstanding as of September 30, 2000:

                                    Outstanding                 Exercisable
                          --------------------------------- --------------------
                                      Weighted-
                                       Average    Weighted-            Weighted-
                                      Remaining    Average              Average
                          Number of  Contractual  Exercise  Number of  Exercise
Range of Exercise Prices    Shares   Life (years)   Price     Shares     Price
------------------------  ---------- -----------  --------- ---------- ---------
$0.01-$0.33.............   5,004,198    7.80       $  0.20   5,004,198  $  0.20
$0.42-$0.50.............   3,329,666    8.07       $  0.45   3,329,666  $  0.45
$0.55-$0.59.............   5,489,514    8.39       $  0.59   5,368,597  $  0.59
$0.81-$1.36.............   5,440,814    8.61       $  0.92   5,440,814  $  0.92
$1.50-$3.00.............   6,084,400    8.54       $  2.12   6,084,400  $  2.12
$3.64-$24.75............   5,119,743    8.87       $  9.15   4,818,108  $  8.95
$27.61-$54.44...........   6,464,572    9.16       $ 43.19     708,875  $ 36.22
$56.88-$91.13...........   5,410,174    9.56       $ 77.24         --   $  0.00
$91.19-$165.50..........   4,402,882    9.47       $128.16      68,750  $140.55
$166.44.................     143,500    9.62       $166.44         --   $  0.00
                          ----------                        ----------
$0.01-$166.44...........  46,889,463    8.75       $ 28.91  30,823,408  $  3.31
                          ==========                        ==========

                          ARIBA INC. AND SUBSIDIARIES

   Had compensation cost been recognized based on the fair value at the date of grant for options granted during 2000, the pro forma amounts of the Company's net loss and net loss per share would have been as follows for the years ended September 30, (in thousands, except per share amounts):

                                                  2000       1999      1998
                                                ---------  --------  --------
   Net loss--as reported....................... $(792,775) $(29,300) $(10,953)
   Net loss--pro forma.........................  (999,529)  (30,425)  (11,000)
   Basic and diluted net loss per share--as
    reported...................................     (4.10)    (0.42)    (0.48)
   Basic and diluted net loss per share--pro
    forma...................................... $   (5.17) $  (0.87) $  (0.95)

   For all options that were granted prior to the Company's initial public offering in June 1999, the fair value of these options was determined using the minimum value method, which assumes no volatility except for non-employees. The fair value for the options granted subsequent to the Company's initial public offering was estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions:

   Year Ended September 30                                     2000  1999  1998
   -----------------------                                     ----  ----  ----
   Risk-free interest rate.................................... 6.02% 5.09% 5.50%
   Expected lives (in years)..................................    3     3   2.5
   Dividend yield.............................................  0.0%  0.0%  0.0%
   Expected volatility........................................  100%   80%   60%

   To comply with the pro forma reporting requirements of SFAS No. 123 compensation cost is also estimated for the fair value of future employee stock purchase plan issuances which is included in the pro forma totals above. Therefore, the Company has estimated the compensation cost for its employee stock purchase plan issuance, which will be in January 2001. The fair value of purchase rights granted under the Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the year ended September 30, 2000: no expected dividends; expected volatility of 100%; risk-free interest rate of 6.02%; and expected life of approximately six months. The weighted-average fair value of the purchase rights granted under the Purchase Plan during fiscal 2000 was $5.94.

 Deferred stock-based compensation

   The Company uses the intrinsic value method of accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for any of its fixed stock options when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. With respect to the stock options granted since inception through September 30, 2000, and options assumed in connection with the acquisition of SupplierMarket, the Company has recorded deferred stock-based compensation of approximately $38.4 million and $124.6 million, respectively, for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options, respectively. This amount is being amortized in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28 over the vesting period of the individual options, generally four years. Amortization expense recognized during fiscal 2000 and 1999 totaled $18.0 million and $14.6 million, respectively.

                          ARIBA INC. AND SUBSIDIARIES

Note 11--Loss Per Share

   The following table presents the calculation of basic and diluted net loss per common share (in thousands, except per share amounts):

                                                 Year Ended September 30,
                                                -----------------------------
                                                  2000       1999      1998
                                                ---------  --------  --------
   Net loss.................................... $(792,775) $(29,300) $(10,953)
                                                =========  ========  ========
   Weighted average shares outstanding.........   216,215   104,184    74,758
   Weighted average common shares issued
    subject to repurchase agreement............   (20,350)  (34,120)  (51,710)
   Weighted average shares held in escrow
    related to acquisitions....................    (2,448)      --        --
                                                ---------  --------  --------
   Shares used in computation of basic and
    diluted net loss per share.................   193,417    70,064    23,048
                                                =========  ========  ========
   Basic and diluted loss per share............ $   (4.10) $  (0.42) $  (0.48)
                                                =========  ========  ========

   The weighted-average exercise price for stock options outstanding was $28.91, $3.39 and $0.19 as of September 30, 2000, 1999 and 1998, respectively.
The weighted average purchase price of unvested stock was $0.36, $0.19 and $0.015 as of September 30, 2000, 1999 and 1998, respectively. The weighted average exercise price of warrants was $68.79, $0.80 and $0.83 as of September 30, 2000, 1999 and 1998, respectively.

   At September 30, 2000, 1999 and 1998, 64,303,857, 70,609,132 and 129,103,360
potential common shares respectively, are excluded from the determination of diluted net loss per share, as the effect of such shares is anti-dilutive. Further, the potential common shares for fiscal 2000 exclude 26,243,568 shares which would be issuable under certain warrants contingent upon completion of certain milestones.

Note 12--Subsequent Events (Unaudited)

   Effective November 1, 2000, the Company's stockholders approved an amendment to increase the authorized Common Stock to 1.5 billion shares.

   In December 2000, Nihon Ariba K.K. ("Ariba Japan"), a wholly owned subsidiary, issued and sold 40% of its common stock for approximately $40 million cash to a third party. The Company expects that the proceeds will be reflected as a capital contribution in its consolidated financial statements. No gain was recorded in connection with this transaction.

   In January 2000, in connection with a sales and marketing alliance agreement with a third party, the Company issued warrants to purchase up to approximately 11,600,000 shares of the Company's common stock. None of the revenue targets were considered probable and as a result, no stock-based compensation associated with these warrants was recognized. Effective December 2000, these warrants were terminated in their entirety.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Agile Software Corporation

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Agile Software Corporation and its subsidiaries (the "Company") at April 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 24, 2000

                           AGILE SOFTWARE CORPORATION

                           CONSOLIDATED BALANCE SHEET
                    (In thousands, except per share amounts)

                                                                April 30,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------

                          ASSETS
                          ------

Current assets:
  Cash and cash equivalents................................ $142,721  $ 10,003
  Short-term investments...................................  157,154       --
  Accounts receivable, net of allowance for doubtful
   accounts of $603, and $495, respectively................    6,537     4,980
  Other current assets.....................................    4,979       624
                                                            --------  --------
    Total current assets...................................  311,391    15,607
Long-term investments......................................   19,550       --
Property and equipment, net................................    6,519     1,973
Intangible assets, net.....................................   92,965       --
Other assets...............................................      376       368
                                                            --------  --------
                                                            $430,801  $ 17,948
                                                            ========  ========

           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------

Current liabilities:
  Accounts payable......................................... $  1,434  $  1,287
  Accrued expenses and other liabilities...................    6,391     3,618
  Deferred revenue.........................................    8,634     5,107
  Current portion of capital lease obligations.............      681       735
  Current portion of notes payable.........................      --        686
                                                            --------  --------
    Total current liabilities..............................   17,140    11,433
Capital lease obligations, noncurrent......................      518       871
Notes payable, noncurrent..................................       39     2,353
Other liabilities..........................................      458       --
                                                            --------  --------
                                                              18,155    14,657
                                                            --------  --------

Commitments and contingencies (Note 9)

Stockholders' equity:
  Convertible Preferred Stock, $.001 par value; 31,176
   shares authorized; no shares and 11,874 shares issued
   and outstanding.........................................      --         12
  Common Stock, $.001 par value; 200,000 shares authorized;
   46,475 and 8,400 shares issued and outstanding..........       46         8
  Additional paid-in capital...............................  500,155    35,499
  Notes receivable from stockholders.......................   (1,461)     (748)
  Unearned stock compensation..............................  (23,838)   (4,947)
  Accumulated other comprehensive loss.....................     (530)      --
  Accumulated deficit......................................  (61,726)  (26,533)
                                                            --------  --------
    Total stockholders' equity.............................  412,646     3,291
                                                            --------  --------
                                                            $430,801  $ 17,948
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                                Fiscal Year Ended April 30,
                                                -------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  ---------
Revenues:
  License...................................... $  21,463  $  10,859  $  6,102
  Professional services........................     4,787      3,665     1,385
  Maintenance..................................     5,948      2,283       516
                                                ---------  ---------  --------
    Total revenues.............................    32,198     16,807     8,003
                                                ---------  ---------  --------
Cost of revenues:
  License......................................     1,451        819       543
  Professional services........................     3,718      3,823     1,347
  Maintenance..................................     2,510      1,343       278
                                                ---------  ---------  --------
    Total cost of revenues.....................     7,679      5,985     2,168
                                                ---------  ---------  --------
Gross profit...................................    24,519     10,822     5,835
                                                ---------  ---------  --------
Operating expenses:
  Sales and marketing..........................    26,657     13,495     8,070
  Research and development.....................     9,411      4,742     3,788
  General and administrative...................     3,411      1,938     1,995
  Amortization of stock compensation...........    11,845      2,253       856
  Amortization of intangible assets............    14,911        --        --
  Acquired in-process technology...............     1,300        --        --
                                                ---------  ---------  --------
    Total operating expenses...................    67,535     22,428    14,709
                                                ---------  ---------  --------
Loss from operations...........................   (43,016)   (11,606)   (8,874)
Interest and other income......................     8,554        447        95
Interest expense...............................      (731)      (269)     (163)
                                                ---------  ---------  --------
Net loss....................................... $ (35,193) $ (11,428) $ (8,942)
                                                =========  =========  ========
Net loss per share:
  Basic and diluted............................ $   (1.14) $   (1.94) $  (2.10)
                                                =========  =========  ========
  Weighted average shares......................    30,967      5,904     4,258
                                                =========  =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          AGILE SOFTWARE CORPORATION

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   (In thousands, except per share amounts)

                Convertible
                 Preferred       Common                      Notes                   Accumulated
                   Stock         Stock         Additional  Receivable    Unearned       Other
                  ------------- --------------  Paid-In       From        Stock     Comprehensive Accumulated
                  Shares Amount Shares  Amount  Capital   Stockholders Compensation     Loss        Deficit     Total
                  ------ ------ ------  ------ ---------- ------------ ------------ ------------- ----------- ---------
Balance at April
30, 1997........   9,096  $  9  5,686    $ 6    $ 9,342      $ (40)      $   --         $ --       $ (6,163)  $   3,154
Repurchase of
unvested Common
Stock...........     --     --    (96)    --        (18)        15           --           --            --           (3)
Issuance of
Common Stock on
exercise of
options.........     --     --  2,054      2        363       (294)          --           --            --           71
Issuance of
restricted
Common Stock in
exchange for
notes
receivable......     --     --    352     --        106       (106)          --           --            --          --
Repayment of
notes receivable
from
stockholders....     --     --    --      --        --          62           --           --            --           62
Issuance of
Series E
Convertible
Preferred Stock
at $5.00 per
share, net of
issuance costs..   1,000     1    --      --      4,978        --            --           --            --        4,979
Unearned stock
compensation....     --     --    --      --      3,093        --         (3,093)         --            --          --
Amortization of
unearned stock
compensation....     --     --    --      --        --         --            856          --            --          856
Net loss........     --     --    --      --        --         --            --           --         (8,942)     (8,942)
                  ------  ----  -----    ---    -------      -----       -------        -----      --------   ---------
Balance at April
30, 1998........  10,096    10  7,996      8     17,864       (363)       (2,237)         --        (15,105)        177
Repurchase of
unvested Common
Stock...........     --     --   (240)    --        (38)        32           --           --            --           (6)
Issuance of
Common Stock on
exercise of
options.........     --     --    630     --        447       (419)          --           --            --           28
Issuance of
restricted
Common Stock in
exchange for
notes
receivable......     --     --     14     --         19        (19)          --           --            --          --
Repayment of
notes receivable
from
stockholders....     --     --    --      --        --          21           --           --            --           21
Issuance of
Series F
Convertible
Preferred Stock
at $6.75 per
share, net of
issuance costs..   1,778     2    --      --     11,970        --            --           --            --       11,972
Issuance of
warrants........     --     --    --      --        274        --            --           --            --          274
Unearned stock
compensation....     --     --    --      --      4,963        --         (4,963)         --            --          --
Amortization of
unearned
compensation....     --     --    --      --        --         --          2,253          --            --        2,253
Net loss........     --     --    --      --        --         --            --           --        (11,428)    (11,428)
                  ------  ----  -----    ---    -------      -----       -------        -----      --------   ---------
Balance at April
30, 1999........  11,874  $ 12  8,400    $ 8    $35,499      $(748)      $(4,947)       $ --       $(26,533)  $   3,291
                  Comprehensive
                      Loss
                  -------------
Balance at April
30, 1997........    $ (4,836)
Repurchase of
unvested Common
Stock...........
Issuance of
Common Stock on
exercise of
options.........
Issuance of
restricted
Common Stock in
exchange for
notes
receivable......
Repayment of
notes receivable
from
stockholders....
Issuance of
Series E
Convertible
Preferred Stock
at $5.00 per
share, net of
issuance costs..
Unearned stock
compensation....
Amortization of
unearned stock
compensation....
Net loss........    $ (8,942)
                  -------------
Balance at April
30, 1998........    $ (8,942)
                  =============
Repurchase of
unvested Common
Stock...........
Issuance of
Common Stock on
exercise of
options.........
Issuance of
restricted
Common Stock in
exchange for
notes
receivable......
Repayment of
notes receivable
from
stockholders....
Issuance of
Series F
Convertible
Preferred Stock
at $6.75 per
share, net of
issuance costs..
Issuance of
warrants........
Unearned stock
compensation....
Amortization of
unearned
compensation....
Net loss........    $(11,428)
                  -------------
Balance at April
30, 1999........    $(11,428)
                  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                          AGILE SOFTWARE CORPORATION

                   (In thousands, except per share amounts)

                 Convertible
                  Preferred        Common                      Notes                   Accumulated
                    Stock          Stock         Additional  Receivable    Unearned       Other
                  --------------- --------------  Paid-In       From        Stock     Comprehensive Accumulated
                  Shares   Amount Shares  Amount  Capital   Stockholders Compensation     Loss        Deficit    Total
                  -------  ------ ------  ------ ---------- ------------ ------------ ------------- ----------- --------
Balance at April
30, 1999........   11,874   $ 12   8,400   $ 8    $ 35,499    $  (748)     $ (4,947)      $ --       $(26,533)  $  3,291
Repurchase of
unvested Common
Stock...........      --      --     (56)   --         (12)       --            --          --            --         (12)
Issuance of
Common Stock
under Employee
Stock Purchase
Plan............      --      --      87    --         774        --            --          --            --         774
Issuance of
Common Stock on
exercise of
options.........      --      --   1,339     1       2,283     (1,378)          --          --            --         906
Conversion of
Convertible
Preferred to
Common Stock in
initial public
offering........  (11,874)   (12) 23,748    24         (12)       --            --          --            --         --
Issuance of
Common Stock in
public
offerings.......      --      --  11,521    12     351,325        --            --          --            --     351,337
Issuance of
Common Stock for
acquisition of
DMI.............      --      --   1,202     1      79,051        --            --          --            --      79,052
Unrealized loss
on investment...      --      --      --    --         --         --            --         (530)          --        (530)
Repayment of
notes receivable
from
stockholders....      --      --      --    --         --         665           --          --            --         665
Issuance of
Common Stock on
exercise of
warrants........      --      --     234    --         511        --            --          --            --         511
Unearned stock
compensation....      --      --      --    --      30,736        --        (30,736)        --            --         --
Amortization of
unearned stock
compensation....      --      --      --    --         --         --         11,845         --            --      11,845
Net loss........      --      --      --    --         --         --            --          --        (35,193)   (35,193)
                  -------   ----  ------   ---    --------    -------      --------       -----      --------   --------
Balance at April
30, 2000........      --    $ --  46,475   $46    $500,155    $(1,461)     $(23,838)      $(530)     $(61,726)  $412,646
                  =======   ====  ======   ===    ========    =======      ========       =====      ========   ========
                  Comprehensive
                      Loss
                  -------------
Balance at April
30, 1999........    $(11,428)
                  =============
Repurchase of
unvested Common
Stock...........
Issuance of
Common Stock
under Employee
Stock Purchase
Plan............
Issuance of
Common Stock on
exercise of
options.........
Conversion of
Convertible
Preferred to
Common Stock in
initial public
offering........
Issuance of
Common Stock in
public
offerings.......
Issuance of
Common Stock for
acquisition of
DMI.............
Unrealized loss
on investment...        (530)
Repayment of
notes receivable
from
stockholders....
Issuance of
Common Stock on
exercise of
warrants........
Unearned stock
compensation....
Amortization of
unearned stock
compensation....
Net loss........     (35,193)
                  -------------
Balance at April
30, 2000........    $(35,723)
                  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                Fiscal Year Ended April 30,
                                                ------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  --------
Cash flows from operating activities:
  Net loss..................................... $ (35,193) $ (11,428) $ (8,942)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Acquired in-process technology..............     1,300        --        --
   Provision for doubtful accounts.............       108        155       277
   Depreciation and amortization...............    16,922      1,180       673
   Amortization of stock compensation..........    11,845      2,253       856
   Warrant expense.............................       253         21       --
   Changes in operating assets and
    liabilities, net of acquisition:
     Accounts receivable.......................    (1,490)    (1,751)   (2,900)
     Other assets..............................    (4,608)      (446)      (89)
     Accounts payable..........................       140        589       313
     Accrued expenses and other liabilities....    (4,076)     2,391       912
     Deferred revenue..........................     3,424      1,961     2,485
                                                ---------  ---------  --------
       Net cash used in operating activities...   (11,375)    (5,075)   (6,415)
                                                ---------  ---------  --------
Cash flows from investing activities:
  Purchases of investments.....................  (183,672)       --        --
  Proceeds from sale of investments............     6,438        --      3,023
  Cash paid in business combination, net.......   (23,462)       --        --
  Acquisition of property and equipment........    (5,570)      (459)     (420)
                                                ---------  ---------  --------
       Net cash provided by (used in) investing
        activities.............................  (206,266)      (459)    2,603
                                                ---------  ---------  --------
Cash flows from financing activities:
  Proceeds from bank line of credit............       --       1,900     2,230
  Repayment of bank line of credit.............       --      (2,900)   (1,230)
  Repayment of capital lease obligations.......      (822)      (638)     (382)
  Proceeds from notes payable..................       --       3,000       --
  Repayment of notes payable...................    (3,000)       --        (24)
  Proceeds from issuance of Common Stock, net
   of repurchases..............................   353,516         22        68
  Repayment of notes receivable from
   stockholders................................       665         21        62
  Proceeds from issuance of Convertible
   Preferred Stock, net........................       --      11,972     4,979
                                                ---------  ---------  --------
       Net cash provided by financing
        activities.............................   350,359     13,377     5,703
                                                ---------  ---------  --------
Net increase in cash and cash equivalents......   132,718      7,843     1,891
Cash and cash equivalents at beginning of
 year..........................................    10,003      2,160       269
                                                ---------  ---------  --------
Cash and cash equivalents at end of year....... $ 142,721  $  10,003  $  2,160
                                                =========  =========  ========
Supplemental disclosure:
Cash paid during the period for interest....... $     326  $     168  $    138
                                                =========  =========  ========
Non-cash investing and financing activities:
  Common Stock issued in exchange for notes
   receivable.................................. $   1,378  $     438  $    400
                                                =========  =========  ========
  Property and equipment acquired under capital
   lease....................................... $     415  $   1,000  $    838
                                                =========  =========  ========
  Issuance of warrants......................... $     --   $     274  $    --
                                                =========  =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   Agile Software Corporation (the "Company") was incorporated in California on March 13, 1995 and is headquartered in San Jose, California. The Company reincorporated in Delaware in June 1999. The Company develops and markets collaborative manufacturing commerce solutions that speed the "build" and "buy" process across the virtual manufacturing network. We believe that our products improve time to volume, customer responsiveness and cost of goods sold. Our solutions manage product content and critical communication, collaboration and commerce transactions among original equipment manufacturers, electronic manufacturing services providers, customers and suppliers.

 Principles of consolidation and basis of presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The majority of the Company's cash equivalents consist of commercial paper and money market funds.

 Investments

   Management determines the appropriate classification of the Company's investments in marketable debt and equity securities at the time of purchase, and re-evaluates this designation at each balance sheet date. The Company classifies all securities as "available-for-sale" and carries them at fair value with unrealized gains or losses related to these securities included as a component of stockholders' equity in the consolidated balance sheet. The Company's investment objectives include the safety and preservation of invested funds and liquidity of investments that is sufficient to meet cash flow requirements. Cash, cash equivalents, and investments in debt and equity securities are placed with high credit quality financial institutions and commercial companies and government agencies in order to limit the amount of credit exposure.

 Concentrations of credit risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, investments and accounts receivable. Cash and cash equivalents are deposited with financial institutions that management believes are credit worthy.

   The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based on the expected collectibility of accounts receivable. To date, the Company has not experienced any material losses with respect to its accounts receivable.

                           AGILE SOFTWARE CORPORATION

 Fair value of financial instruments

   The Company's financial instruments, including cash, cash equivalents, investments, accounts receivable, accounts payable, notes payable and capital lease obligations are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

 Property and equipment

   Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based upon the useful lives of the assets, which range from two to five years, or the lease term of the respective assets, if shorter.

 Software development costs

   Effective May 1, 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of SOP 98-1 did not have a material effect on the Company's results of operations, financial position or cash flows.

   Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or in the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

 Intangible assets

   Intangible assets are presented at cost, net of accumulated amortization. Amortization is computed using the straight line method over the estimated useful life of the assets, which is generally three years. At each balance sheet date, the Company assesses the value of recorded intangible assets for possible impairment based upon a number of factors including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows. Since inception, the Company has not recorded any provisions for possible impairment of intangible assets.

   Amortization expense related to intangibles was $14,911,000, $0 and $0 in 2000, 1999 and 1998, respectively.

 Revenue recognition

   The Company recognizes revenues in accordance with SOP 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions."

   The Company derives revenues from the license of software products under software license agreements and from the delivery of professional services and maintenance services. When contracts contain multiple elements, and vendor specific objective evidence exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the "Residual Method" prescribed by SOP 98-9.

                           AGILE SOFTWARE CORPORATION

   License revenues are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is probable, and delivery and customer acceptance, if required under the terms of the contract, of the software products have occurred. In the event the Company grants its customers the right to specified upgrades, license revenue is deferred until delivery of the specified upgrade. If vendor-specific objective evidence of fair value exists for the specified upgrade, then an amount equal to this fair value is deferred. If vendor-specific objective evidence of fair value does not exist, then the entire license fee is deferred until the delivery of the specified upgrade. Allowances for estimated returns are provided upon product delivery. In instances where vendor obligations remain, revenues are deferred until the obligation has been satisfied.

   Revenues from professional services consist of implementation and training services. Training revenues are recognized as the services are performed. Implementation services are typically performed under fixed-price contracts and accordingly, revenues are recognized upon customer acceptance. A provision for estimated losses on fixed-price professional services contracts is recognized in the period in which the loss becomes known.

   Maintenance revenues are recognized ratably over the term of the maintenance contract, which is generally twelve months. Maintenance contracts include the right to unspecified upgrades on a when-and-if available basis, and ongoing support.

 Income taxes

   The Company accounts for income taxes under the asset and liability approach which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their financial statement reported amounts. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

 Comprehensive income

   Unrealized losses on investments for fiscal 2000 represent the Company's only component of comprehensive loss, which is excluded from net loss.

 Net loss per share

   Basic net loss per share is computed by dividing the net loss available to holders of Common Stock for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share is the same as basic net loss per share because the calculation of diluted net loss per share excludes potential shares of Common Stock since their effect is antidilutive. Potential shares of Common Stock consist of unvested restricted Common Stock, incremental common shares issuable upon the exercise of stock options and warrants and, for periods prior to our initial public offering, shares issuable upon conversion of Convertible Preferred Stock.

                           AGILE SOFTWARE CORPORATION

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                  Fiscal Year Ended April
                                                            30,
                                                 ----------------------------
                                                   2000       1999     1998
                                                 ---------  --------  -------
   Numerator:
     Net loss................................... $ (35,193) $(11,428) $(8,942)
                                                 =========  ========  =======
   Denominator:
     Weighted average shares....................    33,007     8,280    6,934
     Weighted average unvested shares of Common
      Stock subject to repurchase...............    (2,040)   (2,376)  (2,676)
                                                 ---------  --------  -------
     Denominator for basic and diluted
      calculation...............................    30,967     5,904    4,258
                                                 =========  ========  =======
   Net loss per share:
     Basic and diluted.......................... $   (1.14) $  (1.94) $ (2.10)
                                                 =========  ========  =======

   The following table sets forth potential shares of Common Stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive as of the dates indicated below (in thousands):

                                                              As of April 30,
                                                            --------------------
                                                             2000   1999   1998
                                                            ------ ------ ------
   Series A Preferred Stock................................    --   2,466  2,466
   Series B Preferred Stock................................    --   5,876  5,876
   Series C Preferred Stock................................    --   7,150  7,150
   Series D Preferred Stock................................    --   2,700  2,700
   Series E Preferred Stock................................    --   2,000  2,000
   Series F Preferred Stock................................    --   3,556    --
   Preferred Stock warrants................................     82    316    196
   Unvested Common Stock subject to repurchase.............  1,763  1,928  2,722
   Common Stock options....................................  9,335  2,320  1,054
                                                            ------ ------ ------
                                                            11,180 28,312 24,164
                                                            ====== ====== ======

 Stock compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 28 using the multiple option approach.

   The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18. "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

 Foreign currency translation

   For foreign operations with the local currency as the functional currency, assets and liabilities are translated into U.S. dollars at the exchange rate on the balance sheet date. Income and expense items are

                           AGILE SOFTWARE CORPORATION
translated at average rates of exchange prevailing during each period. Translation adjustments are accumulated in a separate component of stockholders' equity.

   For foreign operations with the U.S. dollar as the functional currency, monetary assets and liabilities are translated into U.S. dollars at the exchange rate on the balance sheet date. Nonmonetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Income and expense items are translated at average rates of exchange prevailing during each period. Translation adjustments are recognized currently as a component of foreign currency gain of loss included in the consolidated statement of operations. Translation adjustments were not significant during any of the periods presented.

 Segment information

   The Company identifies its operating segments based on business activities, management responsibility and geographical location. During each of the three years in the period ended April 30, 2000, the Company operated in a single business segment, primarily in the United States. Through April 30, 2000, foreign operations have not been significant in either revenue or investment in long-lived assets.

 Recent accounting pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities, Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until the first fiscal quarter of fiscal years beginning after June 15, 2000. SFAS No. 133 will be effective for the Company's fiscal year ending April 30, 2002. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's results of operations, financial position or cash flows since the Company has not engaged in hedging activities or invested in derivative instruments.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance for revenue recognition under certain circumstances. The Company is currently evaluating the impact of SAB 101 on its financial statements and related disclosures, but does not expect that such impact, if any, will be material. The accounting and disclosures prescribed by SAB 101 will be effective no later than the fourth quarter of the fiscal year ending April 30, 2001.

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25" ("FIN 44"). The Interpretation clarifies the definition of employees for purposes of applying APB No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. Management believes the adoption of FIN 44 will not have a material effect on the financial position or results of operations of the Company.

 Reclassifications

   Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

                           AGILE SOFTWARE CORPORATION

NOTE 2--BALANCE SHEET COMPONENTS (IN THOUSANDS):

   Property and equipment comprise the following:

                                                               As of April 30,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Computer hardware and software............................. $ 7,753  $ 3,214
   Furniture and equipment....................................   2,100      828
   Leasehold improvements.....................................     792       46
                                                               -------  -------
                                                                10,645    4,088
   Less: Accumulated depreciation and amortization............  (4,126)  (2,115)
                                                               -------  -------
                                                               $ 6,519  $ 1,973
                                                               =======  =======

   Accrued expenses and other liabilities comprise the following:

                                                                    As of April
                                                                        30,
                                                                   -------------
                                                                    2000   1999
                                                                   ------ ------
   Accrued employee costs......................................... $2,903 $1,770
   Sales taxes payable............................................    158    172
   Accrued professional fees......................................  1,156    400
   Other..........................................................  2,174  1,276
                                                                   ------ ------
                                                                   $6,391 $3,618
                                                                   ====== ======

   Intangible assets comprise the following:

                                                                  As of April
                                                                      30,
                                                                 --------------
                                                                   2000    1999
                                                                 --------- ----
   Technology................................................... $   1,850 $ --
   Trademark....................................................       150   --
   Assembled workforce..........................................     2,100   --
   Goodwill.....................................................   103,776   --
                                                                 --------- ----
                                                                   107,876   --
   Less: Accumulated amortization...............................  (14,911)   --
                                                                 --------- ----
                                                                 $  92,965 $ --
                                                                 ========= ====

NOTE 3--INVESTMENTS:

   At April 30, 2000, the amortized cost and estimated fair value of investments were as follows (in thousands):

                                                   Amortized   Fair   Unrealized
                                                     Cost     Value     Losses
                                                   --------- -------- ----------
   Commercial paper............................... $120,441  $120,378   $ (63)
   Corporate debt securities......................   91,230    90,885    (345)
   Government debt securities.....................   58,426    58,354     (72)
   Foreign debt securities........................   17,121    17,071     (50)
   Preferred stock................................    7,000     7,000     --
                                                   --------  --------   -----
                                                   $294,218  $293,688   $(530)
                                                   ========  ========   =====

                           AGILE SOFTWARE CORPORATION

   At April 30, 2000, all marketable debt securities had scheduled maturities of less than two years. At April 30, 2000, marketable debt securities totaling $117.0 million had maturities less than three months from date of purchase and are classified as cash equivalents.

NOTE 4--BORROWINGS:

 Notes payable

   Notes payable consisted of amounts payable to equipment financing companies and were collateralized by the underlying assets as follows (in thousands):

                                                                   As of April
                                                                       30,
                                                                   -----------
                                                                   2000  1999
                                                                   ---- ------
   11.75% note; interest payable monthly; principal payable
    monthly commencing September 1999; repaid in August 1999...... $ -- $1,000
   11.75% note; interest payable monthly; principal payable
    monthly commencing November 1999; repaid in August 1999.......   --  1,000
   11.75% note; interest payable monthly; principal payable
    monthly commencing December 1999; repaid in August 1999.......   --  1,000
   Non-interest bearing note; principal payable upon maturity in
    July 2002.....................................................   39     39
                                                                   ---- ------
                                                                     39  3,039
   Less: Current portion..........................................   --   (686)
                                                                   ---- ------
   Notes payable, non-current..................................... $ 39 $2,353
                                                                   ==== ======

 Bank line-of-credit

   As of April 30, 2000, the Company had a line-of-credit agreement with a bank that provides for borrowings of up to $5,000,000, including $500,000 available for the issuance of letters of credit and foreign currency exchange activity. Borrowings under the line-of-credit agreement bear interest at an annual rate of 8.5%, subject to adjustment by the bank. Borrowings under the line of credit are secured by the assets of the Company. As of April 30, 2000, there were no borrowings outstanding under the line-of-credit. The line-of-credit agreement expires in August 2000.

NOTE 5--ACQUISITION:

   On November 23, 1999, the Company acquired Digital Market, Inc. ("DMI") in a transaction accounted for as a purchase business combination. The Company paid $20.0 million in cash and issued 1,202,018 shares of its Common Stock valued at $75.7 million or $62.95 per share based upon the average price of the Company's Common Stock two days before, day of and two days after the transaction measurement date. In addition, the Company also assumed all unvested outstanding stock options granted by DMI. The estimated fair value of the assumed options was $5.6 million, and was included as a component of the purchase price. The Company incurred $1.2 million in acquisition expenses, including financial advisory and legal fees and other direct transaction costs resulting in an adjusted aggregate purchase price of $102.5 million.

                           AGILE SOFTWARE CORPORATION

   The total acquisition price of $102.5 million was allocated to the assets acquired, including tangible and intangible assets, and liabilities assumed based upon the fair value of such assets and liabilities on the date of the acquisition. The total purchase cost of the acquisition has been allocated to assets and liabilities based on management's estimates of their fair value and an independent appraisal of certain intangible assets, with the excess costs over the net assets acquired allocated to goodwill. The aggregate purchase price was allocated as follows (in thousands):

   Net tangible liabilities.......................................... $ (6,659)
   In-process technology.............................................    1,300
   Existing technology...............................................    1,850
   Trademark.........................................................      150
   Assembled workforce...............................................    2,100
   Goodwill..........................................................  103,776
                                                                      --------
                                                                      $102,517
                                                                      ========

   The net tangible liabilities consist primarily of cash and cash equivalents, accounts receivable, property and equipment, accounts payable and other liabilities and notes payable. Because the in-process technology had not reached the stage of technological feasibility at the acquisition date and had no alternative future use, the amount was immediately charged to operations. The amounted allocated to existing technology, trademark and assembled workforce are being amortized over the estimated useful lives of three years. The purchase price in excess of identified tangible and intangible assets is allocated as goodwill. As a result of the rapid technological changes occurring in the software and Internet industries, goodwill is being amortized over the estimated useful life of three years. The valuation of the intangible assets has been determined using management's assumptions and a valuation report from an independent appraiser.

 Acquired in-process technology

   In connection with the acquisition of DMI, the Company recorded a $1.3 million charge in fiscal 2000 for acquired in-process technology since the in-process technology had not yet reached the stage of technological feasibility at the acquisition date and had no alternative future use. The Company acquired one existing product called Digital Buyer and in-process technology primarily consisting of projects to add substantial functionality into the Digital Buyer product. The value of the in-process technology was determined by an independent third party appraiser using the income approach.

 Pro forma results (unaudited)

   The following table presents the unaudited pro forma condensed consolidated results of operations of the Company for the years ended April 30, 2000 and 1999, combined with the results of operations of DMI for the period from April 1, 1999 through the date of its acquisition by the company (November 23, 1999) and the year ended March 31, 1999. The unaudited pro forma condensed consolidated results of operations gives effect to this acquisition as if it had occurred at the beginning of each period (in thousands, except per share amounts):

                                                            Year Ended April
                                                                   30,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
   Pro forma net revenue................................... $ 32,682  $ 18,293
   Pro forma net loss...................................... $(61,071) $(52,463)
   Pro forma net loss per share............................ $  (1.93) $ (14.77)
   Pro forma shares outstanding............................   31,644     3,553

                           AGILE SOFTWARE CORPORATION

   These results are presented for illustrative purposes only and are not necessarily indicative of the actual operating results or financial position that would have occurred if the transaction had been consummated at the beginning of each period.

NOTE 6--INCOME TAXES:

   The Company's operating losses are generated domestically, and amounts attributable to its foreign operations have been insignificant for all periods presented. For each of the three years in the period ended April 30, 2000, the Company incurred net operating losses and accordingly no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At April 30, 2000, the Company had approximately $42.0 million of federal and $22.7 million of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2011 and 2001, respectively. These amounts include $11.7 million of federal and $8.4 million of state net operating loss carryforwards from the acquisition of DMI. The Company's utilization of these net operating loss carryforwards will be subject to annual limitations. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amounts of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

   Deferred taxes comprised the following (in thousands):

                                                              As of April 30,
                                                              -----------------
                                                                2000     1999
                                                              --------  -------
Deferred tax assets:
  Depreciation............................................... $    692  $    67
  Other accruals and liabilities.............................    1,717      398
  Net operating loss and credit carryforwards................   18,188    8,197
                                                              --------  -------
    Total deferred tax assets................................   20,597    8,662
  Less: Valuation allowance..................................  (20,597)  (8,662)
                                                              --------  -------
    Net deferred tax assets.................................. $    --   $   --
                                                              ========  =======

   For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at April 30, 2000 and 1999.

   A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. statutory income tax rate to pre-tax loss is as follows:

                                                             Fiscal Year
                                                             Ended April
                                                                 30,
                                                            ------------------
                                                            2000   1999   1998
                                                            ----   ----   ----
   Federal statutory rate.................................. (35)%  (35)%  (35)%
   State tax, net of federal impact........................  (2)    (6)    (6)
   Acquisition and related amortization....................   2     --     --
   Nondeductible stock compensation........................   6     --     --
   Tax credit carryforwards generated......................  (5)    --     --
   Change in valuation allowance on deferred tax assets....  34     41     41
                                                            ---    ---    ---
                                                             -- %   -- %   -- %
                                                            ===    ===    ===

                           AGILE SOFTWARE CORPORATION

NOTE 7--STOCKHOLDERS' EQUITY:

   In June 1999, the Company's Board of Directors authorized the reincorporation of the Company in the State of Delaware. As a result of the reincorporation, the Company is authorized to issue 200,000,000 shares of $.001 par value Common Stock and 31,175,556 shares of $.001 par value Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. All share and per share amounts as of and for each period presented have been adjusted to reflect the reincorporation.

 Initial public offering and concurrent private placement of common stock

   In August 1999, the Company completed its initial public offering of 6,900,000 shares of Common Stock, including the exercise of the underwriter's overallotment option, at $10.50 per share. Net proceeds to the Company, before offering expenses, were $67.4 million or $9.77 per share. Offering expenses were $1.6 million. Simultaneous with the closing of the initial public offering, the Company sold an aggregate of 1,331,282 shares of Common Stock at $9.77 share in private placements to three corporate investors. Upon the closing of the initial public offering, the outstanding 11,874,000 shares of Preferred Stock were converted into 23,748,000 shares of Common Stock and a warrant to purchase 120,000 shares of Common Stock at $3.38 per share was exercised.

 Follow-on stock offering

   In December 1999, the Company completed its follow-on public offering of 5,290,000 shares of Common Stock, including the exercise of the underwriters' overallotment option, at $87.00 per share. The Company sold 3,290,000 in this offering and selling stockholders sold 2,000,000 shares. Net proceeds to the Company, before offering expenses, were $272.6 million. Upon the closing of the follow-on public offering, warrants to purchase 114,380 shares of Common Stock at prices ranging from $0.58 to $1.48 per share were exercised.

 Stock split

   In February 2000, the Company's Board of Directors authorized a Common Stock split on a two-for-one basis. All information presented in these financial statements has been retroactively adjusted to reflect the stock split.

 Restricted stock

   The Company has granted stock to certain founders and granted stock to certain employees under a restricted stock plan. This plan was terminated in June 1999. Through June 1999, the Company had sold 4,496,550 shares of Common Stock to such founders and employees that were subject to certain repurchase rights by the Company. The Company has a right of first offer in connection with any proposed sale or transfer of these shares and has the right to repurchase these shares at the original issue price. The Company's right to repurchase such shares declines on a percentage basis, usually over four years, based on the length of the employees' continual employment with the Company. At April 30, 2000, no shares of founders restricted stock and 318,248 shares granted under the Company's restricted stock plan were subject to repurchase at a weighted average price of $0.34 per share.

   Certain of these and other shares were issued in exchange for notes receivable, which are full recourse and additionally collateralized by the underlying shares of Common Stock. These notes receivable are payable on various dates through March 2004 and bear interest at rates ranging from 4.52% to 7.34%. These notes receivable have been included as a component of stockholders' equity.

                           AGILE SOFTWARE CORPORATION

NOTE 8--EMPLOYEE BENEFIT PLANS:

 401(k) plan

   Employees of the Company may elect to participate in the Company's 401(k) plan. The Company has not made any contributions to the 401(k) plan.

 Employee stock purchase plan

   In June 1999, the Board adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") which became effective on the date of the Company's initial public offering, and reserved 1,000,000 shares of Common Stock for issuance thereunder. This reserve was automatically increased to 2,000,000 shares on May 1, 2000 and will increase each May 1 thereafter until and including May 1, 2009, by an amount equal to the lesser of 1,000,000 shares per year, 2% of the number of shares of Common Stock which are issued and outstanding on the last day of the preceding fiscal year or a number of shares determined by the Company's Board of Directors. Employees generally will be eligible to participate in the Purchase Plan if they are employed by the Company for more than 20 hours per week and more than five months in a fiscal year end. In general, the price at which the Common Stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable offering period or on the purchase date. Employees generally may not purchase more than 2,000 shares in a six-month period or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering period.

   During fiscal 2000, 86,716 shares were issued under the Purchase Plan at an average price of $8.90 per share.

 1995 Stock option plan

   In May 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") which, as amended, provides for the issuance of incentive and nonqualified stock options to employees, directors and consultants of the Company. Under the 1995 Plan, 10,750,000 shares have been authorized for issuance as of April 30, 2000. This reserve will be automatically increased on the first day of each fiscal year beginning on and after May 1, 2001 by the lesser of 1,000,000 shares per year, 5% of the number of shares of the Company's Common Stock which were issued and outstanding on the last day of the preceding fiscal year or a number of shares determined by the Company's board of directors. Options granted under the 1995 Plan are for periods not to exceed ten years and options must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the estimated fair value of the stock on the date of grant as determined by the Board of Directors. Options granted to shareholders who owns greater than 10% of the outstanding stock are for periods not to exceed five years, and must be issued at prices not less than 110% of the estimated fair value of the stock on the date of grant. Options are exercisable upon grant and generally vest 25% or 20% at the end of the first year and at a rate of 1/36 or 1/48 per month thereafter such that they vest over four or five years, respectively.

 2000 Nonstatutory stock option plan

   In February 2000, the Company adopted the 2000 Nonstatutory Stock Option Plan (the "2000 Plan") which provides for the issuance of nonqualified stock options to employees and consultants of the Company. Under the 2000 Plan, 6,000,000 shares have been authorized for issuance. Options granted under the 2000 Plan must be issued at prices not less than 85% of the estimated fair value of the stock on the date of grant as determined by the Board of Directors, or a committee designated by the Board. The Company's Board of Directors, or a committee designated Board, determines the vesting schedule and term of each grant.

                           AGILE SOFTWARE CORPORATION

   The following table summarizes activity under all stock option plans (shares in thousands):

                                           Shares
                                          Available   Number    Weighted Average
                                          for Grant Outstanding  Exercise Price
                                          --------- ----------- ----------------
Balance at April 30, 1997................     114      1,464         $ 0.13
  Options authorized.....................   1,600        --             --
  Options granted........................  (1,714)     1,714           0.31
  Options exercised......................     --      (2,054)          0.15
  Options canceled.......................      70        (70)          0.28
  Unvested shares repurchased............      86        --             --
                                           ------     ------
Balance at April 30, 1998................     156      1,054           0.42
  Options authorized.....................   2,000        --             --
  Options granted........................  (1,956)     1,956           1.28
  Options exercised......................     --        (630)          0.71
  Options canceled.......................      60        (60)          0.85
  Unvested shares repurchased............     230        --             --
                                           ------     ------
Balance at April 30, 1999................     490      2,320           1.06
  Options authorized.....................  10,000        --             --
  Options granted........................  (8,864)     8,864          24.86
  Options exercised......................     --      (1,339)          1.70
  Options canceled.......................     510       (510)         12.18
  Unvested shares repurchased............      56        --             --
                                           ------     ------
Balance at April 30, 2000................   2,192      9,335         $22.95
                                           ======     ======

   At April 30, 2000, 1,763,000 outstanding shares of Common Stock purchased under the stock option plans were subject to repurchase. Upon termination of employment, unvested shares previously purchased under the plans are subject to repurchase by the Company at a price equal to the exercise price.

   The following table summarizes the information about stock options outstanding and exercisable as of April 30, 2000 (shares in thousands):

                                                            Options Vested and
                                Options Outstanding            Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average
                                       Remaining  Weighted             Weighted
                                      Contractual Average              Average
                            Number       Life     Exercise   Number    Exercise
Range of Exercise Prices  Outstanding   (Years)    Price   Outstanding  Price
------------------------  ----------- ----------- -------- ----------- --------
$ 0.075-$ 0.225..........       37       6.67      $ 0.14       24      $ 0.11
  0.25-0.625.............      108       7.51        0.43       41        0.39
  1.45-2.50..............      329       8.12        1.02       49        0.94
  2.65-3.00..............      669       8.74        1.42      115        1.42
  2.50-5.00..............    1,991       9.20        4.14      116        4.98
  9.50-15.52.............      383       9.59       11.81      --          --
 20.69-77.75.............    5,779       9.78       33.64       54       24.83
 78.50-100.50............       39       9.70       94.69        1       78.50
                             -----                             ---
$ 0.075-$100.50..........    9,335       9.47      $22.73      400      $ 5.47
                             =====                             ===

                           AGILE SOFTWARE CORPORATION

 Fair value disclosures

   The Company calculated the fair value of each option grant under the Plan on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 with the following underlying assumptions:

                                                Fiscal Year Ended April 30,
                                                ------------------------------
                                                  2000       1999      1998
                                                ---------  --------- ---------
   Dividend yield..............................       --        --        --
   Expected volatility.........................       100%      --        --
   Average risk-free interest rate.............       6.5%      5.7%      6.0%
   Expected life (in years)....................         5         5         5
   Weighted average fair value of options
    granted....................................    $22.16     $0.64     $0.17

   The minimum value method was used in fiscal 1999 and 1998.

   Had compensation cost for options granted under the Plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts below for the fiscal years ended April 30, 2000, 1999 and 1998, respectively (in thousands, except per share amounts):

                                                    Fiscal Year Ended April
                                                              30,
                                                   ---------------------------
                                                     2000      1999     1998
                                                   --------  --------  -------
   Net loss as reported........................... $(35,193) $(11,428) $(8,942)
   Pro forma net loss............................. $(50,881) $(11,529) $(8,973)
   Net loss per share as reported................. $  (1.14) $  (1.94) $ (2.10)
   Pro forma net loss per share................... $  (1.64) $  (1.95) $ (2.11)

   Because the determination of the fair value of all options granted after the Company became a public entity includes an expected volatility factor and because additional option grants are expected to be made each year, the compensation expense for options granted during each of the three years in the period ended April 30, 2000 are not representative of the pro forma effects of options grants on reported net income (loss) for future years.

 Unearned stock compensation

   In connection with certain stock option grants during the fiscal years ended April 30, 2000, 1999 and 1998, the Company recorded unearned stock compensation cost totaling $30,736,000, $4,963,000 and $3,093,000, respectively, which is being amortized over the vesting period of the related options of five years using the multiple option approach. Amortization of unearned stock compensation totaled $11,845,000, $2,253,000 and $856,000 for the years ended April 30,
2000, 1999 and 1998, respectively.

                           AGILE SOFTWARE CORPORATION

NOTE 9--COMMITMENTS AND CONTINGENCIES:

   The Company has entered into noncancelable operating leases for office space and capital leases for equipment with original terms ranging from 12 to 60 months. The terms of certain operating leases provide for rental payments on a graduated scale. The Company recognizes expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. The future minimum lease payments under these leases at April 30, 2000 are as follows (in thousands):

                                                 Operating Leases
                                            --------------------------
                                                                Net
                                             Future            Future
                                            Minimum    Less   Minimum
                                             Lease   Sublease  Lease   Capital
   Fiscal Year Ending April 30,             Payments  Income  Payments Leases
   ----------------------------             -------- -------- -------- -------
   2001....................................  $2,616    $264    $2,352  $  758
   2002....................................   1,732     264     1,468     441
   2003....................................   1,342     220     1,122     107
   2004....................................   1,335     --      1,335     --
   2005....................................   1,152     --      1,152     --
                                             ------    ----    ------  ------
   Total minimum lease payments............  $8,177    $748    $7,429   1,306
                                             ======    ====    ======
   Less: Amount representing interest......                              (107)
                                                                       ------
   Present value of capital lease
    obligations............................                             1,199
   Less: Current portion...................                              (681)
                                                                       ------
   Capital lease obligations, noncurrent...                            $  518
                                                                       ======

   Property and equipment under capital leases were as follows (in thousands):

                                                               As of April 30,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Computer hardware and software............................. $ 2,702  $ 2,338
   Furniture and equipment....................................     520      470
                                                               -------  -------
                                                                 3,222    2,808
   Less: Accumulated depreciation.............................  (2,466)  (1,558)
                                                               -------  -------
                                                               $   756  $ 1,250
                                                               =======  =======

   Rent expense under noncancelable operating leases was approximately $1,261,000, net of sublease rental income of $184,000, for the year ended April 30, 2000, $568,000, net of sublease rental income of $208,000, for the year ended April 30, 1999 and $396,000 for the year ended April 30, 1998.

 Litigation

   The Company was involved in litigation with Facilities Management International. The complaint against the Company alleged interference with prospective economic advantage and unfair business practices in connection with the Company's quote for services to a customer. The Company settled this matter in December 1999 by paying an insignificant amount.

   In connection with the acquisition of DMI, the Company became the successor in litigation with Polydyne Development Corporation ("Polydyne"). The compliant against DMI alleged causes of action for theft of trade secrets, conversion and other claims for relief. DMI had a separate complaint against Polydyne for alleged violations of The Lanham Act, declaratory relief, commercial disparagement, trade libel, defamation, interference with prospective business relations, unfair competition and other claims for relief. In April 2000 the Company and Polydyne entered into a settlement agreement whereby both complaints were dismissed.

                              FINANCIAL STATEMENTS

                           AGILE SOFTWARE CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)
                                  (unaudited)

                                                                        April
                                                           October 31,   30,
                                                              2000     2000(1)
                                                           ----------- --------
                          ASSETS
                          ------

Current assets:
  Cash and cash equivalents...............................  $135,267   $142,721
  Short-term investments..................................   165,798    157,154
  Accounts receivable, net................................    14,922      6,537
  Other current assets....................................     6,592      4,979
                                                            --------   --------
    Total current assets..................................   322,579    311,391
Long-term investments.....................................     1,515     12,550
Property and equipment, net...............................    11,139      6,519
Intangible assets, net....................................    74,993     92,965
Other assets..............................................    14,683      7,376
                                                            --------   --------
                                                            $424,909   $430,801
                                                            ========   ========

           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------

Current liabilities:
  Accounts payable........................................  $  2,828   $  1,434
  Accrued expenses and other liabilities..................     8,080      6,391
  Deferred revenue........................................    14,538      8,634
  Current portion of capital lease obligations............       532        681
                                                            --------   --------
    Total current liabilities.............................    25,978     17,140
Capital lease obligations, noncurrent.....................       287        518
Notes payable, noncurrent.................................        39         39
Other liabilities.........................................       208        458
                                                            --------   --------
                                                              26,512     18,155
                                                            --------   --------
Stockholders' equity:
  Common Stock............................................        47         46
  Additional paid-in capital..............................   514,146    500,155
  Notes receivable from stockholders......................      (773)    (1,461)
  Unearned stock compensation.............................   (24,240)   (23,838)
  Accumulated other comprehensive loss....................       (45)      (530)
  Accumulated deficit.....................................   (90,738)   (61,726)
                                                            --------   --------
    Total stockholders' equity............................   398,397    412,646
                                                            --------   --------
                                                            $424,909   $430,801
                                                            ========   ========

--------
(1) The April 30, 2000 condensed consolidated balance sheet information has been derived from the audited consolidated financial statements at that date.

  See accompanying notes to these condensed consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)
                                  (unaudited)

                                         Three Months Ended   Six Months Ended
                                            October 31,         October 31,
                                         -------------------- -----------------
                                           2000       1999      2000     1999
                                         ---------  --------- --------  -------
Revenues:
  License............................... $  15,246  $  4,685  $ 26,696  $ 8,339
  Professional services.................     2,229     1,006     4,265    2,165
  Maintenance...........................     2,771     1,244     5,053    2,321
                                         ---------  --------  --------  -------
    Total revenues......................    20,246     6,935    36,014   12,825
                                         ---------  --------  --------  -------
Cost of revenues:
  License...............................       965       305     1,522      528
  Professional services.................     1,608       805     3,205    1,726
  Maintenance...........................     1,057       442     1,945      924
                                         ---------  --------  --------  -------
    Total cost of revenues..............     3,630     1,552     6,672    3,178
                                         ---------  --------  --------  -------
Gross profit............................    16,616     5,383    29,342    9,647
                                         ---------  --------  --------  -------
Operating expenses:
  Sales and marketing...................    15,381     5,467    28,317   10,013
  Research and development..............     5,586     1,708    10,387    3,194
  General and administrative............     1,416       752     2,841    1,505
  Amortization of stock compensation....     4,154     2,230     8,570    3,658
  Amortization of intangible assets.....     8,999       --     18,066      --
                                         ---------  --------  --------  -------
    Total operating expenses............    35,536    10,157    68,181   18,370
                                         ---------  --------  --------  -------
Loss from operations....................   (18,920)   (4,774)  (38,839)  (8,723)
Interest and other income...............     5,008       843    10,034      933
Interest expense........................      (152)     (352)     (206)    (569)
                                         ---------  --------  --------  -------
Net loss................................ $ (14,064) $ (4,283) $(29,011) $(8,359)
                                         =========  ========  ========  =======
Net loss per share:
  Basic and diluted..................... $    (.31) $   (.14) $   (.64) $  (.45)
                                         =========  ========  ========  =======
  Weighted average shares...............    45,471    30,406    45,188   18,528
                                         =========  ========  ========  =======

  See accompanying notes to these condensed consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)

                                                             Six Months Ended
                                                               October 31,
                                                             -----------------
                                                               2000     1999
                                                             --------  -------
Cash flows from operating activities:
  Net loss.................................................. $(29,011) $(8,359)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
    Provision for doubtful accounts.........................       70       70
    Depreciation and amortization...........................   20,272      743
    Amortization of stock compensation......................    8,570    3,658
    Warrant expense.........................................      --       253
    Changes in operating assets and liabilities
      Accounts receivable...................................   (8,455)     443
      Other assets, current and non-current.................   (2,570)  (1,921)
      Accounts payable......................................    1,394     (684)
      Accrued expenses and other liabilities................    1,439    1,197
      Deferred revenue......................................    5,904      548
                                                             --------  -------
        Net cash used in operating activities...............   (2,387)  (4,052)
                                                             --------  -------
Cash flows from investing activities:
  Purchases of investments..................................  (46,472)     --
  Proceeds from maturities of investments...................   49,348      --
  Purchases of privately-held equity investments............   (6,350)     --
  Acquisition of property and equipment, net................   (6,919)  (1,518)
                                                             --------  -------
        Net cash used in investing activities...............  (10,393)  (1,518)
                                                             --------  -------
Cash flows from financing activities:
  Repayment of capital lease obligations....................     (380)    (394)
  Repayment of notes payable................................      --    (3,000)
  Proceeds from issuance of common stock, net of
   repurchases..............................................    5,015   80,017
  Repayment of notes receivable from stockholders...........      691      118
                                                             --------  -------
        Net cash provided by financing activities...........    5,326   76,741
                                                             --------  -------
Net increase (decrease) in cash and cash equivalents........   (7,454)  71,171
Cash and cash equivalents at beginning of year..............  142,721   10,003
                                                             --------  -------
Cash and cash equivalents at end of year.................... $135,267  $81,174
                                                             ========  =======
Supplemental disclosure:
  Cash paid for interest.................................... $    112  $   207
                                                             ========  =======
Non-cash investing and financing activities:
  Common stock issued in exchange for notes receivable...... $    --   $ 1,196
                                                             ========  =======
  Property and equipment acquired under capital lease....... $    --   $   416
                                                             ========  =======
  Additional deferred stock compensation.................... $  8,973  $10,461
                                                             ========  =======

  See accompanying notes to these condensed consolidated financial statements.

                           AGILE SOFTWARE CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared by the Company and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for a fair presentation of the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending April 30, 2001. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with the Securities and Exchange Commission's rules and regulations. These unaudited condensed consolidated financial statements and notes included herein should be read in conjunction with the Company's audited consolidated financial statements and notes for the fiscal year ended April 30, 2000, included in the Company's Annual Report on Form 10-K filed July 24, 2000 with the Securities and Exchange Commission.

   Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

2. Revenue Recognition

   The Company recognizes revenues in accordance with SOP 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions."

   The Company derives revenues from the license of software products under software license agreements and from the delivery of professional services and maintenance services. When contracts contain multiple elements, and vendor-specific objective evidence exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the "Residual Method" prescribed by SOP 98-9.

   License revenues are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is probable, and delivery and customer acceptance, if required under the terms of the contract, of the software products have occurred. In the event the Company grants its customers the right to specified upgrades, license revenue is deferred until delivery of the specified upgrade has taken place. If vendor-specific objective evidence of fair value exists for the specified upgrade, then an amount equal to the fair value is deferred. If vendor-specific objective evidence of fair value does not exist, then the entire license fee is deferred until the delivery of the specified upgrade. Allowances for estimated returns are provided upon product delivery. In instances where vendor obligations remain, revenues are deferred until the obligation has been satisfied.

   Revenues from professional services consist of implementation and training services. Training revenues are recognized as the services are performed. Implementation services are typically performed under fixed-price contracts and accordingly, revenues are recognized upon customer acceptance. A provision for estimated losses on fixed-price professional service contracts is recognized during the period in which the loss becomes known.

   Maintenance revenues are recognized ratably over the term of the maintenance contract, which is generally twelve months. Maintenance contracts include the right to unspecified upgrades, on a when-and-if available basis, and ongoing support.

3. Net Loss Per Share

   Basic net loss per share is computed by dividing the net loss available to holders of Common Stock for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net

                           AGILE SOFTWARE CORPORATION
loss per share is the same as basic net loss per share because the calculation of diluted net loss per share excludes potential shares of Common Stock since their effect is antidilutive. Potential shares of Common Stock consist of unvested restricted Common Stock, incremental common shares issuable upon the exercise of stock options and warrants and, for periods prior to our initial public offering, shares issuable upon conversion of Convertible Preferred Stock.

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                            Three Months
                                           Ended October     Six Months Ended
                                                31,            October 31,
                                          -----------------  -----------------
                                            2000     1999      2000     1999
                                          --------  -------  --------  -------
Numerator:
  Net loss............................... $(14,064) $(4,283) $(29,011) $(8,359)
                                          ========  =======  ========  =======
Denominator:
  Weighted average shares................   46,788   32,652    46,641   20,722
  Weighted average unvested shares of
   Common Stock subject to repurchase....   (1,317)  (2,246)   (1,453)  (2,194)
                                          --------  -------  --------  -------
  Denominator for basic and diluted
   calculation...........................   45,471   30,406    45,188   18,528
                                          ========  =======  ========  =======
Net loss per share:
  Basic and diluted...................... $   (.31) $  (.14) $   (.64) $  (.45)
                                          ========  =======  ========  =======

   At October 31, 2000, approximately 11,530,000 potential shares of Common Stock are excluded from the determination of diluted net loss per share as the effect of such shares is antidilutive.

4. Comprehensive Loss

   "Other Comprehensive Loss" refers to revenues, expenses and gains and losses that are not included in net income but rather are recorded directly in stockholders' equity. The components of comprehensive loss for the three months ended and six months ended October 31, 2000 and 1999 were as follows (in thousands):

                                            Three Months
                                           Ended October     Six Months Ended
                                                31,            October 31,
                                          -----------------  -----------------
                                            2000     1999      2000     1999
                                          --------  -------  --------  -------
Net loss................................. $(14,064) $(4,283) $(29,011) $(8,359)
Unrealized gain on securities............      252      --        485      --
                                          --------  -------  --------  -------
Comprehensive loss....................... $(13,812) $(4,283) $(28,526) $(8,359)
                                          ========  =======  ========  =======

5. Segment Information

   The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the three and six months ended October 31, 2000 and 1999, the Company operated in a single business segment, primarily in the United States. Through October 31, 2000, foreign operations were not significant in either revenue or investment in long-lived assets.

                           AGILE SOFTWARE CORPORATION

6. Unearned stock compensation

   In connection with certain stock options and warrants granted to employees and consultants, the Company recorded unearned stock-based compensation of $9.0 million for the six months ended October 31, 2000 representing the difference between the option exercise price and fair value of the Company's common stock on the date of grant. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable option, generally four years. Stock compensation expense for employees and consultants was $4.2 million and $2.2 million for the three months ended October 31, 2000 and October 31, 1999, respectively, and $8.6 million and $3.7 million for the six months ended October 31, 2000 and October 31, 1999, respectively.

   Stock compensation expense related to stock options granted to consultants is recognized as earned, using the multiple option method as prescribed by Statement of Financial Accounting Standards,("SFAS") No. 123. At each reporting date, we re-value the unearned stock compensation using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates.

   In September 2000, in connection with a marketing alliance with a third party, the Company issued a warrant to purchase 50,000 shares of the Company's common stock at an exercise price of $67.05 per share, the fair value of the Company's common stock on the date of the agreement. The Company recorded a charge of $2.0 million representing the fair value of the warrant, estimated using the Black- Scholes option pricing model. Such amount is presented as a reduction of stockholders' equity and is being amortized to expense over the three-year life of the marketing alliance.

7. Intangible Assets

   In connection with our acquisition of Digital Markets, Inc. in December 1999, the Company recorded goodwill and other intangible assets of approximately $109.2 million, of which $1.3 million was immediately expensed as acquired in- process research and development. Goodwill and other intangible assets are presented at cost, net of accumulated amortization. Amortization is computed using the straight-line method over the estimated useful life of the assets, which is generally three years. Amortization of goodwill and intangibles for the three months and six months ended October 31, 2000 was $9.0 million and $18.1 million, respectively. At each balance sheet date, the Company assesses the value of recorded intangible assets for possible impairment based upon a number of factors including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows. Since inception, the Company has not recorded any provisions for possible impairment of intangible assets.

8. Borrowings

   The Company had a line-of-credit agreement with a bank that provided for borrowings of up to $5,000,000, including $500,000 available for the issuance of letters of credit and foreign currency exchange activity. Borrowings under the line-of-credit agreement bore interest at an annual rate of 8.5%, subject to adjustment by the bank. Borrowings under the line of credit were secured by the assets of the Company. The line-of-credit agreement expired in August 2000 and was not renewed by the Company.

9. Investments

   The Company's investments comprise U.S., state, and municipal government obligations; corporate debt securities; and foreign debt securities. Investments with maturities of less than one year are considered short-term and are carried at fair value. All investments are primarily held in the Company's name and custodied with one major financial institution. The specific identification method is used to determine the cost of

                           AGILE SOFTWARE CORPORATION
securities disposed. At October 31, 2000 and April 30, 2000, substantially all of the Company's investments were classified as available for sale. Unrealized gains and losses on these investments are included as a separate component of stockholders' equity.

   The Company also has certain other minority investments in non-publicly traded companies. These investments are included in other assets on the Company's balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. At October 31, 2000 and April 30, 2000, the Company had $13.4 million and $7.0 million invested in such companies, respectively.

10. Payroll Taxes Associated with Stock Option Exercises

   In October 2000, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on Issue No. 00-16, "Recognition and Measurement of Employer Payroll Taxes on Stock-Based Compensation ("EITF 00-16") which requires that payroll taxes paid on the difference between the exercise price and the fair value of acquired stock in association with an employee's exercise of stock options to be treated as operating expenses. Payroll taxes on stock option exercises were $269,000 in the second quarter of fiscal 2001.

11. Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive loss, depending on the type of hedging relationship that exists. In July 1999, the Financial Accounting Standard Boards issued SFAS No. 137, or "SFAS 137," "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of SFAS No. 133." SFAS 137 deferred the effective date of SFAS 133 until the first fiscal year beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities. The Company is currently evaluating the impact SFAS 133 and SFAS 137 will have on its financial position and results of operations.

   In December 1999, Staff Accounting Bulletin No. 101, or SAB 101, was issued to summarize the Securities and Exchange Commission's (SEC) views in applying generally accepted accounting principles to revenue recognition in financial statements. On October 31, 2000, the SEC issued SAB 101, Revenue Recognition in Financial Statement--Frequently Asked Questions (FAQ). SAB 101 becomes effective in the Company's quarter ending April 30, 2001. The Company does not expect the impact of the adoption of SAB 101 to be material to its financial condition or results of operations.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB 25," which clarifies the application of Opinion 25 for (a) the definition of an employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non- compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000 but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of the provisions of FIN 44 did not have a material effect on our financial position and results of operations.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among

                                  ARIBA, INC.,

                           SILVER MERGER CORPORATION

                                      and

                           AGILE SOFTWARE CORPORATION

                          Dated as of January 29, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I   THE MERGER..................................................   A-2
    1.01.    The Merger..................................................   A-2
    1.02.    Effective Time; Closing.....................................   A-2
    1.03.    Effect of the Merger........................................   A-2
    1.04.    Certificate of Incorporation; Bylaws........................   A-2
    1.05.    Directors and Officers......................................   A-2


 ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..........   A-3
    2.01.    Conversion of Securities....................................   A-3
    2.02.    Exchange of Certificates....................................   A-3
    2.03.    Stock Transfer Books........................................   A-5
    2.04.    Company Stock Options.......................................   A-6
    2.05.    Warrants....................................................   A-6


 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-7
    3.01.    Organization and Qualification; Subsidiaries................   A-7
    3.02.    Certificate of Incorporation and Bylaws.....................   A-8
    3.03.    Capitalization..............................................   A-8
    3.04.    Authority Relative to This Agreement........................   A-9
    3.05.    No Conflict; Required Filings and Consents..................  A-10
    3.06.    Permits; Compliance.........................................  A-10
    3.07.    SEC Filings; Financial Statements...........................  A-11
    3.08.    Undisclosed Liabilities.....................................  A-11
    3.09.    Absence of Certain Changes or Events........................  A-12
    3.10.    Absence of Litigation.......................................  A-13
    3.11.    Employee Benefit Plans; Labor Matters.......................  A-14
    3.12.    Contracts...................................................  A-17
    3.13.    Environmental Matters.......................................  A-18
    3.14.    Title to Properties; Absence of Liens and Encumbrances......  A-19
    3.15.    Intellectual Property.......................................  A-19
    3.16.    Taxes.......................................................  A-21
    3.17.    Status as a Reorganization..................................  A-23
    3.18.    Affiliate Transactions......................................  A-23
    3.19.    Insurance...................................................  A-23
    3.20.    Board Approval; Vote Required...............................  A-23
    3.21.    State Takeover Statutes.....................................  A-23
    3.22.    Opinion of Financial Advisor................................  A-23
    3.23.    Brokers.....................................................  A-23
    3.24.    Customers; Suppliers........................................  A-24
    3.25.    Restrictions on Business Activities.........................  A-24


 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....  A-24
    4.01.    Organization and Qualification; Subsidiaries................  A-24
    4.02.    Certificate of Incorporation and Bylaws.....................  A-25
    4.03.    Capitalization..............................................  A-25
    4.04.    Authority Relative to This Agreement........................  A-26
    4.05.    No Conflict; Required Filings and Consents..................  A-26
    4.06.    SEC Filings; Financial Statements...........................  A-27
    4.07.    Tax Matters.................................................  A-27
    4.08.    Operations of Merger Sub....................................  A-27

                                                                          Page
                                                                          ----
    4.09.     Brokers...................................................  A-27
    4.10.     Board Approval; Vote Required.............................  A-27
    4.11.     Undisclosed Liabilities...................................  A-28
    4.12.     Absence of Certain Changes or Events......................  A-28
    4.13.     Absence of Litigation.....................................  A-28
    4.14.     Intellectual Property.....................................  A-28
    4.15.     Opinion of Financial Advisor..............................  A-29
    4.16.     Taxes.....................................................  A-29


 ARTICLE V    CONDUCT OF BUSINESS PENDING THE MERGER....................  A-29
    5.01.     Conduct of Business by the Company Pending the Merger.....  A-29
    5.02.     Conduct of Business by Parent.............................  A-30
    5.03.     Notification of Certain Matters...........................  A-30


 ARTICLE VI   ADDITIONAL AGREEMENTS.....................................  A-31
    6.01.     Registration Statement; Joint Proxy Statement.............  A-31
    6.02.     Company Stockholders' Meeting.............................  A-33
    6.03.     Parent Stockholders' Meeting..............................  A-33
    6.04.     Access to Information; Confidentiality....................  A-33
    6.05.     No Solicitation of Transactions...........................  A-33
    6.06.     Directors' and Officers' Indemnification and Insurance....  A-34
    6.07.     Obligations of Merger Sub.................................  A-35
    6.08.     Affiliates Agreements.....................................  A-35
    6.09.     Further Action; Consents; Filings.........................  A-36
    6.10.     Plan of Reorganization....................................  A-36
    6.11.     Public Announcements......................................  A-37
    6.12.     Listing...................................................  A-37
    6.13.     Commercially Reasonable Efforts and Further Assurances....  A-37
    6.14.     Employee Benefits.........................................  A-37


 ARTICLE VII  CONDITIONS TO THE MERGER..................................  A-37
    7.01.     Conditions to the Obligations of Each Party...............  A-37
    7.02.     Conditions to the Obligations of Parent and Merger Sub....  A-38
    7.03.     Conditions to the Obligations of the Company..............  A-39


 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.........................  A-40
    8.01.     Termination...............................................  A-40
    8.02.     Effect of Termination.....................................  A-41
    8.03.     Amendment.................................................  A-41
    8.04.     Waiver....................................................  A-41
    8.05.     Expenses..................................................  A-41


 ARTICLE IX   GENERAL PROVISIONS........................................  A-42
              Non-Survival of Representations, Warranties and
    9.01.     Agreements................................................  A-42
    9.02.     Notices...................................................  A-42
    9.03.     Certain Definitions.......................................  A-43
    9.04.     Severability..............................................  A-44
    9.05.     Assignment; Binding Effect; Benefit.......................  A-44
    9.06.     Specific Performance......................................  A-44
    9.07.     Governing Law; Forum......................................  A-44
    9.08.     Waiver of Jury Trial......................................  A-44
    9.09.     Headings..................................................  A-44
    9.10.     Counterparts..............................................  A-44

                                                                            Page
                                                                            ----
    9.11. Mutual Drafting.................................................  A-45
    9.12. Entire Agreement................................................  A-45

 Exhibit A Form of Company Voting Agreement


 Exhibit B Form of Parent Voting Agreement


 Exhibit C Form of Company Stock Option Agreement


 Exhibit D Form of Affiliate

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of January 29, 2001 (this "Agreement") among ARIBA, INC., a Delaware corporation ("Parent"), SILVER MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and AGILE SOFTWARE CORPORATION, a Delaware corporation (the "Company").

                                   WITNESSETH

   WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent will combine with the Company through the merger of Merger Sub with and into the Company with the Company being the surviving corporation (the "Merger");

   WHEREAS, the Board of Directors of the Company (i) has approved, and deems it advisable and in the best interests of the Company and its stockholders to consummate, the Merger, upon the terms and subject to the conditions set forth in this Agreement and (ii) has recommended the approval of the Merger and the adoption of this Agreement by the stockholders of the Company;

   WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval of the issuance of Parent Common Shares (as defined in Section 2.01(a) below) pursuant to the Merger by the Stockholders of Parent;

   WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements (the "Company Voting Agreements") with Parent in substantially the form attached as Exhibit A hereto;

   WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, certain stockholders of Parent are entering into voting agreements (the "Parent Voting Agreements") with the Company in substantially the form attached as Exhibit B hereto;

   WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company shall execute and deliver a stock option agreement (the "Company Stock Option Agreement") in substantially the form attached as Exhibit C hereto in favor of Parent, and the Board of Directors of the Company will have approved such Company Stock Option Agreement;

   WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, certain employees of the Company are entering into employment and non-competition agreements with Parent;

   WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, the parties intend that the Merger shall be accounted for as a "purchase" for financial reporting purposes; and

   WHEREAS, pursuant to the Merger, (i) each outstanding share of Common Stock of the Company and all outstanding options or other rights to acquire or receive shares of Common Stock of the Company and (ii) each outstanding warrant that does not by its terms terminate at or prior to the Effective Time (as defined in Section 1.02 below) shall be converted into the right to receive shares of Parent's authorized Common Stock at the rate determined in this Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   The Merger

   SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.02 Effective Time; Closing. As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term "Effective Time" means the date and time of the filing with, and the acceptance by, the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time, not to exceed 30 days after such acceptance for record, as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), 155 Constitution Drive, Menlo Park, California 94025 (or such other place as the parties hereto may agree). The date on which the Closing shall occur is referred to herein as the "Closing Date."

   SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   SECTION 1.04 Certificate of Incorporation; Bylaws.

   (a) At the Effective Time the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that Article I of the amended and restated Certificate of Incorporation of the Company, instead of reading the same as the Certificate of Incorporation of Merger Sub shall read as follows: The name of the corporation is Agile Software Corporation.

   (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall, subject to Section 6.06(a) of this Agreement, be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

   SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               Conversion of Securities; Exchange of Certificates

   SECTION 2.01 Conversion of Securities.

   (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

     (i) Each share of Common Stock of the Company, par value $0.001 per share (the "Company Common Stock") (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares"), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(a)(ii)) shall be converted, subject to Section 2.02(e), into the right to receive that number of shares of Common Stock of Parent, par value $0.002 per share ("Parent Common Shares") equal to 1.35 (the "Exchange Ratio"). At the Effective Time, each such Share shall be canceled, cease to be outstanding and cease to exist and each holder of Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, Parent Common Shares in accordance with this Section 2.01(a)(i) and cash for fractional Parent Common Shares in accordance with
  Section 2.02(e).

     (ii) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

     (iii) Each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

   (b) If between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares or outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

   (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then (i) the Parent Common Shares issued in exchange for such shares of Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, (ii) the certificates representing such Parent Common Shares may accordingly be marked with appropriate legends and (iii) the Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

   SECTION 2.02 Exchange of Certificates.

   (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with Bank Boston, N.A., or such other bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing Parent Common Shares issuable pursuant to Section 2.01 as of the Effective Time and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

   (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Shares and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Common Shares that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Common Shares, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Common Shares, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

   (c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate as provided in Section 2.02(b). Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional Parent Common Share to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole Parent Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Shares.

   (d) No Further Rights in Company Common Stock. All Parent Common Shares issued upon conversion of the Shares in accordance with the terms hereof and any cash paid pursuant to Sections 2.02(c) or (e) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

   (e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average closing price per share of Parent Common Shares for the ten most recent days that Parent Common Shares have traded ending on (and including) the trading day immediately prior to the Effective Time, as reported on The Nasdaq National Market. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Parent Common Shares to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

   (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Parent Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

   (h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

   (i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which the holder thereof is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 2.02(c).

   SECTION 2.03 Stock Transfer Books.

   (a) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

   (b) Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any person constituting an Affiliate (as defined in Section 6.08 below) shall not be exchanged until Parent shall have received from such person an affiliate letter as provided in Section 6.08.

   SECTION 2.04 Company Stock Options.

   (a) At the Effective Time, Parent shall assume (i) all options to acquire Company Common Stock (the "Company Stock Options") outstanding immediately prior to the Effective Time, whether or not exercisable and whether or not vested, under the Company's 1995 Stock Option Plan (the "Company 1995 Plan"), the 1995 Stock Plan of Digital Market, Inc. (the "DMI 1995 Plan"), the Company's 2000 Nonstatutory Stock Option Plan (the "2000 Plan" and together with the Company 1995 Plan and the DMI 1995 Plan, the "Company Stock Option Plans"), and (ii) each Company Stock Option Plan, and the Company's repurchase right with respect to any unvested shares acquired by the exercise of Company Stock Options shall be assigned to Parent by virtue of the Merger and without any further action on the part of the Company or the holders of such unvested shares. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Common Shares (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Exchange Ratio and (ii) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Stock Option will be equal to the exercise price per share of such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). It is the intention of the parties that each Company Stock Option assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in section 422 of the Code to the extent permitted under section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time. Outstanding purchase rights under the Company's 1999 Employee Stock Purchase Plan (the "Company Purchase Plan") shall be exercised upon the earlier of (i) the next scheduled purchase date under the Company Purchase Plan or (ii) immediately prior to the Effective Time, and each participant in the Company Purchase Plan shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the Company Purchase Plan and each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive Parent Common Shares in accordance with Section 2.01(a)(i) and cash for fractional Parent Common Shares in accordance with
Section 2.02(e). The Company Purchase Plan shall be terminated as of the Effective Time.

   (b) As soon as practicable after the Effective Time, Parent shall deliver to each person who, immediately prior to the Effective Time, was a holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto. As soon as practicable after the Effective Time (but in any event not later than 20 business days following the Effective
Time), Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the Parent Common Shares subject to Company Stock Options to the extent permitted by federal securities laws and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the Parent Common Shares subject to Company Stock Options to be listed on The Nasdaq National Market and such exchanges as Parent shall determine.

   SECTION 2.05 Warrants. At the Effective Time, each warrant to acquire Company Common Stock (the "Warrants") granted and outstanding immediately prior to the Effective Time, whether contingent or earned, that does not terminate by its terms at or prior to the Effective Time shall be converted into a warrant to acquire Parent Common Shares, and each Warrant so converted will continue to have, and be subject to, the same terms and conditions of such Warrant immediately prior to the Effective Time, except that (i) each Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole

Parent Common Shares (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock issuable upon exercise of such Warrant prior to the Effective Time multiplied by the Exchange Ratio and (ii) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Warrant will be equal to the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest whole cent).

                                  ARTICLE III

                 Representations and Warranties of the Company

   The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this
Article III and any other section in this Article III where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

   SECTION 3.01 Organization and Qualification; Subsidiaries.

   (a) Section 3.01(a) of the Company Disclosure Schedule sets forth the jurisdiction of incorporation or organization of each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries"). Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of such incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01(a) of the Company Disclosure Schedule sets forth each jurisdiction in which the Company or a Company Subsidiary is qualified or licensed to do business as a foreign corporation or organization. The term "Company Material Adverse Effect" means any changes in or effects on the business of the Company or any Company Subsidiary that, individually or in the aggregate, are or are substantially likely to be materially adverse to the business, financial condition, assets (tangible or intangible), liabilities (including contingent liabilities) or results of operations of the Company and the Company Subsidiaries taken as a whole, except for any such changes or effects principally resulting from or principally arising in connection with
(i) any changes affecting the respective industries in which the Company and the Company Subsidiaries operate that do not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, (ii) any changes in general economic conditions that do not disproportionately impact the Company and the Company Subsidiaries, taken as a whole, (iii) in and of itself, any change in the trading price of Company Common Stock, (iv) in and of itself, a failure by Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (v) the taking of any action expressly required by the terms of this Agreement or (vi) any adverse change, effect, event, occurrence, state of facts or development to the extent primarily attributable to the announcement or pendency of the Merger; provided, however, that the Company shall bear the burden of showing that such change, effect, event, occurrence, state of fact or development which the Company claims does not constitute a Company Material Adverse Effect is primarily attributable to the announcement or pendency of the Merger.

   (b) Neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

   SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificates of Incorporation, Bylaws (or equivalent organizational documents) and minute books of the Company and each of the Company Subsidiaries, each as amended to the date of this Agreement. Such Certificates of Incorporation and Bylaws (or equivalent organizational documents) are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents). The minute books of the Company and the Company Subsidiaries are complete and accurate and have been duly maintained in accordance with all applicable legal requirements, and all signatures appearing on all documents contained therein are the true signatures of the persons purported to have signed the same.

   SECTION 3.03 Capitalization.

   (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). As of the date hereof,
(i) 47,220,810 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable,
(ii) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock or Company Preferred Stock are held by Company Subsidiaries and (iv) no shares of Company Preferred Stock are issued and outstanding. Each outstanding share of stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Company Subsidiary is free and clear of all liens, security interests, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company directly owns 100% of the issued and outstanding capital stock, and all options or other rights to acquire such capital stock, of each Company Subsidiary.

   (b) The Company has duly reserved 11,750,000 shares of Company Common Stock for future issuance pursuant to the Company 1995 Plan, of which options to purchase 4,605,895 shares of Company Common Stock are outstanding as of the date of this Agreement, 111,986 shares of Company Common Stock for future issuance pursuant to the DMI 1995 Plan, of which options to purchase 43,069 shares of Company Common Stock are outstanding as of the date of this Agreement, 9,500,000 shares of Company Common Stock for future issuance pursuant to the 2000 Plan, of which options to purchase 8,151,816 shares of Company Common Stock are outstanding as of the date of this Agreement, and 2,000,000 shares of Company Common Stock for issuance to employees pursuant to the Company Purchase Plan, of which 1,809,875 shares are available for issuance. Section 3.03(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Stock Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Stock Option; (ii) the total number of shares of Company Common Stock that was originally subject to such Company Stock Option, (iii) the number of shares of Company Common Stock that remain subject to such Company Stock Option; (iv) the date on which such Company Stock Option was granted, (v) the term of such Company Stock Option; (vi) the vesting schedule for such Company Stock Option;
(vii) the vesting commencement date for such Company Stock Option; (viii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; (ix) whether such Company Stock Option has been designated an "incentive stock option" as defined in section 422 of the Code; and (x) the current employee or independent contractor status of the holder of such Company Stock Option. No Company Stock Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any optionee under any Company Stock Option; (ii) any additional benefits for any optionee under any Company Stock Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Stock Option assumed by Parent or any shares of Company Common Stock previously issued upon exercise of a Company Stock Option, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Parent of the Company Stock Option Plans and the Company Stock Options in accordance with Section 2.04 hereunder will not give rise to any event described in clauses (i) through (iii) of the immediately preceding sentence.

   (c) The Company has duly reserved 50,000 shares of Company Common Stock for future issuance pursuant to the exercise of Warrants. Section 3.03(c) of the Company Disclosure Schedule sets forth, with respect to each Warrant issued to any person: (i) the name of the holder of such Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Warrant; (iii) the total number of shares of Company Common Stock with respect to which such Warrant is immediately exercisable; (iv) the exercise price per share of Company Common Stock issuable under such Warrant; (v) whether such Warrant is subject to vesting and, if so, the conditions of such vesting; and (vi) the term of such Warrant.

   (d) Except (i) as set forth in Sections 3.03(b) and 3.03(c) of the Company Disclosure Schedule, (ii) for shares of Company Common Stock reserved for issuance under the Company Purchase Plan and (iii) as provided in the Company Stock Option Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other equity interests. All shares of Company Common Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Each holder of a Company Stock Option or Warrant has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

   (e) All of the securities sold or issued by the Company and each Company Subsidiary have been sold or issued in compliance with the requirements of the federal securities laws and any other applicable securities laws.

   (f) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company or any Subsidiary, other than unvested securities upon termination of employment or consultancy.

   (g) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party, or of which the Company or any Company Subsidiary is aware, (i) relating to voting, registration or disposition of any shares of capital stock of the Company or any Company Subsidiary; (ii) granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary; or
(iii) granting to any person or group of persons information rights.

   (h) The Company has duly reserved 9,396,941 shares of Company Common Stock for issuance pursuant to the Company Stock Option Agreement.

   SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Company Stock Option Agreement, and, subject to obtaining the necessary approvals of the Company's stockholders, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Company Stock Option Agreement or to consummate the Merger and the other transactions so contemplated (other than with respect to approval of the Merger and adoption of this Agreement by the Company's stockholders by the affirmative vote of a majority of all the votes entitled to vote on the matter (the "Company Stockholders' Vote"), and the filing and acceptance of the Certificate of Merger as required by the DGCL). This Agreement and the Company Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

   SECTION 3.05 No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement and the Company Stock Option Agreement by the Company do not, and the performance of this Agreement and the Company Stock Option Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, writ, rule, regulation, order, injunction, judgment or decree ("Law") applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any material property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any material asset of the Company or any Company Subsidiary is bound or affected.

   (b) The execution and delivery of this Agreement and the Company Stock Option Agreement by the Company do not, and the performance of this Agreement and the Company Stock Option Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission, any court, tribunal, or arbitral body, or any quasi-governmental or private body exercising regulatory, taxing, importing or other governmental authority (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws"), The Nasdaq National Market, Delaware state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications, which if not obtained or made could not be material to the Company or Parent or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   SECTION 3.06 Permits; Compliance.

   (a) Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its material properties or to carry on its business as it is now being conducted (the "Company Permits"). All Company Permits are in full force and effect in all material respects and will remain so after the Closing and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

   (b) Neither the Company nor any Company Subsidiary is in conflict in any material respect with, or in default or violation in any material respect of,
(i) any Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any material property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits.

   SECTION 3.07 SEC Filings; Financial Statements.

   (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since June 23, 1999 (collectively, the "Company SEC Reports"), and the Company has made available to Parent correct and complete copies of each Company SEC Report, including all exhibits thereto. As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC or any similar foreign agency or governmental entity.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the "Company Financial Statements") was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that could not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect). The most recent balance sheet of the Company contained in the Company SEC Reports as of October 31, 2000 is hereinafter referred to as the "Company Balance Sheet".

   (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

   SECTION 3.08 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Company Balance Sheet, or in the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice, since the date of the Company Balance Sheet and
(c) liabilities for fees and expenses of professional advisors arising out of the transactions contemplated hereby, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

   SECTION 3.09 Absence of Certain Changes or Events. Since April 30, 2000, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any:

     (a) Company Material Adverse Effect;

     (b) amendment or any other change to the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

     (c) issuance, sale, pledge, lease, license, disposition, grant, encumbrance, or authorization for any issuance, sale, pledge, lease, license, disposition, grant or encumbrance, of (i) any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any Company Subsidiary (except for (x) the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options and in accordance with the terms of the Company Stock Option Plan, (y) the grant in the ordinary course of business and consistent with past practice of Company Stock Options pursuant to a Company Stock Option Plan and (z) the issuance of shares of Company Common Stock pursuant to the Company Purchase Plan) or
  (ii) any material assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice, including, without limitation, any Intellectual Property (as defined below) of the Company or any Company Subsidiary;

     (d) authorization, declaration, set aside, dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

     (e) reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of the Company or any Company Subsidiary;

     (f) acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets for consideration which is not, in the aggregate, in excess of $5,000,000;

     (g) incurrence of any indebtedness for borrowed money or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any person, or any loans or advances made, except for indebtedness incurred in the ordinary course of business and consistent with past practice and for other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $250,000;

     (h) contracts or agreements entered into requiring the payment, or receipt of payment, of consideration in excess of $100,000, or the modification, amendment or termination of any such existing contract or agreement, except, in each case, for contracts or agreements relating to the sale of products entered into in the ordinary course of business;

     (i) making or authorization of any capital expenditures individually in excess of $100,000 and in the aggregate in excess of $500,000, other than capital expenditures reflected in the capital expenditure budget for the fiscal year ending April 30, 2001 (which is set forth in Section 3.09(i) of the Company Disclosure Schedule);

     (j) waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, or the repricing of options granted under the Company Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans;

     (k) increase in, or agreement to increase, the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary who are not officers of the Company, or the grant of any rights to severance or termination pay to, or the entering into of any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or the establishment, adoption, entering into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA") that may be required by law;

     (l) action to make or change any material Tax (as defined in Section
  3.16 below) or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return (as defined in Section 3.16 below), enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or any Company Subsidiary or Parent;

     (m) action taken, other than as required by GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

     (n) initiation or settlement of any Legal Proceeding (as defined in Section 3.10 below);

     (o) acceleration (or grant of any right to acceleration, whether or not contingent), amendment or change in the period of exercisability or the vesting schedule of restricted stock or options granted under any option plan, employee stock plan or agreements or authorization of cash payments in exchange for any Company Stock Options granted under any of such plans, except as specifically required by the terms of such plans or any such agreements or any related agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

     (p) action to cause, or failure to take any action to prevent, the accelerated vesting and exercisability of any Company Stock Options or Warrants;

     (q) (i) sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant of any license with respect to any Company Intellectual Property, other than license of Company software to customers of the Company or any Company Subsidiary to whom the Company or any Company Subsidiary licenses such Company software in the ordinary course of business, (iii) development, creation or invention of any Intellectual Property jointly with any third party, or (iv) disclosure, or authorization for disclosure, of any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

     (r) any authorization, agreement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.09.

   SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign ("Legal Proceeding"), that (i) could reasonably be expected to, individually or in the aggregate, materially affect the operations of the Company as currently conducted or result in damages or an award in excess of $500,000 or (ii) seeks to delay or prevent the consummation of the

Merger or any other material transaction contemplated by this Agreement. None of the Company, the Company Subsidiaries, or the directors and officers of the Company and the Company Subsidiaries in their capacity as such, nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator. The Company does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

   SECTION 3.11 Employee Benefit Plans; Labor Matters.

   (a) Schedule 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in section 3(3) of ERISA) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, retiree medical or life insurance, disability, supplemental retirement, employment, severance, termination pay or other benefit plans, programs or arrangements, including (without limitation) any arrangements that contain change of control or vesting acceleration provisions, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under section 4212(c) of ERISA, and (iv) any contracts or arrangements between the Company or any Company Subsidiary and any employee or former employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (collectively, the "Company Benefit Plans").

   (b) Each Company Benefit Plan is in writing and the Company has made available to Parent a true and complete copy of each Company Benefit Plan and a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan, including, without limitation,
(i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, (iv) the most recently received IRS determination letter for each such Company Benefit Plan, if such plan is intended to qualify under Section 401 of the Code, (v) any actuarial report and financial statement in connection with each such Company Benefit Plan for the three most recent plan years, (vi) any correspondence with the IRS or the Department of Labor with respect to each such Company Benefit Plan and (vii) each form of notice of grant or stock option agreement used to document Company Stock Options. Except as disclosed on Schedule 3.11(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

   (c) None of the Company Benefit Plans is a multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Each of the Company Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.

   (d) None of the Company Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a "change in ownership or control," within the meaning of such term under section 280G of the Code. No amounts payable under the Company Benefit Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan,
(ii) increase any benefits otherwise payable under any Company Benefit Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Stock Options, or
(iv) affect in any material respects any Company Benefit Plan's current treatment under any Laws including any tax or social contribution law. No Company Benefit Plan provides or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Company Subsidiary has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health, except to the extent required by statute.

   (e) Each Company Benefit Plan is now and always has been operated in accordance in all material respects with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, COBRA, the Family Medical Leave Act of 1993, as amended ("FMLA"), and the Code. The Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Benefit Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of section 414 of the Code (each, an "ERISA Affiliate") is subject to any penalty or tax with respect to any Company Benefit Plan under section 402(i) of ERISA or sections 4975 through 4980 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued as of or after the Effective Time, without material liability to the Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any Company Subsidiary nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

   (f) Each Company Benefit Plan intended to qualify under section 401(a) or section 401(k) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan.

   (g) Neither the Company nor any Company Subsidiary or ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

   (h) Neither the Company nor any Subsidiary has, since January 1, 1995, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including, without limitation, any multiemployer plan, as defined in section 3(37) of ERISA. All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance.

   (i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary or in the Company's or any Company Subsidiary's business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company after reasonable due inquiry, threatened between the Company or any Company Subsidiary and any of its employees, and neither the Company nor any Company Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary; (v) the Company and each Company Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing;
(vi) the Company and each Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary; (viii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Company Subsidiary; and (x) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity with respect to the Company or any Company Subsidiary.

   (j) Section 3.11(j) of the Company Disclosure Schedule accurately sets forth the name and title of each employee of the Company with the title of vice president or higher.

   SECTION 3.12 Contracts. Neither the Company nor any Company Subsidiary is a party to, or is bound by, any:

     (a) employment, consulting, termination or severance agreement, contract or commitment with any officer, director or higher level employee, or member of the Company's Board of Directors;

     (b) agreement, contract or commitment containing any covenant limiting the right of the Company or any Company Subsidiary to engage in any line of business, acquire any property, distribute any product or provide any service (including geographic restrictions) or to compete with any person or granting any exclusive distribution rights;

     (c) agreement, contract or commitment (i) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets not in the ordinary course of business, (ii) relating to the acquisition by the Company or any Company Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise, or (iii) pursuant to which the Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Company Subsidiaries) that is material to the Company's business as currently conducted;

     (d) joint venture, stockholder, partnership or other agreement relating to any equity ownership or profit interest;

     (e) distributor, reseller or dealer agreement;

     (f) contract relating to any outstanding commitment for capital expenditures in excess of $500,000;

     (g) indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit in excess of $250,000;

     (h) contract providing for an "earn-out" or other contingent payment by the Company or any Company Subsidiary involving more than $500,000 over the term of the contract;

     (i) contract or agreement which is terminable upon or prohibits a change of ownership or control of the Company or any Company Subsidiary;

     (j) contract providing for the indemnification of any officer, director, employee or agent;

     (k) contract providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person; or

     (l) any other agreement, contract, license or commitment that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted or proposed to be conducted.

   Neither the Company nor any Company Subsidiary, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach or violation of or default under in any material respect (nor does there exist any condition which with the passage of time or giving of notice or both would result in such a breach, violation or default), and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under in any material respect, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that (A) are required to be disclosed in the Company Disclosure Schedule pursuant to clauses (a) through
(l) above, (B) are set forth in Section 3.14(a) of the Company Disclosure Schedule or (C) are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a "Company Contract"), in each case, in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each Company Contract (i) is valid and binding in all material respects on the Company or Company Subsidiary and, to the knowledge of the Company, on the other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other consequence. The Company has delivered or made available to Parent accurate and complete copies of all Company Contracts, including all amendments thereto.

   SECTION 3.13 Environmental Matters.

   (a) The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws (as defined below),
(ii) hold all material Environmental Permits (as defined below) and (iii) are in compliance in all material respects with their respective Environmental Permits.

   (b) Neither the Company nor any of the Company Subsidiaries has released, and to their knowledge no other person has released, in any material amount Hazardous Materials (as defined below) on any real property owned or leased by the Company or the Company Subsidiaries or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Company Subsidiary.

   (c) Neither the Company nor any Company Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below), or any similar Law of any state, locality or any other jurisdiction.

   (d) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

   (e) None of the real property currently or formerly owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

   For purposes of this Agreement:

     "CERCLA" means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

     "Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other foreign or domestic or supranational jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

     "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

     "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant under any applicable Environmental Law.

   SECTION 3.14 Title to Properties; Absence of Liens and Encumbrances.

   (a) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.14(a) of the Company Disclosure Schedule lists all real property leases to which the Company or any Company Subsidiary is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and, to the Company's knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than leaseholds created under the real property leases identified in
Section 3.14(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have no leasehold interest in any real property.

   (b) Each of the Company and the Company Subsidiaries has good and valid title to personal property, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") except for Liens (i) imposed by Law in respect of obligations not yet due that are owed in respect of taxes or which otherwise are owed to carriers, warehouse persons or laborers, (ii) reflected in the financial statements contained in the Company SEC Reports and (iii) which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present or currently contemplated use, of the property subject thereto or affected thereby.

   SECTION 3.15 Intellectual Property.

   (a) The Company and the Company Subsidiaries each own or are licensed for, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) relevant to their respective businesses, as conducted or as currently proposed to be conducted, without any conflict with or infringement or misappropriation of any rights or property of any person ("Infringement"). Such ownership, licenses and rights are exclusive except with respect to standard, generally commercially available, "off-the-shelf" third party products that are not part of any product, service or Intellectual Property offering of the Company or any Company Subsidiary that is currently available or currently in actual development. "Intellectual Property" means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, website addresses and other similar designations ("Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort ("Inventions") and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto ("IP Rights"). "Company Intellectual Property" means all Intellectual Property that is used, exercised, or exploited ("Used") or proposed to be Used in any business of the Company or any Company Subsidiary, or that may be necessary to conduct any such businesses as conducted or proposed to be conducted. All copyrightable matter within Company Intellectual Property that is relevant to the Company or any Company Subsidiary has been created by persons who were employees of the Company or that Company Subsidiary at the time of creation and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto.

   (b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company and the Company Subsidiaries only on a nonexclusive basis), Section 3.15(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; and all registered and material unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. All the foregoing (i) are valid, enforceable and subsisting, and (ii) along with all related filings, registrations and correspondence, have been provided to Parent. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is aware of any questions or challenges (or any potential basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

   (c) Section 3.15(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company or a Company Subsidiary is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, granted a Lien on, or given access to, any Company Intellectual Property (ii) all licenses, sublicenses and other agreements pursuant to which the Company or a Company Subsidiary has been or may be assigned or authorized to Use, or has or may incurred any obligation in connection with, (A) any third party Intellectual Property that may be influential in the development of, require payment with respect to, be incorporated or embodied in, or form all or any part of any product, service or Intellectual Property offering of the Company or any Company Subsidiary that is currently available or currently in actual development or (B) any Company Intellectual Property and (iii) each agreement pursuant to which the Company or a Company Subsidiary has deposited or is required to deposit with an escrowholder or any other person, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property ("Source Materials"). Neither the Company nor any of the Company Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof.

   (d) No event or circumstance has occurred, exists or is currently contemplated (including, without limitation, authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) could reasonably be expected to, result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.15(d) of the Company Disclosure Schedule or (ii) the loss or expiration of any right or option by the Company or any of its Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, the Company and each of the Company Subsidiaries make all the same representations and warranties with respect to each license, sublicense and agreement listed on Section 3.15 of the Company Disclosure Schedule as are made with respect to Company Contracts elsewhere in this Agreement.

   (e) There is, to the knowledge of the Company and the Company Subsidiaries, no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

   (f) The Company and the Company Subsidiaries have taken all commercially reasonable and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights ("Company Confidential Information"). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other person any part of the Source Materials.

   (g) Each current and former employee and contractor of the Company or any Company Subsidiary has executed and delivered (and to the Company's and the Company Subsidiaries' knowledge, is in compliance with) an agreement in substantially the form of the Company's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor) (which agreement provides valid written assignments to the Company or such Company Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Company Subsidiary by operation of Law).

   (h) None of the Company or any of the Company Subsidiaries has received any communication alleging or suggesting that or questioning whether the Company or any Company Subsidiary has been or may be engaged in, liable for or contributing to any Infringement, nor does the Company or any Company Subsidiary have any reason to expect that any such communication will be forthcoming.

   (i) None of the Company or the Company Subsidiaries is aware that any of its employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of the Company and the Company Subsidiaries or that could reasonably be expected to conflict with any of their businesses as conduct or currently proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of the Company's business as conducted or currently proposed to be conducted, will, to the Company's or any Company Subsidiary's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. To each of the Company's and the Company Subsidiaries' knowledge, none of the Company or any of the Company Subsidiaries is Using (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company or such Company Subsidiary or (ii) any confidential information or trade secrets of any former employer of any such person.

   (j) All Software is free of viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems that, to the Company's or any Company Subsidiary's knowledge, could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. "Software" means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company or any Company Subsidiary, including, but not limited to, that operated by the Company or any Company Subsidiary on its web sites or used by the Company or any Company Subsidiary in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company or any Company Subsidiary.

   (k) The Company and the Company Subsidiaries have obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property outside the United States and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

   SECTION 3.16 Taxes.

   (a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, "Company Tax Returns" and individually a "Company Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Company Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Company Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Company Balance Sheet, and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) on the Company Balance Sheet with respect to such periods, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after the date of the Company Balance Sheet, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since the date of the Company Balance Sheet has been incurred by the Company other than in the ordinary course of business and adequate provision has been made by the Company for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

   (b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Company Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code other than the affiliated group of corporations of which the Company is the common parent corporation. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by the Company. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of sections 280G (as determined without regard to section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Company Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) which includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

   (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a "Tax Authority"), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.16, the term "the Company" means the Company and any entity included in, or required under GAAP to be included in, any of the Company Financial Statements.

   SECTION 3.17 Status as a Reorganization. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

   SECTION 3.18 Affiliate Transactions. Except as disclosed in the Company SEC Reports, no event has occurred that would be required to be reported currently by the Company as a Certain Relationship or Related Transaction pursuant to
Item 404 of Regulation S-K promulgated under the Securities Act.

   SECTION 3.19 Insurance. The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and the Company Subsidiaries are a party or are a beneficiary or named insured. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

   SECTION 3.20 Board Approval; Vote Required.

   (a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement, the Company Stock Option Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger, (iii) recommended that the stockholders of the Company adopt and approve this Agreement and approve the Merger and (iv) confirmed that the Company Stock Options will not accelerate as a result of the Merger. The Company has no stockholders' rights plan or similar plan in effect.

   (b) The only vote of the holders of any class or series of stock of the Company necessary to approve the Merger, and adopt this Agreement and the other transactions contemplated by this Agreement is the Company Stockholders' Vote.

   SECTION 3.21 State Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Company Stock Option Agreement and the Company Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to this Agreement, the Company Stock Option Agreement, the Company Voting Agreements, the Merger or the other transactions contemplated by this Agreement.

   SECTION 3.22 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, Morgan Stanley & Co. Incorporated (the "Company Financial Advisor"), that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the holders of shares of Company Common Stock from a financial point of view, and the Company shall provide to Parent a copy of such opinion promptly after the date of this Agreement.

   SECTION 3.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

   SECTION 3.24 Customers; Suppliers.

   (a) No customer that individually accounted for more than five percent (5%) of the Company's consolidated gross revenues during the 12 month period preceding the date of this Agreement has, within the last 12 months, canceled or otherwise terminated, or made any written threat to the Company or any Company Subsidiary to cancel or otherwise terminate, its relationship with the Company or such Company Subsidiary, or decreased materially its usage of the services or products of the Company or such Company Subsidiary.

   (b) No supplier of the Company or any of the Company Subsidiaries that individually accounted for more than five percent (5%) of the Company's consolidated expenditures during the 12 month period preceding the date of this Agreement has, within the last 12 months, canceled or otherwise terminated, or made any written threat to the Company or such Company Subsidiary to cancel or otherwise terminate, its relationship with the Company or such Company Subsidiary, or has decreased materially its services or supplies to the Company or such Company Subsidiary.

   SECTION 3.25 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

                                   ARTICLE IV

            Representations and Warranties of Parent and Merger Sub

   Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this
Article IV and any other section in this Article IV where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

   SECTION 4.01 Organization and Qualification; Subsidiaries. Section 4.01 of the Parent Disclosure Schedule sets forth the jurisdiction of incorporation of Parent and each subsidiary of Parent required to be disclosed in the Parent SEC Reports (as defined in Section 4.06(a) below) (the "Parent Subsidiaries"). Each of Parent and the Parent Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of such jurisdiction and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to obtain such governmental approvals has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Each of Parent and the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any changes in or effects on the business of Parent or any Parent Subsidiary that, individually or in the aggregate, are or are substantially likely to be materially adverse to the business, financial condition, assets (tangible or intangible), liabilities (including contingent liabilities), or results of operations of Parent and the Parent Subsidiaries, taken as a whole, except for any such changes or effects principally resulting from or principally arising in connection with (i) any changes affecting the respective industries in which Parent and the Parent Subsidiaries operate that do not have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, (ii) any changes in general economic conditions that do not disproportionately impact Parent and the Parent Subsidiaries, taken as a whole,
(iii) in and of itself, any change in the trading price of the Parent Common Shares, (iv) in and of itself, a failure by Parent to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (v) the taking of any action expressly required by the terms of this Agreement or (vi) any adverse change, effect, event, occurrence, state of facts or development to the extent primarily attributable to the announcement or pendency of the Merger; provided, however, that Parent shall bear the burden of showing that such change, effect, event, occurrence, state of fact or development which Parent claims does not constitute a Parent Material Adverse Effect is primarily attributable to the announcement or pendency of the Merger.

   SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws, each as amended to date, of Parent and Merger Sub. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

   SECTION 4.03 Capitalization.

   (a) The authorized capital stock of Parent consists of (i) 600,000,000 Parent Common Shares, and (ii) 20,000,000 shares of Preferred Stock, par value $0.002 per share (the "Parent Preferred Shares").

   (b) As of January 25, 2001, (i) 251,449,558 Parent Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) no Parent Common Shares are held in the treasury of Parent or by Parent Subsidiaries, (iii) an aggregate of 52,397,269 Parent Common Shares are reserved for issuance pursuant to Parent's 1999 Equity Incentive Plan, 1999 Directors' Stock Option Plan, Trading Dynamics 1998 Stock Plan, Trading Dynamics 1999 Stock Plan, Tradex Technologies, Inc. 1997 Employee Stock Option Plan, Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan and SupplierMarket 1999 Stock Option Plan (collectively, the "Parent Stock Option Plans"), of which an aggregate of 45,609,005 shares are subject to outstanding, unexercised options, and (iv) 17,484,977 Parent Common Shares are reserved for issuance pursuant to Parent's 1999 Employee Stock Purchase Plan (the "Parent Purchase Plan"), of which 17,484,977 shares are available for issuance, (v) 13,068,572 shares were reserved for issuance and subject to outstanding, unexercised warrants and (vi) no Parent Preferred Shares were issued or outstanding.

   (c) Except for (i) options granted pursuant to the Parent Stock Option Plans, (ii) options assumed by Parent in previous acquisitions, (iii) warrants disclosed in the Parent SEC Reports that have not been subsequently cancelled and (iv) Parent Common Shares reserved for issuance under the Parent Purchase Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or conditionally or absolutely obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All Parent Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions (whether conditional or absolute) specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital stock or other equity interest of any Parent Subsidiary. Each outstanding share of capital stock or other equity interest of each Parent Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share or other equity interest owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

   (d) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent. The Parent Common Shares to be issued pursuant to the Merger in accordance with Section 2.01(a)(i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

   SECTION 4.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Company Stock Option Agreement, and, subject to the Parent Stockholder Approval (as defined in Section 4.10 below), to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Stock Option Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Company Stock Option Agreement or to consummate the Merger and the other transactions so contemplated (other than, with respect to the Merger and this Agreement, the Parent Stockholder Approval, the Merger Sub Stockholder Approval (as each is defined in Section 4.10 below) and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and the Company Stock Option Agreement have been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

   SECTION 4.05 No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement and the Company Stock Option Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement and the Company Stock Option Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any asset of Parent or any Parent Subsidiary is bound or affected except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

   (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except

(i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL, and as set forth in
Section 4.05(b) of the Parent Disclosure Schedule and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications which if not obtained or made could not be material to the Company or Parent or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   SECTION 4.06 SEC Filings; Financial Statements.

   (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since April 23, 1999 (collectively, the "Parent SEC Reports"). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect). The balance sheet of Parent contained in the Parent SEC Reports as of September 30, 2000 is hereinafter referred to as the "Parent Balance Sheet."

   (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

   SECTION 4.07 Tax Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

   SECTION 4.08 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

   SECTION 4.09 Brokers. No broker, finder or investment banker (other than Thomas Weisel Partners) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

   SECTION 4.10 Board Approval; Vote Required.

   (a) The Board of Directors of Parent, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), has duly (i) approved this Agreement and the Merger and (ii) recommended that the stockholders of Parent approve the issuance of Parent Common Shares in connection with the Merger.

   (b) The affirmative vote at the Parent Stockholders' Meeting (as defined in Section 6.01(a) below) of a majority of the total votes cast in person or by proxy on the proposal to approve the issuance of Parent Common Shares pursuant to the Merger (the "Parent Stockholder Approval") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the transactions contemplated by this Agreement.

   (c) The Board of Directors of Merger Sub, pursuant to resolutions duly adopted by written consent of the sole director and not subsequently rescinded or modified in any way, has duly approved this Agreement and the Merger.

   (d) Parent, as sole stockholder of Merger Sub, pursuant to resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly approved this Agreement and the Merger (the "Merger Sub Stockholder Approval").

   SECTION 4.11 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Parent Balance Sheet, or in the notes thereto, and (b) liabilities incurred in the ordinary course of business consistent with past practice that could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since the date of the Parent Balance Sheet, Parent has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

   SECTION 4.12 Absence of Certain Changes or Events. Since September 30, 2000, there has not been any Parent Material Adverse Effect.

   SECTION 4.13 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub, before any court, arbitrator or Governmental Entity, domestic or foreign, that (i) could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. Neither Parent nor Merger Sub nor any material property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator that in any case could reasonably be expected to have a Parent Material Adverse Effect.

   SECTION 4.14 Intellectual Property.

   (a) Parent and the Parent Subsidiaries each own or are licensed for, and in any event possess sufficient and legally enforceable rights with respect to, all Parent Intellectual Property (as defined below) relevant to their respective businesses as currently conducted without any Infringement, except to the extent that the failure to have such rights has not had and could not reasonably be expected to have a Parent Material Adverse Effect and except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 4.14(a) are made only to Parent's and the Parent Subsidiaries' knowledge.

   (b) Since the date of the Parent Balance Sheet, and prior the date of this Agreement, there has been no sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of Parent Intellectual Property (as defined below), in whole or in part, except for such sales, assignments, leases, terminations, abandonment, transfers, authorizations to encumber or dispose of or grants of security interests that could not reasonably be expected to have a Parent Material Adverse Effect.

   (c) For purposes of this Agreement, "Parent Intellectual Property" means all Intellectual Property that is Used in any business of Parent or any Parent Subsidiary, or that may be necessary to conduct any such businesses.

   SECTION 4.15 Opinion of Financial Advisor. Parent's Board of Directors has received an opinion from Thomas Weisel Partners, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

   SECTION 4.16 Taxes. All Tax (as defined in Section 3.16) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined in
Section 3.16) with respect to any Taxable (as defined in Section 3.16) period ending on or before the Closing, by or on behalf of the Parent (collectively, "Parent Tax Returns" and individually a "Parent Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Parent Tax Returns on or before the Effective Time have been or will be paid on or before such date, except where the failure to complete and file such Parent Tax Returns or to pay such amounts shown would not have a Parent Material Adverse Effect. Except as would not have a Parent Material Adverse Effect, the consolidated financial statements of Parent contained in the Parent SEC Reports (i) fully accrue all actual and contingent liabilities for Taxes (as defined in Section 3.16) with respect to all periods through the date of the Parent Balance Sheet. All information set forth in the notes to the consolidated financial statements of Parent contained in the Parent SEC Reports relating to Tax matters is correct and complete in all material respects. Parent has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. As used in this Section 4.16, the term "Parent" means Parent and any entity included in, or required under GAAP to be included in, any of the consolidated financial statements of Parent contained in the Parent SEC Reports.

                                   ARTICLE V

                     Conduct of Business Pending the Merger

   SECTION 5.01 Conduct of Business by the Company Pending the Merger. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in
Section 5.01 of the Company Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

   (a) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

   (b) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, alliance partners and other persons with which the Company or any Company Subsidiary has business relations.

   By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent:

     (1) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or any securities convertible into, or any right, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement under the Company Stock Option Plan or pursuant to the Company Purchase Plan, (ii) the issuance of shares of Company Common Stock upon the exercise of Warrants outstanding on the date of this Agreement or (iii) the grant of options to purchase up to

  1,200,000 shares of Company Common Stock in the aggregate, but not to exceed 100,000 shares of Company Common Stock to any individual optionee, to newly hired officers, employees and consultants in the ordinary course of business consistent with past practice, in each case at an exercise price no less than fair market value; provided, however, that such 1,200,000 share limitation shall not apply to shares of Company Common Stock returned to any Company Stock Option Plan as a result of option terminations or repurchases of unvested shares;

     (2) take any of the actions described in clauses (b) through (q) of
  Section 3.09 hereof;

     (3) intentionally take any action (or intentionally fail to take any action) to cause the Company's representations and warranties set forth in
  Article III to be untrue in any respect; or

     (4) agree in writing or otherwise to take any of the actions described in Section 5.01(b)(1) through (3) above.

   SECTION 5.02 Conduct of Business by Parent. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section
5.02 of the Parent Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing, Parent shall not:

     (a) intentionally take any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article V or fail to take any action reasonably necessary to cause the Merger to so qualify;

     (b) declare, set aside or pay any dividends on or make any other distributions in cash in respect of any capital stock;

     (c) cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement, that would have an adverse effect on the rights of the holders of Parent Shares (including Parent Shares to be issued in the Merger);

     (d) intentionally take any action (or intentionally fail to take any action) to cause Parent's representations and warranties in Article IV to be untrue in any material respect; or

     (e) agree in writing or otherwise to take any of the actions described in Section 5.02(a) through (d) above.

   SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (b) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Company, as the case may be, the conditions to the obligations of the parties hereto to consummate the Merger or the remedies available hereunder to Parent or the Company, as the case may be.

                                   ARTICLE VI

                             Additional Agreements

   SECTION 6.01 Registration Statement; Joint Proxy Statement.

   (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement (together with any amendments thereof or supplements thereto, the "Joint Proxy Statement") relating to the respective meetings of the Company's stockholders (the "Company Stockholders' Meeting") to be held to consider approval of the Merger and adoption of this Agreement and of the Parent stockholders (the "Parent Stockholders' Meeting") to be held to obtain the Parent Stockholder Approval and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement, Parent shall use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Common Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to their respective stockholders.

   (b) Subject to paragraph (c) of this Section 6.01, the Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the stockholders of the Company to vote in favor of approving the Merger and adoption of this Agreement and neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

   (c) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement shall prevent the Company's Board of Directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the Merger if (i) a Superior Proposal (as defined in Section 6.05 below) is made to the Company and is not withdrawn, (ii) the Company shall have as promptly as practicable provided written notice to Parent advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal in reasonable detail and identifying the person or entity making such Superior Proposal (a "Notice of Superior Proposal"), (iii) Parent shall not have, within three business days of Parent's receipt of the Notice of Superior Proposal, made an offer that the Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable to the Company and its stockholders as such Superior Proposal (it being agreed that the Company's Board of Directors shall convene a meeting to consider any such offer by Parent as promptly as practicable following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or change of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company and its stockholders under applicable Law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.05 or this Section 6.01(c). The Company shall provide Parent with at least two business days' notice of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Competing Transaction (as defined in Section 6.05 below). Subject to applicable laws, nothing contained in this Section 6.01(c) shall limit the Company's obligation to convene and hold the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed).

   (d) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of Parent to the stockholders of Parent to vote in favor of approving the issuance of the Parent Common Shares pursuant to the Merger and neither the Board of Directors Parent nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the unanimous recommendation of the Board of Directors of Parent that the Company's stockholders vote in favor of and approve the issuance of the Parent Common Shares pursuant to the Merger. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Company if such recommendation shall no longer be unanimous.

   (e) Subject to Section 6.01(c), no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   (f) The information supplied by Parent for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iv) the time of the Company Stockholders' Meeting, (v) the time of the Parent Stockholders' Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

   (g) The information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iv) the time of the Company Stockholders' Meeting, (v) the time of the Parent Stockholders' Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

   SECTION 6.02 Company Stockholders' Meeting. The Company shall (i) call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger and adoption of this Agreement, (ii) use its commercially reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) shall in any event hold such Company Stockholders' Meeting within 45 days after the date on which the Registration Statement becomes effective. The Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the rules of The Nasdaq National Market and the DGCL, to obtain such approvals.

   SECTION 6.03 Parent Stockholders' Meeting. Parent shall (i) call and hold the Parent Stockholders' Meeting as promptly as practicable for the purpose of voting upon the issuance of Parent Common Shares pursuant to the Merger, (ii) use its commercially reasonable efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) shall in any event hold such Parent Stockholders' Meeting within 45 days after the date on which the Registration Statement becomes effective. Parent shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Parent Common Shares pursuant to the Merger, and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the rules of The Nasdaq National Market and the DGCL, to obtain such approvals.

   SECTION 6.04 Access to Information; Confidentiality.

   (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, subsidiaries, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of it and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries as the other party or its Representatives may reasonably request.

   (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Non-Disclosure Agreement dated January 22, 2001 (the "Non-Disclosure Agreement"), between the Company and Parent. All information obtained by the parties pursuant to (a) above shall be subject to the Non-Disclosure Agreement.

   (c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

   SECTION 6.05 No Solicitation of Transactions.

   (a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action. The Company shall immediately notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, and the Company shall immediately inform Parent as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material relating thereto that contains the principal terms of such proposal or offer. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Notwithstanding anything to the contrary in this Section 6.05, the Company's Board of Directors may furnish information to, and enter into discussions and negotiate with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction if the Company's Board of Directors has (i) reasonably concluded after consultation with its financial advisor that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) reasonably concluded, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least three business days prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions or negotiations may be entered into in the event that the Company has taken any actions inconsistent with this Section 6.05(a); provided further, however, that the Company's Board of Directors shall furnish to Parent all information provided to the person who has made the Superior Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal.

   (b) A "Competing Transaction" means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or an offer to purchase directly from the Company, 15% or more of the outstanding voting securities of the Company; or (iv) any solicitation in opposition to adoption by the Company's stockholders of this Agreement.

   (c) A "Superior Proposal" means an unsolicited written bona fide offer or proposal made by a third party to consummate an "Acquisition Transaction" (as defined below) (i) that is not attributable to a material breach by the Company of Section 6.05(a) hereof and (ii) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company determines, in its good faith reasonable judgment (after consultation with the Company's financial advisor), to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such offer committed or likely, in the reasonable good faith judgment of the Company's Board of Directors (after consultation with the Company's financial advisor), to be obtained by such third party on a timely basis. For purposes of this Agreement, an "Acquisition Transaction" shall mean a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole.

   (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

   SECTION 6.06 Directors' and Officers' Indemnification and Insurance.

   (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the same provisions with respect to indemnification, advancement and director exculpation as are set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

   (b) The Company shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each such person that served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or to Parent and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) the Company and Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

   (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions, taken as a whole, that are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.06(c) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $750,000 per year in the aggregate).

   (d) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.06.

   SECTION 6.07 Obligations of Merger Sub. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

   SECTION 6.08 Affiliates Agreements. As soon as practicable after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being an "Affiliate")) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, no later than at least 30 days prior to the Effective Time, an affiliate agreement in the form attached hereto as Exhibit D (an "Affiliate Agreement"), executed by each of the Affiliates of the Company identified in the foregoing list and any person who shall, to the knowledge of the Company, have become an Affiliate of the Company subsequent to the delivery of such list.

   SECTION 6.09 Further Action; Consents; Filings.

   (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other reasonably required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under
(A) the Exchange Act and the Securities Act and any other applicable federal or state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and the other transactions contemplated hereunder and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

   (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all reasonable inquiries or reasonable requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all reasonable inquiries and reasonable requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this Section 6.09, Parent shall not be required to agree to (i) the divestiture (including, without limitation, through a licensing arrangement) by Parent, any Parent Subsidiary, the Company or any Company Subsidiary of any of their respective businesses, product lines or assets, or (ii) the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

   SECTION 6.10 Plan of Reorganization.

   (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

   (b) As of the date of this Agreement, the Company does not know of any reason why it would not be able to deliver to Gunderson Dettmer or Gray Cary Ware & Freidenrich LLP ("Gray Cary"), at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions.

   (c) As of the date of this Agreement, Parent and Merger Sub do not know of any reason why they would not be able to deliver to Gunderson Dettmer or Gray Cary, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions.

   SECTION 6.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of The Nasdaq National Market, each of Parent and the Company shall use commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

   SECTION 6.12 Listing. Prior to the Effective Time, to the extent required under the applicable listing agreement, Parent shall file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares referred to in Section 2.01.

   SECTION 6.13 Commercially Reasonable Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

   SECTION 6.14 Employee Benefits. Following the Effective Time, all Company and Company Subsidiary employees shall continue in their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished and such employees may be transferred to employee benefit plans and programs maintained by Parent for its and its affiliates' employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent's benefit programs, as are necessary to allow eligible employees of the Company and the Company Subsidiaries to participate in the health, welfare and other employee benefits programs of Parent or alternative benefits programs in the aggregate substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans, including, without limitation, the Company Stock Option Plans and the Company Purchase Plan, are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company's and the Company Subsidiaries' benefit plans. Each continuing employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her period of service with the Company credited under a similar benefit plan or program prior to the Closing Date. If requested by Parent no later than three business days prior to the Closing Date, at its sole discretion, the Company shall take all corporate action required to terminate its 401(k) plan effective as of the day immediately preceding the Closing Date.

                                  ARTICLE VII

                            Conditions To The Merger

   SECTION 7.01 Conditions to the Obligations of Each Party. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

     (a) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

     (b) Company Stockholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

     (c) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

     (d) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award, whether temporary, preliminary or permanent (an "Order"), that is then in effect, pending or threatened and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (e) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any waiting period (and any extension thereof) applicable to the consummation of the Merger under any foreign antitrust Law (or any approval thereunder) shall have expired or been terminated or obtained.

     (f) Listing of Additional Shares. The filing with The Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares issuable (i) upon conversion of the Company Common Stock in the Merger, and (ii) upon exercise of the options under the Company Stock Option Plans assumed by Parent and (iii) upon exercise of the Warrants assumed by Parent shall have been made.

   SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (i) as of the date of this Agreement and (ii) as of the Effective Time, as though made at and as of the Effective Time, except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not individually or in the aggregate constitute a Company Material Adverse Effect; provided, however, that with respect to representations and warranties contained in Sections 3.03, 3.20, 3.21, 3.22 and 3.23, such representations and warranties shall be true and correct in all material respects, and (B) for those representations and warranties that address matters only as of a particular date shall remain true and correct in all respects as of such date (subject to the qualifications set forth in clause (A)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company with respect to the foregoing.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

     (c) Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities, and all consents from third parties under any agreement, contract, license, lease or other instrument set forth on Section 7.02(c) of the Company Disclosure Schedule shall have been obtained.

     (d) Tax Opinion. Parent shall have received the opinion of Gunderson Dettmer, counsel to Parent, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gunderson Dettmer of representation letters from each of Parent and Company as contemplated in Section 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Parent's counsel does not render such opinion, this condition shall nevertheless be deemed satisfied if Gray Cary, counsel to the Company, renders such opinion in form reasonably satisfactory to Parent.

     (e) Employment Agreements. Each of the Employment Agreements among Parent, the Company and the individuals listed in Section 7.02(e)(i) of the Company Disclosure Schedule shall be in full force and effect and shall not have been anticipatorially breached or repudiated by the Company or any of such individuals.

     (f) Company Stock Option Agreement. The Company Stock Option Agreement shall be in full force and effect and shall not have been anticipatorially breached or repudiated by the Company.

     (g) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement, including, without limitation, any Company Material Adverse Effect resulting from the failure by the Company to obtain any required consents or approvals from any third party under any agreement, contract, license, lease or other instrument.

   SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (i) as of the date of this Agreement and
  (ii) as of the Effective Time, as though made at and as of the Effective Time, except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not individually or in the aggregate constitute a Parent Material Adverse Effect; provided, however, that with respect to representations and warranties contained in Sections 4.03, 4.09, 4.10 and 4.15, such representations and warranties shall be true and correct in all material respects, and (B) for those representations and warranties that address matters only as of a particular date shall remain true and correct in all respects as of such date (subject to the qualifications set forth in clause (A)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent with respect to the foregoing.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

     (c) Tax Opinion. The Company shall have received the opinion of Gray Cary, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gray Cary of representation letters from each of Parent and Company as contemplated in Section 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if counsel to the Company does not render such opinion, this condition shall nevertheless be deemed satisfied if Gunderson Dettmer, counsel to Parent, renders such opinion in form reasonably satisfactory to the Company.

     (d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

                                  ARTICLE VIII

                       Termination, Amendment And Waiver

   SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

     (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

     (b) by either Parent or the Company if the Effective Time shall not have occurred on or before July 31, 2001; provided however, however that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has caused the failure of the Merger to occur on or before such date;

     (c) there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

     (d) by Parent if (i) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction, (iii) the Board of Directors of the Company fails to reject a Competing Transaction within ten business days following receipt by the Company of the written proposal for such Competing Transaction, (iv) the Company shall have failed to include in the Joint Proxy Statement the unanimous recommendation of the Company's Board of Directors in favor of the approval of the Merger or this Agreement, (v) the Company's Board of Directors fails to reaffirm its unanimous recommendation in favor of the approval of the Merger and this Agreement within five business days after Parent requests in writing that such recommendation be reaffirmed, (vi) the Company shall have materially breached its obligations under Section 6.05 or (vii) a tender offer or exchange offer for 5% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

     (e) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval and adoption at the Company Stockholders' Meeting, or any adjournment or postponement thereof;

     (f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such (and only such) that the conditions set forth either in
  Section 7.02(a) or (b) would not be satisfied ("Terminating Company Breach"); provided, however, that if such Terminating

  Company Breach is curable by the Company within 30 days of the occurrence of such Terminating Company Breach through the exercise of its best efforts and for as long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(f) until the expiration of such 30-day period;

     (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied ("Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent and Merger Sub within 30 days of the occurrence of such Terminating Parent Breach through the exercise of their respective best efforts and for as long as Parent and Merger Sub continue to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(g) until the expiration of such 30-day period; or

     (h) by either Parent or the Company if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders' Meeting, or any adjournment or postponement thereof.

   SECTION 8.02 Effect of Termination. Except as provided in Sections 8.05 and 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties, or breach of its covenants or agreements set forth in this Agreement.

   SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of the Merger and adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

   SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   SECTION 8.05 Expenses.

   (a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

   (b) The Company agrees that the Company shall pay to Parent an amount equal to the sum of $100 million (the "Termination Fee") and all of Parent's Expenses up to $10,000,000:

     (i) if Parent shall terminate this Agreement pursuant to Section
  8.01(d); or

     (ii) if the Company or Parent shall terminate this Agreement pursuant to
  Section 8.01(e) hereof, and at or prior to such termination there shall exist or have been publicly proposed or widely known a Competing Transaction, and within 12 months of the date of the termination of this Agreement pursuant to Section 8.01(e), a Competing Transaction shall have been consummated or the Company shall have entered into an agreement, letter of intent or similar arrangement relating to a Competing Transaction.

   (c) Any payment required to be made pursuant to Section 8.05(b) shall be made to Parent not later than five business days after delivery to the Company of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the 60th day after Parent delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by Parent. Payment of the Termination Fee and Expenses described in Section 8.05(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement pursuant to
Section 8.01(d) hereof; provided, however, that payment of such fee and expenses shall not be in lieu of damages incurred in the event of willful breach of the representations and warranties set forth in this Agreement or the breach of any of the covenants or agreements set forth in this Agreement.

   (d) In the event that the Company shall fail to pay the Termination Fee or the Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.05, together with interest on such Termination Fee and unpaid Expenses, commencing on the date that such Termination Fee and Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 1.00%.

                                   ARTICLE IX

                               General Provisions

   SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.04(b), 6.06, 6.07, 6.10, 6.13 and this Article IX shall survive the Effective Time and those set forth in Sections 6.04(b), 8.02 and 8.05 and this Article IX shall survive termination of this Agreement.

   SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  if to Parent or Merger Sub:

    ARIBA, INC.
    1565 Charleston Rd.
    Mountain View, CA 94043
    Facsimile No.: (650) 930-8188
    Attention: Robert M. Calderoni
  with a copy to:

    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
    155 Constitution Drive
    Menlo Park, CA 94025
    Facsimile No.: (650) 321-2800
    Attention: Christopher D. Dillon
              Brooks Stough

  if to the Company:

    AGILE SOFTWARE CORPORATION
    One Almaden Blvd.
    San Jose, CA 95113
    Facsimile No.: (650) 271-4862
    Attention: Bryan D. Stolle

  with a copy to:

    Gray Cary Ware & Freidenrich LLP
    400 Hamilton Avenue
    Palo Alto, CA 94301
    Facsimile No.: (650) 833-2001
    Attention: Bruce E. Schaeffer

   SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

     (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

     (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of San Francisco;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "knowledge" or "known" means, with respect to any matter in question, if any of the executive officers of the Company or Parent, as the case may be, has knowledge of such matter or would have knowledge after reasonable due inquiry;

     (f) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

     (g) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   SECTION 9.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 6.06.

   SECTION 9.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 9.07 Governing Law; Forum.

   (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

   (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.07(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

   SECTION 9.08 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

   SECTION 9.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 9.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

   SECTION 9.12 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule), the Company Stock Option Agreement, the Company Voting Agreements, the Parent Voting Agreements, the Employment Agreements, the Affiliate Agreements and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. Except as explicitly stated in the Agreement, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

       SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ARIBA, INC.

                                          By: _________________________________
                                             Name:
                                             Title:

                                          SILVER MERGER CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                          AGILE SOFTWARE CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                   EXHIBIT A

                        FORM OF COMPANY VOTING AGREEMENT

                                   EXHIBIT B

                        FORM OF PARENT VOTING AGREEMENT

                                   EXHIBIT C

                     FORM OF COMPANY STOCK OPTION AGREEMENT

                                   EXHIBIT D

                          FORM OF AFFILIATE AGREEMENT

                                                                      APPENDIX B

                            PARENT VOTING AGREEMENT

   VOTING AGREEMENT (this "Agreement") dated as of January 29, 2001, between Agile Software Corporation, a Delaware corporation ("Company"), and
                    (the "Stockholder") of Ariba, Inc., a Delaware corporation ("Parent").

                                  WITNESSETH :

   WHEREAS, Parent, Silver Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") pursuant to which the Merger Sub will merge with and into the Company (the "Merger");

   WHEREAS, as of the date hereof, Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.002 per share, of Parent (the "Parent Common Stock"), as set forth on the signature page hereto (all such Parent Common Stock and any shares of Parent Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Stockholder prior to the termination of this Agreement being referred to herein as the "Shares") (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

   WHEREAS, as a condition of and inducement to Company's execution of the Merger Agreement, Stockholder has agreed to enter into this Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                         Transfer and Voting of Shares

   SECTION 1.01 Transfer of Shares. Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of Stockholder's Shares or any interest in such Shares (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a "Transfer").

   SECTION 1.02 Vote in Favor of Merger. During the period commencing on the date hereof and terminating at the Effective Time, Stockholder, solely in Stockholder's capacity as a Stockholder of Parent and without limiting any action that the Stockholder might take as a director of Parent or a member of any committee of the Board of Directors of Parent, agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of Parent or any adjournment thereof, and in any action by written consent of the stockholders of Parent, (i) in favor of the approval of the issuance of Parent Common Shares pursuant to the Merger and (ii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

     (a) Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Company a proxy with respect to the Shares in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law.

   SECTION 1.03 Termination. The obligations of Stockholder pursuant to this
Article I shall terminate upon the earlier of (i) the Effective Time, and (ii) the date of the termination of the Merger Agreement pursuant to Section 8.01 thereof.

                                   ARTICLE II

                 Representations and Warranties of Stockholder

   SECTION 2.01 Authorization; Binding Agreement. Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   SECTION 2.02 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement and the grant of the Proxy to Company by Stockholder does not, and the performance of this Agreement and the grant of the Proxy to the Company will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder's properties is bound or affected, (ii) if Stockholder is not a natural person, violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Stockholder (if any), or
  (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement and the grant of the Proxy to the Company by Stockholder does not, and the performance of this Agreement and the grant of the Proxy to the Company by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or materially delay the performance by Stockholder of Stockholder's obligations under this Agreement. Stockholder does not have any understanding in effect with respect to the voting or transfer of any Shares. Stockholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transaction contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act").

   SECTION 2.03 Title to Shares. Stockholder is the record or beneficial owner of the Shares free and clear of all encumbrances proxies or voting restrictions other than pursuant to this Agreement. The shares of Parent Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by Stockholder on the date of this Agreement.

   SECTION 2.04 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

                                  ARTICLE III

                                   Covenants

   SECTION 3.01 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at Stockholder's sole expense) take such further actions, as the Company may reasonably request for the purpose of consummating the Merger.

                                   ARTICLE IV

                               General Provisions

   SECTION 4.01 Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

   SECTION 4.02 Survival of Representations and Warranties. All representations and warranties made by Stockholder in this Agreement shall survive any termination of the Merger Agreement or this Agreement.

   SECTION 4.03 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer any of rights, interests or obligations under this Agreement by Stockholder without the prior written consent of the Company shall be void.

   SECTION 4.04 Fees and Expenses. Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

   SECTION 4.05 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.05:

     (a) If to the Stockholder to:

       ______________________________________

       ______________________________________

       ______________________________________
       Facsimile No.:

     with a copy to:

       Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
       Menlo Park, California 94025
       Attention: Brooks Stough and Christopher D. Dillon
       Facsimile No.: (650) 321-2800

     If to the Company to:

       Agile Software Corporation
       One Almaden Blvd.
       San Jose, CA 95113-2253
       Attention: General Counsel
       Facsimile No.: 408.271.4862

     with a copy to:

       Gray Cary Ware & Freidenrich LLP
       400 Hamilton Avenue
       Palo Alto, CA 94301
       Attention: Bruce E. Schaeffer
       Facsimile No.: (650) 327-3699

   SECTION 4.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 4.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

   SECTION 4.08 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Stockholder agrees that, following any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.08, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

   SECTION 4.09 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this
Section 4.09 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

   SECTION 4.10 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Company shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of the Company. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   SECTION 4.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, each of the Company and Stockholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

                                          AGILE SOFTWARE CORPORATION

                                          By: _________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDER

                                          _____________________________________

                                          Print Name of Stockholder: __________

                                          Shares beneficially owned:  _________

                                                shares of Ariba Common Stock

                                                shares of Ariba Common Stock
                                           issuable upon exercise of
                                           outstanding options or warrants



                   Signature Page to Parent Voting Agreement

                                   EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned stockholder ("Stockholder") of Ariba, Inc., a Delaware corporation (the "Parent"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Agile Software Corporation, a Delaware corporation (the "Company"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

   This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among the Company and Stockholder (the "Voting Agreement"), and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), among Parent, Silver Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of the approval of the issuance of Parent Common Shares pursuant to the Merger and (ii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

   The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters. Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

   This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: January   , 2001

                                        Signature of Stockholder: ______________

                                        Print Name of Stockholder: _____________

                                        Shares beneficially owned:

                                              shares of Ariba Common Stock

                                              shares of Ariba Common Stock
                                         issuable upon exercise of outstanding
                                         options or warrants

                      Signature Page to Irrevocable Proxy

                                                                      APPENDIX C

                            COMPANY VOTING AGREEMENT

   VOTING AGREEMENT, dated as of January 29, 2001 (this "Agreement"), between
Ariba, Inc., a Delaware corporation ("Parent"), and          ("Stockholder") of
Agile Software Corporation, a Delaware corporation (the "Company").

                                  WITNESSETH :

   WHEREAS, Parent, Silver Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") pursuant to which the Merger Sub will merge with and into the Company (the "Merger");

   WHEREAS, as of the date hereof, Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock"), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Stockholder prior to the termination of this Agreement being referred to herein as the "Shares") (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

   WHEREAS, as a condition of and inducement to Parent's execution of the Merger Agreement, Stockholder has agreed to enter into this Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                         Transfer and Voting of Shares

   SECTION 1.01 Transfer of Shares. Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of Stockholder's Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a "Transfer").

   SECTION 1.02 Vote in Favor of Merger. During the period commencing on the date hereof and terminating at the Effective Time, Stockholder, solely in Stockholder's capacity as a Stockholder of the Company and without limiting any action that the Stockholder might take as a director of the Company or a member of any committee of the Board of Directors of the Company, agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of the Company or any adjournment thereof, and in any action by written consent of the stockholders of the Company, (i) in favor of the adoption of the Merger Agreement by the Company and approval of the Merger, and in favor of the other transactions contemplated by the Merger Agreement, (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

   SECTION 1.03 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law.

   SECTION 1.04 Termination. The obligations of Stockholder pursuant to this
Article I shall terminate upon the earlier of (i) the Effective Time and (ii) the date of the termination of the Merger Agreement pursuant to Section 8.01 thereof.

                                   ARTICLE II

                 Representations and Warranties of Stockholder

   Stockholder hereby represents and warrants to Parent as follows:

   SECTION 2.01 Authorization; Binding Agreement. Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   SECTION 2.02 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement and the grant of the Proxy to Parent by Stockholder does not, and the performance of this Agreement and the grant of the Proxy to Parent by Stockholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder's properties is bound or affected, (ii) if Stockholder is not a natural person, violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Stockholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement and the grant of the Proxy to Parent by Stockholder does not, and the performance of this Agreement and the grant of the Proxy to Parent by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or materially delay the performance by Stockholder of Stockholder's obligations under this Agreement. Stockholder does not have any understanding in effect with respect to the voting or transfer of any Shares. Stockholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transaction contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act").

   SECTION 2.03 Title to Shares. Stockholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement. The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by Stockholder on the date of this Agreement.

   SECTION 2.04 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

                                  ARTICLE III

                            Covenants of Stockholder

   SECTION 3.01 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may reasonably request for the purpose of consummating the Merger.

   SECTION 3.02 Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy. Subject to the terms of Section 1.01 hereof, Stockholder agrees that Stockholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

                                   ARTICLE IV

                               General Provisions

   SECTION 4.01 Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

   SECTION 4.02 Survival of Representations and Warranties. All representations and warranties made by Stockholder in this Agreement shall survive any termination of the Merger Agreement or this Agreement.

   SECTION 4.03 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer any of rights, interests or obligations under this Agreement by Stockholder without the prior written consent of Parent shall be void.

   SECTION 4.04 Fees and Expenses. Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

   SECTION 4.05 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.05):

     (a) if to Parent:

       Ariba, Inc.
       1565 Charleston Rd.
       Mountain View, CA 94043
       Attention: General Counsel
       Facsimile No.: (650) 930-8188

       with a copy to:

       Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
       Menlo Park, California 94025
       Attention: Brooks Stough and Christopher D. Dillon
       Facsimile No.: (650) 321-2800

     (b) If to the Stockholder to:

       ______________________________________
       ______________________________________
       ______________________________________
       Facsimile No.:

       with a copy to:

       Gray Cary Ware & Freidenrich LLP
       400 Hamilton Avenue
       Palo Alto, CA 94301
       Attention: Bruce E. Schaeffer
       Facsimile No.: (650) 327-3699

   SECTION 4.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 4.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

   SECTION 4.08 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Stockholder agrees that, following any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.08, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

   SECTION 4.09 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this
Section 4.09 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

   SECTION 4.10 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   SECTION 4.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, each of Parent and Stockholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

                                          ARIBA, INC.


                                          By: _________________________________
                                             Name:
                                             Title:

                                          STOCKHOLDER

                                          _____________________________________

                                          Print Name of Stockholder: __________

                                          Shares beneficially owned:

                                               shares of Agile Software
                                           Corporation Common Stock

                                               shares of Agile Software
                                           Corporation Common Stock issuable
                                           upon exercise of outstanding
                                           options or warrants

                   Signature Page to Company Voting Agreement

                                   EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned stockholder ("Stockholder") of Agile Software Corporation, a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Ariba, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

   This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), among Parent, Silver Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting in favor of approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof, and against any Competing Transaction (as defined in the Merger Agreement) or any other matter that could be reasonably be expected to delay or not to facilitate approval of the Merger.

   The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters. Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

   This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: January   , 2001

                                          Signature of Stockholder:____________

                                          Print Name of Stockholder:___________

                                          Shares beneficially owned:___________

                                               shares of Agile Software
                                           Corporation Common Stock

                                               shares of Agile Software
                                           Corporation Common Stock issuable
                                           upon exercise of outstanding
                                           options or warrants



                      Signature Page to Irrevocable Proxy

                                                                      APPENDIX D

                              AFFILIATE AGREEMENT

                                                                January 29, 2001

Ariba, Inc.
1565 Charleston Rd.
Mountain View, CA 94043

Ladies and Gentlemen:

   I have been advised that as of the date of this letter I may be deemed to be an affiliate of Agile Software Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of January 29, 2001 (the "Merger Agreement") among Ariba, Inc., a Delaware corporation ("Parent"), Silver Merger Corporation, a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

   As a result of the Merger, I may receive common stock, par value $0.002 per share, of Parent (the "Parent Shares"). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) of capital stock of the Company (the "Company Shares") owned by me immediately prior to the Merger. I have been advised that the issuance of the Parent Shares in connection with the Merger is expected to be effected pursuant to an effective registration statement on Form S-4 under the Securities Act, in which case the resale of such shares will be subject to restrictions set forth in Rule 145 under the Securities Act (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration).

   1. I represent, warrant and covenant to Parent that in the event that I receive any Parent Shares as a result of the Merger:

     A. I am the holder and "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company Shares set forth under my signature below, and I have good and valid title to such shares, free and clear of any lien, pledge, security interest, adverse claim, equity, option, proxy, charge, encumbrance or restriction of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this letter.

     B. I have carefully read this letter and the Merger Agreement and discussed, to the extent I felt necessary, with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares.

     C. I shall not make any sale, transfer, pledge or other disposition of the Parent Shares in violation of the Securities Act or the Rules and Regulations. Accordingly, I will not offer, sell, transfer, pledge or otherwise dispose of the Parent Shares issued to me in the Merger unless at such time: (i) such offer, sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act, (ii) a registration statement under the Securities Act covering the proposed offer, sale, transfer, pledge or other disposition shall be effective under the Securities Act or (iii) in the written opinion of counsel reasonably acceptable to Parent, such offer, sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

     D. I understand that Parent is under no obligation to register the sale, transfer, or other disposition of the Parent Shares by me or on my behalf under the Securities Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. I understand, acknowledge and agree that (i) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and (ii) there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF JANUARY 29, 2001 BETWEEN THE REGISTERED HOLDER HEREOF AND ARIBA, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ARIBA, INC."

     F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT."

     G. Execution of this letter should not be considered an admission on my part that I am an affiliate of the Company as described in the first paragraph of this letter, or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

   2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

     A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall (a) use commercially reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Exchange Act, and (ii) furnish to me upon written request a written statement as to whether or not Parent has complied with such reporting requirements during the twelve months preceding any proposed sale of the Parent Shares by me pursuant to Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

     B. It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and 1(F) above will be substituted by delivery of certificates without such legends if Parent has received either a written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.

   3. Parent and I hereby further agree that:

     A. Irreparable damage would occur in the event that any provision of this letter was not performed in accordance with its specific terms or was otherwise breached. I agree that, in the event of any breach or threatened breach by me of any covenant or obligation contained in this letter, each of Parent and the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

     B. This letter shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, without giving effect to principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 3(B) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

     C. This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     D. If a court of competent jurisdiction determines that any provision of this letter is not enforceable or enforceable only if limited in time and/or scope, this letter shall continue in full force and effect with such provision stricken or so limited.

     E. Counsel to the parties hereto shall be entitled to rely upon this letter as needed.

     F. This letter shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

     G. This letter shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties hereto.

     H. If any legal action or other legal proceeding relating to the enforcement of any provision of this letter is brought against me, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     I. Each of the representations, warranties, covenants and obligations contained in this letter shall survive the consummation of the Merger.

                                          Very truly yours,

                                          _____________________________________
                                          Name:

                                          Shares Beneficially Owned:

                                                   Shares of Agile Software
                                                   Corporation Common Stock

                                                   Shares of Agile Software
                                                   Corporation Common Stock
                                                   issuable upon exercise of
                                                   outstanding options and
                                                   warrants

                                                   Total shares of Agile
                                                   Software Corporation Common
                                                   Stock beneficially owned

Agreed and accepted this
29th day of January, 2001 by

Ariba, Inc.

By: _________________________________
  Name:
  Title:



                     Signature Page to Affiliate Agreement

                                                                      APPENDIX E
                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT (this "Agreement"), is dated as of January 29, 2001, between Ariba, Inc., a Delaware corporation ("Grantee"), and Agile Software Corporation, a Delaware corporation ("Issuer").

                                  WITNESSETH:

   WHEREAS, Grantee, Issuer and Silver Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Grantee ("Merger Sub"), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") pursuant to which Merger Sub will merge with and into Issuer (the "Merger");

   WHEREAS, as a condition of and inducement to Grantee's execution of the Merger Agreement, Issuer has agreed to grant Grantee an option to purchase unissued shares of the common stock of Issuer ("Issuer Common Stock") in accordance with the terms of this Agreement; and

   WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the same meaning ascribed to them in the Merger Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                The Stock Option

   SECTION 1.01 Grant of Stock Option. Issuer hereby grants to Grantee an irrevocable option (the "Stock Option") to purchase 9,396,941 shares of Issuer Common Stock (the "Option Shares") at a cash purchase price per Option Share equal to $54.00 (the "Purchase Price"), subject to the terms and conditions set forth herein.

   SECTION 1.02 Exercise of Stock Option.

     (a) Subject to the conditions set forth in Section 1.03 and any additional requirements of any applicable laws, statutes, ordinances, regulations, rules, codes, orders or other requirement or rule of law ("Laws"), the Stock Option may be exercised by Grantee, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined in Section 1.02(b)); provided, however, that the Stock Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) twelve (12) months after the occurrence of an Exercise Event (unless prior thereto the Stock Option shall have been exercised in respect of all Option Shares) and (iii) the termination of the Merger Agreement other than as a result of a termination that gives rise to an Exercise Event. Notwithstanding the termination of the Stock Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Stock Option in accordance with the terms hereof prior to the termination of the Stock Option. The termination of the Stock Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination. The periods related to the exercise of the Stock Option and the other rights of Grantee hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods, and (ii) to the extent necessary to avoid liability for the Grantee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by reason of such exercise.

     (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any event that would entitle Grantee to the payment of the Termination Fee in accordance with Section 8.05(b) of the Merger Agreement.

     (c) In order to exercise the Stock Option, Grantee shall send a written notice (the "Stock Exercise Notice") to Issuer specifying (i) the total number of Option Shares Grantee wishes to purchase, (ii) the denominations of the certificate or certificates evidencing such Option Shares that Grantee wishes to receive and (iii) a date (subject to the earlier satisfaction or waiver of the conditions set forth in Section 1.03) (a "Closing Date"), which shall be a business day which is not later than five
  (5) business days and not earlier than two (2) business days after delivery of the Stock Exercise Notice, and place for the closing of such purchase (a "Closing").

     (d) Any time the Stock Option is exercisable pursuant to the terms of
  Section 1.02(a), Grantee may elect, in lieu of exercising the Stock Option to purchase Option Shares as provided in Section 1.02(a), to send a written notice to Issuer (the "Cash Exercise Notice") specifying a date not later than fifteen (15) business days and not earlier than five (5) business days after delivery of the Cash Exercise Notice, on which date Issuer shall pay to Grantee an amount in cash (the "Cash Exercise Amount") equal to the Spread (as defined below) multiplied by such number of Option Shares as Grantee shall specify in the Cash Exercise Notice (a "Cash Exercise"). As used in this Agreement, "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Issuer Common Stock paid or to be paid by any person in a Competing Transaction (the "Competing Purchase Price") and (y) the closing price of the shares of Issuer Common Stock on the Nasdaq National Market ("Nasdaq") on the last trading day immediately prior to the date of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01) (the "Closing Price"). If the Competing Purchase Price includes any property other than cash, the Competing Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Competing Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the thirty trading days ending five days prior to the date of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01) shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Competing Purchase Price shall be deemed to be the amount of any cash included in the Competing Purchase Price plus the fair market value of such other property (as determined by a nationally recognized investment banking firm jointly selected by Grantee and Issuer). The parties shall use their reasonable commercial efforts to cause any determination of the fair market value of such other property to be made within three (3) business days after the date of delivery of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01). Upon a Cash Exercise by Grantee pursuant to this Section 1.02(d), the obligations of Issuer to deliver Option Shares pursuant to Section 1.03 shall be terminated with respect to such number of Option Shares subject to the Cash Exercise Notice.

   SECTION 1.03 Conditions to Closing. The obligation of Issuer to deliver Option Shares or pay the Cash Exercise Amount, as applicable, upon any exercise of the Stock Option is subject to the conditions that:

     (a) all waiting periods, if any, under the HSR Act applicable to the issuance of Option Shares shall have expired or have been terminated, and all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental body, agency, official or authority, if any, required in connection with the issuance of Option Shares, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal, shall have been obtained or made, as the case may be; and

     (b) there shall be no preliminary or permanent injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option, the delivery of the Option Shares or payment of the Cash Exercise Amount in respect of such exercise.

   SECTION 1.04 Closings. At each Closing pursuant to Section 1.02(c), Issuer shall deliver to Grantee a certificate or certificates evidencing the applicable number of Option Shares (in the denominations specified in the Stock Exercise Notice), and Grantee shall purchase each such Option Share from Issuer at the Purchase Price. At each Closing pursuant to Section 1.02(d), Issuer shall deliver to Grantee cash in an amount determined pursuant to Section 1.02(d). All payments made pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by Grantee to Issuer. Upon delivery by Grantee to Issuer of the Stock Exercise Notice and the tender of the applicable cash as described above in this Section 1.04, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Grantee or that Issuer shall have failed to designate the bank account described above in this Section 1.04. Certificates evidencing Option Shares delivered hereunder may, at Issuer's election, contain the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM. THE SHARES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY 29, 2001 BETWEEN ARIBA, INC. AND AGILE SOFTWARE CORPORATION, A COPY OF WHICH MAY BE OBTAINED FROM ISSUER UPON REQUEST.

In addition, the certificates shall bear any other legend as may be required by applicable law. Issuer shall, upon the written request of the holder thereof, issue such holder a new certificate evidencing such Option Shares without such legend in the event (i) such Option Shares have been registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), (ii) such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or (iii) such holder shall have delivered to Issuer an opinion of counsel, which opinion shall, in Issuer's reasonable judgment, be satisfactory in form and substance to Issuer, to the effect that subsequent transfers of such Option Shares may be effected without registration under the Securities Act.

   SECTION 1.05 Adjustments upon Share Issuances, Changes in Capitalization,
Etc.

     (a) In the event of any change in Issuer Common Stock or in the number of outstanding shares of Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of Issuer (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by Issuer upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if Grantee had exercised the Stock Option immediately prior to such event or the record date therefor, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property.

     (b) If, during the term of this Agreement, the Issuer enters into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person other than Grantee or any Grantee subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or any Grantee subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of Issuer's assets to any person, other than Grantee or any Grantee subsidiary, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if Grantee had exercised the Stock Option immediately prior to such transaction or the record date therefor, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property.

     (c) Notwithstanding any other provision of this Agreement, in no event shall the total number of Option Shares exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of Issuer Common Stock issued and outstanding as of the date of this Agreement.

     (d) The provisions of this Agreement, including, without limitation, Sections 1.01, 1.02, 1.04, 4.01, 4.02, 6.01, 6.04, 7.01 and 7.03, shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this Section 1.05.

                                   ARTICLE II

                    Representations and Warranties of Issuer

   Issuer hereby represents and warrants to Grantee as follows:

   SECTION 2.01 Authority Relative to this Agreement. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Issuer of this Agreement and the consummation by Issuer of the transactions contemplated hereby are within Issuer's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Issuer and, assuming the due authorization, execution and delivery by Grantee, constitutes a valid and binding agreement of Issuer enforceable against Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

   SECTION 2.02 Authority to Issue Shares. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof until its obligation to deliver shares of Issuer Common Stock upon the exercise of the Stock Option terminates, shall have reserved, all the Option Shares issuable pursuant to this Agreement, and Issuer shall take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 1.05, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

   SECTION 2.03 No Conflict; Required Filings and Consents.

     (a) The execution, delivery and performance by Issuer of this Agreement and the consummation by Issuer of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (insofar as such action or filing relates to Issuer) other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act, (iii) approvals and authorizations of self-regulatory organizations in the securities field, (iv) as contemplated by Sections 4.02(e) and (f) and (v) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Issuer or materially impair the ability of Issuer to consummate the transactions contemplated hereby.

     (b) The execution, delivery and performance by Issuer of this Agreement and the consummation by Issuer of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of Issuer or any Issuer subsidiary, (ii) assuming receipt of or compliance with all matters referred to in Section 2.03(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Issuer or any Issuer subsidiary, (iii) constitute a breach of or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Issuer or any Issuer subsidiary or to a loss of any benefit to which Issuer or any Issuer subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Issuer or any Issuer subsidiary or any license, franchise, permit or other similar authorization held by Issuer or any Issuer subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Issuer or any Issuer subsidiary other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not have a material adverse effect on Issuer or materially impair the ability of Issuer to consummate the transactions contemplated by this Agreement.

                                  ARTICLE III

                   Representations and Warranties of Grantee

   Grantee hereby represents and warrants to Issuer as follows:

   SECTION 3.01 Authority Relative to this Agreement. Grantee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby are within Grantee's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Grantee and, assuming the due authorization, execution and delivery by Issuer, constitutes a valid and binding agreement of Grantee enforceable against Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

   SECTION 3.02 No Conflict; Required Filings and Consents.

     (a) The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (insofar as such action or filing relates to Grantee) other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act, (iii) approvals and authorizations of self-regulatory and governmental organizations in the securities and commodities field and (iv) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Grantee or materially impair the ability of Grantee to consummate the transactions contemplated hereby.

     (b) The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of Grantee, Merger Sub or any Grantee subsidiary, (ii) assuming receipt of or compliance with all matters referred to in Section 3.02(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Grantee, Merger Sub or any Grantee subsidiary, (iii) constitute a breach of or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Grantee, Merger Sub or any Grantee subsidiary or to a loss of any benefit to which Grantee, Merger Sub or any Grantee subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Grantee, Merger Sub or any Grantee subsidiary or any license, franchise, permit or other similar authorization held by Grantee, Merger Sub or any Grantee subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Grantee, Merger Sub or any Grantee subsidiary other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not materially impair the ability of Grantee to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              Covenants of Issuer

   SECTION 4.01 Listing; Other Action.

     (a) Issuer shall, at its expense, use its commercially reasonable efforts to cause the Option Shares to be approved for listing on Nasdaq, subject to notice of issuance, as promptly as practicable following an Exercise Event, and shall provide prompt notice to Nasdaq of the issuance of each Option Share, except to the extent the delivery of the Option Shares can be satisfied with previously listed but unissued shares of Issuer Common Stock.

     (b) Subject to the other provisions hereof, Issuer shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities. Without limiting the generality of the foregoing, Issuer shall, when required in order to effect the transactions contemplated hereunder, make all necessary filings, and thereafter make any other required or appropriate submissions, under the HSR Act and shall supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act.

     (c) Issuer has taken, and will in the future take, all actions necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable Certificate of Incorporation or Bylaw provisions relating to changes of control or takeovers.

     (d) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Issuer Common Stock (which may include previously listed shares) that are issuable pursuant to this Agreement so that the Stock Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by Issuer and (iii) that it shall promptly take all action as may from time to time be required in order to permit Grantee to exercise the Stock Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto.

   SECTION 4.02 Registration.

     (a) Following the exercise of the Stock Option, Grantee may by written notice (the "Registration Notice") to Issuer request the Grantee to register under the Securities Act all or any part of the Option Shares beneficially owned by such Grantee (such Option Shares to be registered being the "Requested Shares") pursuant to a bona fide firm commitment underwritten public offering, in which the Grantee and the underwriters shall effect as wide a distribution of such Option Shares as is reasonably practicable and shall use their commercially reasonable efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange
  Act)) and its affiliates from purchasing through such offering Restricted

  Shares representing more than five percent (5%) of the outstanding shares of Issuer Common Stock on a fully diluted basis (a "Permitted Offering").

     (b) The Registration Notice shall include a certificate executed by the Grantee and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the manager in good faith believes that, based on the then-prevailing market conditions, it is reasonably likely to be able to sell the Requested Shares to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the average of the last sale prices per share of the Issuer Common Stock on The Nasdaq National Market for the ten
  (10) trading days immediately preceding the date of the Registration Notice (such ten-day average price being the "Fair Market Value").

     (c) The Issuer (and/or any person designated by the Issuer) shall thereupon have the option exercisable by written notice delivered to the Grantee within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all of the Requested Shares proposed to be so sold for cash at a price equal to the product of (i) the number of Requested Shares and (ii) the then Fair Market Value of such shares.

     (d) Any purchase of Requested Shares by the Issuer (or its designee) under Section 4.02(c) shall take place at a closing to be held at the principal executive offices of the Issuer or at the offices of its counsel as promptly as practicable but in any event at within ten (10) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

     (e) If the Issuer does not elect to exercise its option pursuant to
  Section 4.02(c) with respect to all Requested Shares, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the Requested Shares; provided, however, that (i) neither party shall be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Issuer will not be required to file any such registration statement during any period of time (not to exceed forty (40) days) when (A) the Issuer is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (B) the Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Issuer or any of its material subsidiaries and that such transaction is material to the Issuer and its subsidiaries taken as a whole. If consummation of the sale of any Option Shares pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this
  Section 4.02 shall again be applicable to any proposed registration.

     (f) The Issuer shall use its best efforts to cause any Option Shares registered pursuant to this Section 4.02 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (g) If Issuer at any time after the exercise of the Stock Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of Grantee given within twenty (20) days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Grantee), Issuer will cause all such shares for which Grantee requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect (i) not to cause any such shares to be so registered in the case of a registration solely to implement an employee benefit plan or a registration statement filed on Form S-4 of the Securities Act (or any successor form thereto) or (ii) to reduce the number of shares to be registered if the underwriters in good faith object for valid business reasons; provided further, that the Issuer may make an election pursuant to clause
  (ii) no more than two times. Grantee shall not be entitled to exercise any right provided for in this Section 4.02(g) after five (5) years following the first exercise of the Stock Option or such earlier time at which all Option Shares held by Grantee can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Securities Act.

     (h) The registration rights set forth in this Section 4.02 are subject to the condition that the Grantee shall provide the Issuer with such information with respect to its Option Shares, the plans for the distribution thereof, and such other information with respect to the Grantee as, in the reasonable judgment of counsel for the Issuer, is necessary to enable the Issuer to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (i) If the Issuer Common Stock is registered pursuant to the provisions of this Section 4.02, Issuer agrees (i) to furnish copies of the registration statement and prospectus relating to the Option Shares covered thereby in such numbers as Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for such time as the distribution contemplated by such registration statement is complete a prospectus covering the Issuer Common Stock meeting the requirements of such securities laws, and to furnish Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested by Grantee.

     (j) A registration effected under this Section 4.02 shall be effected at the Issuer's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Grantee, and the Issuer shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

     (k) In connection with any registration effected under this Section 4.02, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road-show presentations).

     (l) The Issuer shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to Section 4.02(a) only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

                                   ARTICLE V

                               Investment Intent

   SECTION 5.01 Grantee shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities and "blue sky" laws.

                                   ARTICLE VI

                              Repurchase Election

   SECTION 6.01 Repurchase. At the request of and upon notice to Issuer ("Repurchase Notice"), at any time during the period during which the Stock Option is exercisable pursuant to Section 1.02(b), Issuer (or any successor entity thereof) must pay to Grantee the Repurchase Fee (as defined below) upon delivery by

Grantee of the shares of Issuer Common Stock acquired hereunder in accordance with Section 1.02 with respect to which Grantee then has beneficial ownership. The date on which Grantee delivers the Repurchase Notice under this Section 6 is referred to as the "Repurchase Request Date". The "Repurchase Fee" shall be equal to the sum of the following:

     (a) the aggregate Purchase Price paid by Grantee to Issuer in accordance with Section 1.02 for any shares of Issuer Common Stock acquired pursuant to the Stock Option with respect to which Grantee then has beneficial ownership; and

     (b) the Spread, multiplied by the number of shares of Issuer Common Stock with respect to which the Stock Option has been exercised and with respect to which Grantee then has beneficial ownership.

   SECTION 6.02 Repurchase Payment. Subject to Section 6.03, if Grantee exercises its rights under this Section 6, within five (5) Business Days after the Repurchase Request Date, (i) Issuer shall pay by wire transfer to Grantee the Repurchase Fee in immediately available funds to an account designated in writing by Grantee to Issuer, and (ii) Grantee shall surrender to Issuer certificates representing the shares of Issuer Common Stock acquired hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

   SECTION 6.03 Limitation on Repurchase. Issuer shall use its best efforts to ensure that it can fully perform all of its obligations under this Section 6 under applicable Law. If Issuer is prohibited under applicable law or regulation from repurchasing the Option Shares contemplated by this Section 6 in full, Issuer will promptly so notify Grantee, repurchase the maximum possible number of Option Shares allowed under applicable law and as soon as practicable thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Repurchase Fee that it is no longer prohibited from delivering.

   SECTION 6.04 Repurchase at the Election of Issuer.

     (a) Except to the extent that Grantee shall have previously exercised its rights under Section 6.01, at the request of the Issuer during the six-month period immediately following the Repurchase Period, the Issuer may repurchase from Grantee, and Grantee shall sell to the Issuer, all (but not less than all) the shares of the Issuer Common Stock acquired by Grantee pursuant to Section 1.02 with respect to which Grantee then has beneficial ownership, at a price equal to the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 6.04(c)) or (II) the sum of (X) the Purchase Price in respect of the shares so acquired plus
  (Y) Grantee's Pre-Tax Carrying Cost (as defined in Section 6.04(c)), multiplied in either case by the number of shares so acquired (the "Section
  6.04 Repurchase Fee"); provided, that the Issuer's rights under this
  Section 6.04 shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject Grantee to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

     (b) If the Issuer exercises its rights under this Section 6.04, the Issuer shall, within ten (10) business days pay the Section 6.04 Repurchase Fee in immediately available funds and Grantee shall surrender to the Issuer certificates evidencing the shares of the Issuer Common Stock purchased hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole beneficial ownership of such shares and that all such shares are then free and clear of all claims, liens, charges and encumbrances of any kind whatsoever.

     (c) As used in Section 6.04(a), (A) "Current Market Price" shall mean the average of the last sale prices per share of the Issuer Common Stock on The Nasdaq National Market for the ten (10) trading days immediately preceding the date of the Issuer's request for repurchase pursuant to this
  Section 6.04, and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to the interest on the aggregate purchase price paid by Grantee for the shares of the Issuer Common Stock purchased pursuant to the Stock Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

   SECTION 6.05 Profit Cap. Notwithstanding anything to the contrary in Sections 6.01, 6.04 and 1.02(d) of this Agreement, Issuer will not be required to pay Grantee pursuant to any such provisions in excess of an aggregate of (x) $115,000,000 plus (y) the Exercise Price paid by Grantee for Issuer Common Stock acquired pursuant to the Stock Option minus (z) any amounts paid to Grantee by the Issuer pursuant to (i) Section 8.05(b) of the Merger Agreement,
(ii) any cash paid pursuant to Section 6.01 or Section 6.04 and (iii) any cash paid pursuant to Section 1.02(d) (the "Profit Cap"). If the total amount that would otherwise be received by Grantee would exceed the Profit Cap, Grantee, at its election, shall either (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) deliver to Company for cancellation shares of Issuer Common Stock previously purchased by Grantee, (iii) pay cash to Issuer,
(iv) reduce the amount paid pursuant to Section 6.01, Section 6.04 or Section 1.02(d), or (v) any combination of the foregoing so Grantee's actually realized total profit, when aggregated with the Termination Fee actually paid to Grantee, shall not exceed the Profit Cap after taking into account the foregoing actions.

                                  ARTICLE VII

                            Restrictions on Transfer

   SECTION 7.01 Restrictions on Transfer. Prior to the Expiration Date (as defined in Section 7.03 below), Grantee shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of Issuer Common Stock acquired by Grantee pursuant to
Section 1.02 (for purposes of this Article VII, "Restricted Shares") beneficially owned by Grantee, other than (i) pursuant to Section 1.02(d) or
(ii) in accordance with Sections 4.02, 6.01, 6.04, 7.02 or 7.03.

   SECTION 7.02 Permitted Sales. Grantee shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the Grantees of common stock of Issuer, by a majority of the members of the Board of Directors of Issuer.

   SECTION 7.03 The Issuer's Right of First Refusal. At any time after the first occurrence of an Exercise Event and prior to the expiration of twenty-four (24) months immediately following the first purchase of shares of the Issuer Common Stock pursuant to the Stock Option ("Expiration Date"), if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of the Issuer Common Stock acquired by it pursuant to the Stock Option, it shall give the Issuer written notice of the proposed transaction (a "Grantee Offer Notice"), identifying the proposed transferee, accompanied by a copy of a bona fide written offer to purchase such shares signed by such transferee and setting forth the terms of the proposed transaction. A Grantee Offer Notice shall be deemed an offer by Grantee to the Issuer, which may be accepted within five (5) business days of the receipt of such Grantee Offer Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer such shares to such transferee. If Issuer's written acceptance is not received by Grantee within such five (5) business day period, such offer shall be deemed to be rejected. The purchase of any such shares or other securities by the Issuer shall be settled within five
(5) business days of the date of the written acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds. In the event of the failure or refusal of the Issuer to purchase all the shares covered by a Grantee Offer Notice, Grantee may sell all, but not less than all, of such shares to the proposed transferee at no less than the price specified and on terms that are not materially more favorable to the transferee than those set forth in the Grantee Offer Notice; provided that the provisions of this sentence shall not limit the rights Grantee may otherwise have in the event the Issuer has accepted the offer contained in the Grantee Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 7.03 shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than five percent (5%) of the outstanding voting power of the Issuer,
(ii) any disposition of the Issuer Common Stock by a person to whom Grantee has assigned its rights under the Stock Option with the consent of the Issuer,
(iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof. All notices required to be delivered pursuant to this Section 7.03 shall be delivered in accordance with Section 8.03 hereof.

                                  ARTICLE VIII

                                 Miscellaneous

   SECTION 8.01 Amendment; Waiver.

     (a) This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

     (b) At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto and (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   SECTION 8.02 Fees and Expenses. Except as otherwise set for the in the Merger Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated.

   SECTION 8.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

     if to Parent or Merger Sub:

       Ariba, Inc.
       1565 Charleston Rd.
       Mountain View, CA 94043
       Attention: General Counsel
       Facsimile No.: (650) 930-8188

     with a copy to:

       Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
       Menlo Park, CA 94025
       Attention: Brooks Stough and Christopher D. Dillon
       Facsimile No.: (650) 321-2800

     if to the Company:

       Agile Software Corporation
       One Almaden Blvd.
       San Jose, CA 95113-2253
       Attention: General Counsel
       Facsimile No.: (408) 271-4862

     with a copy to:

       Gray Cary Ware & Freidenrich LLP
       400 Hamilton Avenue
       Palo Alto, CA 94301
       Attention: Bruce E. Schaeffer
       Facsimile No.: (650) 327-3699

   SECTION 8.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   SECTION 8.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   SECTION 8.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 8.07 Governing Law; Forum.

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.07(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

   SECTION 8.08 Waiver of Jury Trial. EACH OF GRANTEE AND ISSUER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF GRANTEE OR ISSUER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

   SECTION 8.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 8.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 8.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

   SECTION 8.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ISSUER:

                                          AGILE SOFTWARE CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                          GRANTEE:

                                          ARIBA, INC.

                                          By: _________________________________
                                             Name:
                                             Title:


                    Signature Page to Stock Option Agreement

                                                                      APPENDIX F

January 29, 2001

Board of Directors
Ariba, Inc.
1565 Charleston Road
Mountainview, California 94043

Gentlemen:

   We understand that Ariba, Inc., a Delaware corporation ("Buyer"), Silver Merger Corporation, a Delaware corporation (the "Sub"), and Agile Software Corporation, a Delaware corporation ("Seller"), propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of January 29, 2001 (the "Merger Agreement"). The Merger Agreement provides for the merger of Sub with and into Seller pursuant to which Seller will become a wholly owned subsidiary of Buyer (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $0.001 par value per share ("Seller Common Stock"), of Seller, excluding shares of capital stock held in the treasury of Seller and each share owned by the Buyer or any direct or indirect wholly owned subsidiary of Buyer or Seller, will be converted into and exchangeable for 1.35 shares of the common stock, $0.002 par value per share ("Buyer Common Stock"), of Buyer (the "Exchange Ratio"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

   You have asked for our opinion as investment bankers as to whether the Exchange Ratio is fair to Buyer from a financial point of view, as of the date hereof.

   In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to October 31, 2000 with respect to Seller and to September 30, 2000 with respect to Buyer and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the Merger Agreement, the Stock Option Agreement, dated as of January 29, 2001, by and between Buyer and Seller, and the Company Voting Agreements, dated as of January 29, 2001, by and among Buyer and certain stockholders of Seller; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the software industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions for Seller including assumptions relating to the benefits of the combination provided by management of Buyer based on discussions with Seller; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Buyer's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

   In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller described above, upon the advice of management of Buyer and with your consent we have assumed for purposes of our opinion that the forecasts including assumptions relating to the benefits of the combination have been reasonably prepared on bases reflecting the best available estimates and judgments of management of Buyer at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of independent accountants to Buyer as to all financial reporting matters with respect to Buyer, and independent counsel to Buyer with respect to legal matters relating to the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

   We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder.

   We have acted as financial advisor to Buyer in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we may actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio pursuant to the Merger Agreement is fair to Buyer from a financial point of view, as of the date hereof.

   This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Exchange Ratio to Buyer and does not address the relative merits of the Merger and any alternatives to the Merger, Buyer's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          THOMAS WEISEL PARTNERS LLC

                                                                      APPENDIX G

                                                                January 29, 2001

Board of Directors
Agile Software Inc.
One Almaden Blvd.,
San Jose, CA 95113-2253

Members of the Board:

   We understand that Agile Software Corporation ("Agile Software" or the "Company"), Ariba, Inc. ("Ariba"), and Ariba Subsidiary, Inc., a wholly-owned subsidiary of Ariba ("Merger Sub"), propose to enter into an Agreement and Plan of Merger and Reorganization, substantially in the form of the draft dated January 29 2001 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Agile Software. Pursuant to the Merger, Agile Software will become a wholly-owned subsidiary of Ariba, and each outstanding share of common stock, par value $0.001 per share (the "Agile Software Common Stock"), of Agile Software, other than shares held in treasury or held by Ariba or any affiliates of Agile Software or Ariba will be converted into the right to receive 1.35 shares (the "Exchange Ratio") of common stock, par value $0.002 per share (the "Ariba Common Stock"), of Ariba. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Agile Software Common Stock.

   For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other information of Agile Software and Ariba, respectively;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning Agile Software and Ariba, prepared by the managements of Agile Software and Ariba, respectively;

  (iii) discussed the past and current operations and financial condition and the prospects of Agile Software and Ariba, including a review of publicly available projections from equity research analyst estimates and information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Agile Software and Ariba, respectively;

  (iv) reviewed the pro forma impact of the Merger on certain financial metrics for the combined company;

  (v) reviewed certain publicly available financial projections from equity research analysts' reports of Agile Software and Ariba;

  (vi) reviewed the reported prices and trading activity for the Agile Software Common Stock and Ariba Common Stock;

  (vii) compared the financial performance of Agile Software and Ariba and the prices and trading activity of the Agile Software Common Stock and Ariba Common Stock with that of certain other publicly-traded companies comparable to Agile Software and Ariba, respectively, and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

  (ix) reviewed and discussed with the senior managements of Agile Software and Ariba their strategic rationales for the Merger;

  (x) participated in discussions and negotiations among representatives of Agile Software, Ariba and their financial and legal advisors;

  (xi) reviewed the draft Merger Agreement and certain related documents; and

  (xii) performed such other analyses and considered such other factors as we deemed appropriate.

   We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and information relating to the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of Agile Software and Ariba, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and will be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986.

   We have relied upon the assessment by the managements of Agile Software and Ariba of their ability to retain key employees of Agile Software and Ariba, respectively. We have also relied upon, without independent verification, the assessment by the managements of Agile Software and Ariba of: (i) the strategic, financial and other benefits expected to result from the Merger;
(ii) the timing and risks associated with the integration of Agile Software and Ariba; and (iii) the validity of, and risks associated with, Agile Software's and Ariba's existing and future technologies, services or business models. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Agile Software and Ariba, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Agile Software.

   In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Agile Software and Ariba and have received fees for the rendering of these services.

   We have acted as financial advisor to the Board of Directors of Agile Software in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of Agile Software and Ariba for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors of Agile Software and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing of a proxy or registration statement with the Securities and Exchange Commission made by Agile Software in respect of this transaction. In addition, this opinion does not in any manner address the prices at which the Agile Software Common Stock or the Ariba Common Stock will trade following the consummation of the Merger, and Morgan Stanley & Co. Incorporated expresses no opinion or recommendation as to how the stockholders of Agile Software should vote at the stockholders' meeting to be held in connection with the Merger.

   Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Agile Software Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                             /s/ NICHOLAS DEJ. OSBORNE
                                          By: _________________________________
                                             Nicholas deJ. Osborne
                                             Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   Article Seven of Ariba's amended and restated certificate of incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, as the same exists or as it may hereafter be amended, no director of the Ariba shall be personally liable to Ariba or its stockholders for monetary damages for breach of fiduciary duty as a director.

   Section 6.1 of Ariba's amended and restated bylaws further provides that Ariba shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Ariba.

   Ariba has entered into indemnification agreements with each of its directors and executive officers.

   Ariba maintains officers' and directors' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits. The following is a list of Exhibits filed as part of the Registration Statement or incorporated by reference herein:

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger and Reorganization, dated January 29,
         2001 by and among the Registrant, Silver Merger Corporation and Agile
         (See Appendix A hereto).

  2.2 Agreement and Plan of Merger, dated November 15, 1999, by and among the Registrant, Blue Merger Corp. and TradingDynamics, Inc. (which is incorporated herein by reference to Exhibit 2.1 to the Registrant's
         Current Report on Form 8-K dated January 25, 2000).

  2.3 Agreement and Plan of Reorganization, dated December 16, 1999, by and among the Registrant, Apache Merger Corporation and Tradex
         Technologies Inc., as amended January 24, 2000 (which is incorporated herein by reference to Exhibits 2.1 and 2.2 to the Registrant's
         Current Report on
         Form 8-K dated March 21, 2000).

  2.4 Agreement and Plan of Reorganization, dated June 21, 2000, by and among the Registrant, Eli Merger Corporation and SupplierMarket.com
         Inc. (which is incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated September 12, 2000).

  3.1 Amended and Restated Certificate of Incorporation of the Registrant including all amendments to date (which is incorporated herein by reference to Exhibit 3.1 of the Registrant's Annual Report on
          Form 10-K dated December 29, 2000).

  3.2 Amended and Restated Bylaws of the Registrant (which are incorporated herein by reference to Exhibit 3.4 to the Registrant's Form S-1
         Registration No. 333- 76953).

  4.1    Amended and Restated Investors' Rights Agreement, dated April 17, 1998
         (which is incorporated herein by reference to Exhibit 4.1 to the Registrant's Form S-1 Registration No. 333-76953).

  4.2 Specimen Certificate of the Registrant's common stock (which is incorporated herein by reference to Exhibit 4.2 to the Registrant's
         Form S-1 Registration No. 333-76953).

  4.3    Amended and Restated Investors' Rights Agreement, dated June 7, 1999
         (which is incorporated herein by reference to Exhibit 4.3 to the Registrant's Form S-1 Registration No. 333-76953).

  4.4*   Registration Rights Agreement, dated January 1, 2000, by and between
         EDS CoNext, Inc. and the Registrant (which is incorporated herein by reference to Exhibit 4.4 to the Registrant's Quarterly Report on Form
         10-Q dated May 15, 2000).

  5.1    Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP, counsel to the Registrant as to legality of the securities being issued (to be filed by amendment).

  8.1    Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP regarding certain tax matters (to be filed by amendment).

  8.2 Opinion of Gray Cary Ware & Freidenrich, LLP regarding certain tax matters (to be filed by amendment).

 Exhibit
 Number                                Description
 -------                               -----------
 10.1    Form of Indemnification Agreement entered into between the Registrant and its directors and executive officers (which is incorporated herein by reference to Exhibit 10.1 to the Registrant's Form S-1 Registration
         No. 333- 76953).

 10.2 1996 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.2 to the Registrant's Form S-1 Registration No. 333-
         76953).

 10.3 1999 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 10.3 to the Registrant's Form S-1 Registration No. 333-
         76953).

 10.4 1999 Directors' Stock Option Plan (which is incorporated herein by reference to Exhibit 10.4 to the Registrant's Form S-1 Registration
         No. 333- 76953).

 10.5 Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.5 to the Registrant's Form S-1 Registration
         No. 333-76953).

 10.6    Industrial Complex Lease, dated August 11, 1997, by and between MP
         Caribbean, Inc. and the Registrant (which is incorporated herein by reference to Exhibit 10.6 to the Registrant's Form S-1 Registration
         No. 333-76953).

 10.7    Lease Agreement, dated June 12, 1996, by and between Charleston Place
         Associates and U.S. Robotics Access Corp., as amended (which is incorporated herein by reference to Exhibit 10.7 to the Registrant's
         Form S-1 Registration No. 333-76953).

 10.8 Sublease, dated February 1999, by and between 3Com Corporation, successor in interest to U.S. Robotics Access Corp., and the Registrant (which is incorporated herein by reference to Exhibit 10.8 to the Registrant's Form S-1 Registration No. 333-76953).

 10.9 Sublease, dated October 1999, by and between the Registrant and ChainLink Technologies, Inc. (which is incorporated herein by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K dated December 23, 1999).

 10.10   Lease agreement, dated March 15, 2000, by and between Moffett Park
         Drive LLC and the Registrant (which is incorporated herein by reference to Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.11* Class A Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.11 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.12* Class B Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.12 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.13* Class C-1 Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.13 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.14* Class C-2 Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.14 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.15* Class D Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.15 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 21.1    Subsidiaries (which is incorporated herein by reference to Exhibit
         21.1 of the Registrant's Annual Report on Form 10-K dated December 29,
         2000).

 Exhibit
 Number                                Description
 -------                               -----------
  23.1   Consent of KPMG LLP, independent accountants for Ariba, Inc.

  23.2 Consent of PricewaterhouseCoopers LLP, independent accountants for the Agile Software Corporation.

  23.3   Consent of KPMG LLP, independent accountants for Digital Markets, Inc.

  23.4   Consent of KPMG LLP, independent accountants for TradingDynamics, Inc.

  23.5 Consent of PricewaterhouseCoopers LLP, independent accountants for SupplierMarket.com, Inc.

  23.6 Consent of Ernst & Young LLP, independent certified public accountants for Tradex Technologies, Inc.

  23.7   Consent of Pender NewKirk & Company, independent accountants for
         Tradex Technologies, Inc.

  23.8   Consent of Gunderson Dettmer Stough Villeneuve Franklin Hachigian, LLP
         (Reference is made to Exhibit 5.1).

  24.1   Power of Attorney (See the signature page hereto).

  99.1   Form of Ariba Proxy Card.

  99.2   Form of Agile Proxy Card.

--------
 * Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 22. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

   (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Mountain View, State of California, on this ninth day of February, 2001.

                                          ARIBA, INC.

                                                   /s/ Keith J. Krach
                                          By: _________________________________
                                                       Keith J. Krach
                                                  Chief Executive Officer
                                                and Chairman of the Board of
                                                         Directors
                                               (Principal Executive Officer)

   We the undersigned directors and/or officers of Ariba, Inc. ("Ariba") hereby severally constitute and appoint Keith J. Krach and Robert M. Calderoni, and each of them individually, with full power of substitution and resubstitution, our true and lawful attorneys, with full power to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Ariba and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                   Date
             ---------                           -----                   ----

        /s/ Keith J. Krach            Chief Executive Officer and  February 9, 2001
____________________________________   Chairman of the Board of
           Keith J. Krach                      Directors

     /s/ Robert M. Calderoni         Executive Vice President and  February 9, 2001
____________________________________    Chief Financial Officer
        Robert M. Calderoni            (Principal Financial and
                                          Accounting Officer)

         /s/ Paul Hegarty                      Director            February 9, 2001
____________________________________
            Paul Hegarty

       /s/ Robert C. Kagle                     Director            February 9, 2001
____________________________________
          Robert C. Kagle


             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ John B. Mumford                     Director            February 9, 2001
____________________________________
          John B. Mumford

                                               Director
____________________________________
          Hatim A. Tyabji

    /s/ Robert E. Knowling Jr.                 Director            February 9, 2001
____________________________________
       Robert E. Knowling Jr.

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Agreement and Plan of Merger and Reorganization, dated January 29,
         2001 by and among the Registrant, Silver Merger Corporation and Agile
         Software Corporation (see Appendix A hereto).

   2.2 Agreement and Plan of Merger, dated November 15, 1999, by and among the Registrant, Blue Merger Corp. and TradingDynamics, Inc. (which is incorporated herein by reference to Exhibit 2.1 to the Registrant's
         Current Report on Form 8-K dated January 25, 2000).

   2.3 Agreement and Plan of Reorganization, dated December 16, 1999, by and among the Registrant, Apache Merger Corporation and Tradex
         Technologies Inc., as amended January 24, 2000 (which is incorporated herein by reference to Exhibits 2.1 and 2.2 to the Registrant's
         Current Report on Form 8-K dated March 21, 2000).

   2.4 Agreement and Plan of Reorganization, dated June 21, 2000, by and among the Registrant, Eli Merger Corporation and SupplierMarket.com
         Inc. (which is incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated September 12, 2000).

   3.1 Amended and Restated Certificate of Incorporation of the Registrant including all amendments to date (which is incorporated herein by reference to Exhibit 3.1 of the Registrant's Annual Report on
          Form 10-K dated December 29, 2000).

   3.2 Amended and Restated Bylaws of the Registrant (which are incorporated herein by reference to Exhibit 3.4 to the Registrant's Form S-1
         Registration No. 333- 76953).

   4.1   Amended and Restated Investors' Rights Agreement, dated April 17, 1998
         (which is incorporated herein by reference to Exhibit 4.1 to the Registrant's Form S-1 Registration No. 333-76953).

   4.2 Specimen Certificate of the Registrant's common stock (which is incorporated herein by reference to Exhibit 4.2 to the Registrant's
         Form S-1 Registration No. 333-76953).

   4.3   Amended and Restated Investors' Rights Agreement, dated June 7, 1999
         (which is incorporated herein by reference to Exhibit 4.3 to the Registrant's Form S-1 Registration No. 333-76953).

   4.4*  Registration Rights Agreement, dated January 1, 2000, by and between
         EDS CoNext, Inc. and the Registrant (which is incorporated herein by reference to Exhibit 4.4 to the Registrant's Quarterly Report on Form
         10-Q dated May 15, 2000).

   5.1   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP, Counsel to the Registrant as to legality of the securities being issued (to be filed by amendment).

  8.1    Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP regarding certain tax matters (to be filed by amendment).

   8.2 Opinion of Gray Cary Ware & Freidenrich, LLP regarding certain tax matters (to be filed by amendment).

  10.1 Form of Indemnification Agreement entered into between the Registrant and its directors and executive officers (which is incorporated herein by reference to Exhibit 10.1 to the Registrant's Form S-1 Registration
         No. 333- 76953).

  10.2 1996 Stock Plan, as amended (which is incorporated herein by reference to Exhibit 10.2 to the Registrant's Form S-1 Registration No. 333-
         76953).

  10.3 1999 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 10.3 to the Registrant's Form S-1 Registration No. 333-
         76953).

  10.4 1999 Directors' Stock Option Plan (which is incorporated herein by reference to Exhibit 10.4 to the Registrant's Form S-1 Registration
         No. 333- 76953).

 Exhibit
 Number                                Description
 -------                               -----------
 10.5    Employee Stock Purchase Plan (which is incorporated herein by reference to Exhibit 10.5 to the Registrant's Form S-1 Registration
         No. 333-76953).

 10.6    Industrial Complex Lease, dated August 11, 1997, by and between MP
         Caribbean, Inc. and the Registrant (which is incorporated herein by reference to Exhibit 10.6 to the Registrant's Form S-1 Registration
         No. 333-76953).

 10.7    Lease Agreement, dated June 12, 1996, by and between Charleston Place
         Associates and U.S. Robotics Access Corp., as amended (which is incorporated herein by reference to Exhibit 10.7 to the Registrant's
         Form S-1 Registration No. 333-76953).

 10.8 Sublease, dated February 1999, by and between 3Com Corporation, successor in interest to U.S. Robotics Access Corp., and the Registrant (which is incorporated herein by reference to Exhibit 10.8 to the Registrant's Form S-1 Registration No. 333-76953).

 10.9 Sublease, dated October 1999, by and between the Registrant and ChainLink Technologies, Inc. (which is incorporated herein by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K dated December 23, 1999).

 10.10   Lease agreement, dated March 15, 2000, by and between Moffett Park
         Drive LLC and the Registrant (which is incorporated herein by reference to Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.11* Class A Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.11 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.12* Class B Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.12 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.13* Class C-1 Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.13 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.14* Class C-2 Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.14 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 10.15* Class D Common Stock Purchase Warrant, dated January 1, 2000, issued by the Registrant to EDS CoNext, Inc. (which is incorporated herein by reference to Exhibit 10.15 to the Registrant's Quarterly Report on Form 10-Q dated May 15, 2000).

 21.1    Subsidiaries (which is incorporated herein by reference to Exhibit
         21.1 of the Registrant's Annual Report on Form 10-K dated December 29,
         2000).

 23.1    Consent of KPMG LLP, independent accountants for Ariba, Inc.

 23.2 Consent of PricewaterhouseCoopers LLP, independent accountants for the Agile Software Corporation.

 23.3    Consent of KPMG LLP, independent accountants for Digital Markets, Inc.

 23.4    Consent of KPMG LLP, independent accountants for TradingDynamics, Inc.

 23.5 Consent of PricewaterhouseCoopers LLP, independent accountants for SupplierMarket.com, Inc.

 Exhibit
 Number                                Description
 -------                               -----------
  23.6   Consent of Ernst & Young LLP, independent certified public accountants for Tradex Technologies, Inc.

  23.7   Consent of Pender NewKirk & Company, independent accountants for
         Tradex Technologies, Inc.

  23.8   Consent of Gunderson Dettmer Stough Villeneuve Franklin Hachigian, LLP
         (Reference is made to Exhibit 5.1).

  24.1   Power of Attorney (See the signature page hereto).

  99.1   Form of Ariba Proxy Card.

  99.2   Form of Agile Proxy Card.

--------
 * Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.